Exhibit 10.2

Published CUSIP Number: 14148SAA0

Revolver CUSIP Number: 14148SAB8

Term Loan A CUSIP Number: 14148SAC6

CREDIT AGREEMENT

dated as of October 1, 2025

by and among

CARDINAL CIVIL CONTRACTING, LLC, a North Carolina limited liability company,

as the Borrower,

CARDINAL CIVIL CONTRACTING HOLDINGS LLC, a Delaware limited liability company,

as Holdings,

THE SUBSIDIARIES OF HOLDINGS (OTHER THAN THE BORROWER) FROM TIME TO TIME PARTY HERETO,
as the Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

and

TRUIST BANK,

as Administrative Agent, Issuing Bank and Swingline Lender

TRUIST SECURITIES, INC.,

BANK OZK,

EAGLEBANK,

and

FIRST HORIZON BANK,

as Joint Lead Arrangers and Joint Bookrunners

Cover Page to Credit Agreement (Cardinal Civil Contracting, LLC)

Table of Contents to Credit Agreement (Cardinal Civil Contracting, LLC)

i

SCHEDULES:

Schedule I	Commitment Amounts
Schedule 1.1–PH	Permitted Holders
Schedule 4.11	Business Entities and Capitalization; Capital Stock
Schedule 4.13–A	Loan Party Information
Schedule 4.13–B	Organization Changes
Schedule 4.13–C	Real Estate
Schedule 4.13–D	Deposit, Disbursement and Investment Accounts
Schedule 4.15	Material Agreements
Schedule 5.13	Additional Post-Closing Matters
Schedule 7.1	Existing Indebtedness
Schedule 7.2	Existing Liens
Schedule 7.4	Existing Investments
Schedule 11.1	Notice Information

EXHIBITS:

Exhibit 1.1–PA	[Form of] Permitted Acquisition Certificate
Exhibit 2.3	[Form of] Notice of Revolving Borrowing
Exhibit 2.4	[Form of] Notice of Swingline Borrowing
Exhibit 2.7	[Form of] Notice of Conversion / Continuation
Exhibit 2.8	[Form of] Notice of Optional Reduction / Termination of Commitments
Exhibit 2.10	[Form of] Note
Exhibit 2.11	[Form of] Notice of Optional Prepayment of Loans
Exhibits 2.20–A-D	[Forms of] Tax Certificates
Exhibit 5.1	[Form of] Compliance Certificate
Exhibit 5.10	[Form of] Guarantor Joinder Agreement
Exhibit 11.4	[Form of] Assignment and Assumption

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (as amended, restated, amended and restated, supplemented, increased, extended, refinanced, renewed, replaced, and/or otherwise modified in writing from time to time, this “Agreement”) is made and entered into as of this day of October 1, 2025 (the “Closing Date”), by and among Cardinal Civil Contracting, LLC, a North Carolina limited liability company (the “Borrower”), Cardinal Civil Contracting Holdings LLC, a Delaware limited liability company (“Holdings”), as a Guarantor (here and hereafter as defined herein), the other Guarantors from time to time party hereto, the Lenders (as defined herein) from time to time party hereto, and TRUIST BANK, in its capacities as Administrative Agent, Issuing Bank and Swingline Lender (each, as defined herein).

R E C I T A L S

WHEREAS, the Borrower has requested that the Lenders: (i) establish a Seventy-Five Million Dollar ($75,000,000) revolving credit facility in favor of the Borrower, which revolving credit facility includes (A) a Ten Million Dollar ($10,000,000) letter of credit sub-facility, and (B) a Ten Million Dollar ($10,000,000) swingline sub-facility; and (ii) make a term loan to the Borrower (to be advanced in full in a single installment on the Closing Date) in an aggregate original principal amount of One-Hundred Twenty Million Dollars ($120,000,000); and

WHEREAS, in each case, upon the terms, and subject to the conditions, set forth in this Agreement: (a) the Lenders, the Issuing Bank and the Swingline Lender, to the extent of their respective Commitments (as defined herein), are willing severally to establish the requested revolving credit facility, letter of credit sub-facility, and swingline sub-facility in favor of the Borrower; and (b) the Lenders severally agree to make the requested term loan to the Borrower.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Borrower, Holdings, the other Guarantors, the Lenders, the Administrative Agent, the Issuing Bank and the Swingline Lender each hereby agree as follows:

A G R E E M E N T

Article I

DEFINITIONS; CONSTRUCTION

Section 1.1 Definitions. In addition to any other terms defined herein, the following terms used in this Agreement (including in the introductory paragraph, recitals, Exhibits and Schedules hereto) shall have the respective meanings specified below (to be equally applicable to both the singular and plural forms of the terms so defined):

“Acquired Business” shall mean the Person or Property acquired by any Loan Party or Subsidiary in an Acquisition on or after the Closing Date.

“Acquisition” shall mean: (a) any Investment by any Loan Party or Subsidiary in any other Person pursuant to which such Person shall become a Subsidiary, or shall be merged with a Loan Party or Subsidiary; or (b) any acquisition by a Loan Party or Subsidiary, whether in a single transaction or in a series of related transactions, of (i) Property of any Person (other than a Loan Party or Subsidiary) that constitutes all, or a substantial portion, of the aggregate Property of such Person, or of a division, line of business or other business unit of any such Person, or (ii) at least a majority of the outstanding Voting Capital Stock in any Person (other than a Loan Party or Subsidiary), in each case of the foregoing clauses (b)(i) and (b)(ii), whether through the purchase of such Person, exercise of an option to purchase such Person, merger or consolidation with or into such Person or other business combination or other transaction involving such Person, and whether for cash, services, other Property, assumption of Indebtedness, Capital Stock or otherwise. For purposes of determining the amount of an Acquisition, such amount shall include all consideration (including, without limitation, any deferred payments and/or other contingent consideration and any consideration consisting of Capital Stock) set forth in the applicable purchase, acquisition and/or sale agreements governing such Acquisition, as well as any assumption of Indebtedness in connection therewith.

Credit Agreement (Cardinal Civil Contracting, LLC)

“Additional Incremental Lender” shall have the meaning set forth in Section 2.23(a)(iii).

“Administrative Agent” shall mean Truist, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form provided to such Lender by (or otherwise acceptable to) the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affected Financial Institution” shall mean: (a) any EEA Financial Institution; or (b) any UK Financial Institution.

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly through one (1) or more intermediaries, Controls, or is Controlled by or is under common Control with, such specified Person. For the purposes of this definition of “Affiliate”, “Control” shall mean the possession, directly or indirectly, of the power to either (a) vote ten percent (10.0%) or more of the outstanding Voting Capital Stock of a Person, or (b) direct, or cause the direction of, the management and/or policies of a Person, whether through the ability to exercise voting power (whether as a result of the ownership of Voting Capital Stock or otherwise), by common (or otherwise by control of) directors, trustees, officers or managers (or Persons performing similar functions), as applicable, by contractual arrangement or otherwise. The term “Controlling”, and the phrases “Controlled by” and “under common Control with”, shall have the meanings correlative thereto.

“Affiliate Lease” shall mean (a) any lease agreement existing as of the Closing Date by and among an Affiliate of a Loan Party or a Permitted Holder that is not a Loan Party as the lessor thereunder and a Loan Party as the lessee thereunder and (b) any lease agreement entered into after the Closing Date by and among an Affiliate of a Loan Party or a Permitted Holder that is not a Loan Party as the lessor thereunder and a Loan Party as the lessee thereunder that is in form and substance reasonably acceptable to the Administrative Agent.

“Aggregate Revolving Commitment Amount” shall mean, at any time, the aggregate amount of the Aggregate Revolving Commitments outstanding as of such time. On the Closing Date as of the time of initial effectiveness of this Agreement, the Aggregate Revolving Commitment Amount is Seventy-Five Million Dollars ($75,000,000).

“Aggregate Revolving Commitments” shall mean, collectively, all Revolving Commitments of all Lenders at any time outstanding.

“Aggregate Revolving Credit Exposure” shall mean, in aggregate, the Revolving Credit Exposure of all Lenders at any time outstanding.

“Agreement” shall have the meaning set forth in the introductory paragraph hereto.

“All-In Yield” shall mean, as to any Indebtedness, the yield thereof (without giving effect to any underlying fluctuations in the underlying base rate), whether in the form of interest rate, margin, original issue discount, upfront fees, a SOFR or Base Rate floor (or any floor on any SOFR-Based Rate or any other interest rate that is derived from SOFR, the SOFR Reference Rate for an applicable tenor or the Base Rate), or otherwise, in each case of the foregoing, incurred or payable by the Borrower generally to all of the lenders of such Indebtedness; provided, that, (i) original issue discount and upfront fees shall be equated to interest rate assuming a four (4) year life to maturity (or, if less, the stated life to maturity at the time of incurrence of the applicable Indebtedness), and (ii) “All-In Yield” shall not include customary arrangement fees, structuring fees, commitment fees, underwriting fees, amendment fees and similar fees (regardless of whether paid, in whole or in part, to any or all of lenders of such Indebtedness), or other fees not paid generally to all lenders of such Indebtedness.

“ALTA” shall mean the American Land Title Association.

“Annual Financial Statements” shall mean, collectively, that certain audited consolidated balance sheet of the Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2024, and those certain related consolidated statements of income or operations of the Borrower and its Subsidiaries for such Fiscal Year, including the notes thereto.

“Anti-Assignment Provisions” shall mean, collectively, Sections 9–406, 9–407, 9–408 and 9–409 of the UCC.

“Anti-Corruption Laws” shall mean the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§–78dd-1, et seq.), the UK Bribery Act of 2010, and all other Laws of any jurisdiction applicable to any Loan Party or Subsidiary, or any Affiliate thereof, from time to time concerning, or relating to, bribery or corruption.

“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender to the Administrative Agent, or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” shall mean, except as set forth in (A) any Incremental Facility Agreement establishing any Incremental Term Loan, or (B) any Auto-Borrow Agreement with respect to any Swingline Loan advanced pursuant to an Auto-Borrow Agreement then in effect, as of any date of determination, with respect to interest on all Loans outstanding on such date, the Letter of Credit Fee or the Commitment Fee, as the case may be, a percentage per annum, determined by reference to the applicable Consolidated Total Net Leverage Ratio in effect on such date in accordance with the pricing grid set forth immediately below, provided, that: (a) a change in the Applicable Margin resulting from a change in the Consolidated Total Net Leverage Ratio shall be effective on the second (2nd) Business Day after the date on which the Borrower shall have delivered to the Administrative Agent each of (i) the financial statements required by Section 5.1(a) and/or Section 5.1(b) (as applicable), and (ii) the Compliance Certificate required by Section 5.1(c); and (b) if, at any time, the Borrower shall have failed to deliver such financial statements and such Compliance Certificate to the Administrative Agent when so required, then the Applicable Margin shall be at Level IV as set forth in the pricing grid immediately below, until the second (2nd) Business Day after the date on which such financial statements and such Compliance Certificate are delivered to the Administrative Agent, at which time, the Applicable Margin shall be determined as provided above.

Level	Consolidated Total Net Leverage Ratio	SOFR Loans and Letter of Credit Fee	Base Rate Loans	Commitment Fee
I	< 1.00 to 1.0	1.875%	0.875%	0.200%
II	≥1.00 to 1.0, but < 1.50 to 1.0	2.125%	1.125%	0.200%
III	≥1.50 to 1.0, but < 2.00 to 1.0	2.375%	1.375%	0.200%
IV	≥ 2.00 to 1.0	2.625%	1.625%	0.200%

Notwithstanding anything to the contrary in the foregoing, the Applicable Margin during the period from, and including, the Closing Date through, but excluding, the second (2nd) Business Day after the date on which the financial statements and Compliance Certificate with respect to the Fiscal Quarter ending March 31, 2026 are required to be delivered pursuant to Section 5.1(b) and Section 5.1(c), as the case may be, shall be at Level III as set forth in the pricing grid immediately above. In the event that any financial statement(s) or Compliance Certificate delivered hereunder is shown to be inaccurate (regardless of whether this Agreement or any of the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin based upon the pricing grid set forth above (the “Accurate Applicable Margin”) for any period that such financial statement(s) or such Compliance Certificate covered, then: (i) the Borrower shall immediately deliver to the Administrative Agent a correct financial statement(s) or Compliance Certificate, as the case may be, for such period; (ii) the Applicable Margin shall be adjusted such that, after giving effect to the corrected financial statement(s) or Compliance Certificate, as the case may be, the Applicable Margin shall be reset to the Accurate Applicable Margin based upon the pricing grid set above for such period; and (iii) the Borrower shall immediately pay to the Administrative Agent, for the account of the Lenders, the accrued additional interest owing as a result of the application of such Accurate Applicable Margin for such period.

Notwithstanding anything to the contrary in the foregoing: (A) the provisions of this definition of “Applicable Margin” shall not limit the respective rights of the Administrative Agent and/or the Lenders with respect to either of Section 2.13(b) or Article VIII; and (B) the “Applicable Margin” for any Incremental Term Loan shall be the percentage per annum provided in the Incremental Facility Agreement establishing such Incremental Term Loan.

“Appraisal” shall mean, with respect to any Mortgaged Property or Real Estate, an appraisal (or an update to an existing appraisal, as the case may be) relating to such Mortgaged Property or Real Estate that is in form and substance (including, without limitation, sufficient to satisfy any requirement of any applicable Law or Governmental Authority having, or purporting to have, regulatory authority over any of the Administrative Agent, the Issuing Bank, any Lender (including, without limitation, the Swingline Lender), any Arranger, or any Affiliate of any of the foregoing), and issued by a third-party, that is reasonably acceptable to the Administrative Agent.

“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in the making, purchasing or holding of, or otherwise investing in, commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by: (a) a Lender; (b) an Affiliate of a Lender; or (c) an entity, or an Affiliate of an entity, that administers or manages a Lender.

“Arrangers” shall mean Truist Securities, Bank OZK, EagleBank, and First Horizon Bank, each in its capacities as a joint lead arranger and joint bookrunner for the credit facilities described in this Agreement.

“Asset Sale” shall mean the sale, transfer, license, lease or other disposition of any Property by any Loan Party or Subsidiary, including, without limitation, any Sale / Leaseback Transaction, any Securitization Transaction and any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable, or any rights and claims associated therewith.

“Assignment and Assumption” shall mean an assignment and assumption agreement entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.4(b)) and accepted by the Administrative Agent, in substantially the form of Exhibit 11.4 or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved for such purpose by the Administrative Agent.

“Attributable Principal Amount” shall mean, in the case of any: (a) Capitalized Lease, the amount of Capital Lease Obligations thereunder determined in accordance with GAAP (subject to Section 1.3); (b) Synthetic Lease, an amount determined by capitalization of the remaining lease payments thereunder, as if such Synthetic Lease were a Capitalized Lease determined in accordance with GAAP (subject to Section 1.3); (c) Securitization Transaction, the outstanding principal amount of such financing, after taking into account reserve amounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment; and (d) Sale / Leaseback Transaction, the present value (discounted in accordance with GAAP (subject to Section 1.3) at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease.

“Auto-Borrow Agreement” shall have the meaning set forth in Section 2.4(f).

“Automatic Acceleration Event of Default” shall mean an Event of Default pursuant to Section 8.1(h) or Section 8.1(i).

“Availability Period” shall mean the period from, and including, the Closing Date to, but excluding, the Revolving Commitment Termination Date.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate (including, for the avoidance of doubt, the SOFR Reference Rate), any tenor for such Benchmark (or component thereof) that is, or may be, used for determining the length of any interest period (including any Interest Period) pursuant to this Agreement, and (b) if such Benchmark is not a term rate, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is, or may be, used for determining any frequency of the making of payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case of the foregoing clauses (a) and (b), as of such date of determination, but excluding, in any event and for the avoidance of doubt, any tenor for such Benchmark that is removed as of such date of determination from the definition of “Interest Period” below in accordance with Section 2.16(e).

“Aviator Charlotte” shall mean Aviator Paving Company Charlotte, LLC, a North Carolina limited liability company.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing Law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule; and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act of 2009 (as amended from time to time), and any other Law applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions, or any affiliates of any of the foregoing (other than through liquidation, administration, or other insolvency proceedings).

“Bank Product Obligations” shall mean, collectively, all obligations and other liabilities of any Loan Party or Subsidiary to any Bank Product Provider arising with respect to any Bank Products.

“Bank Product Provider” shall mean any Person that: (a) (i) at the time it provides any Bank Product(s) to any Loan Party or Subsidiary, is a Lender or an Affiliate of a Lender, or (ii) has provided any Bank Product(s) to any Loan Party or Subsidiary that exists on the Closing Date, and such Person is a Lender, or an Affiliate of a Lender, on the Closing Date; and (b) except when the Bank Product Provider is Truist and/or any of its Affiliates, has provided prior written notice to the Administrative Agent of the existence of such specified Bank Product(s). Notwithstanding anything to the contrary in the foregoing: (A) in no event shall any Bank Product Provider, acting in such capacity, be deemed to be a Lender for purposes hereof to the extent of, and as to, any Bank Product(s), provided, that, each reference to the term “Lender” in Article IX, Section 11.3(b) and Section 11.4 shall be deemed to include such Bank Product Provider; and (B) in no event shall the approval of any such Person, in its capacity as a Bank Product Provider, be required in connection with the release or termination of any security interest, Lien, Guaranty or other obligation of any Loan Party by the Administrative Agent in accordance with Section 9.12.

“Bank Products” shall mean any of the following services provided to any Loan Party or Subsidiary by any Bank Product Provider: (a) any treasury or other cash management services, including, without limitation, any deposit accounts, automated clearing house (ACH) origination and other funds transfer, depository (including cash vault and check deposit), zero balance accounts and sweeps, return items processing, controlled disbursement accounts, positive pay, lockboxes and lockbox accounts, account reconciliation and information reporting, payables outsourcing, payroll processing, trade finance services, investment accounts and securities accounts; and (b) card services, including, without limitation, credit cards (including purchasing cards and commercial cards), prepaid cards, including payroll, stored value and gift cards, merchant services processing, and debit card services.

“Bankruptcy Code” shall mean Title 11 of the U.S. Code entitled “Bankruptcy”, as amended and in effect from time to time, or any successor statute.

“Base Rate” shall mean, for any date of determination, a rate per annum equal to the highest of (a) the rate of interest that the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time (the “Prime Rate”), (b) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum, (c) Term SOFR on such date for a forward-looking Interest Period of one (1) month commencing on such date, plus one percent (1.00%) per annum (with any change(s) in any of the rates described in the foregoing clauses (a) through (c) to be effective as of the date of any such change(s) in such rates), and (d) the Floor. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent and the Lenders may make commercial loans, or other loans, at rates of interest at, above, or below the Prime Rate. Any change(s) to the Base Rate due to a change in the Prime Rate, the Federal Funds Rate and/or Term SOFR, as the case may be, will be deemed to be effective from, and including, the date of effectiveness of such change(s) to the Prime Rate, the Federal Funds Rate and/or Term SOFR. For the avoidance of doubt and notwithstanding anything to the contrary in the foregoing, if, at any time, the Base Rate is less than the Floor, then the Base Rate shall be deemed to equal the Floor for all purposes of this Agreement and the other Loan Documents.

“Base Rate Borrowing” shall mean a Borrowing, the Loans in respect of which bear interest at a rate determined by reference to the Base Rate (including, for the avoidance of doubt, pursuant to clause (c) of the definition of “Base Rate” above).

“Base Rate Loan” shall mean a Loan bearing interest at a rate determined by reference to the Base Rate (including, for the avoidance of doubt, pursuant to clause (c) of the definition of “Base Rate” above).

“Benchmark” shall mean, initially as of the Closing Date, the SOFR Reference Rate for any applicable tenor; provided, that, if a Benchmark Transition Event has occurred with respect to the SOFR Reference Rate for an applicable tenor or the then-current Benchmark, then “Benchmark” shall thereafter mean the applicable Benchmark Replacement, to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.16(b).

“Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event, the first (1st) alternative set forth in the alphabetic order immediately below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a) the sum of: (i) Daily Simple SOFR; plus (ii) the related Benchmark Replacement Adjustment; or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower, giving due consideration to (A) any selection or recommendation of a replacement benchmark rate, or the mechanism for determining such a replacement rate, by the Relevant Governmental Body, and (B) any evolving, or then-prevailing, market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities; and (ii) the related Benchmark Replacement Adjustment;

provided, that, notwithstanding anything to the contrary in the foregoing or elsewhere in this Agreement or any other Loan Document, if, at any time, the Benchmark Replacement (as determined pursuant to the foregoing clauses (a) or (b), as applicable) would be less than the Floor, then the Benchmark Replacement shall be deemed to equal the Floor for all purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or equal to zero), that has been selected by the Administrative Agent and the Borrower, giving due consideration to: (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body; or (b) any evolving, or then-prevailing, market convention for determining a spread adjustment, or a method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” shall mean a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of the occurrence of any event(s) described in clauses (a) or (b) of the definition of “Benchmark Transition Event” below, the later to occur of: (i) the date of the public statement or publication of information, as applicable, referred to in such clause (a) or (b), as applicable; and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of the occurrence of any event(s) described in clause (c) of the definition of “Benchmark Transition Event” below, the first (1st) date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided, that, such non-representativeness shall be determined by reference to the most recent statement or publication referred to in such clause (c), notwithstanding that any Available Tenor of such Benchmark (or such component thereof) may continue to be provided as of such date.

For the avoidance of doubt, in any such case of occurrence of the foregoing clauses (a) or (b) of this definition of “Benchmark Replacement Date” with respect to any Benchmark, the Benchmark Replacement Date will be deemed to have occurred upon the occurrence of the applicable event(s) set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean, with respect to the then-current Benchmark, the occurrence of one (1) or more of the following events:

(a) a public statement or publication of information by, or on behalf of, the administrator of such Benchmark (or the published component used in the calculation thereof), in either case, announcing that such administrator has ceased, or will cease, to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided, that, at the time of such statement or publication, no successor administrator has been identified that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the FRBNY, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component thereof), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component thereof), or a court or other Person with similar insolvency or resolution authority over the administrator for such Benchmark (or such component thereof), in any such case, which states that the administrator of such Benchmark (or such component thereof) has ceased, or will cease, to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided, that, at the time of such statement or publication, no successor administrator has been identified that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or, as of a specified future date, will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” shall be deemed to have occurred, with respect to any Benchmark, if a public statement or publication of information as described above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” shall mean the period (if any): (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes under this Agreement and/or any other Loan Document in accordance with Section 2.16; and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes under this Agreement and/or any other Loan Document in accordance with Section 2.16.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. §–1010.230, as amended and in effect from time to time.

“Benefit Plan” shall mean any of: (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA; (b) a “plan” as defined in, and subject to, Section 4975 of the Code; or (c) any Person whose assets include (for purposes of ERISA Section 3(42), or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. §–1841(k)) of such party.

“Borrower” shall have the meaning set forth in the introductory paragraph hereof.

“Borrower Materials” shall mean, collectively, all materials and other information provided by, or on behalf of, any Loan Party to the Administrative Agent, the Issuing Bank or any Lender pursuant to this Agreement or any other Loan Document, or otherwise to the Administrative Agent, the Issuing Bank or any Lender prior to the Closing Date in anticipation of the closing of this Agreement.

“Borrowing” shall mean, as the context may require, a borrowing consisting of: (a) Loans of the same Class and Type, made, converted or continued on the same date, and, in the case of Term SOFR Loans, as to which a single Interest Period is in effect; or (b) a Swingline Loan.

“Business Day” shall mean any day, other than: (a) a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized, or required by applicable Law, to close; and (b) if such day relates to a determination of, or a calculation involving, SOFR, the SOFR Reference Rate for any applicable tenor and/or any SOFR-Based Rate (or any notice with respect to any of the foregoing), any day on which any of SIFMA, the New York Stock Exchange and/or the FRBNY is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“Capital Expenditures” shall mean, with respect to any Person for any period of measurement, the sum of (without duplication) (a) the additions to property, plant and equipment and other capital expenditures of such Person that are (or would be required to be) set forth on a consolidated statement of cash flows of such Person for such period, prepared in accordance with GAAP, plus (b) Capital Lease Obligations incurred by such Person during such period, but excluding any such expenditures to the extent that such expenditures are: (i) made with the Net Cash Proceeds of any Recovery Event to the extent that such expenditures are used to purchase Property that is the same as, or substantially functionally equivalent to, the Property subject to such Recovery Event; or (ii) part of the aggregate amounts payable in connection with, or constitute other consideration for, any Permitted Acquisition or other Investment permitted under this Agreement (whether consummated during, or prior to, such period of measurement).

“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any Capitalized Lease, and the amount of such obligations shall, for purposes of this Agreement and the other Loan Documents, be deemed to be the capitalized amount thereof determined in accordance with GAAP (subject to the provisions in Section 1.3).

“Capital Stock” shall mean all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company, or equivalent entity, whether voting or non-voting, including, without limitation, common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11–1 of the General Rules and Regulations promulgated by the SEC under, or in connection with, the Securities Exchange Act).

“Capitalized Lease” shall mean, for any Person, each lease (or other arrangement conveying the right to use) of any Property (whether real, personal or a combination thereof) by such Person as lessee (or equivalent) the obligations in respect of which are required to be classified, and accounted for, as capital leases on a balance sheet of such Person in accordance with GAAP (subject to the provisions in Section 1.3).

“Cash Collateralize” shall mean to pledge and deposit with, or deliver to, the Administrative Agent, for the benefit of the Issuing Bank and/or the Swingline Lender (as applicable) and the Lenders, as collateral for the LC Exposure, Obligations in respect of Swingline Loans, or obligations of Lenders to fund participations in respect of any of the foregoing (as the context may require), cash and/or deposit account balances in Dollars (or, if the Issuing Bank and/or the Swingline Lender (as applicable) benefitting from such collateral shall agree in its or their (as applicable) sole discretion, other credit support), in each case of the foregoing, pursuant to documentation in form and substance reasonably satisfactory to: (a) the Administrative Agent; and (b) the Issuing Bank and/or the Swingline Lender, as applicable. “Cash Collateralization” and “Cash Collateral” shall have meanings correlative to the foregoing and shall include the proceeds of such Cash Collateral (and/or other credit support).

“Cash Equivalents” shall mean:

(a) direct obligations of, or obligations the principal of, and interest on, which are unconditionally guaranteed by, the United States (or by any agency thereof, to the extent such obligations are backed by the full faith and credit of the United States), in each case of the foregoing, maturing within one (1) year from the date of acquisition thereof;

(b) commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s, and, in either case, maturing within twelve (12) calendar months from the date of acquisition thereof;

(c) certificates of deposit, bankers’ acceptances and time deposits maturing within twelve (12) calendar months of the date of acquisition thereof, issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the Laws of the United States, or any state thereof, which has a combined capital and surplus and undivided profits of not less than Five Hundred Million Dollars ($500,000,000);

(d) fully collateralized repurchase agreements with a term of not more than thirty (30) calendar days for securities and/or instruments described in the foregoing clauses (a) and/or (c) and entered into with a financial institution satisfying the criteria described in the foregoing clause (c);

(e) money market funds that: (i) are classified as “current assets” in accordance with GAAP; (ii) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act; (iii) are rated ‘AAA’ by S&P and ‘Aaa’ by Moody’s; and (iv) have portfolio assets of not less than Five Billion Dollars ($5,000,000,000); and

(f) mutual funds investing solely in any one (1) or more of the Cash Equivalents described in the foregoing clauses (a) through (e).

“CFC” shall mean a controlled foreign corporation (as defined in Section 957 of the Code).

“CFTC” shall mean the U.S. Commodities Futures Trading Commission, or any Governmental Authority succeeding to any of its principal functions.

“Change in Control” shall mean:

(a) at any time prior to the consummation of a Qualifying IPO, the occurrence of one (1) or more of the following events:

(i) the Existing Holders, taken together, shall cease to: (A) own and control, beneficially and of record, directly or indirectly, free and clear of all Liens or other encumbrances, at least a majority of the outstanding Voting Capital Stock in Holdings; or (B) possess the right to elect (through contract, ownership of Voting Capital Stock, or otherwise), at all times, a majority of the board of directors or managers (or equivalent governing body) of Holdings and/or to direct the management policies and decisions of Holdings; or

(ii) except pursuant to a transaction that is expressly permitted under this Agreement and the other Loan Documents, Holdings shall cease to: (A) own and control, beneficially and of record, directly or indirectly, free and clear of all Liens or other encumbrances, one hundred percent (100.0%) of the outstanding Capital Stock in the Borrower; or (B) possess the right to elect (through contract, ownership of Voting Capital Stock, or otherwise), at all times, a majority of the board of directors or managers (or equivalent governing body) of the Borrower and/or to direct the management policies and decisions of the Borrower; or

(iii) the occurrence of a “change of control” or “change in control”, or any similar provision, under, or with respect to any Material Indebtedness (or any of the definitive documentation evidencing any Material Indebtedness, as applicable); or

(b) at any time after the consummation of a Qualifying IPO, the occurrence of one (1) or more of the following events:

(i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Permitted Holders becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of thirty-five percent (35.0%) or more of the equity securities of the Ultimate Parent entitled to vote for members of the board of directors or managers (or equivalent governing body) of the Ultimate Parent on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(ii) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or managers (or equivalent governing body) of the Ultimate Parent cease to be composed of individuals (A) who were members of that board of directors or managers (or equivalent governing body) on the first day of such period, (B) whose election or nomination to that board of directors or managers (or equivalent governing body) was nominated, appointed or approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board of directors or managers (or equivalent governing body) or (C) whose election or nomination to that board of directors or managers (or equivalent governing body) was nominated, appointed or approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board of directors or managers (or equivalent governing body); or

(iii) except pursuant to a transaction that is expressly permitted under this Agreement and the other Loan Documents, the Ultimate Parent shall cease to: (A) own and control, beneficially and of record, directly or indirectly, free and clear of all Liens or other encumbrances, one hundred percent (100.0%) of the outstanding Capital Stock in Holdings; or (B) possess the right to elect (through contract, ownership of Voting Capital Stock, or otherwise), at all times, a majority of the board of directors or managers (or equivalent governing body) of Holdings and/or to direct the management policies and decisions of Holdings; or

(iv) except pursuant to a transaction that is expressly permitted under this Agreement and the other Loan Documents, Holdings shall cease to: (A) own and control, beneficially and of record, directly or indirectly, free and clear of all Liens or other encumbrances, one hundred percent (100.0%) of the outstanding Capital Stock in the Borrower; or (B) possess the right to elect (through contract, ownership of Voting Capital Stock, or otherwise), at all times, a majority of the board of directors or managers (or equivalent governing body) of the Borrower and/or to direct the management policies and decisions of the Borrower; or

(v) the occurrence of a “change of control” or “change in control”, or any similar provision, under, or with respect to any Material Indebtedness (or any of the definitive documentation evidencing any Material Indebtedness, as applicable).

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption, or taking effect, of any applicable Law, (b) any change in any applicable Law, or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by or of any Governmental Authority; provided, that, notwithstanding anything to the contrary in this Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines and/or directives thereunder or issued in connection therewith, (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case of this clause (ii), pursuant to Basel III, and (iii) all requests, rules, guidelines or directives issued by a Governmental Authority in connection with a Lender’s submission, or re-submission, of a capital plan under 12 C.F.R. §–225.8 (or any Governmental Authority’s assessment thereof), shall, in each case of the foregoing clauses (i) through (iii), be deemed to be a “Change in Law”, regardless of the date enacted, implemented, adopted or issued.

“Charges” shall have the meaning set forth in Section 11.13.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans, the Term Loan A or an Incremental Term Loan, and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, a Swingline Commitment, a Term Loan A Commitment, or an Incremental Term Loan Commitment.

“Closing Date” shall have the meaning set forth in the introductory paragraph hereto.

“Closing Date Acquisition” shall mean the acquisition by Aviator Charlotte, on the Closing Date of the Acquired Assets (as defined in the Closing Date Acquisition Agreement) from the Target pursuant to, and in accordance with the terms of, the Closing Date Acquisition Agreement.

“Closing Date Acquisition Agreement” shall mean that certain Asset Purchase Agreement, dated as of the Closing Date, by and among Aviator Charlotte, the Target and the other parties thereto.

“Closing Date Acquisition Documents” shall mean, collectively, the Closing Date Acquisition Agreement and each other material document, instrument, certificate and/or agreement executed and delivered in connection therewith.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time, and any successor statute(s), together with any rules and regulations promulgated thereunder or in connection therewith, any rulings or orders issued by any applicable Governmental Authorities (including, without limitation, the IRS) thereunder or in connection therewith, or the application or official interpretation of any of the foregoing.

“Collateral” shall mean all Property of any Loan Party (other than any Excluded Property) that is, or purports to be, the subject of a Lien in favor of the Administrative Agent, for the benefit of the Secured Parties, to secure, in whole or in part, the Obligations (or any Guarantee thereof), and shall include, without limitation, all casualty insurance proceeds and condemnation awards with respect to any of the foregoing.

“Collateral Access Agreement” shall mean a landlord waiver, landlord consent, landlord lien subordination, or bailee agreement, as applicable, granted to, and in form and substance reasonably acceptable to, the Administrative Agent.

“Collateral Documents” shall mean, collectively, the Security Agreement, any Mortgages, any Collateral Access Agreements, any Controlled Account Agreements, all UCC financing statements and fixture filings, all stock and unit powers and similar instruments of transfer, and all other documents, agreements, certificates and/or instruments, now or hereafter in effect, securing, or perfecting the Liens securing, in whole or in part, any or all of the Obligations (or any Guarantee thereof).

“Commitment” shall mean, as to each Lender, a Revolving Commitment, a Swingline Commitment, a Term Loan A Commitment, or an Incremental Term Loan Commitment, and/or any combination of the foregoing (as the context shall permit or require).

“Commitment Fee” shall have the meaning set forth in Section 2.14(b).

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. §–1 et seq.), as amended and in effect from time to time, and any successor statute(s), together with any rules and regulations promulgated thereunder or in connection therewith, any rulings or orders issued by any applicable Governmental Authorities (including, without limitation, the CFTC) thereunder or in connection therewith, or the application or official interpretation of any of the foregoing.

“Communications” shall mean, collectively, any notice, demand, communication, information, document or other material provided by, or on behalf of, any Loan Party pursuant to any Loan Documents, or a transaction contemplated therein, which is distributed by the Administrative Agent, any Lender, or the Issuing Bank by means of electronic communications pursuant to Section 11.1, including, without limitation, through a Platform.

“Compliance Certificate” shall mean a compliance certificate, executed by the chief executive officer, chief financial officer or other principal Financial Officer of the Borrower, substantially in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 5.1 (or in such other form that is acceptable to the Administrative Agent in its sole discretion).

“Conforming Changes” shall mean, with respect to (a) the use and/or administration of, and/or any conventions associated with, SOFR, the SOFR Reference Rate for any applicable tenor and/or any SOFR-Based Rate (for any Interest Period, as applicable), or (b) the use, administration, adoption and/or implementation of, and/or any conventions associated with, any Benchmark Replacement, in each case of the foregoing clauses (a) and (b), any technical, administrative and/or operational change(s) (including, without limitation, any such change(s) to the definition of “Base Rate” above, the definition of “Business Day” above, the definition of “Daily Simple SOFR” below, the definition of “Interest Period” below (or any similar or analogous definition, or the addition of an applicable concept of “interest period”), the definition of “SOFR Index Rate” below, the definition of “Term SOFR” below, the definition of “U.S. Government Securities Business Day” below, the timing and frequency of determining rates and making payments of interest, the timing of delivery of any Notices of Borrowing (or other requests for borrowing of Loans), the timing of delivery of any Notices of Optional Reduction / Termination of Commitments (or other notices of reduction or termination of any Commitment(s)), the timing of delivery of any Notices of Optional Prepayment of Loans (or other notices of prepayment of Loans), the timing of delivery of any Notices of Conversion / Continuation (or other notices of the continuation or conversion of Loans), the applicability and length of lookback periods, the applicability of Section 2.19, and any other technical, administrative and/or operational matters) that the Administrative Agent determines, in its reasonable discretion and in consultation with the Borrower, may be appropriate to reflect the adoption and/or implementation of any such rate and/or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines, in its reasonable discretion, that (i) the adoption and/or implementation of, or of any portion of, such market practice is not administratively feasible for the Administrative Agent, or (ii) no market practice for the administration of any such rate exists, then, in each case of the foregoing clauses (i) and (ii), permit the use and administration thereof by the Administrative Agent in such other manner of administration as the Administrative Agent determines, in consultation with the Borrower, is reasonably necessary, acting in good faith, in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on, or measured by, net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” shall mean, for any period of measurement, for the Ultimate Parent (or if before the consummation of a Qualifying IPO, Holdings) and its Subsidiaries determined on a consolidated basis in accordance with GAAP, an amount equal to the sum of:

(a) Consolidated Net Income for such period; plus

(b) solely to the extent deducted in determining Consolidated Net Income for such period (other than with respect to clause (b)(vii) below), without duplication:

(i) Consolidated Interest Expense for such period;

(ii) the provision for federal, state, local and foreign income Taxes payable by the Ultimate Parent (or if before the consummation of a Qualifying IPO, Holdings) and its Subsidiaries for such period;

(iii) depreciation and amortization expense for such period;

(iv) non-cash charges, non-cash expenses and/or non-cash losses (including, without limitation, non-cash compensation expenses arising from the issuances of Capital Stock, options to purchase Capital Stock, and Capital Stock appreciation rights to management, but excluding (A) any non-cash charge, non-cash loss and/or non-cash expense that represents (I) an accrual of, or a cash reserve for, any cash expense or cash payment to be made, or anticipated to be made, in a future period, or (II) any cash payment made in a prior period, and (B) any expenses and/or charges related to the write-down or write-off of accounts receivable and other Current Assets, and goodwill) for such period;

(v) (A) reasonable and documented transaction fees, costs and out-of-pocket expenses paid in cash during such period and incurred on or prior to the date that is ninety (90) calendar days after the Closing Date in connection with the Related Transactions, in an aggregate amount not to exceed $2,500,000 (or such greater amount as agreed to by the Administrative Agent in writing); and (B) any reasonable and documented fees, costs and out-of-pocket expenses paid in cash during such period and incurred after the Closing Date in connection with any amendment, supplement, increase, extension, waiver, forbearance and/or other written modification to any of the Loan Documents (whether or not consummated);

(vi) all reasonable and documented fees, costs, charges and/or out-of-pocket expenses incurred during such period in connection with any consummated or unconsummated Permitted Acquisition, Investment, Asset Sale or issuance of Capital Stock that is not Disqualified Capital Stock; provided, that, the aggregate amount added to Consolidated EBITDA in reliance on this clause (b)(vi) with respect to any unconsummated Permitted Acquisition, Investment, Asset Sale or issuance of Capital Stock that is not Disqualified Capital Stock shall not exceed 5,000,000 in such period;

(vii) to the extent not already included in Consolidated Net Income for such period, the aggregate amount of Net Cash Proceeds received by any Loan Party or Subsidiary during such period in respect of any business interruption insurance policy held in the name of any Loan Party or Subsidiary (including any such Net Cash Proceeds that are not so received by a Loan Party or Subsidiary during such period, but which are reasonably expected (in the good faith determination of the Borrower) to be received by any Loan Party or Subsidiary in a subsequent period occurring within three-hundred sixty-five (365) calendar days of the date of the underlying loss or casualty, provided, that, if any such Net Cash Proceeds are not actually so received by a Loan Party or Subsidiary within such subsequent three-hundred sixty-five (365) calendar day period, then any such amount added to Consolidated EBITDA in reliance on this clause (b)(vii) shall be subtracted from Consolidated EBITDA in the next subsequent calculation period with respect thereto);

(viii) out-of-pocket expenses of the Ultimate Parent (or if before the consummation of a Qualifying IPO, Holdings) and its Subsidiaries paid in cash during such period to the extent such expenses are covered by indemnification, reimbursement, guaranty or similar provisions in any binding Contractual Obligation entered into between a Loan Party or Subsidiary, on the one hand, and a third party, on the other hand, so long as, in any such case of this clause (b)(viii), such expenses are: (A) actually reimbursed in cash by such third party (or its designee) during such period; or (B) reasonably expected (in the good faith determination of the Borrower) to be reimbursed in cash by such third party (or its designee) in a subsequent period occurring within three-hundred sixty-five (365) calendar days of the date of incurrence of such expense, provided, that, if any such expense(s) are not actually so reimbursed within such subsequent three-hundred sixty-five (365) calendar day period, then any such amount added to Consolidated EBITDA in reliance on this clause (b)(viii) shall be subtracted from Consolidated EBITDA in the next subsequent calculation period with respect thereto);

(ix) the aggregate amount of any restructuring and/or similar charges, reserves and/or expenses, integration costs or other business optimization expenses or costs (including charges directly related to systems design, upgrade, establishment and implementation of cost-savings initiatives) incurred during such period, such as those related to severance, retention, completion, signing bonuses, relocation, recruiting, transition and other recruiting- and/or employee-related costs, future leases commitments, lease breakage and vacant facilities costs, and costs related to the opening, closing and/or consolidation of facilities and existing lines of business, project startup costs, integration and systems establishment costs, and curtailments and/or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities), including, without limitation, any one-time, non-recurring expense(s) relating to enhanced accounting functions and/or other operational changes or improvements, including those associated with becoming a public company; provided, that, the aggregate amount added to Consolidated EBITDA in reliance on this clause (b)(ix) and clause (b)(x) below, taken together, shall not exceed fifteen percent (15.0%) of Consolidated EBITDA for such period (determined prior to giving effect to all such amounts that may increase Consolidated EBITDA pursuant to this clause (b)(ix) or clause (b)(x) below);

(x) the amount of “run rate” cost savings, operating expense reductions and/or other cost-savings synergies (but not revenue synergies) related to Acquisitions, Asset Sales, restructurings, Investments and cost savings initiatives that are reasonably identifiable, factually supportable and projected by the Borrower in good faith to result, within twelve (12) calendar months after the date of consummation of such Acquisition, Asset Sale, restructuring, Investment or cost savings initiative, from actions that have been taken, or with respect to which substantial steps have been taken, during such period (such amount to be added to Consolidated EBITDA as so projected until fully realized and calculated on a Pro Forma Basis as though such cost savings and/or operating expense reductions had been realized on the first (1st) day of such period), net of the amount of actual benefits realized during such period from such actions and/or substantial steps taken; provided, that, the aggregate amount added to Consolidated EBITDA in reliance on this clause (b)(x) and clause (b)(ix) above, taken together, shall not exceed fifteen percent (15.0%) of Consolidated EBITDA for such period (determined prior to giving effect to all such amounts that may increase Consolidated EBITDA pursuant to this clause (b)(x) or clause (b)(ix) above); and

(xi) addbacks and adjustments identified in (A) the Target QoE (solely for adjustments identified in respect of a period after the Closing Date for the specific timelines set forth therein and limited to the aggregate amounts set forth therein) or (B) any quality of earnings report obtained by the Borrower and delivered to the Administrative Agent in connection with an Acquisition after the Closing Date that is prepared by a nationally recognized accounting firm (or any other accounting firm reasonably satisfactory to the Administrative Agent), with respect to the foregoing clause (B), to the extent reasonably satisfactory to the Administrative Agent; minus

(c) solely to the extent included in determining Consolidated Net Income for such period, without duplication, non-cash gains, non-cash profits and/or non-cash income, but excluding any non-cash gain, non-cash profit and/or non-cash income that represents the reversal of an accrual of, or a cash reserve for, any anticipated cash item(s) in any prior period (other than any such accruals or cash reserves that have been added to Consolidated EBITDA in accordance with the foregoing clause (b) of this definition of “Consolidated EBITDA”) for such period, determined in accordance with GAAP.

Notwithstanding anything to the contrary in the foregoing of this definition of “Consolidated EBITDA”, for purposes of calculating Consolidated EBITDA for any applicable period, (A) for the Fiscal Month ended August 31, 2024, Consolidated EBITDA will be deemed to be $5,526,000, (B) for the Fiscal Month ended September 30, 2024, Consolidated EBITDA will be deemed to be $5,881,000, (C) for the Fiscal Month ended October 31, 2024, Consolidated EBITDA will be deemed to be $9,623,000, (D) for the Fiscal Month ended November 30, 2024, Consolidated EBITDA will be deemed to be $7,097,000, (E) for the Fiscal Month ended December 31, 2024, Consolidated EBITDA will be deemed to be $3,535,000, (F) for the Fiscal Month ended January 31, 2025, Consolidated EBITDA will be deemed to be $4,923,000, (G) for the Fiscal Month ended February 28, 2025, Consolidated EBITDA will be deemed to be $5,405,000, (H) for the Fiscal Month ended March 31, 2025, Consolidated EBITDA will be deemed to be $5,695,000, (I) for the Fiscal Month ended April 30, 2025, Consolidated EBITDA will be deemed to be $7,594,000, (J) for the Fiscal Month ended May 31, 2025, Consolidated EBITDA will be deemed to be $9,545,000, (K) for the Fiscal Month ended June 30, 2025, Consolidated EBITDA will be deemed to be $5,947,000 and (L) for the Fiscal Month ended July 31, 2025, Consolidated EBITDA will be deemed to be $10,158,000; provided, that, for the avoidance of doubt, such amounts described in the foregoing of this sentence shall not be subject to any further adjustment pursuant to the foregoing clauses (b) or (c) of this definition of “Consolidated EBITDA” (other than pro forma adjustments to Section 1.3(c) with respect to transactions occurring after the Closing Date).

“Consolidated Excess Cash Flow” shall mean, for any period of measurement, for the Loan Parties and Subsidiaries determined on a consolidated basis in accordance with GAAP, an amount equal to the sum of (without duplication):

(a) Consolidated EBITDA for such period; minus

(b) the sum of (without duplication) each of the following:

(i) Unfinanced Capital Expenditures for such period; plus

(ii) the cash portion of Consolidated Interest Expense for such period, but excluding (A) interest paid in kind that is not currently payable in cash, and (B) amortization of upfront fees; plus

(iii) the sum of (without duplication): (A) the actual amount paid in cash during such period by the Loan Parties and Subsidiaries on account of all federal, state, local and foreign income Taxes (and franchise Tax in the nature of income Tax, but excluding Permitted Tax Distributions), except, for the avoidance of doubt, to the extent that any such Taxes were deducted from the determination of Consolidated Excess Cash Flow for a prior Fiscal Year as a reserve; plus (B) Permitted Tax Distributions made during such period; plus

(iv) the aggregate amount of scheduled and other required principal payments actually made by any Loan Party during such period (whether at maturity, as a result of mandatory sinking fund redemption, mandatory prepayment or acceleration or otherwise) with respect to any Indebtedness of the Loan Parties incurred under this Agreement, in each case of the foregoing, solely to the extent that such scheduled or other required payment of principal is (A) permitted to be made under the terms of this Agreement and the other Loan Documents, and (B) not, in any event, financed, in whole or in part, with the proceeds of Indebtedness or any issuances of Capital Stock (but excluding any optional or voluntary (i.e., unscheduled and not required) prepayments of any of the Term Loans, any Revolving Loans and/or any Swingline Loans); plus

(v) an aggregate amount equal to the sum of (without duplication) all charges, expenses, costs, accruals and/or losses of any kind that are permitted to be added to Consolidated EBITDA for such period pursuant to, and are added to Consolidated EBITDA for such period in reliance on, clause (b) of the definition of “Consolidated EBITDA” above; minus (if positive) or plus (if negative);

(vi) cash used during such period for Acquisitions, Investments and Restricted Payments to the extent permitted under this Agreement, in each case except to the extent financed with long-term non-revolving Indebtedness; minus (if positive) or plus (if negative)

(c) Net Changes in Working Capital for such period; plus

(d) the sum of (without duplication) all amounts that are reimbursed or paid to a Loan Party or Subsidiary in cash during such period that were previously added to Consolidated EBITDA for a prior period in reliance on clauses (b)(vii) or (b)(viii) of the definition of “Consolidated EBITDA” above, but, for purposes of clarity, solely to the extent that such amounts were not included in the determination of Consolidated Net Income for such period.

Notwithstanding anything to the contrary in the foregoing or elsewhere in this Agreement or in any other Loan Document, the calculation of Consolidated Excess Cash Flow shall not be made on a Pro Forma Basis with respect to any Specified Transaction(s) occurring during the applicable period of measurement.

“Consolidated Excess Cash Flow Percentage” shall mean, with respect to any Fiscal Year, if the Consolidated Total Net Leverage Ratio, calculated with respect to such Fiscal Year, is: (a) greater than or equal to 2.00 to 1.0, fifty percent (50.0%); and (b) less than 2.00 to 1.0, zero percent (0.00%).

“Consolidated Fixed Charge Coverage Ratio” shall mean, as of any date of determination for the period of four (4) Fiscal Quarters most recently ended, the ratio of:

(a) Consolidated EBITDA for such period, minus

(i) Unfinanced Capital Expenditures paid in cash during such period, minus

(ii) the sum of (A) the actual amount paid in cash during such period by the Ultimate Parent (or if before the consummation of a Qualifying IPO, Holdings) and its Subsidiaries on account of all federal, state, local and foreign income Taxes (and franchise Tax in the nature of income Tax), but excluding Permitted Tax Distributions, plus (B) Permitted Tax Distributions made during such period, minus (without duplication of any of the foregoing), all as determined in accordance with GAAP; to

(b) Consolidated Fixed Charges,

in each case of the foregoing, measured on a consolidated basis for the Ultimate Parent (or if before the consummation of a Qualifying IPO, Holdings) and its Subsidiaries for the period of four (4) Fiscal Quarters most recently ended; provided, that, notwithstanding anything to the contrary in the foregoing or elsewhere in this Agreement or any other Loan Document, Consolidated Fixed Charges (other than Consolidated Fixed Charges of the type described in clauses (c) and (d) of the definition of “Consolidated Fixed Charges” below) for purposes of the calculation of the Consolidated Fixed Charge Coverage Ratio:

(i) for the period of four (4) Fiscal Quarters ending December 31, 2025, shall be deemed to equal the product of: (A) such Consolidated Fixed Charges paid in cash, measured for the period of one (1) Fiscal Quarter then ended; multiplied by (B) four (4);

(ii) for the period of four (4) Fiscal Quarters ending March 31, 2026, shall be deemed to equal the product of: (A) such Consolidated Fixed Charges paid in cash, measured for the period consisting of the two (2) consecutive full Fiscal Quarters then ended; multiplied by (B) two (2); and

(iii) for the period of four (4) Fiscal Quarters ending June 30, 2026, shall be deemed to equal the product of: (A) such Consolidated Fixed Charges paid in cash, measured for the period consisting of the three (3) consecutive full Fiscal Quarters then ended; multiplied by (B) four thirds (4/3).

“Consolidated Fixed Charges” shall mean, for any period of measurement, for the Ultimate Parent (or if before the consummation of a Qualifying IPO, Holdings) and its Subsidiaries determined on a consolidated basis in accordance with GAAP, the sum of (without duplication): (a) the cash portion of Consolidated Interest Expense for such period; plus (b) Consolidated Scheduled Funded Debt Payments for such period; plus (c) the aggregate amount of Restricted Payments (other than Permitted Tax Distributions and Restricted Payments made pursuant to Section 7.5(g)) paid in cash to Persons other than Loan Parties during such period; plus (d) the aggregate amount of payments with respect to Subordinated Debt paid in cash to Persons other than Loan Parties during such period.

“Consolidated Funded Debt” shall mean, as of any date of determination, all Funded Debt of the Ultimate Parent (or if before the consummation of a Qualifying IPO, Holdings) and its Subsidiaries measured on a consolidated basis as of such date in accordance with GAAP.

“Consolidated Interest Expense” shall mean, for any period of measurement, for the Ultimate Parent (or if before the consummation of a Qualifying IPO, Holdings) and its Subsidiaries determined on a consolidated basis in accordance with GAAP, an amount equal to the sum of (without duplication): (a) total interest expense in respect of Consolidated Funded Debt for such period, including, without limitation, the interest component of any payments in respect of Capital Lease Obligations capitalized or expensed during such period (whether or not actually paid during such period), any other capitalized interest expense and any premium payments, debt discount, fees, charges and/or related expenses incurred in connection therewith; plus (b) the net amount payable (or minus the net amount receivable) with respect to interest rate Hedging Transactions during such period (whether or not actually paid or received during such period).

“Consolidated Net Income” shall mean, for any period of measurement, for the Ultimate Parent (or if before the consummation of a Qualifying IPO, Holdings) and its Subsidiaries determined on a consolidated basis in accordance with GAAP, the net income (or loss) of the Ultimate Parent (or if before the consummation of a Qualifying IPO, Holdings) and its Subsidiaries for such period (subject to any restrictions set forth in Section 1.3 and/or in the definition of “Pro Forma Basis” below on the inclusion of net income attributable to an Acquired Business), but, in any event, excluding from “Consolidated Net Income” (to the extent otherwise included therein):

(a) any extraordinary gains, extraordinary losses or extraordinary charges;

(b) any gains or losses attributable to: (i) write-ups or write-downs of Property; or (ii) Asset Sales consummated outside of the ordinary course of business;

(c) the net income of any Subsidiary that is not a Loan Party if, and to the extent that, the making of a dividend or other distribution by such Subsidiary in cash to a Loan Party in the amount of such net income is (i) not permitted by operation of the terms of the Organization Documents of such Subsidiary, or (ii) prohibited by any other Contractual Obligation or Law applicable to such Subsidiary; provided, that, for the avoidance of doubt, any equity of any Loan Party or Subsidiary in any net loss of any such Subsidiary for such period shall be included in the determination of “Consolidated Net Income” for such period; and

(d) any equity of any Loan Party or Subsidiary in the net income (or loss) of any Person that is not a Subsidiary, except, with respect to any such net income, to the extent that such Person that is not a Subsidiary has actually made a dividend or other distribution in cash to a Loan Party or (subject to the restrictions set forth in the foregoing clause (c)) a Subsidiary during such period in the amount of such net income.

“Consolidated Scheduled Funded Debt Payments” shall mean, for any period of measurement, for the Ultimate Parent (or if before the consummation of a Qualifying IPO, Holdings) and its Subsidiaries determined on a consolidated basis in accordance with GAAP, the sum of all regularly scheduled payments of principal actually made, or required to be made, in cash on Consolidated Funded Debt during such period. For purposes of this definition, “regularly scheduled payments of principal” shall: (a) be determined without giving effect to any reduction of such scheduled payments as a result of the application of any voluntary, optional or mandatory prepayments made on any outstanding term loan Indebtedness (including the Term Loans); and (b) be deemed to include any such payments in respect of (i) the Attributable Principal Amount for any Capitalized Leases, Synthetic Leases, Securitization Transactions and/or Sale / Leaseback Transactions, and (ii) any other Off-Balance Sheet Liabilities.

“Consolidated Total Net Leverage Ratio” shall mean, as of any date of determination, the ratio of: (a) the sum of (i) Consolidated Funded Debt (excluding Performance Obligations to the extent that no claim for payment, repayment or reimbursement with respect thereto is outstanding) as of such date minus (ii) the lesser of (A) the total amount of Unrestricted Cash as of such date of determination and (B) Ten Million Dollars ($10,000,000); to (b) Consolidated EBITDA for the period of four (4) Fiscal Quarters most recently ended.

“Contingent Liability” shall mean, with respect to any Person, any obligation(s) of such Person (the “indirect obligor”) that are attributable to such indirect obligor as a result of such indirect obligor being a general partner or manager of (or of similar relation to) any other Person (a “primary obligor”), unless the underlying obligation(s) of such primary obligor attributable (or otherwise attributable) to such indirect obligor are expressly made non-recourse to such indirect obligor, together with any obligation(s) of such indirect obligor to Guarantee any Indebtedness (collectively, “primary obligations”) of any primary obligor in any manner, whether directly or indirectly, including, without limitation, any such obligation(s) of such indirect obligor, whether or not contingent, to (a) purchase or assume any such primary obligations and/or any Property constituting direct or indirect security therefor, (b) advance or supply funds (i) for the purchase, assumption or payment (in whole or in part) of any such primary obligations (or any portion thereof), and/or (ii) to maintain working capital or equity capital of or for, or to otherwise maintain the net worth or solvency of, a primary obligor, (c) purchase Property and/or services primarily for the purpose of assuring the holder(s) and/or beneficiar(y)(ies) of any such primary obligations of the ability of the primary obligor to make payment in respect of, and/or to otherwise perform in accordance with the terms of, such primary obligations, or (d) otherwise assure or hold harmless the holder(s) and/or beneficiar(y)(ies) of such primary obligations against any loss in respect thereof; provided, that, “Contingent Liability” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Liability shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation(s) that are attributed, or reasonably attributable, to the indirect obligor, or, if not stated or determinable, the maximum reasonably anticipated liability of the indirect obligor in respect thereof (assuming that the indirect obligor is required to perform thereunder) as reasonably determined by the indirect obligor in good faith.

“Contractual Obligation” shall mean, as applied to any Person, any provision of any security issued by such Person, or any provision of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which such Person is a party, or by which such Person, or any of its Properties, is bound, or to which such Person, or any of its Properties, is subject.

“Controlled Account Agreement” shall mean any tri-party agreement by and among a Loan Party, the Administrative Agent, and a depositary bank or securities or commodities intermediary (as applicable) at which such Loan Party maintains one (1) or more deposit, disbursement, lockbox, securities and/or commodities accounts granting “control” (as defined in the UCC) to the Administrative Agent with respect to such account(s), in each case, in form and substance reasonably satisfactory to the Administrative Agent.

“Copyrights” shall have the meaning set forth in the Security Agreement.

“Covered Entity” shall mean any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §–252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §–47.3(b); and (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §–382.2(b).

“Covered Party” shall have the meaning set forth in Section 11.19.

“Credit Event” shall mean the advancing of any Loan to any Loan Party, or the issuance, amendment, increase, extension or renewal of any Letter of Credit; provided, that, the conversion and/or continuation of any outstanding Loans in accordance with this Agreement shall not constitute a “Credit Event”.

“Cure Amount” shall have the meaning set forth in Section 6.3.

“Cure Period” shall have the meaning set forth in Section 6.3.

“Cure Proceeds” shall have the meaning set forth in Section 6.3.

“Cure Right” shall have the meaning set forth in Section 6.3.

“Cure Right Fiscal Quarter” shall have the meaning set forth in Section 6.3.

“Current Assets” shall mean, with respect to any Person as of any date of determination, all current assets of such Person as determined as of such date, calculated in accordance with GAAP, but excluding any cash, Cash Equivalents, and Indebtedness due from Affiliates of such Person.

“Current Liabilities” shall mean, with respect to any Person as of any date of determination, all liabilities of such Person that should, in accordance with GAAP, be classified as current liabilities as of such date, and, in any event, including all Indebtedness payable on demand, or within one (1) year from such date, without any option, on the part of the obligor thereof, to extend or renew such Indebtedness beyond such year, and all accruals for federal or other taxes based on, or measured by, income and payable within such year, but excluding: (i) the current portion of long-term Indebtedness required to be paid within one (1) year; and (ii) the aggregate outstanding principal balance of the Revolving Loans and/or Swingline Loans, as applicable, outstanding as of such date.

“Daily Simple SOFR” shall mean, for any date of determination, SOFR, with the conventions for such rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for such rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that, (a) if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion and (b) if, at any time, Daily Simple SOFR (determined in accordance with such convention(s)) is less than the Floor, then Daily Simple SOFR shall be deemed to equal the Floor for all purposes of this Agreement and the other Loan Documents.

“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any act, condition or event that, with the giving of notice or the passage of time or both, would constitute an Event of Default (but, for purposes of clarity, which event or condition, due to the absence of giving of any notice, the lack of passage of time, or both, does not yet constitute an Event of Default).

“Default Interest” shall have the meaning set forth in Section 2.13(b).

“Default Right” shall have the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§–252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” shall mean, subject to Section 2.26(c), at any time, any Lender that:

(a) has failed to: (i) fund all, or any portion, of its Loans within two (2) Business Days of the date on which such Loans were required to be funded under this Agreement, unless such Lender provides written notification to the Administrative Agent and the Borrower that such failure is the sole result of such Lender’s determination that one (1) or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied; or (ii) pay to the Administrative Agent, the Issuing Bank, the Swingline Lender, or any other Lender any other amount required to be paid by it under this Agreement or any other Loan Document (including, without limitation, in respect of such Lender’s participation in Letters of Credit and/or Swingline Loans) within two (2) Business Days of the date when due;

(b) has provided written notification to the Borrower, the Administrative Agent, the Issuing Bank, and the Swingline Lender that it does not intend to comply with its funding obligations under this Agreement, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan under this Agreement and expressly states that such position is solely based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such written notification or public statement) cannot be satisfied);

(c) has failed, within three (3) Business Days after written request therefor by the Administrative Agent and/or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations under this Agreement (provided, that, such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower); or

(d) has, or has a direct or indirect Parent Company that has: (i) become the subject of a proceeding under any Debtor Relief Law; (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors, or similar Person charged with reorganization or liquidation of any of its business or Property, including, without limitation, the U.S. Federal Deposit Insurance Corporation, or any other state or federal regulatory authority acting in such a capacity; or (iii) become the subject of a Bail-In Action;

provided, that, a Lender shall not be, or be deemed to be, a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interests in that Lender, or any direct or indirect Parent Company thereof, by a Governmental Authority, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States, or from the enforcement of judgments or writs of attachment on its Property, or otherwise permit such Lender (or such Governmental Authority) to reject, repudiate, disavow, or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under the foregoing clauses (a) through (d) shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.26(b)) upon delivery of written notice of such determination to the Borrower, the Issuing Bank, the Swingline Lender, and each other Lender.

“Disqualified Capital Stock” shall mean, with respect to any Person, any Capital Stock in such Person that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible, or for which it is exchangeable), or upon the happening of any event or condition, (a) matures (but excluding any maturity as a result of an optional redemption by the issuer thereof the exercise of which, by the terms of such Capital Stock, is contingent upon such redemption not being prohibited by this Agreement or any of the other Loan Documents) or is mandatorily redeemable (other than (i) solely in exchange for Capital Stock that is not otherwise Disqualified Capital Stock, or (ii) as a result of a redemption that, by the terms of such Capital Stock, is contingent upon such redemption not being prohibited by this Agreement or any of the other Loan Documents), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than (i) solely in exchange for Capital Stock that is not otherwise Disqualified Capital Stock, or (ii) as a result of a redemption that, by the terms of such Capital Stock, is contingent upon such redemption not being prohibited by this Agreement or any of the other Loan Documents), in whole or in part, (c) provides for the scheduled payment of dividends in cash, or (d) is or becomes convertible into, or exchangeable for, Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case of the foregoing clauses (a) through (d), on or prior to the date that is ninety-one (91) calendar days after the Latest Maturity Date; provided, that, in the case of the foregoing clauses (a) and (b), if any Capital Stock constitutes Disqualified Capital Stock as a result of the occurrence of a Change in Control, the consummation of an Asset Sale or other disposition, or the consummation of any other Specified Transaction or other transaction, then such Capital Stock shall not constitute Disqualified Capital Stock for purposes of this Agreement and the other Loan Documents so long as any rights of the holder(s) thereof upon the occurrence of such a Change in Control, the consummation of such an Asset Sale or other disposition, or the consummation of such other Specified Transaction(s) or other transaction(s) are, in any such case, subject to the prior occurrence of the Payment in Full of all Obligations.

“Dollar(s)” and the sign “$” shall mean lawful money of the United States.

“Domestic Subsidiary” shall mean any Subsidiary that is incorporated or formed (as the case may be) under the Laws of the United States or of any state, district or other political subdivision thereof.

“Earn-Out Obligations” shall mean, with respect to any Acquisition or other Investment permitted under this Agreement, all obligations of any Loan Party or Subsidiary to make earn out or other similar contingent payments that are payable based on the achievement of specified financial results over time (but excluding, for the avoidance of doubt, payments in respect of purchase price adjustments, working capital adjustments, non-competition and/or consulting agreements, and other indemnity obligations pursuant to the definitive documentation for such Acquisition or other Investment) pursuant to the definitive documentation relating to such Acquisition or other Investment.

“EEA Financial Institution” shall mean: (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country that is a parent of an institution described in the foregoing clause (a); or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described the foregoing clauses (a) or (b) and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority, or any Person entrusted with public administrative authority, of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” shall mean any Person that meets the requirements to be an assignee as set forth in Section 11.4 (subject to such consents and representations, if any, as may be required under such Section).

“Environmental Laws” shall mean all Laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters concerning exposure to Hazardous Materials.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of any Loan Party or Subsidiary, to the extent directly or indirectly resulting from, or based upon: (a) any actual or alleged violation of any Environmental Law; (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials; (c) any actual or alleged exposure to any Hazardous Materials; (d) the Release, or threatened Release, of any Hazardous Materials; or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed by, or imposed on, any Loan Party or Subsidiary with respect to any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 (29 U.S.C. §–18 et seq.), as amended and in effect from time to time, and any successor statute(s), together with any rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean any Person that, for purposes of Title I or Title IV of ERISA or Section 412 of the Code, would be deemed, at any relevant time, to be a “single employer”, or otherwise aggregated with any of the Loan Parties and Subsidiaries, under Section 414(b), Section 414(c), Section 414(m), or Section 414(o) of the Code, or Section 4001 of ERISA.

“ERISA Event” shall mean: (a) any “reportable event”, as defined in Section 4043 of ERISA, with respect to a Plan (other than an event as to which the PBGC has waived, under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043, the requirement of Section 4043(a) of ERISA that the PBGC be notified of such event); (b) any failure by any Loan Party or Subsidiary, or any of their respective ERISA Affiliates, to make a required contribution to any Plan that would result in the imposition of a Lien or other encumbrance, or the provision of security, under Section 430 of the Code or Section 303 or Section 4068 of ERISA, or the arising of such a Lien or encumbrance, there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (each, as defined, or otherwise set forth, in Section 4971 of the Code or Part 3 of Subtitle B of Title 1 of ERISA), whether or not waived, or any filing of any request for, or receipt of, a minimum funding waiver under Section 412 of the Code or Section 302 of ERISA with respect to any Plan or Multiemployer Plan, or that such filing may be made, or any determination that any Plan is, or is reasonably expected to be, in at-risk status under Title IV of ERISA; (c) any incurrence by any Loan Party or Subsidiary, or any of their respective ERISA Affiliates, of any liability under Title IV of ERISA with respect to any Plan or Multiemployer Plan (other than for premiums due and not delinquent under Section 4007 of ERISA); (d) any institution of proceedings, or the occurrence of any event or condition that would reasonably be expected to constitute grounds for the institution of proceedings, by the PBGC, under Section 4042 of ERISA for the termination of, or the appointment of, a trustee to administer any Plan(s); (e) any incurrence by any Loan Party or Subsidiary, or any of their respective ERISA Affiliates, of any liability with respect to the withdrawal, or partial withdrawal, from any Plan or Multiemployer Plan; (f) the receipt by any Loan Party or Subsidiary, or any of their respective ERISA Affiliates, of any notice that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; (g) any receipt by any Loan Party or Subsidiary, or any of their respective ERISA Affiliates, of any notice, or any receipt by any Multiemployer Plan from any Loan Party or Subsidiary, or any of their respective ERISA Affiliates, of any notice, in each case of the foregoing, concerning the imposition of Withdrawal Liability, or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA; (h) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to any Plan; or (i) any filing of a notice of intent to terminate any Plan, if such termination would require material additional contributions by any Loan Party or Subsidiary, or any of their respective ERISA Affiliates, in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, any filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan, or the termination of any Plan under Section 4041(c) of ERISA.

“Erroneous Payment” shall have the meaning set forth in Section 9.15(a).

“Erroneous Payment Deficiency Assignment” shall have the meaning set forth in Section 9.15(d).

“Erroneous Payment Impacted Class” shall have the meaning set forth in Section 9.15(d).

“Erroneous Payment Return Deficiency” shall have the meaning set forth in Section 9.15(d).

“Erroneous Payment Subrogation Rights” shall have the meaning set forth in Section 9.15(d).

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” shall have the meaning set forth in Section 8.1.

“Existing Holders” shall mean, collectively: (a) each of Jeremy Spivey, Erik West, Mike Rowe, Nate Nickerson and Joel Clark; and (b) any trust or other estate-planning vehicle established for the benefit of (i) any such individual referred to in the foregoing clause (a), or (ii) any other individual having a relationship by blood (to the second (2nd) degree of consanguinity), marriage, or adoption to any such individual referred to in the foregoing clause (a), and, in each case of the foregoing clauses (b)(i) and (b)(ii), in respect of which such individual referred to in the foregoing clause (a) serves as sole trustee or in a similar capacity.

“Excluded Accounts” shall mean: (a) deposit and/or securities accounts used solely for the payment of Taxes, the balance of which consists exclusively of (i) withheld income taxes, federal, state or local employment taxes and sales taxes, in such amounts as are required, in the reasonable judgment of the Borrower, to be paid to the IRS or state or local Governmental Authorities, or (ii) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. §–2510.3–102 on behalf of, or for the benefit of, employees of one (1) or more Loan Parties; (b) all accounts used solely for payroll, accounts maintained solely in trust for the benefit of third parties and fiduciary purposes, escrow accounts, zero balance or swept accounts, and employee benefit accounts (including 401(k) accounts and pension fund accounts), in each case of this clause (b), so long as such account is used solely for such purpose; and (c) accounts the balance of which consists exclusively of amounts to be paid to employees in the ordinary course of business.

“Excluded Property” shall mean, with respect to any Loan Party:

(a) (i) any leased Real Estate; and (ii) any Real Estate owned in fee with a purchase price or fair market value (as reasonably determined by the Administrative Agent in good faith) of less than Ten Million Dollars ($10,000,000);

(b) any Property owned by any Excluded Subsidiary;

(c) any IP Rights for which a perfected Lien thereon is not effected either by filing of a UCC financing statement or by appropriate evidence of such Lien being filed in either the U.S. Copyright Office or the U.S. Patent and Trademark Office;

(d) any personal Property (other than personal Property described in the foregoing clause (c) but including, without limitation, motor vehicles and airplanes and other Property subject to certificates of title) for which the attachment or perfection of a Lien thereon is not governed by the UCC;

(e) (i) the Capital Stock in any Subsidiary to the extent not required to be pledged to secure the Obligations pursuant to Section 5.11(b); and (ii) any “margin stock” (as such term is defined in any Margin Regulation);

(f) any Property which, subject to the terms of Section 7.8, is subject to a Lien of the type described in Section 7.2(d) pursuant to Contractual Obligations that: (i) prohibit such Loan Party from granting any other Liens in such Property (provided, that, such Lien (of the type described in Section 7.2(d)) was not granted with the intention of causing such Property to constitute “Excluded Property” by operation of this clause (f)); or (ii) with respect to which the granting of any other Liens would create a right of termination in favor of any party thereto other than any Loan Party (or an Affiliate thereof), or otherwise would require the consent of any other Person that is not a Loan Party (or an Affiliate thereof), unless such consent has been obtained (provided, that, the Loan Parties shall have no obligation or responsibility to obtain such consent);

(g) any Property (including, without limitation, any governmental licenses, licenses and/or state or local licenses or franchises, charters and/or authorizations) in respect of which the granting of a Lien therein in favor of the Administrative Agent, for the benefit of the Secured Parties, would be prohibited by applicable Law or Contractual Obligation (including, without limitation, any requirement under, or in accordance with, such Law or Contractual Obligation to obtain consent from a third-party, including any Governmental Authority), so long as any such Contractual Obligation (i) is not incurred in contemplation of (A) the owning entity’s becoming a Subsidiary, or (B) the entry of such owning entity into any Loan Documents, and (ii) is permitted under this Agreement (in each case of the foregoing clauses (g)(i) and (g)(ii), after giving effect to the Anti-Assignment Provisions or any other applicable Laws or principle of equity (other than in respect of any receivables and proceeds thereof, the assignment of which is expressly deemed to be effective under the UCC notwithstanding such prohibition));

(h) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, solely if, and to the extent, if any, that, and solely during the period, if any, during which, the grant or enforcement of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable Law;

(i) (i) any Letter-of-Credit Rights (as defined in the UCC) with an individual value of less than Two Hundred Fifty Thousand Dollars ($250,000), and (ii) any Commercial Tort Claims (as defined in the UCC) with (A) an individual value of less than Two Hundred Fifty Thousand Dollars ($250,000), and (B) an aggregate value (for all such Commercial Tort Claims constituting Excluded Property, taken together) of less than One Million Dollars ($1,000,000), in each case of the foregoing clauses (i)(i) and (i)(ii), solely to the extent that a Lien thereon cannot be perfected by the filing of a UCC financing statement;

(j) any Property of any Loan Party to the extent that the cost and expense of obtaining a security interest therein exceeds, in the reasonable determination and agreement in writing of the Administrative Agent and the Borrower, the benefit to the Secured Parties afforded thereby;

(k) the proceeds and/or products of any and all of the foregoing items of Excluded Property described in the foregoing clauses of this definition of “Excluded Property”, solely to the extent that such proceeds and/or products would themselves constitute Excluded Property of the types described in the foregoing clauses of this definition of “Excluded Property”; and

(l) any Excluded Accounts.

Notwithstanding anything to the contrary in the foregoing, the security interests granted to the Administrative Agent under the Collateral Documents shall attach immediately to any Property of any Loan Party that is Collateral at such time as such Property ceases to meet any of the criteria for “Excluded Property” described in any of the foregoing clauses of this definition of “Excluded Property”.

“Excluded Subsidiary” shall mean, collectively, (a) any Foreign Subsidiary, (b) any Immaterial Subsidiary and (c) each other Subsidiary (other than, in any event, any Subsidiary that was, on any date prior to the relevant date of determination, a Guarantor) (i) that is prohibited by applicable Laws from providing a Guarantee of the Obligations and/or granting a Lien in favor of the Administrative Agent, for the benefit of the Secured Parties, in substantially all of its Property (other than any Excluded Property), or (ii) to the extent that the Administrative Agent and the Borrower mutually determine and agree in writing that the costs and/or burden (including regulatory burdens, if applicable) of obtaining a Guarantee by such Subsidiary of the Obligations would outweigh the benefit to the Secured Parties of obtaining such Guarantee.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all, or a portion, of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act, by virtue of the failure of such Guarantor, for any reason, to constitute an “eligible contract participant”, as defined in the Commodity Exchange Act, at the time the Guaranty of such Guarantor, or the grant by such Guarantor of a security interest, becomes effective with respect to such related Swap Obligation; provided, that, for the avoidance of doubt, in determining whether any Guarantor is an “eligible contract participant” under the Commodity Exchange Act, the keepwell agreement set forth in Section 10.8 shall be taken into account. If a Swap Obligation arises under a Master Agreement governing more than one (1) Hedging Transaction, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Hedging Transactions for which such Guaranty or security interest is, or becomes, excluded in accordance with the first (1st) sentence of this definition of “Excluded Swap Obligation”.

“Excluded Taxes” shall mean any of the following Taxes imposed on, or with respect to, a Recipient, or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on, or measured by, net income (however denominated), franchise Taxes, and branch profit Taxes, in each case of this clause (a), (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office, or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes; (b) in the case of a Lender, withholding Taxes imposed on amounts payable to, or for the account of, such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment, pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.25), or (ii) such Lender changes its Applicable Lending Office, except, in each case of this clause (b), to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party to this Agreement or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 2.20(g); and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as in effect as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any applicable intergovernmental agreements implementing any of the foregoing, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” shall mean, for any date of determination, the rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher one one-hundredth of one percent (0.01%)) equal to the weighted average of the rates on overnight federal funds transactions with member banks of the Federal Reserve System, as published by the FRBNY on the Business Day next succeeding such day; provided, that, (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher one one-hundredth of one percent (0.01%)) of the quotations for such day on such transactions received by the Administrative Agent from at least three (3) federal funds brokers of recognized good standing selected by the Administrative Agent, as determined by the Administrative Agent. Notwithstanding anything to the contrary in the foregoing, if, at any time, the Federal Funds Rate is less than the Floor, then the Federal Funds Rate shall be deemed to equal the Floor for all purposes of this Agreement and the other Loan Documents.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System (or any successor).

“Fee Letter” shall mean that certain fee letter agreement, dated as of August 22, 2025, executed by Truist and Truist Securities and accepted by the Borrower pursuant to Section 2.14(d).

“Financial Covenants” shall mean the covenants contained in Sections 6.1 and 6.2 hereof.

“Financial Officer” shall mean, with respect to any Person, the chief financial officer, vice president of finance, treasurer, assistant treasurer, principal accounting officer or controller of such Person, or any other officer(s) of such Person with substantially equivalent financial responsibilities as any of the foregoing officers.

“Fiscal Month” shall mean any fiscal month of the Ultimate Parent (or if before the consummation of a Qualifying IPO, Holdings).

“Fiscal Quarter” shall mean any fiscal quarter of the Ultimate Parent (or if before the consummation of a Qualifying IPO, Holdings).

“Fiscal Year” shall mean any fiscal year of the Ultimate Parent (or if before the consummation of a Qualifying IPO, Holdings).

“Flood Hazard Property” shall have the meaning set forth in the definition of “Real Estate Documents” below.

“Flood Insurance Laws” shall mean, collectively: (a) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973), as now or hereafter in effect, or any successor statute thereto; (b) the Flood Insurance Reform Act of 2004, as now or hereafter in effect, or any successor statute thereto; and (c) the Biggert-Waters Flood Insurance Reform Act of 2012, as now or hereafter in effect, or any successor statute thereto.

“Floor” shall mean a rate of interest equal to zero percent (0.00%) per annum (subject to the proviso to the last sentence of Section 2.16(a)).

“Foreign Lender” shall mean, with respect to: (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person; and (b) if the Borrower is not a U.S. Person, a Lender that is resident, or organized under the Laws, of a jurisdiction other than the jurisdiction in which the Borrower is resident for tax purposes.

“Foreign Subsidiary” shall mean any Subsidiary that is: (a) not a Domestic Subsidiary, (b) is a FSHCO, or (c) is a direct or indirect Subsidiary of a CFC.

“FRBNY” shall mean the Federal Reserve Bank of New York (or any successor).

“FSHCO” shall mean any Domestic Subsidiary substantially all of the Property of which consists of Capital Stock in one (1) or more CFCs or Indebtedness of such CFCs.

“Funded Debt” shall mean, as to any Person at a particular time, all of the following (without duplication), whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person: (i) for borrowed money, whether current or long-term (including, without limitation, the Obligations); and/or (ii) evidenced by bonds, debentures, notes, loan or credit agreements or other similar instruments;

(b) all obligations of such Person in respect of the deferred purchase price of Property or services (including, for purposes of clarity, Earn-Out Obligations solely to the extent due and owing and at least two (2) Business Days past due, but excluding trade accounts payable incurred in the ordinary course of business, provided, that, trade accounts payable overdue by more than sixty (60) calendar days shall be included in this definition of “Funded Debt”, except to the extent that any of such trade accounts payable are being disputed in good faith and by appropriate measures);

(c) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to Property, in each case acquired by such Person;

(d) (i) the Attributable Principal Amount in respect of all Capitalized Leases, Synthetic Leases, Securitization Transactions and Sale / Leaseback Transactions; and (ii) all other Off-Balance Sheet Liabilities;

(e) all obligations of such Person, contingent or otherwise, under, or in respect of: (i) letters of credit (including standby and commercial), bankers’ acceptances, demand guarantees and similar extensions of credit (whether undrawn or drawn); (ii) surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person (the aforementioned in this clause (ii), collectively, “Performance Obligations”); and (iii) all other Contingent Liabilities;

(f) (i) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire, or otherwise acquire for value any Capital Stock in such Person on or prior to the date that is ninety-one (91) calendar days after the Latest Maturity Date (whether or not as a mandatory redemption, sinking fund or other like payment); and (ii) all Disqualified Capital Stock of such Person;

(g) all Funded Debt (of the types described in the foregoing clauses (a) through (f) of this definition) of third parties that is secured (or in respect of which the holder(s) of such third-party Funded Debt have an existing right or option, contingent or otherwise, to be secured) by any Lien on any Property (or the proceeds thereof) owned by such Person, regardless of whether or not such third party Funded Debt has been assumed by such Person or is otherwise non-recourse to the credit of such Person; provided, that, if such Person has not assumed such third party Funded Debt, then the Funded Debt of such Person attributable thereto shall be deemed to be in an amount equal to the lesser of (i) the outstanding amount of such third party Funded Debt, and (ii) the fair market value of the Property to which such Lien relates;

(h) all Guarantees of such Person in respect of Funded Debt of another Person; and

(i) Funded Debt (of the types described in the foregoing clauses (a) through (h) of this definition) of any partnership, Joint Venture or other similar entity (other than a Joint Venture that is itself a corporation, a limited liability company, or the foreign equivalent thereof) in which such Person is a general partner or joint venturer, unless (and to the extent that) such Funded Debt is expressly, by its terms, made non-recourse to such Person.

For purposes of this Agreement and the other Loan Documents, the amount of Funded Debt of the type(s) described in: (A) the foregoing clauses (a) and (b), of any Person at any particular time, shall be determined based on the outstanding principal amount thereof; (B) the foregoing clause (e), of any Person at any particular time, shall be determined based on the maximum stated amount available to be drawn thereunder or collected (as applicable); and (C) the foregoing clause (h), of any Person at any particular time, shall be determined based on the aggregate amount of the Funded Debt of other Person(s) that is the subject of the applicable Guarantee(s) of such Person.

“GAAP” shall mean generally accepted accounting principles in the United States, applied on a consistent basis and subject to the terms of Section 1.3.

“Governmental Authority” shall mean the government of the United States, any other nation, or any political subdivision of any of the foregoing, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including, without limitation, any supra-national bodies such as the European Union or the European Central Bank and any group or body charged with setting financial accounting or regulatory capital rules or standards).

“Guarantee” of or by any Person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing, or having the economic effect of guaranteeing, any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, or to purchase (or to advance or supply funds for the purchase of) any security for the payment therefor, (ii) to purchase or lease Property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof, (iii) to maintain working capital, equity capital, or any other financial statement condition or liquidity, or level of income or cash flow, of the primary obligor, so as to enable the primary obligor to pay or perform (as applicable) such Indebtedness or other obligation, (iv) as an account party in respect of any letter of credit or letter of guaranty (or similar instrument) issued in support (in whole or in part) of the payment or performance (as applicable) of any such Indebtedness or other obligation, or (v) entered into for the purpose of assuring, in any other manner, the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to otherwise protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any Property of the guarantor securing any Indebtedness or other obligation of the primary obligor, whether or not such Indebtedness or other obligation is assumed by the guarantor (and/or any right, contingent or otherwise, of any holder(s) of such Indebtedness to obtain any such Lien); provided, that, the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made, or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming that the guarantor is required to perform under such Guarantee), as determined by the guarantor in good faith. The term “Guarantee” used as a verb shall have a corresponding meaning.

“Guarantor Joinder Agreement” shall mean a joinder agreement, substantially in the form of Exhibit 5.10 (or in such other form that is acceptable to the Administrative Agent in its sole discretion), duly completed, executed and delivered by a Subsidiary that is not an Excluded Subsidiary in accordance with the provisions of Section 5.10 or by any other Person, or any other document(s) and/or instrument(s) as the Administrative Agent shall deem appropriate for such purpose.

“Guarantors” shall mean, collectively: (a) Holdings; (b) each other Person identified as a “Guarantor” on the signature pages to this Agreement; (c) each Person that joins this Agreement as a Guarantor after the Closing Date, whether pursuant to Section 5.10 or otherwise; (d) with respect to (i) any Hedging Obligations entered into between any Loan Party (other than the Borrower) and any Lender-Related Hedge Provider that are permitted to be incurred pursuant to Section 7.10, and any Bank Products Obligations owing by any Loan Party (other than the Borrower) and (ii) the payment and performance by each Specified Loan Party (determined before giving effect to Section 10.1 and Section 10.8) (other than the Borrower) of its obligations under its Guaranty with respect to all Swap Obligations, in each case of the foregoing clauses (d)(i) and (d)(ii), the Borrower; and (e) the successors and permitted assigns of each such Person referred to in the foregoing clauses (a) through (d).

“Guaranty” shall mean, with respect to each Guarantor, the Guarantee made by such Guarantor in favor of the Administrative Agent, for the benefit of the Secured Parties, pursuant to Article X.

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Termination Value” shall mean, in respect of any one (1) or more Hedging Transactions, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Transactions: (a) for any date on or after the date on which such Hedging Transactions have been closed out and termination value(s) have been determined in accordance therewith, such termination value(s); and (b) for any date prior to the date referenced in the foregoing clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Transactions, as determined based upon one (1) or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Transactions (which, for the avoidance of doubt, may include any Lender or any Affiliate thereof).

“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent, and howsoever and whensoever created, arising, evidenced or acquired, under: (a) any and all Hedging Transactions; (b) any and all cancellations, buy backs, reversals, terminations, or assignments of any Hedging Transactions; and (c) any and all renewals, extensions and modifications of any Hedging Transactions, and any and all substitutions for any Hedging Transactions.

“Hedging Transaction” of any Person shall mean: (a) any transaction (including, without limitation, an agreement with respect to any such transaction) now existing, or hereafter entered into, by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including, without limitation, any option with respect to any of these transactions or any combination thereof, whether or not any such transaction is governed by, or subject to, any Master Agreement); and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any Master Agreement, including any such obligations or liabilities under any Master Agreement.

“Historical Financial Statements” shall mean, collectively, the Annual Financial Statements and the Interim Financial Statements.

“Holdings” shall have the meaning provided for such term in the introductory paragraph hereto.

“Holdings LLCA” shall mean, (a) as of the Closing Date, the Amended and Restated Limited Liability Company Agreement of Holdings, as in effect on October 1, 2025 and (b) after the consummation of a Qualifying IPO, the limited liability company agreement of Holdings, as in effect upon the consummation of a Qualifying IPO, in the form provided to the Administrative Agent prior to the Closing Date (except for changes reasonably acceptable to the Administrative Agent).

“Hostile Acquisition” shall mean the Acquisition of the Capital Stock in a Person through a tender offer or similar solicitation of the owners of such Capital Stock that has not been approved (prior to such Acquisition) by resolutions of the board of directors or managers (or equivalent governing body) of such Person (or by similar action if such Person is not a corporation), or if (as of the date of consummation of such Acquisition) such approval has been withdrawn.

“Immaterial Subsidiary” shall mean each Subsidiary of Holdings that is not a Material Subsidiary.

“Incremental Cap” shall mean, as of any date of determination:

(a) the greater of (i) Seventy-Five Million Dollars ($75,000,000) and (ii) 100% of Consolidated EBITDA (measured as of the period of four Fiscal Quarters most recently ended for which financial statements have been delivered in accordance with Section 5.1(a) or (b)); minus

(b) the aggregate original principal or committed amount of all Incremental Revolver Increases and all Incremental Term Loans previously established and/or incurred in accordance with Section 2.23 as of such date.

“Incremental Facility Agreement” shall mean, with respect to any Incremental Revolver Increase effected, or any Incremental Term Loan established, in accordance with Section 2.23, the definitive amendment, credit and/or other documentation effecting such Incremental Revolver Increase or establishing such Incremental Term Loan, as the case may be.

“Incremental Revolver Increase” shall have the meaning set forth in Section 2.23(a).

“Incremental Term Loan” shall have the meaning set forth in Section 2.23(a).

“Incremental Term Loan Commitment” shall mean, with respect to any Person(s) identified as an “Incremental Term Loan Lender” (or substantially similar designation) in the Incremental Facility Agreement establishing an Incremental Term Loan, the respective commitment of such Person(s) (together with their respective successors and permitted assigns) to make such Incremental Term Loan under the applicable Incremental Facility Agreement in accordance with this Agreement and such Incremental Facility Agreement; provided, that, at any time after the establishment and incurrence of an Incremental Term Loan, the determination of “Required Lenders” shall thereafter include the outstanding principal amount of such Incremental Term Loan.

“Indebtedness” shall mean, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all Funded Debt of such Person;

(b) the Hedge Termination Value of all Hedging Obligations of such Person;

(c) all Guarantees of such Person in respect of Indebtedness of another Person; and

(d) Indebtedness of the types described in the foregoing clauses (b) and (c) of any partnership, Joint Venture or other similar entity (other than a Joint Venture that is itself a corporation, a limited liability company, or the foreign equivalent thereof) in which such Person is a general partner or joint venturer, unless (and to the extent that) such Indebtedness is expressly, by its terms, made non-recourse to such Person.

“Indemnified Taxes” shall mean: (a) Taxes, other than Excluded Taxes, imposed on, or with respect to, any payment made by, or on account of, any obligation of any Loan Party under any Loan Document; and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

“Indemnitee” shall have the meaning set forth in Section 11.3(b).

“Information” shall mean, collectively, all information received from any Loan Party or Subsidiary, or any Related Party of any of the foregoing, relating to any Loan Party or Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender, or the Issuing Bank on a non-confidential basis prior to disclosure by, or on behalf of, any Loan Party or Subsidiary, or any Related Party of any of the foregoing; provided, that, in the case of information received from any Loan Party or Subsidiary, or any Related Party of any of the foregoing, after the Closing Date, such information is clearly identified in writing at the time of delivery thereof as confidential.

“Interest Period” shall mean, with respect to any Term SOFR Borrowing and/or any Term SOFR Loan, a period of one (1), three (3) or six (6) months (in each case, subject to the availability thereof), as selected by the Borrower in the applicable Notice of Borrowing or Notice of Conversion / Continuation, (a) initially, commencing on the date of the applicable Borrowing or the effective date of the applicable conversion or continuation of outstanding Loans (as the case may be), and (b) thereafter, commencing on the day on which the immediately preceding Interest Period expires, provided, that:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case, such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iii) each scheduled principal installment of each Term Loan, to the extent outstanding as Term SOFR Loans, shall have an Interest Period ending on each installment payment date, and the remaining principal balance (if any) of each Term Loan, to the extent outstanding as Term SOFR Loans, shall have an Interest Period determined as set forth above;

(iv) no Interest Period with respect to any Revolving Loans, to the extent outstanding as Term SOFR Loans, shall extend beyond the Revolving Commitment Termination Date, and no Interest Period with respect to any Term Loans to the extent outstanding as Term SOFR Loans, shall extend beyond the applicable Maturity Date; and

(v) notwithstanding anything to the contrary in the foregoing of this definition of “Interest Period” or elsewhere in this Agreement or any other Loan Document, no tenor that has been removed from this definition of “Interest Period” by operation of Section 2.16(e) shall be available for specification by the Borrower in any Notice of Borrowing and/or any Notice of Conversion / Continuation, as applicable.

“Interim Financial Statements” shall mean, collectively, (a) that certain reviewed consolidated balance sheet of the Borrower and its Subsidiaries for the Fiscal Quarter ended June 30, 2025, and those certain related consolidated statements of income or operations of the Borrower and its Subsidiaries for such Fiscal Quarter, including the notes thereto and (b) that certain reviewed consolidated balance sheet of the Borrower and its Subsidiaries for the Fiscal Month ended July 31, 2025, and those certain related consolidated statements of income or operations of the Borrower and its Subsidiaries for such Fiscal Month, including the notes thereto.

“Investment Company Act” shall mean the Investment Company Act of 1940 (15 U.S.C. §§–80a-1, 80a-64 et seq.), as amended and in effect from time to time, and any successor statute(s), together with any rules and regulations promulgated thereunder or in connection therewith, any rulings or orders issued by any applicable Governmental Authorities (including, without limitation, the SEC) thereunder or in connection therewith, or the application or official interpretation of any of the foregoing.

“Investments” shall mean, as to any Person: (a) any purchase or other acquisition of any Capital Stock in, capital contribution to, or any equity participation or other interest in, another Person; (b) any loan or advance to, or purchase or other acquisition of Indebtedness, or any other security (including, without limitation, any option, warrant, or other right to acquire any of the foregoing) of, any Guarantee or assumption of any Indebtedness or obligations of, another Person; or (c) an Acquisition. For the avoidance of doubt, Capital Expenditures do not constitute Investments. For purposes of calculating compliance with the financial covenants set forth in Article VI (and, for purposes of any calculations substantially based on, or derivative from, such compliance), the amount of any Investment shall be deemed to be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Notices” shall mean, collectively, (a) with regard to any Copyrights, a Notice of Grant of Security Interest in Copyrights for filing with the U.S. Copyright Office, (b) with regard to any Patents, a Notice of Grant of Security Interest in Patents for filing with the U.S. Patent and Trademark Office, and (c) with regard to any Trademarks, a Notice of Grant of Security Interest in Trademarks for filing with the U.S. Patent and Trademark Office, in each case of the foregoing clauses (a) through (c), substantially in the form of the applicable Exhibit to the Security Agreement (or such other form as reasonably requested by the Administrative Agent) that are, or are required to be, filed under, or in connection with, the Security Agreement.

“IP Rights” shall mean all of the Trademarks, service marks, trade names, Copyrights, Patents, patent rights, franchises, licenses, and other intellectual property rights that are reasonably necessary for the operation of their respective businesses that any Loan Party or Subsidiary owns, or possesses the legal right to use.

“IRS” shall mean the U.S. Internal Revenue Service (or any Person succeeding to any of its principal functions).

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issuer Documents” shall mean, with respect to any Letter of Credit, each LC Application, and any other document, agreement and/or instrument entered into by the Issuing Bank, on the one hand, and any Loan Party or Subsidiary, on the other hand, or otherwise in favor of the Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” shall mean Truist, in its capacity as issuer of Letters of Credit under this Agreement, together with its successors and permitted assigns in such capacity.

“Joint Venture” shall mean a joint venture, limited liability company, corporation, partnership, other business entity or other legal arrangement (whether created pursuant to a contract or conducted through a separate legal entity) formed by a Loan Party or Subsidiary, on the one hand, and one (1) or more other Persons who are not Loan Parties or Subsidiaries, on the other hand.

“Judgments” shall have the meaning set forth in Section 8.1(l).

“Junior Debt” shall mean any Indebtedness of any Loan Party or Subsidiary that is (a) secured by any or all of the Collateral on a junior basis to the Obligations or (b) is subordinated in right of payment to the prior Payment in Full of the Obligations (and “Junior Debt” shall include, in any event, all Subordinated Debt).

“Latest Maturity Date” shall mean, as of any date of determination, the latest to occur of: (a) the Revolving Commitment Termination Date; and (b) the latest Maturity Date applicable to any Term Loan.

“Laws” or “Law” shall mean, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case of the foregoing, whether or not having the force of law.

“LC Application” shall mean an application and agreement for the issuance or amendment of a Letter of Credit, in the form from time to time in use by the Issuing Bank.

“LC Commitment” shall mean that portion of the Aggregate Revolving Commitments that may be used by the Borrower for the issuance of Letters of Credit in an aggregate face amount not to exceed Ten Million Dollars ($10,000,000).

“LC Disbursement” shall mean a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” shall mean, at any time, the sum of: (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, determined without regard to whether any conditions to drawing could be met at that time; plus (b) the aggregate amount of all LC Disbursements that have not been reimbursed by, or on behalf of, the Borrower at such time. The LC Exposure of any Lender at any time shall be its Pro Rata Share of the total LC Exposure at such time. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, that, with respect to any Letter of Credit that, by its terms or the terms of any other Issuer Document related thereto, provides for one (1) or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“Lender-Related Hedge Provider” shall mean any Person that: (a) (i) at the time it enters into any Hedging Transaction(s) with any Loan Party, is a Lender or an Affiliate of a Lender, or (ii) has entered into any Hedging Transaction(s) with any Loan Party that exists on the Closing Date, and such Person is a Lender, or an Affiliate of a Lender, on the Closing Date; and (b) except when the Lender-Related Hedge Provider is Truist and/or any of its Affiliates, has provided prior written notice to the Administrative Agent of the existence of any such Hedging Transaction(s). Notwithstanding anything to the contrary in the foregoing: (A) in no event shall any Lender-Related Hedge Provider, acting in such capacity, be deemed to be a Lender for purposes hereof to the extent of, and as to, Hedging Obligations, provided, that, each reference to the term “Lender” in Article IX, Section 11.3(b) and Section 11.4 shall be deemed to include such Lender-Related Hedge Provider; and (B) in no event shall the approval of any such Person, in its capacity as a Lender-Related Hedge Provider, be required in connection with the release or termination of any security interest, Lien, Guaranty or other obligation of any Loan Party by the Administrative Agent in accordance with Section 9.12.

“Lenders” shall mean each of the Persons identified as a “Lender” on the signature pages to this Agreement (or otherwise on the signature pages to the applicable Assignment and Assumption, Incremental Facility Agreement or other definitive joinder documentation pursuant to which such Person becomes a party to this Agreement as a Lender after the Closing Date) and each additional Lender that joins this Agreement after the Closing Date pursuant to Section 2.23, and each of their respective successors and permitted assigns, and shall include, where appropriate, the Swingline Lender. The initial Lenders as of the Closing Date are identified on the signature pages to this Agreement and are also set forth on Schedule I.

“Letter of Credit Fee” shall have the meaning set forth in Section 2.14(c).

“Letters of Credit” shall mean, collectively, any stand-by letters of credit issued pursuant to Section 2.22 by the Issuing Bank, for the account of any Loan Party or Subsidiary, pursuant to the LC Commitment.

“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, collateral assignment, deposit arrangement, or other arrangement having the practical effect of any of the foregoing, or any preferential agreement in the nature of a security agreement or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capitalized Lease having the same economic effect as any of the foregoing).

“Liquidity” shall mean, as of any date of determination, the sum of: (a) Unrestricted Cash; plus (b) an amount equal to the Aggregate Revolving Commitment Amount minus the Aggregate Revolving Credit Exposure at such time, provided, that, and solely to the extent that, such amount represents Revolving Commitments that are actually available (per the terms of this Agreement) to be drawn upon by the Borrower at such time.

“Loan Documents” shall mean, collectively, this Agreement, each Note, the Collateral Documents, the Fee Letter, any Auto-Borrow Agreement, all Notices of Borrowing, all Notices of Conversion / Continuation, all Compliance Certificates, any Incremental Facility Agreements, any Guarantor Joinder Agreements, all Issuer Documents, any intercreditor, subordination, collateral sharing, trustee and/or other similar agreement among creditors (or agents thereof) relating to or benefitting (or purporting to benefit) any of the Obligations or relating to or restricting (or purporting to impose restrictions in respect of) any Junior Debt, any and all other documents, certificates, agreements and/or instruments specifically designated by the Administrative Agent, on the one hand, and any Loan Party, on the other hand, in writing as a “Loan Document” (but specifically excluding any definitive documentation evidencing any Hedging Obligations and/or any Bank Product Obligations, in each case of the foregoing, constituting “Obligations” hereunder).

“Loan Parties” shall mean, collectively, the Borrower and each Guarantor.

“Loans” shall mean all Revolving Loans, all Swingline Loans, the Term Loan A and all Incremental Term Loans, in the aggregate or any of them, as the context shall require.

“Losses” shall have the meaning provided for such term in Section 11.3(b).

“Margin Regulations” shall mean, collectively, Regulation T, Regulation U and Regulation X.

“Master Agreement” shall mean any form of master agreement published by the International Swaps and Derivatives Association, Inc. (or any successor to any of its principal functions) or any executed master agreement based on such form, any International Foreign Exchange Master Agreement, or any other master agreement relating to the documentation of, or entered into in connection with, any Hedging Transactions (in each case of the foregoing, together with any related schedules and/or annexes thereto).

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event(s), act(s), condition(s) and/or occurrence(s), whether or not related, resulting in a material adverse change in, or a material adverse effect on: (a) the business, results of operations, financial condition or assets of the Loan Parties and Subsidiaries, taken as a whole; (b) the ability of the Loan Parties, taken as a whole, to fully and timely perform any of their respective obligations under the Loan Documents; (c) the rights, remedies and benefits available to, or conferred upon, the Administrative Agent, the Issuing Bank, the Swingline Lender, any other Lender(s), and/or any other Secured Party under any of the Loan Documents; (d) the priority of Liens in favor of the Administrative Agent, for the benefit of the Secured Parties, in the whole, or any material part, of the Collateral; or (e) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Agreements” shall mean, collectively: (a) all agreements, indentures or notes governing the terms of any Material Indebtedness; and (b) all other agreements, documents, contracts, indentures and instruments (i) pursuant to which any Loan Party or Subsidiary (A) is obligated to make payments, in any period of four (4) Fiscal Quarters, of $10,000,000 or more, or (B) expects to receive revenue, in any period of four (4) Fiscal Quarters, of $10,000,000 or more, and (ii) in respect of which a default, breach or involuntary termination could reasonably be expected to result in a Material Adverse Effect.

“Material Indebtedness” shall mean any Funded Debt (other than the Loans and the Letters of Credit) and Hedging Obligations of any Loan Party or Subsidiary owing to any Person, individually or, together with all other such Funded Debt (other than the Loans and Letters of Credit) and Hedging Obligations of the Loan Parties and Subsidiaries owing to such Person and/or its Affiliates, in an aggregate, committed or outstanding principal amount in excess of the Threshold Amount. For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be deemed to be the Hedge Termination Value of such Hedging Obligations.

“Material Subsidiary” shall mean each Subsidiary of Holdings that:

(a) accounted for at least 5.00% of consolidated revenues of Holdings and its Subsidiaries for the period of four Fiscal Quarters most recently ended for which financial statements have been delivered in accordance with Section 5.1(a) or (b); or

(b) has assets which represented at least 5.00% of the consolidated assets of Holdings and its Subsidiaries as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered in accordance with Section 5.1(a) or (b);

provided, that: (x) (i) at no time shall (A) the consolidated assets of all Immaterial Subsidiaries, as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered in accordance with Section 5.1(a) or (b), exceed 7.50% of the consolidated assets of Holdings and its Subsidiaries as of such date or (B) the consolidated revenues of all Immaterial Subsidiaries for the period of four Fiscal Quarters most recently ended for which financial statements have been delivered in accordance with Section 5.1(a) or (b) exceed 7.50% of the consolidated revenues of Holdings and its Subsidiaries for such period, in each case of the foregoing clauses (x)(i)(A) and (x)(i)(B), determined on a consolidated basis in accordance with GAAP, (ii) the Borrower shall not designate any new Immaterial Subsidiary if such designation would not comply with the provisions set forth in the foregoing clause (x)(i), and (iii) in the event that the consolidated assets or consolidated revenues of all Subsidiaries so designated by the Borrower as “Immaterial Subsidiaries” (and not re-designated as “Material Subsidiaries”) shall, at any time, exceed the respective limits set forth in the foregoing clause (x)(i), then all such Subsidiaries shall be deemed to be Material Subsidiaries, unless and until the Borrower shall re-designate one (1) or more Immaterial Subsidiaries as Material Subsidiaries, in each case, in a written notice to the Administrative Agent, and, as a result thereof, the consolidated assets or consolidated revenues of all Subsidiaries still designated as “Immaterial Subsidiaries” shall not exceed such respective limits; and (y) the Borrower may designate and re-designate a Subsidiary as an Immaterial Subsidiary at any time, subject to the terms set forth in this definition of “Immaterial Subsidiary”.

“Maturity Date” shall mean: (a) with respect to the Term Loan A, the earlier to occur of (i) October 1, 2030 (or, if such date is not a Business Day, the immediately prior Business Day), and (ii) the date on which the aggregate outstanding principal amount of the Term Loan A has been declared, or automatically has become, due and payable pursuant to Section 8.1 (whether by acceleration or otherwise); and (b) with respect to any Incremental Term Loan, the earlier to occur of (i) the maturity date identified in the applicable Incremental Facility Agreement establishing such Incremental Term Loan, and (ii) the date on which the aggregate outstanding principal amount of such Incremental Term Loan has been declared, or automatically has become, due and payable pursuant to Section 8.1 (whether by acceleration or otherwise).

“Maximum Rate” shall have the meaning set forth in Section 11.13.

“Moody’s” shall mean Moody’s Investors Service, Inc. (or any successor thereto).

“Mortgaged Property” shall mean, collectively, all Real Estate subject, or required under this Agreement or any Collateral Document to be subject, to a Mortgage.

“Mortgages” shall mean, collectively with respect to all of the Real Estate (other than any Excluded Property), each mortgage, deed of trust, trust deed, security deed, debenture, deed of immovable hypothee, deed to secure debt, or similar document or instrument that grants, or purports to grant, to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such Real Estate, each in form and substance satisfactory to the Administrative Agent (as the same may be amended, restated, amended and restated, supplemented, increased, extended, refinanced, renewed, replaced, and/or otherwise modified in writing from time to time).

“Multiemployer Plan” shall mean any “multiemployer plan”, as defined in Section 3(37) of ERISA, which is sponsored, maintained or contributed to by, or is required to be sponsored, maintained or contributed to by, any Loan Party or Subsidiary, or any of their respective ERISA Affiliates, or with respect to which any Loan Party or Subsidiary, or any of their respective ERISA Affiliates, previously, in the five (5) consecutive year period preceding the Closing Date, sponsored, maintained or contributed to, or was required to sponsor, maintain or contribute to and, in respect of which, a Loan Party or Subsidiary, or any of their respective ERISA Affiliates, still has liability.

“Net Cash Proceeds” shall mean the aggregate cash or Cash Equivalents proceeds received by any Loan Party or Subsidiary in respect of any Specified Transaction, any issuance of Capital Stock or any other non-recurring transaction, net of (without duplication):

(a) direct costs incurred, and/or estimated costs for which reserves are maintained in accordance with GAAP, in connection therewith (including legal, accounting and investment banking and consulting fees and expenses, sales commissions and underwriting discounts);

(b) actual or estimated (in good faith) Taxes paid or payable (including sales, use, transfer and/or other transactional Taxes and any net marginal increase in income Taxes) as a result thereof (including, without limitation, any reasonable estimate of Taxes to be paid within one (1) year of the date of consummation of such Specified Transaction or other transaction as a result of any gain recognized in connection therewith, provided, that, any such estimated Taxes that are not actually due and payable by the end of such one (1) year period shall constitute Net Cash Proceeds upon the earlier to occur of (A) the date on which such taxes are determined by the Borrower to not actually be payable, and (B) the expiration of such one (1) year period);

(c) in the case of any Asset Sale or any Recovery Event, the amount necessary to retire any Indebtedness secured by a Permitted Lien on the related Property; and

(d) reasonable reserves in accordance with GAAP for any liabilities or indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchasers and other retained liabilities in respect of any such Asset Sale undertaken by any Loan Party or Subsidiary in connection therewith, provided, that, to the extent that any such amount ceases to be so reserved (other than any reduction in such reserve to make a payment in respect of such liability or indemnification obligations), the amount thereof shall be deemed to be Net Cash Proceeds of such Asset Sale at such time.

For purposes of this Agreement, “Net Cash Proceeds” includes any cash or Cash Equivalents received by any Loan Party or Subsidiary upon the disposition of any non-cash consideration received by any Loan Party or Subsidiary in respect of any Specified Transaction or any other non-recurring transaction.

“Net Changes in Working Capital” shall mean, for any period of measurement, for the Loan Parties and Subsidiaries determined on a consolidated basis in accordance with GAAP, an amount (which may be positive, negative or zero), measured from, and including, the first (1st) day of such period through, and including, the last day of such period, equal to the sum of:

(a) the aggregate amount of decreases (which shall be treated as a positive number for purposes of the calculation of Net Changes in Working Capital) or the aggregate amount of increases (which shall be treated as a negative number for purposes of the calculation of Net Changes in Working Capital), as the case may be, in accounts receivable, inventory and other Current Assets of the Loan Parties and Subsidiaries over such period; plus

(b) the aggregate amount of increases (which shall be treated as a positive number for purposes of the calculation of Net Changes in Working Capital) or the aggregate amount of decreases (which shall be treated as a negative number for purposes of the calculation of Net Changes in Working Capital), as the case may be, in accounts payable, accrued expenses and other Current Liabilities of the Loan Parties and Subsidiaries over such period;

provided, that, the Net Changes in Working Capital of any Subsidiary that is not a Wholly Owned Subsidiary shall, for purposes of calculating “Net Changes in Working Capital”, be deemed to be the product of (i) the aggregate percentage of outstanding Capital Stock owned the Borrower, directly or indirectly through one (1) or more of its Subsidiaries, in such Subsidiary, multiplied by (ii) the actual amount of Net Changes in Working Capital of such Subsidiary.

“Non-Consenting Lender” shall mean any Lender that does not approve any proposed amendment, modification, termination, extension, discharge, waiver, and/or consent that: (a) requires the approval of all, or all affected, Lenders in accordance with the terms of Section 2.25; and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-U.S. Plan” shall mean any plan, fund (including, without limitation, any superannuation fund), or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding), or maintained outside the United States by any Loan Party or Subsidiary primarily for the benefit of employees of such Loan Party or Subsidiary residing outside of the United States, which plan, fund, or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement, or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Note” shall have the meaning set forth in Section 2.10(b).

“Notice of Borrowing” shall mean, with respect to the Borrowing of: (a) any Revolving Loan (that is not a Swingline Loan), a Notice of Revolving Borrowing; (b) any Swingline Loan, a Notice of Swingline Borrowing; (c) the Term Loan A, a notice in substantially similar form and scope to a Notice of Revolving Borrowing; and (d) any Incremental Term Loan, a notice of the Borrowing of such Incremental Term Loan on the effective date of the Incremental Facility Agreement establishing such Incremental Term Loan (or on such other date(s) as specified in such Incremental Facility Agreement), which notice shall be substantially similar in form and scope to a Notice of Revolving Borrowing.

“Notice of Conversion / Continuation” shall have the meaning set forth in Section 2.7(b).

“Notice of Intent to Cure” shall have the meaning set forth in Section 6.3.

“Notice of Optional Prepayment of Loans” shall have the meaning set forth in Section 2.11.

“Notice of Optional Reduction / Termination of Commitments” shall have the meaning set forth in Section 2.8.

“Notice of Revolving Borrowing” shall have the meaning set forth in Section 2.3.

“Notice of Swingline Borrowing” shall have the meaning set forth in Section 2.4.

“Obligations” shall mean, collectively, (a) all amounts owing by any Loan Party to the Administrative Agent, the Issuing Bank, any Lender (including the Swingline Lender), any Arranger, any Indemnitee, any Secured Party or any other holder(s) of any Obligation(s) from time to time pursuant to, or in connection with, this Agreement or any other Loan Document, or otherwise with respect to any Commitment, any Loan or any Letter of Credit, including, without limitation, all principal, interest (including, without limitation, any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding), all reimbursement obligations, all obligations pursuant to the Administrative Agent’s Erroneous Payment Subrogation Rights, fees, expenses, indemnification and reimbursement payments, costs and expenses (including, without limitation, all reasonable and documented fees and out-of-pocket expenses of counsel to the Administrative Agent, the Issuing Bank, and any Lender (including, without limitation, the Swingline Lender) incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, and all obligations and liabilities incurred in connection with the collection and/or enforcement of any of the foregoing, (b) all Hedging Obligations owed by any Loan Party or Subsidiary to any Lender-Related Hedge Provider permitted by Section 7.10, and (c) all Bank Product Obligations, together with all renewals, extensions, modifications and/or refinancings of any of the items referred to in the foregoing clauses (a) through (c); provided, that, the “Obligations” of any Guarantor shall not include any Excluded Swap Obligations of such Guarantor.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control (or Person succeeding to any of its principal functions).

“Off-Balance Sheet Liabilities” of any Person shall mean: (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person; (b) any liability of such Person under any Sale / Leaseback Transactions that do not create a liability on the balance sheet of such Person; (c) any Synthetic Lease Obligation; or (d) any obligation arising with respect to any other transaction that is the functional equivalent of, or takes the place of, borrowing but which does not constitute a liability on the balance sheet of such Person.

“Operating Lease” shall mean any lease of, or other agreement conveying the right to use, any real or personal Property by any Loan Party or Subsidiary, as lessee, other than any Capitalized Lease.

“Organization Documents” shall mean, with respect to: (a) any corporation, the certificate or articles of incorporation or organization, as amended, and its bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), as amended; (b) any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended; (c) any general partnership, its partnership agreement, as amended; (d) any limited liability company, its certificate or articles of formation or organization, as amended, and its operating agreement, as amended; and (e) any joint venture, trust or other form of business entity, the joint venture or other applicable agreement of formation or organization, and any agreement, instrument, filing or notice with respect thereto, filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization, and, if applicable, any certificate or articles of formation or organization of such entity. In the event that any term or condition of this Agreement or any other Loan Document requires any Organization Document to be certified by a secretary of state or similar applicable Governmental Authority or governmental official, the reference to any such “Organization Document” shall only be to a document of a type customarily certified by such secretary of state or other applicable Governmental Authority or governmental official.

“OSHA” shall mean the Occupational Safety and Health Act of 1970 (29 U.S.C. §–15 et seq.), as amended and in effect from time to time, and any successor statute(s), together with any rules and regulations promulgated thereunder or in connection therewith, any rulings or orders issued by any applicable Governmental Authorities (including, without limitation, the U.S. Occupational Safety and Health Administration and the National Institute for Occupational Safety and Health) thereunder or in connection therewith, or the application or official interpretation of any of the foregoing.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document (and/or any of the Collateral, as applicable), except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.25).

“Outbound Investment Rules” shall mean the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the Closing Date, and as codified at 31 C.F.R. § 850.101 et seq.

“Parent Company” shall mean, with respect to a Lender, the “bank holding company” (as defined in Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” shall have the meaning set forth in Section 11.4(d).

“Participant Register” shall have the meaning set forth in Section 11.4(d).

“Patents” shall have the meaning set forth in the Security Agreement.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Pub. L. §–107–56), as amended and in effect from time to time, and any successor statute(s), together with any rules and regulations promulgated thereunder or in connection therewith, any rulings or orders issued by any applicable Governmental Authorities (including, without limitation, the U.S. Department of Justice or the U.S. Department of Homeland Security) thereunder or in connection therewith, or the application or official interpretation of any of the foregoing.

“Payment Event of Default” shall mean an Event of Default pursuant to Section 8.1(a) or Section 8.1(b).

The “Payment in Full” of the Obligations (or any specified portion thereof), and the Obligations (or any specified portion thereof) being “Paid in Full”, shall, in each case, mean the expiration or earlier termination of all of the Commitments (or related portion thereof, as applicable), the payment in full, in immediately available funds, of all of the Obligations (or such specified portion thereof), and, as applicable, the expiration or earlier termination (or Cash Collateralization to the satisfaction of the Issuing Bank) of all Letters of Credit (in each case, without any pending draw) and the reimbursement of all LC Disbursements, other than: (a) contingent indemnification and expense reimbursement Obligations, in each case of this clause (a), to the extent that no claim(s) giving rise thereto have been asserted; (b) Hedging Obligations owed by any Loan Party or Subsidiary to any Lender-Related Hedge Provider, to the extent that security, guarantee and/or other arrangements satisfactory to such Lender-Related Hedge Provider with respect to such Hedging Obligations shall have been made; (c) Bank Product Obligations, to the extent that security, guarantee and/or other arrangements satisfactory to the applicable Bank Product Provider with respect to such Bank Product Obligations shall have been made; and (d) contingent Obligations for which (i) Cash Collateral, (ii) backstopping letters of credit, or (iii) other arrangements have been made, in each case of the foregoing clauses (d)(i) through (d)(iii), that are satisfactory to the holder(s) of such contingent Obligations, provided, that, the amount of Cash Collateral and/or letters of credit back-stopping LC Exposure shall not exceed one hundred two percent (102.0%) of the maximum face amount of the relevant Letter(s) of Credit.

“Payment Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the Lenders.

“Payment Recipient” shall have the meaning set forth in Section 9.15(a).

“PBGC” shall mean the U.S. Pension Benefit Guaranty Corporation, as referred to and defined in ERISA, and any successor entity performing similar functions.

“Performance Obligations” shall have the meaning set forth in the definition of “Funded Debt” above.

“Periodic SOFR Index Determination Date” shall have the meaning set forth in the definition of “SOFR Index Rate” below.

“Periodic Term SOFR Determination Date” shall have the meaning set forth in the definition of “Term SOFR” below.

“Permitted Acquisition” shall mean any Acquisition by a Loan Party that either has been approved in writing by the Required Lenders or with respect to which all of the following conditions shall have been satisfied:

(a) the Acquired Business and its Subsidiaries (if any) are in a Related Business and have their primary operations within the United States;

(b) the Acquisition shall not be a Hostile Acquisition;

(c) in the case of an Acquisition of Capital Stock, the Acquired Business shall: (i) be organized and existing under the laws of any state of the United States or the District of Columbia; and (ii) have earnings, before interest, taxes, depreciation and amortization (calculated in a manner substantially similar to the calculation of Consolidated EBITDA in accordance with this Agreement), for the period consisting of the twelve (12) consecutive full fiscal months of such Acquired Business most recently ended at least forty five (45) calendar days prior to the date of consummation of such Acquisition, of greater than Zero Dollars ($0.00), as evidenced by the financial statements for such Acquired Business for such period delivered to the Administrative Agent in accordance with clause (g) below;

(d) such Acquisition is consummated in compliance, in all material respects, with all applicable Laws, and all material consents and approvals from any applicable Governmental Authorities or, to the knowledge of any Responsible Officer of any Loan Party or Subsidiary, any other Person(s) whose consent and/or approval is reasonably required in connection with such Acquisition shall have been obtained;

(e) the representations and warranties made by each of the Loan Parties in each Loan Document (including, without limitation, the representations and warranties made in Article IV) shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case, such representations and warranties shall be true and correct in all respects) as if made on, and as of, the date of consummation of such Acquisition (after giving effect thereto), except to the extent that such representations and warranties expressly relate to an earlier date, in which case, such representations and warranties shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case, such representations and warranties shall be true and correct in all respects) as of such earlier date, provided, that, for purposes of this clause (e), the representations and warranties contained in Section 4.4(a) shall be deemed to refer to the most recent financial statements delivered to the Administrative Agent pursuant to any of Section 5.1(a) or Section 5.1(b), respectively;

(f) both immediately before and immediately after giving effect to such Acquisition (and to the payment of all cash consideration and any incurrence or assumption of Indebtedness in connection therewith, but without giving effect to any “netting” of the cash proceeds thereof against Consolidated Funded Debt): (i) no Event of Default shall have occurred or be continuing; (ii) the Loan Parties and Subsidiaries, taken as a whole, are Solvent on a consolidated basis; (iii) the Borrower shall have at least $20,000,000 of Liquidity; (iv) the Borrower shall be in compliance, on a Pro Forma Basis, with each of the financial covenants set forth in Article VI; and (v) the Consolidated Total Net Leverage Ratio, calculated on a Pro Forma Basis, shall be no greater than 2.00 to 1.0;

(g) the Borrower shall have promptly furnished to the Administrative Agent:

(i) at least ten (10) calendar days prior to the date of consummation of such Acquisition (or by such later date as the Administrative Agent may agree in its sole discretion), notice of such Acquisition together with a description, in reasonable detail, of the material terms and conditions of such Acquisition;

(ii) at least ten (10) calendar days prior to the date of consummation of such Acquisition (or by such later date as the Administrative Agent may agree in its sole discretion), pro forma (after giving effect to such Acquisition and to any Indebtedness incurred or assumed in connection therewith) internally prepared financial statements of the Ultimate Parent (or if before the consummation of a Qualifying IPO, Holdings) and its Subsidiaries for the period consisting of the twelve (12) consecutive full calendar months most recently ended at least forty five (45) calendar days prior to the date of consummation of such Acquisition, which pro forma financial statements shall be in form and scope substantially consistent with the financial statements described in Section 5.1(a) and Section 5.1(b) (or in such other form and scope that is reasonably acceptable to the Administrative Agent);

(iii) at least ten (10) calendar days prior to the date of consummation of such Acquisition (or by such later date as the Administrative Agent may agree in its sole discretion), (A) historical financial statements of the Acquired Business and its Subsidiaries for the period described in the foregoing clause (g)(ii), which historical financial statements shall otherwise be substantially in form and scope consistent with the financial statements described in Section 5.1(a) and Section 5.1(b); and (B) if, and to the extent that, the historical financial statements described in the immediately foregoing clause (g)(iii)(A) that are delivered to the Administrative Agent are not audited by an independent public accounting firm of nationally recognized good standing or that is otherwise reasonably acceptable to the Administrative Agent, a quality of earnings (or similar due diligence) report, prepared by an independent public accounting firm of nationally recognized good standing or that is otherwise reasonably acceptable to the Administrative Agent, relating to such historical financial statements, which report shall be in form and detail reasonably satisfactory to the Administrative Agent; provided, that, such quality of earnings (or similar due diligence) report shall only be required if the cash and/or non-cash consideration (including, without limitation, any incurrence or assumption of Indebtedness (including by the Acquired Business), any Earn-Out Obligations, the good faith estimate by the Borrower of the maximum amount of any deferred purchase price obligations (including Earn-Out Obligations), any consideration in the form of Capital Stock, and any related transaction fees, costs and expenses) paid or payable by the Loan Parties and Subsidiaries in connection with such Acquisition is greater than $20,000,000; and

(iv) such other material and reasonably available financial, business, environmental, legal and other information and analysis related to such Acquisition or the Acquired Business (including, without limitation, any such historical financial information and analysis, environmental assessments and reports, appraisals and lien searches) as the Administrative Agent shall have reasonably requested at least five (5) Business Days prior to the date of consummation of such Acquisition;

(h) promptly upon the consummation of such Acquisition, the Borrower shall have furnished to the Administrative Agent the final, executed material documentation relating to such Acquisition (including, without limitation, the applicable acquisition, purchase or sale agreement);

(i) (A) if a new Subsidiary is formed or acquired as a result of, or in connection with, such Acquisition, the Loan Parties shall cause such Subsidiary to join this Agreement as a Guarantor and the Security Agreement as an Obligor (as such term is defined in the Security Agreement), in each case, within the applicable time period therefor after the date of consummation of such Acquisition that is set forth in Section 5.10 (or by such later date as the Administrative Agent may agree in its sole discretion), and (B) the Loan Parties shall execute and deliver, or cause their respective Subsidiaries to execute and deliver, all Guarantees, Collateral Documents, and other related documents and/or instruments, in each case of the foregoing clauses (i)(A) and (i)(B), in accordance with the terms of Section 5.10; and

(j) on or prior to the date of consummation of such Acquisition (or by such later date as the Administrative Agent may agree in its sole discretion), the Borrower shall have delivered to the Administrative Agent a duly completed Permitted Acquisition Certificate in respect of such Acquisition.

“Permitted Acquisition Certificate” shall mean a permitted acquisition certificate, executed by the chief executive officer or other principal Financial Officer of the Borrower, substantially in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 1.1–PA (or in such other form that is acceptable to the Administrative Agent in its sole discretion).

“Permitted Encumbrances” shall mean:

(a) Liens imposed by applicable Law for Taxes, assessments and/or governmental charges (but excluding any Lien imposed pursuant to any of the provisions of ERISA or any other legislation regarding or pertaining to employee benefits) not yet due, or which are being contested in good faith by appropriate proceedings diligently conducted and in respect of which the applicable Loan Party or Subsidiary has set aside on its books adequate reserves in accordance with GAAP;

(b) statutory Liens of landlords, banks, carriers, warehousemen, contractors, mechanics, repairmen, workmen, materialmen, processors and other Liens imposed by applicable Law (other than any such Liens imposed pursuant to Section 430(k) of the Code or Section 303(k) or Section 4068 of ERISA that, in any such case, would constitute an Event of Default under Section 8.1(k)), in each case of the foregoing of this clause (b), created and/or incurred in the ordinary course of business of the Loan Parties and Subsidiaries, for: (i) amounts not yet due; or (ii) amounts that are overdue and are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(c) Liens on pledges and deposits made in the ordinary course of business of the Loan Parties and Subsidiaries, in each case of the foregoing of this clause (c), in connection with (and in compliance with) workers’ compensation, unemployment insurance and other social security legislation;

(d) Liens, pledges and deposits to secure the performance of tenders, bids, trade contracts, leases, statutory obligations, governmental contracts, surety, stay, customs and appeal bonds, performance bonds and return-of-money bonds, and other obligations of a like nature, in each case of the foregoing of this clause (d): (i) created in the ordinary course of business of the Loan Parties and Subsidiaries; and (ii) so long as no foreclosure, sale or similar proceedings shall have been commenced with respect to all, or any material portion, of the Collateral on account thereof;

(e) judgment and attachment Liens not giving rise to a Default or an Event of Default, or Liens created by, or existing from, any litigation or legal proceeding that is currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(f) customary rights of set-off, revocation, refund or chargeback under deposit agreements, the UCC, or common law of banks or other financial institutions where any Loan Party or Subsidiary maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business of the Loan Parties and Subsidiaries;

(g) (i) Liens (or purported Liens) evidenced by the filing of precautionary UCC financing statements relating solely to Operating Leases of (or consignments or similar arrangements for) personal Property permitted under this Agreement and the other Loan Documents, (ii) any interest or title of any lessor (or sub-lessor) under any Operating Lease permitted under this Agreement, (iii) Liens in favor of collecting banks under Section 4-208 or Section 4–210 of the UCC, and (iv) customary Liens in favor of a securities intermediary attaching to commodity trading accounts or other commodities brokerage accounts maintained with such securities intermediary, in each case of the foregoing of this clause (g), in the ordinary course of business of the Loan Parties and Subsidiaries consistent with past practice (as of the Closing Date) of the Loan Parties and Subsidiaries;

(h) Liens in favor of customs and revenue Governmental Authorities arising as a matter of applicable Law to secure the payment of customs duties in connection with the importation of goods in the ordinary course of business of the Loan Parties and Subsidiaries;

(i) Liens arising out of conditional sale, title retention, consignment, and/or similar arrangements for the sale of goods in the ordinary course of business of the Loan Parties and Subsidiaries;

(j) any interest or title of any licensee, sub-licensee, lessor or sub-lessor that is not an Affiliate of any Loan Party or Subsidiary under any lease, sub-lease, license or sub-license agreement covering any Property (including, without limitation, licenses of IP Rights) granted by any Loan Party or Subsidiary to such licensee, sub-licensee, lessor or sub-lessor, in each case of the foregoing of this clause (j), in the ordinary course of business of the Loan Parties and Subsidiaries and not interfering, in any material respect, with the ordinary conduct of business of any Loan Party or Subsidiary;

(k) Liens on insurance policies of the Loan Parties and/or Subsidiaries (and/or the proceeds thereof) granted in the ordinary course of business of the Loan Parties and Subsidiaries in order to secure the financing of insurance premiums with respect thereto;

(l) Liens of bailees in Property that is subject to a bailee arrangement in accordance with the terms of this Agreement and the other Loan Documents, and/or Liens consisting of pledges and/or deposits given to, and in favor of, a public or private utility or other Governmental Authority as required to secure services therefrom, in each case of the foregoing of this clause (l), created and/or incurred in the ordinary course of business of the Loan Parties and Subsidiaries consistent with past practice (as of the Closing Date) of the Loan Parties and Subsidiaries;

(m) Liens in favor of the Issuing Bank or the Swingline Lender on Cash Collateral securing the Obligations of a Defaulting Lender to fund risk participations under this Agreement;

(n) easements, covenants, zoning, building code and other land use restrictions, rights-of-way and similar encumbrances on any Real Estate imposed by applicable Law, or arising in the ordinary course of business of the Loan Parties and Subsidiaries, in each case of the foregoing of this clause (n), that do not and will not: (i) secure any monetary obligations (other than monetary obligations in de minimis amounts); or (ii) materially detract from the value of the affected Property, or otherwise materially interfere with the ordinary conduct of business of the Loan Parties and Subsidiaries, taken as a whole;

(o) with respect to any Real Estate, such exceptions to title as are set forth in any mortgage title insurance policy with respect thereto that has been delivered to, and accepted in writing by, the Administrative Agent in accordance with this Agreement;

(p) Liens that are contractual rights of set-off relating to purchase orders and/or other similar agreements entered into with customers of any Loan Party or Subsidiary in the ordinary course of business of the Loan Parties and Subsidiaries; and

(q) Liens attaching solely to cash earnest money deposits made in connection with any letter of intent or acquisition, sale or purchase agreement, in any such case, entered into in connection with a Permitted Acquisition or other Investment permitted under this Agreement;

provided, that, notwithstanding anything to the contrary in the foregoing, other than Permitted Encumbrances of the type described in clauses (d) and (k), the term “Permitted Encumbrances” shall not include any Lien securing any Indebtedness (other than the Obligations).

“Permitted Holders” shall mean, collectively: (a) each Person set forth on Schedule 1.1–PH; and (b) any trust or other estate-planning vehicle established for the benefit of (i) any such individual referred to in the foregoing clause (a), or (ii) any other individual having a relationship by blood (to the second (2nd) degree of consanguinity), marriage, or adoption to any such individual referred to in the foregoing clause (a), and, in each case of the foregoing clauses (b)(i) and (b)(ii), in respect of which such individual referred to in the foregoing clause (a) serves as sole trustee or in a similar capacity.

“Permitted Lien Renewal” shall mean any replacement, extension and/or renewal of any Permitted Lien, provided, that: (a) such replacement, extension and/or renewal shall not cover any Property of any Loan Party or Subsidiary, other than the Property that was subject to such Lien immediately prior to such replacement, extension and/or renewal (other than (i) after-acquired Property of any Loan Party or Subsidiary that is affixed, or incorporated into, the Property covered by such Lien, and (ii) proceeds and products thereof); and (b) any Indebtedness and other obligations secured by such replacement, extension and/or renewal Lien are permitted by this Agreement.

“Permitted Liens” shall mean each of the Liens permitted pursuant to Section 7.2.

“Permitted Refinancing” shall mean, with respect to any existing Indebtedness, any extension, renewal, refinancing and/or replacement of such Indebtedness, so long as any such extension, renewal, refinancing and/or replacement of such Indebtedness: (a) is on market terms and conditions (as reasonably determined by the Borrower); (b) has a maturity date that is later than that of the Indebtedness being extended, renewed or refinanced; (c) has a Weighted Average Life that is greater than that of the Indebtedness being extended, renewed or refinanced; (d) does not include an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, unless such additional obligor is also a Guarantor; (e) remains subordinated on terms at least as favorable to those applicable to the Indebtedness being extended, renewed, refinanced or replaced, if the Indebtedness being extended, renewed, refinanced or replaced was subordinated to the Obligations; (f) does not exceed in principal amount the principal amount of the Indebtedness being renewed, extended or refinanced, plus accrued and unpaid interest, premium and penalties thereon and reasonable fees and expenses incurred in connection therewith; and (g) is not incurred, created or assumed if any Event of Default would result therefrom or arise in connection therewith.

“Permitted Tax Distributions” shall mean:

(a) in respect of any taxable period for which any Loan Party is a partnership or other pass-through entity for U.S. federal and/or applicable state, local or foreign income Tax purposes (other than a partnership or other pass-through entity described in clause (b)(ii) of this definition), distributions to the equityholders of such Loan Party in an amount not to exceed the amounts to be distributed as (i) a tax distribution with respect to such taxable period pursuant to Section 5.2 of the Holdings LLCA in effect as of the Closing Date and (ii) a Tax Distribution (as such term is defined in the Holdings LLCA in effect upon the consummation of a Qualifying IPO) with respect to such taxable period pursuant to Section 4.01(b) of the Holdings LLCA in effect upon the consummation of a Qualifying IPO; and

(b) for any taxable year (or portion thereof) for which (i) any Loan Party is treated as a corporation that is a member of a consolidated, combined, unitary or similar income tax group for U.S. federal and/or applicable state, local or foreign income tax purposes (a “Tax Group”) of which a direct or indirect parent company of such Loan Party is the common parent or (ii) any Loan Party is a partnership or other pass-through entity for U.S. federal or applicable foreign, state or local income tax purposes that is wholly-owned (directly or indirectly) by a corporation(s) for U.S. federal income tax purposes, distributions to fund the portion of the U.S. federal and/or applicable state, local or foreign income taxes of such Tax Group or such corporation(s) (as applicable) for such taxable period that is attributable to the taxable income of such Loan Parties.

“Person” shall mean any natural person or individual, corporation, limited liability company, trust, joint venture, association, company, firm, partnership (whether a general partnership, a limited partnership or otherwise), Governmental Authority, or other entity.

“Plan” shall mean any “employee benefit plan” as defined in Section 3(3) of ERISA (other than a Multiemployer Plan) that is (i) subject to Section 430 of the Code or Title IV of ERISA and (ii) is maintained or contributed to by any Loan Party or Subsidiary, or any of their respective ERISA Affiliates, or to which any Loan Party or Subsidiary, or any of their respective ERISA Affiliates, has, or may have, an obligation to contribute, and each such plan that is subject to Title IV of ERISA for the five (5) year period immediately following the latest date on which any Loan Party or Subsidiary, or any of their respective ERISA Affiliates, maintained, contributed to, or had an obligation to contribute to (or is deemed, under Section 4069 of ERISA, to have maintained, contributed to, had an obligation to contribute to, or otherwise had liability with respect to) such plan.

“Platform” shall mean Debt Domain, IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system.

“Prime Rate” shall have the meaning set forth in the definition of “Base Rate” above.

“Pro Forma Basis” and “Pro Forma Effect” shall mean, with respect to any Specified Transaction, whether actual or proposed, for purposes of determining compliance with any of the financial covenants set forth in Article VI (or with any condition(s) and/or test(s) based on such compliance that are subject to calculation on a “Pro Forma Basis” or “Pro Forma Effect” as indicated in this Agreement or any other Loan Document, including for purposes of determining the Applicable Margin) and/or Consolidated EBITDA (or with any condition(s) and/or test(s) based on Consolidated EBITDA that are subject to calculation on a “Pro Forma Basis” or “Pro Forma Effect” as indicated in this Agreement or any other Loan Document), that such actual or proposed Specified Transaction shall be deemed to have occurred on, and as of, the first (1st) day of the period of four (4) Fiscal Quarters most recently ended (or on, and as of, the first (1st) day of such other four (4) consecutive full Fiscal Quarter or twelve (12) consecutive full Fiscal Month historical period as may be expressly specified in this Agreement or another Loan Document for a specific purpose), and the following pro forma adjustments shall be made:

(i) in the case of an actual or proposed Asset Sale or Recovery Event, all income statement and cash flow statement items (whether positive or negative) attributable to the Property or Person (as applicable) subject to such Asset Sale or Recovery Event shall be excluded from the consolidated financial results of the Ultimate Parent (or if before the consummation of a Qualifying IPO, Holdings) and its Subsidiaries for such period;

(ii) in the case of an actual or proposed Acquisition, income statement and cash flow statement items (whether positive or negative) attributable to the operations of the Acquired Business for such Acquisition in respect of any period occurring prior to the date of consummation of such Acquisition shall be included in the consolidated financial results of the Ultimate Parent (or if before the consummation of a Qualifying IPO, Holdings) and its Subsidiaries for such period solely to the extent that such income statement and cash flow statement items are supported by either audited financial statements or a quality of earnings (or similar due diligence) report, in each case, prepared by an independent public accounting firm of nationally recognized good standing or that is otherwise reasonably acceptable to the Administrative Agent (or by such other financial statements and/or other information as may be acceptable to the Administrative Agent in its sole discretion) delivered from the Borrower to the Administrative Agent, which audited financial statements or quality of earnings (or similar due diligence) report (or other financial statements and/or other information) shall be in form and scope reasonably acceptable to the Administrative Agent;

(iii) interest accrued during the relevant period on, and the principal of, any Indebtedness repaid, or to be repaid, or refinanced in such Specified Transaction shall be excluded from the consolidated financial results of the Ultimate Parent (or if before the consummation of a Qualifying IPO, Holdings) and its Subsidiaries for such period; and

(iv) any Indebtedness actually or proposed to be incurred or assumed by any Loan Party or Subsidiary (including, if applicable, the Acquired Business) in connection with such Specified Transaction shall be deemed to have been incurred as of the first (1st) day of the applicable period, and interest thereon shall be deemed to have accrued from, and including, such day on such Indebtedness at the applicable rates provided therefor (and, in the case of interest that does or would accrue at a formula or floating rate, at the rate in effect at the time of determination) and shall be included in the consolidated financial results of the Ultimate Parent (or if before the consummation of a Qualifying IPO, Holdings) and its Subsidiaries for such period.

“Pro Forma Compliance Certificate” shall mean a certificate, duly executed by a Responsible Officer of the Borrower: (a) containing reasonably detailed calculations demonstrating compliance, on a Pro Forma Basis (after giving effect to the consummation of any Specified Transaction or any other transaction in respect of which a Pro Forma Compliance Certificate is required to be delivered under the terms of this Agreement or any other Loan Document), with each applicable financial covenant (or other condition(s) derived therefrom as may be expressly stated in this Agreement or in any other Loan Document) set forth in Article VI; and (b) certifying, on behalf of the Borrower and each other Loan Party, the accuracy of such calculations and compliance, on a Pro Forma Basis (after giving effect to the consummation of such Specified Transaction or other transaction), by the Loan Parties with such financial covenant(s) and/or other condition(s).

“Pro Rata Share” shall mean, with respect to: (a) any Class of Commitment or Loan of any Lender at any time, a percentage, the numerator of which shall be such Lender’s Commitment of such Class (or, if such Commitment has expired or been terminated, or the Loans of such Class have been declared to be due and payable, such Lender’s Revolving Credit Exposure or respective portion of the outstanding principal amount of the Term Loan(s) of such Class, as the case may be), and the denominator of which shall be the sum of all Commitments of such Class of all Lenders (or, if such Commitments have expired or been terminated, or the Loans of such Class have been declared to be due and payable, all Revolving Credit Exposure of all Lenders or the aggregate outstanding principal amount of all Term Loan(s) of such Class, as the case may be); and (b) all Classes of Commitments and Loans of any Lender at any time, (i) the numerator of which shall be the sum of (A) such Lender’s Revolving Commitment (or, if such Revolving Commitment has expired or been terminated, or the Revolving Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure), plus (B) such Lender’s respective portion of the outstanding principal amount of all Term Loans, and (ii) the denominator of which shall be the sum of (A) all Lenders’ Revolving Commitments (or, if such Revolving Commitments have expired or been terminated, or the Revolving Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders), plus (B) the aggregate outstanding principal amount of all Term Loans.

“Property” shall mean an interest of any kind in any property or asset, whether real, personal or mixed, and whether tangible or intangible (and including, for purposes of clarity, IP Rights).

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” shall have the meaning set forth in Section 5.1.

“QFC” shall have the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. §–5390(c)(8)(D).

“QFC Credit Support” shall have the meaning set forth in Section 11.19.

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation: (a) each Loan Party (if any) that has total Property in excess of Ten Million Dollars ($10,000,000) at the time the relevant Guaranty, or the grant of the relevant security interest, becomes, or would become effective with respect to such Swap Obligation; or (b) such other Loan Party (i) as constitutes an “eligible contract participant” under the Commodity Exchange Act, and (ii) can cause another Person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell agreement under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualifying IPO” shall mean the issuance and sale by the Ultimate Parent of its common Capital Stock in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering) or in a firm commitment underwritten offering (or series of related offerings of securities to the public pursuant to a final prospectus) made pursuant to the Securities Act, so long as the aggregate gross proceeds received by the Ultimate Parent in connection therewith are not less than $25,000,000 (net of underwriting discounts and commissions).

“Real Estate” shall mean, as of any date of determination, any interest or entitlement (whether in fee, leasehold or otherwise, including, without limitation, any interest in any ground lease) then owned or legally possessed by any Loan Party or Subsidiary in any real property (including any and all buildings, fixtures and/or other improvements located thereon or affixed thereto).

“Real Estate Documents” shall mean, with respect to any Real Estate of any Loan Party that is not Excluded Property:

(a) a fully executed and notarized Mortgage, in proper form for recording in the county, city or other pertinent jurisdictions in which the subject Real Estate is located, encumbering the fee interest of such Loan Party in such Real Estate;

(b) if requested by the Administrative Agent in its reasonable discretion, an as-built ALTA/NSPS survey of the sites of such Real Estate, certified to the Administrative Agent and the title insurance company issuing the policies referred to in clause (c) below, in a manner reasonably satisfactory to each of the Administrative Agent and such title insurance company, dated as of a date reasonably satisfactory to each of the Administrative Agent and such title insurance company, by an independent professional licensed land surveyor, which maps or plats, together with the surveys on which they are based, shall: (i) be sufficient to delete any standard printed survey exception contained in the applicable title policy; and (ii) be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys, jointly established and adopted by the American Land Title Association and the National Society of Professional Surveyors, Inc. in 2021, with items 2, 3, 4, 6(b), 7(a), 7(b)(1), 7(c), 8, 9, 10, 11, 13, 14, 16, 17, 18 and 19 on Table A thereof completed;

(c) (i) ALTA (or jurisdictional equivalent) mortgagee title insurance policies (or unconditional commitments therefor) issued by one (1) or more title insurance companies reasonably satisfactory to the Administrative Agent with respect to such Real Estate, each in an amount (or amounts) equal to the fair market value of such Real Estate, including such endorsements thereto as are reasonably requested by the Administrative Agent and otherwise reasonably satisfactory to the Administrative Agent, assuring the Administrative Agent that the Mortgage covering such Real Estate creates a valid and enforceable, first priority mortgage lien on such Real Estate, free and clear of all defects and encumbrances except for Permitted Encumbrances, together with (A) a title report issued by each applicable title insurance company with respect thereto, and (B) copies of all recorded documents listed as exceptions to title or otherwise referred to therein; and (ii) evidence reasonably satisfactory to the Administrative Agent that the Loan Parties have paid (A) to each applicable title insurance company (and/or to any appropriate Governmental Authorities) all expenses and premiums of each such title insurance company and all other sums required to be paid in connection with the issuance of each title insurance policy described in the foregoing clause (c)(i), and (B) to each applicable Governmental Authority all recording, stamp and/or documentary taxes (including, without limitation, mortgage recording and intangible taxes) payable in connection with the recording of each Mortgage in the appropriate real estate records;

(d) evidence as to (i) whether such Real Estate is located in an area designated by the U.S. Federal Emergency Management Agency or the U.S. Secretary of Housing and Urban Development as having special flood or mud slide hazards (a “Flood Hazard Property”), and (ii) if such Real Estate is a Flood Hazard Property: (A) whether the community in which such Real Estate is located is participating in the U.S. National Flood Insurance Program; (B) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Administrative Agent (I) as to the fact that such Real Estate is a Flood Hazard Property, and (II) as to whether the community in which each such Flood Hazard Property is located is participating in the U.S. National Flood Insurance Program; and (C) copies of flood insurance policies under the U.S. National Flood Insurance Program (or private insurance endorsed to cause such private insurance to be fully compliant with the federal Law as regards private placement insurance applicable to the U.S. National Flood Insurance Program, with financially sound and reputable insurance companies that are not Affiliates of any Loan Party or Subsidiary) or certificates of insurance of the Loan Parties and Subsidiaries evidencing such flood insurance coverage, in such amounts and with such deductibles as the Administrative Agent may reasonably request, and naming the Administrative Agent, and its successors and/or assigns, as ‘lender’s loss payee’ or ‘lender’s loss payable’ (as applicable), and as ‘mortgagee’, in each case of the foregoing, on behalf of the Secured Parties;

(e) if requested by the Administrative Agent, a duly executed environmental indemnity agreement made with respect thereto by the applicable Loan Party in form and substance reasonably satisfactory to the Administrative Agent;

(f) if reasonably requested by the Administrative Agent, (i) environmental questionnaires, (ii) Phase I Environmental Site Assessment Reports, consistent with the American Society of Testing and Materials (ASTM) Standard E 1527–05 and all applicable state Law requirements, (iii) solely if, and to the extent, recommended by a Phase I Environmental Site Assessment Report, Phase II Environmental Site Assessment Reports, consistent with the American Society of Testing and Materials (ASTM) Standard E 1903–19 and all applicable state Law requirements, and/or (iv) such other environmental review and audit reports, including, without limitation, Phase III Environmental Site Assessment Reports, in each case of the foregoing clauses (f)(i) through (f)(iv), on all of the owned Real Estate, each dated no more than six (6) months prior to the Closing Date (or prior to the effective date of the applicable Mortgage, if executed after the Closing Date in accordance with the terms of this Agreement) (or such earlier date as the Administrative Agent may agree in its sole discretion), prepared by environmental firms reasonably satisfactory to the Administrative Agent, together, if such reports are not certified to the Administrative Agent and the Lenders, letters executed by such environmental firms authorizing the Administrative Agent and the Lenders to rely on such reports, all in form and substance reasonably satisfactory to the Administrative Agent;

(g) if requested by the Administrative Agent, evidence reasonably satisfactory to the Administrative Agent that such Real Estate, and the uses of such Real Estate, are in compliance (which shall, for the avoidance of doubt, include legal non-conforming status), in all material respects, with all applicable zoning Laws (with the evidence submitted as to which including the zoning designation made for such Real Estate, the permitted uses of such Real Estate under such zoning designation, and, if available, zoning requirements as to parking, lot size, ingress, egress and building setbacks);

(h) if reasonably requested by the Administrative Agent, an Appraisal, dated as of a recent date at the time of recording of the Mortgage with respect to such Real Estate, relating to such Real Estate; and

(i) an opinion of legal counsel (which counsel shall be reasonably satisfactory to the Administrative Agent) to the applicable Loan Party granting the Mortgage on such Real Estate in each state in which such Real Estate is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state, in each case of the foregoing, addressed to the Administrative Agent and the Lenders and in form and substance reasonably satisfactory to the Administrative Agent.

“Recipient” shall mean, as applicable: (a) the Administrative Agent; (b) any Lender; and/or (c) the Issuing Bank.

“Recovery Event” shall mean any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any Property of the Loan Parties and/or Subsidiaries.

“Register” shall have the meaning set forth in Section 11.4(c).

“Regulation T” shall mean Regulation T of the Federal Reserve Board, as the same may be in effect from time to time, and any successor regulations.

“Regulation U” shall mean Regulation U of the Federal Reserve Board, as the same may be in effect from time to time, and any successor regulations.

“Regulation X” shall mean Regulation X of the Federal Reserve Board, as the same may be in effect from time to time, and any successor regulations.

“Regulation Y” shall mean Regulation Y of the Federal Reserve Board, as the same may be in effect from time to time, and any successor regulations.

“Related Business” shall mean any of the same line(s) of business conducted by the Loan Parties and Subsidiaries as of the Closing Date, or any business(es) reasonably related, ancillary or incidental thereto, and/or any reasonable extensions of any of the foregoing.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates, together with each of the respective officers, directors, managers, administrators, trustees, partners, managers, employees, agents, advisors, controlling persons, legal counsel, consultants and/or other representatives of such Person and such Person’s Affiliates.

“Related Transaction Documents” shall mean, collectively, the Loan Documents, the Closing Date Acquisition Documents and all other agreements and/or instruments executed in connection with the Related Transactions.

“Related Transactions” shall mean, collectively, the Borrowing of the Term Loan A on the Closing Date, the Borrowing of any Revolving Loans on the Closing Date, the Closing Date Acquisition, the preparation, negotiation, execution and delivery of all Related Transaction Documents, and the payment of all fees, costs and expenses associated with any of the foregoing.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the FRBNY, or a committee officially endorsed or convened by the Federal Reserve Board and/or the FRBNY, or any successor thereto.

“Replacement Lender” shall have the meaning set forth in Section 2.25.

“Required Lenders” shall mean, as of any date of determination, two (2) or more unaffiliated Lenders (unless there is only one (1) Lender, in which case, such Lender) (a) holding, in the aggregate, greater than fifty percent (50.0%) of the Aggregate Revolving Commitments and the aggregate outstanding portion of the Term Loans at such time, or (b) if the Lenders, taken together, have no Commitments outstanding at such time, then Lenders holding greater than fifty percent (50.0%) of the Aggregate Revolving Credit Exposure and the aggregate outstanding portion of the Term Loans at such time; provided, that, to the extent that any Lender is a Defaulting Lender, such Defaulting Lender, and all of its Revolving Commitments, Revolving Credit Exposure and respective portion of the outstanding Term Loans, shall be excluded for purposes of determining the Required Lenders.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” shall mean, with respect to any Loan Party or Subsidiary, (a) the chief executive officer, the president, the chief operating officer or any Financial Officer of such Loan Party, and (b) any other officer(s) of such Loan Party or Subsidiary with substantially equivalent authority and responsibilities as any of the specified officers of the types described in the foregoing clause (a); provided, that, (i) the Administrative Agent (or its designee) shall have received a duly executed and completed incumbency certificate with respect to such Person and (ii) solely for purposes of certifying compliance with (A) any of the financial covenants set forth in Article VI (whether calculated on a Pro Forma Basis or otherwise), or any condition required to be satisfied under this Agreement or any other Loan Document that is related to or derived from such calculations of financial covenant compliance (whether on a Pro Forma Basis or otherwise), and (B) any condition required to be satisfied under this Agreement or any other Loan Document relating to the Solvency of any or all of the Loan Parties and Subsidiaries or to any measurement of Liquidity or Unrestricted Cash, in any such case of the foregoing of this clause (ii), “Responsible Officer” shall instead mean any Financial Officer of such Loan Party or Subsidiary. Any document delivered pursuant to this Agreement or any other Loan Document that is signed by a Responsible Officer of a Loan Party or Subsidiary shall be conclusively presumed to have been authorized by all necessary corporate, partnership, limited liability company and/or other action on the part of such Loan Party or Subsidiary, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party or Subsidiary. To the extent requested by the Administrative Agent, each Responsible Officer will provide an incumbency certificate, together with (to the extent requested by the Administrative Agent) appropriate authorization documentation, in form and substance reasonably satisfactory to the Administrative Agent.

“Restricted Payment” shall mean: (a) any dividend or other distribution (whether in cash, loans, advances, securities or other Property) with respect to any Capital Stock in any Person; (b) any payment (whether in cash, securities or other Property), including, without limitation, any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Capital Stock or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof); (c) any option, warrant or other right to acquire any such dividend or other distribution or payment referred to in the foregoing clauses (a) and (b), or (d) any setting apart of funds or other Property for any of the foregoing.

“Revolving Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans to the Borrower, and to acquire participations in Letters of Credit and Swingline Loans, pursuant to this Agreement in an aggregate principal amount not to exceed the applicable amount set forth with respect to such Lender on Schedule I (as such Schedule may be amended and/or restated after the Closing Date) as such Lender’s “Revolving Commitment”, or, in the case of a Person that becomes a Lender after the Closing Date, the amount of the assigned “Revolving Commitment” of such Person as provided in the applicable Assignment and Assumption executed by such Person as an assignee (or in such other applicable joinder documentation, including any Incremental Facility Agreement, executed by such Person after the Closing Date), in each case of the foregoing, as such commitment may subsequently be increased and/or decreased from time to time in accordance with the terms of this Agreement and the other Loan Documents.

“Revolving Commitment Termination Date” shall mean the earliest to occur of: (a) October 1, 2030 (or, if such date is not a Business Day, the immediately prior Business Day); (b) the date on which the Revolving Commitments shall have been terminated pursuant to Section 2.8; and (c) the date on which all amounts outstanding under this Agreement shall have been declared, or automatically have become, due and payable pursuant to Section 8.1 (whether by acceleration or otherwise).

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the aggregate outstanding principal amount of such Lender’s Revolving Loans, LC Exposure and Swingline Exposure at such time.

“Revolving Loan” shall mean a loan made by a Lender (other than the Swingline Lender) to the Borrower under its Revolving Commitment, which may be a Base Rate Loan, a SOFR Index Loan or a Term SOFR Loan.

“S&P” shall mean Standard and Poor’s Financial Services, LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Sale / Leaseback Transaction” shall mean any arrangement, directly or indirectly, whereby any Loan Party or Subsidiary shall: (a) sell, dispose of, contribute, dividend or otherwise transfer to another Person any Property (including, for purposes of clarity, any IP Rights, any other personal property and any Real Estate) of such Loan Party or Subsidiary that is used or useful in its business, whether such Property is now owned or hereafter acquired by such Loan Party or such Subsidiary; and (b) after (or substantially concurrently with) the consummation of such sale, disposition, contribution, distribution or transfer referred to in the foregoing clause (a), rent, lease or license (as applicable) all, or any material portion, of such sold, disposed of, contributed, distributed or otherwise transferred Property.

“Sanctioned Country” shall mean, at any time of determination, a country, region or territory that is, or whose government is, the subject or target of any Sanctions.

“Sanctioned Person” shall mean, at any time of determination: (a) any Person that is the subject or target of any Sanctions; (b) any Person located, organized, operating or resident in a Sanctioned Country; or (c) any Person owned or controlled by any such Person referred to in the foregoing clauses (a) and (b).

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by: (a) the U.S. government, including those administered by OFAC or the U.S. Department of State; (b) the United Nations Security Council, the European Union (or any member state thereof) or His Majesty’s Treasury of the United Kingdom; or (c) any other relevant sanctions authority.

“SEC” shall mean the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” shall mean each of: (a) the Administrative Agent; (b) the Issuing Bank; (c) each of the Lenders; (d) each Lender-Related Hedge Provider; (e) each Bank Product Provider; (f) each Indemnitee; and (g) each other holder of the Obligations from time to time.

“Securities Act” shall mean the Securities Act of 1933, including all amendments thereto and regulations promulgated thereunder.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934 (15 U.S.C. §–78a et seq.), as amended and in effect from time to time, and any successor statute(s), together with any rules and regulations promulgated thereunder or in connection therewith, any rulings or orders issued by any applicable Governmental Authorities (including, without limitation, the SEC) thereunder or in connection therewith, or the application or official interpretation of any of the foregoing.

“Securitization Transaction” shall mean any financing, factoring, or similar transaction or arrangement (or series of such transactions or arrangements) entered into by any Loan Party or Subsidiary pursuant to which such Loan Party or Subsidiary may sell, convey, or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals, or similar rights to payment to a special purpose Subsidiary or Affiliate or to any other Person.

“Security Agreement” shall mean that certain Security and Pledge Agreement, dated as of the Closing Date, executed in favor of the Administrative Agent, for the benefit of the Secured Parties, by each of the Loan Parties (as amended, restated, amended and restated, supplemented, extended, replaced, and/or otherwise modified in writing from time to time in accordance with the terms hereof and thereof).

“SIFMA” shall mean the Securities Industry and Financial Markets Association (or any successor thereto).

“SOFR” shall mean a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” shall mean the FRBNY (or any successor administrator of the secured overnight financing rate).

“SOFR-Based Rate” shall mean each of Daily Simple SOFR, SOFR Index Rate and Term SOFR for any Interest Period.

“SOFR Borrowing” shall mean any SOFR Index Borrowing and/or any Term SOFR Borrowing for any Interest Period.

“SOFR Index Borrowing” shall mean a Borrowing, the Loans in respect of which bear interest at a rate determined by reference to the SOFR Index Rate.

“SOFR Index Loan” shall mean a Loan bearing interest at a rate determined by reference to the SOFR Index Rate.

“SOFR Index Rate” shall mean, as of any specified date of determination, for any calculations with respect to a SOFR Index Loan and/or a SOFR Index Borrowing, the rate per annum equal to the SOFR Reference Rate for a forward-looking one (1) month tenor, determined as of the date that is two (2) U.S. Government Securities Business Days prior to the first (1st) Business Day of the calendar month in which such specified date of determination occurs (such prior date, a “Periodic SOFR Index Determination Date”), as such forward-looking rate is published by the Term SOFR Administrator on such Periodic SOFR Index Determination Date; provided, that, (a) if, as of 5:00 P.M. on any Periodic SOFR Index Determination Date, (i) the SOFR Reference Rate for a forward-looking one (1) month tenor has not been published by the Term SOFR Administrator on such date, and (ii) a Benchmark Replacement Date with respect to the SOFR Reference Rate for such tenor has not occurred, then “SOFR Index Rate” shall instead mean the SOFR Reference Rate for a forward-looking one (1) month tenor as published by the Term SOFR Administrator on the first (1st) preceding U.S. Government Securities Business Day for which the SOFR Reference Rate for such tenor was published by the Term SOFR Administrator, so long as such first (1st) preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic SOFR Index Determination Date, and (b) if, at any time, the SOFR Index Rate (determined in accordance with the foregoing of this definition of “SOFR Index Rate”, including in accordance with the foregoing clause (a) of this proviso) is less than the Floor, then the SOFR Index Rate shall be deemed to equal the Floor for all purposes of this Agreement and the other Loan Documents. The SOFR Index Rate shall be determined by the Administrative Agent on a monthly basis and shall be increased or decreased, as applicable, automatically on the first (1st) Business Day of each calendar month, without further notice to any Loan Party or Subsidiary, any other party to this Agreement or any other Loan Document, or any other Person.

“SOFR Loan” shall mean any SOFR Index Loan and/or any Term SOFR Loan for any Interest Period.

“SOFR Reference Rate” shall mean the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR for an applicable tenor.

“Solvent” shall mean, with respect to any Person on a particular date, that, on such date: (a) the fair value of the Property of such Person is greater than the total amount of liabilities, including subordinated and contingent obligations, of such Person; (b) the present fair saleable value of the Property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent obligations as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s Property would constitute an unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is about to engage; and (e) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent obligations (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that could reasonably be expected to become an actual or matured liability.

“Specified Event of Default” shall mean each of: (a) a Payment Event of Default and (b) an Automatic Acceleration Event of Default.

“Specified Loan Party” shall mean each Loan Party that is, at the time on which the relevant Guarantee, or grant of the relevant security interest under the applicable Loan Documents, by such Loan Party becomes effective with respect to a Swap Obligation, a corporation, partnership, proprietorship, organization, trust or other entity that would not be an “eligible contract participant” under the Commodity Exchange Act at such time but for the effect of Section 10.8.

“Specified Transaction” shall mean any Asset Sale, any Recovery Event, any Acquisition, the making of any Investment, the declaration and/or making of any Restricted Payment, the establishment of any Incremental Term Loan and/or any Incremental Revolver Increase effected pursuant to Section 2.23, any other incurrence of Indebtedness, any issuance of Capital Stock or any contribution of equity capital (whether in cash or otherwise), any Sale / Leaseback Transaction, any Securitization Transaction, and/or any other transaction that is subject to calculation on a “Pro Forma Basis” as indicated in this Agreement or any other Loan Document (or in any other agreement, document, certificate and/or instrument executed and/or delivered in connection herewith or therewith).

“Subordinated Debt” shall mean, collectively, any Earn-Out Obligation or other Indebtedness incurred by any Loan Party or Subsidiary, in each case that, by its terms (including pursuant to the terms of any applicable intercreditor, subordination, collateral sharing, trustee and/or other similar agreement among creditors (or agents thereof) relating thereto), is subordinated to the Obligations on terms and conditions reasonably acceptable to the Administrative Agent.

“Subordinated Debt Documents” shall mean, collectively, all indentures, agreements, notes, guaranties, subordination and/or intercreditor agreements, and/or other material agreements governing or evidencing any Subordinated Debt, together with all other material documents relating thereto, in each case of the foregoing, as such documents or agreements may be amended, restated, amended and restated, supplemented, increased, extended, refinanced, renewed, replaced, and/or otherwise modified in writing from time to time solely to the extent not in violation of the terms of this Agreement or any applicable intercreditor, subordination, collateral sharing or other similar agreement among creditors (or agents thereof) relating thereto.

“Subsidiary” shall mean, with respect to any Person (the “parent”) as of any date of determination, any corporation, limited liability company, joint venture, association, company, firm, partnership (whether a general partnership, a limited partnership or otherwise), or other business entity, the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, joint venture, association, company, firm, partnership (whether a general partnership, a limited partnership or otherwise), or other business entity (a) in which more than fifty percent (50.0%) of the outstanding Voting Capital Stock, or more than fifty percent (50.0%) of the outstanding Capital Stock, are, in any such case of the foregoing, at such time, owned, controlled or held, directly or indirectly, by the parent, and/or (b) that is, as of such date, otherwise controlled (whether by contract or otherwise), in each case of the foregoing clauses (a) and (b), directly or indirectly, by the parent, one (1) or more other Subsidiaries of the parent, or the parent together with one (1) or more other Subsidiaries of the parent; provided, that, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest(s) in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise expressly indicated in this Agreement or in any other Loan Document, all references to “Subsidiary” in this Agreement and in each other Loan Document shall mean a Subsidiary of Holdings and/or another Loan Party, as applicable.

“Supported QFC” shall have the meaning set forth in Section 11.19.

“Swap Obligation” shall mean, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding not to exceed Ten Million Dollars ($10,000,000).

“Swingline Exposure” shall mean, with respect to each Lender, the principal amount of the Swingline Loans in which such Lender is legally obligated either to make a Base Rate Loan, or to purchase a participation in accordance with Section 2.4, which shall equal such Lender’s Pro Rata Share of all outstanding Swingline Loans.

“Swingline Lender” shall mean Truist, in its capacity as a Lender with respect to Swingline Loans under this Agreement, together with its successors and permitted assigns in such capacity.

“Swingline Loan” shall mean a loan made to the Borrower by the Swingline Lender under the Swingline Commitment.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that: (a) the lease will be treated as an “operating lease” by the lessee pursuant to Accounting Standards Codification Sections 840–10 and 840–20, as amended; and (b) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like Property.

“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of: (a) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal; and, without duplication, (b) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease Property at the end of the lease term.

“Target” shall mean Red Clay Industries, Inc., a North Carolina corporation.

“Target Annual Financial Statements” shall mean, collectively, that certain audited consolidated balance sheet of the Target and its Subsidiaries for the Fiscal Year ended December 31, 2023, and those certain related consolidated statements of income or operations of the Target and its Subsidiaries for such Fiscal Year, including the notes thereto.

“Target Historical Financial Statements” shall mean, collectively, the Target Annual Financial Statements and the Target Interim Financial Statements.

“Target Interim Financial Statements” shall mean, collectively, that certain reviewed consolidated balance sheet of the Target and its Subsidiaries for the Fiscal Month ended July 31, 2025, and those certain related consolidated statements of income or operations of the Target and its Subsidiaries for such Fiscal Month, including the notes thereto.

“Target QoE” shall mean, collectively, that certain quality of earnings report, dated around September 4, 2025 and delivered to the Administrative Agent prior to the Closing Date, covering the consolidated balance sheet of the Target and its Subsidiaries through May 31, 2025, together with those certain related consolidated statements of income or operations of the Target and its Subsidiaries, including the notes thereto, prepared by BDO, and other financial information and modelling reasonably satisfactory to the Administrative Agent (together with such covered financial statements).

“Tax Certificate” shall have the meaning set forth in Section 2.20(g).

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including, without limitation, backup withholding), assessments, fees, or other charges imposed by any Governmental Authority, including, without limitation, any interest, additions to tax, or penalties applicable thereto.

“Term Loan A” shall have the meaning set forth in Section 2.5.

“Term Loan A Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make its respective portion of the Term Loan A, in full in a single advance on the Closing Date in accordance with Section 2.5, in an aggregate original principal amount not to exceed the applicable amount set forth with respect to such Lender on Schedule I as such Lender’s “Term Loan A Commitment”. On the Closing Date as of the time of initial effectiveness of this Agreement, the aggregate amount of the Term Loan A Commitments of all of the Lenders, taken together (which are referred to herein as the “Term Loan A Commitments”), is One-Hundred Twenty Million Dollars ($120,000,000).

“Term Loan Commitments” shall mean, collectively, the Term Loan A Commitments and the Incremental Term Loan Commitments (if any) of all of the Lenders, taken together.

“Term Loans” shall mean, collectively, the Term Loan A and each Incremental Term Loan, if any.

“Term SOFR” shall mean, as of any specified date of determination, for any calculations with respect to a Term SOFR Loan and/or a Term SOFR Borrowing and/or any determination of the Base Rate pursuant to clause (c) of the definition of “Base Rate” above, the rate per annum equal to the SOFR Reference Rate for a forward-looking tenor comparable to the then applicable or selected (as applicable) Interest Period for such Term SOFR Loan or Term SOFR Borrowing (or for a forward-looking one (1) month tenor, in the case of any determination of the Base Rate pursuant to clause (c) of the definition of “Base Rate” above), determined as of the date that is two (2) U.S. Government Securities Business Days prior to the first (1st) day of such Interest Period (such prior date, a “Periodic Term SOFR Determination Date”), as such rate is published by the Term SOFR Administrator on such Periodic Term SOFR Determination Date; provided, that, (a) if, as of 5:00 P.M. on any Periodic Term SOFR Determination Date, (i) the SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator on such date, and (ii) a Benchmark Replacement Date with respect to the SOFR Reference Rate for such tenor has not occurred, then “Term SOFR” shall instead mean the SOFR Reference Rate for such applicable tenor as published by the Term SOFR Administrator on the first (1st) preceding U.S. Government Securities Business Day for which the SOFR Reference Rate for such applicable tenor was published by the Term SOFR Administrator, so long as such first (1st) preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Date and (b) if, at any time, Term SOFR (determined in accordance with the foregoing of this definition of “Term SOFR”, including in accordance with the foregoing clause (a) of this proviso) is less than the Floor, then Term SOFR shall be deemed to equal the Floor for all purposes of this Agreement and the other Loan Documents. Any change(s) in Term SOFR for any Interest Period due to any change(s) in the SOFR Reference Rate for a comparable tenor shall be effective from, and including, the effective date of any such change(s) in the SOFR Reference Rate for such tenor, without further notice to any Loan Party or Subsidiary, any other party to this Agreement or any other Loan Document, or any other Person.

“Term SOFR Administrator” shall mean the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the SOFR Reference Rate for an applicable tenor selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Borrowing” shall mean a Borrowing, the Loans in respect of which bear interest at a rate determined by reference to Term SOFR for any available Interest Period.

“Term SOFR Loan” shall mean a Loan bearing interest at a rate determined by reference to Term SOFR for any available Interest Period.

“Threshold Amount” shall mean, as of any date of determination, Ten Million Dollars ($10,000,000).

“TRA” means that certain Tax Receivable Agreement by and between Ultimate Parent and certain other parties thereto, as in effect upon the consummation of a Qualifying IPO, in the form provided to the Administrative Agent prior to the Closing Date (except for changes reasonably acceptable to the Administrative Agent).

“TRA Payments” means each Tax Benefit Payment and Early Termination Payment (as such terms are defined in the TRA) required to be made by Ultimate Parent pursuant to the TRA.

“Trademarks” shall have the meaning set forth in the Security Agreement.

“Truist” shall mean Truist Bank and its successors.

“Truist Securities” shall mean Truist Securities, Inc. and its successors.

“Type”, when used in reference to a Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Term SOFR for any Interest Period (other than pursuant to clause (c) of the definition of “Base Rate” above), the SOFR Index Rate or the Base Rate (including, for the avoidance of doubt, pursuant to clause (c) of the definition of “Base Rate” above).

“UCC” shall have the meaning set forth in the Security Agreement.

“U.S.” or “United States” shall mean the United States of America.

“U.S. Entity” shall mean any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any Person in the United States.

“U.S. Government Securities Business Day” shall mean any day, other than: (a) a Saturday or a Sunday; or (b) any day on which SIFMA recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” shall have the meaning set forth in Section 11.19.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Ultimate Parent” shall mean Cardinal Infrastructure Group Inc., a Delaware corporation.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement without giving effect to the Benchmark Replacement Adjustment.

“Unfinanced Capital Expenditures” shall mean, for any period of measurement, the aggregate amount actually paid in cash by the Ultimate Parent (or if before the consummation of a Qualifying IPO, Holdings) and its Subsidiaries on account of Capital Expenditures, but excluding any such Capital Expenditures solely to the extent financed with the Net Cash Proceeds of long-term, non-revolving Indebtedness, with Loans or with the Net Cash Proceeds of any issuance of common Capital Stock by such Loan Party or Subsidiary that have been earmarked on the books of such Loan Party or Subsidiary for use for specific expenditures at the time of receipt by such Loan Party or Subsidiary and which are used for such expenditures within 90 days of receipt by such Loan Party or Subsidiary.

“Unfunded Pension Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan, determined on a plan termination basis in accordance with actuarial assumptions as of such time that are consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, in excess of the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (but excluding any accrued but unpaid contributions).

“Unrestricted Cash” shall mean, as of any date of determination, the aggregate amount of unrestricted and unencumbered (other than by Liens in favor of the Administrative Agent) cash and Cash Equivalents (measured at fair market value) of the Loan Parties and their Subsidiaries maintained in the United States held in a deposit or securities account at a Lender or otherwise subject to a Controlled Account Agreement in favor of the Administrative Agent.

“Voting Capital Stock” shall mean, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors or managers (or persons performing similar functions) of such Person, even though such right to so vote may be suspended by the happening of such contingency.

“Weighted Average Life” shall mean, when applied to any Indebtedness as of any date of determination, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then-remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth (1/12)) that will elapse between such date and the making of such payment; by (b) the then-outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” shall mean, as of any date of determination, with respect to any Person, any Subsidiary of such Person of which all of the Capital Stock are, as of such date, directly or indirectly owned and controlled by such Person or by one (1) or more other Wholly Owned Subsidiaries of such Person (or by a combination of the foregoing). Unless otherwise indicated, all references to “Wholly Owned Subsidiary” hereunder shall mean a Wholly Owned Subsidiary of Holdings or any other Loan Party, as applicable.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” shall mean any Loan Party and/or the Administrative Agent, as applicable.

“Write-Down and Conversion Powers” shall mean: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule; and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution, or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it, or to suspend any obligation in respect of that liability, or any of the powers under that Bail-In Legislation that are related or ancillary to any of those powers.

Section 1.2 Classifications of Loans and Borrowings. For purposes of this Agreement and the other Loan Documents, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”, the “Term Loan A” or an “Incremental Term Loan”), by Type (e.g., a “SOFR Index Loan”, a “Term SOFR Loan” or a “Base Rate Loan”), or by Class and Type (e.g., a “Revolving Term SOFR Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”), by Type (e.g., a “SOFR Index Borrowing”, a “Term SOFR Borrowing” or a “Base Rate Borrowing”), or by Class and Type (e.g., a “Revolving Term SOFR Borrowing”).

Section 1.3 Accounting Terms and Determinations.

(a) Unless otherwise defined or expressly specified in this Agreement or any other Loan Document, all accounting terms used in this Agreement and the other Loan Documents shall be interpreted, all accounting determinations under this Agreement and the other Loan Documents shall be made, and all financial statements required to be delivered under this Agreement and the other Loan Documents shall be prepared, in each case of the foregoing, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited or reviewed consolidated financial statements delivered pursuant to Section 5.1(a) (or, if, at any time, no such financial statements have been delivered pursuant to Section 5.1(a), then on a basis consistent with the Annual Financial Statements); provided, that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any financial covenant set forth in Article VI to eliminate the effect of any change(s) in GAAP on the operation of such covenant (or, if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI for such purpose), then the Loan Parties’ compliance with such covenant shall be determined on the basis of GAAP as in effect on the date immediately prior to the date on which the relevant change(s) in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

(b) Notwithstanding anything to the contrary in the foregoing or elsewhere in this Agreement or any other Loan Document: (i) all terms of an accounting or financial nature used in this Agreement or any other Loan Document shall be construed, and all computations of amounts and ratios referred to in this Agreement or any other Loan Document shall be made, in each case of the foregoing, without giving effect to any election under Accounting Standards Codification Section 825–10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or Subsidiary at “fair value” (as defined therein); and (ii) for purposes of determining compliance with any covenant (including the computation of any financial covenant set forth in Article VI) set forth in this Agreement or any other Loan Document, Indebtedness of the Ultimate Parent (or if before the consummation of a Qualifying IPO, Holdings) and its Subsidiaries shall be deemed to be carried at one hundred percent (100.0%) of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470–20 on financial liabilities shall be disregarded.

(c) Notwithstanding anything to the contrary in the foregoing or elsewhere in this Agreement or any other Loan Document, the parties hereto acknowledge and agree that (A) all calculations in accordance with Article VI of the financial covenants set forth in Article VI (but not including, for purposes of clarity, the testing of any availability, basket or other condition set forth in any Article or Section of this Agreement or any other Loan Document other than in Article VI that requires, by its terms, that any such financial covenant measurement(s) be calculated on a Pro Forma Basis), and (B) all calculations of the Consolidated Total Net Leverage Ratio for purposes of determining the Applicable Margin, in each case of the foregoing clauses (c)(A) and (c)(B), shall be made on a Pro Forma Basis solely with respect to (i) any Asset Sale of all of the outstanding Capital Stock in, or all, or substantially all, of the Property of, any Loan Party or Subsidiary, (ii) any Asset Sale of a line of business or division of any Loan Party or Subsidiary, or (iii) any Acquisition (including any related incurrence or assumption of Indebtedness), in each case of the foregoing clauses (c)(i) through (c)(iii), shall be made on a Pro Forma Basis with respect to each Specified Transaction consummated during the applicable period of measurement, and all other Specified Transactions consummated during the applicable period of measurement shall be given Pro Forma Effect for purposes of such specified calculations.

(d) For purposes of determining compliance with any applicable basket permission(s) set forth in Article VII with respect to any item incurred, granted, paid, invested, made or disposed of (as applicable) in reliance on such basket permission(s) that is denominated in any currency other than Dollars, the amount of such item shall be deemed to be the Dollar-equivalent amount (as reasonably determined by the Administrative Agent) of the amount (denominated in a currency other than Dollars) of such item. In the event that any basket permission set forth in Article VII is exceeded solely as a result of fluctuations, after the last time that such basket permission was utilized or relied on by a Loan Party or Subsidiary, between the amount (denominated in a currency other than Dollars) of any item incurred, granted, paid, invested, made or disposed of (as applicable) measured as of such time, on the one hand, and the Dollar-equivalent amount thereof (as reasonably determined by the Administrative Agent), on the other hand, then such basket permission shall not be deemed to have been exceeded solely as a result of such currency exchange rate fluctuations.

(e) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, any calculation of “extraordinary gains”, “extraordinary losses” and/or “extraordinary charges” shall, in each case for all purposes of this Agreement and the other Loan Documents (including, without limitation, for any determination of Consolidated EBITDA or Consolidated Net Income), be determined by reference to GAAP as in effect immediately prior to giving effect to FASB’s Accounting Standards Update No. 2015–01.

(f) In the event that any Lien, any Indebtedness (whether tested at the time of initial incurrence, upon application of all, or any portion, of the proceeds thereof, or otherwise), any Asset Sale or other disposition, any Acquisition or other Investment, any Restricted Payment, any Affiliate transaction, any restrictive agreement and/or any prepayment of Indebtedness (as applicable), or any other transaction that is subject to any of the negative covenant restrictions set forth in Article VII, meets the criteria of one (1) or more of the categories of transactions then expressly permitted pursuant to any clause of the applicable Section(s) of Article VII, then such transaction (or portion thereof, as applicable) at any time shall be permitted under one (1) or more of such clauses of such Section(s) as the Borrower may determine in its sole discretion at such time (unless otherwise expressly and specifically restricted pursuant to the terms of this Agreement), and, for the avoidance of doubt, unless otherwise expressly and specifically restricted pursuant to the terms of this Agreement, the Borrower may subsequently reclassify or divide (as applicable) such transaction (or portion thereof, as applicable) among such permitting clauses of such applicable Section(s) and shall only be required, at any given time, to count such transaction (or portion thereof, as applicable) as permitted in reliance on one (1) of such permitting clauses of such applicable Section(s).

(g) Except for purposes of calculating Consolidated Funded Debt (in which case such amount shall be calculated as set forth in the definition of “Funded Debt”), for purposes of determining the amount of any Earn-Out Obligations and/or other deferred purchase price obligations of any Person for purposes of this Agreement and the other Loan Documents, the amount of such Earn-Out Obligations and/or other deferred purchase price obligations shall be deemed to be the aggregate liability in respect thereof required to be reflected as a liability on the balance sheet of such Person in accordance with GAAP.

(h) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, all liability amounts shall be determined excluding any liability relating to any Operating Lease, all asset amounts shall be determined excluding any right-of-use assets relating to any Operating Lease, all amortization amounts shall be determined excluding any amortization of a right-of-use asset relating to any Operating Lease, and all interest amounts shall be determined excluding any deemed interest comprising a portion of fixed rent payable under any Operating Lease, in each case of the foregoing, to the extent that such liability, asset, amortization or interest pertains to an Operating Lease under which the covenantor or a member of its consolidated group is the lessee and would not have been accounted for as such under GAAP as in effect on December 31, 2015.

(i) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, for purposes of determining compliance with any financial covenant set forth in Article VI on a Pro Forma Basis in connection with any transaction prior to March 31, 2026, such financial covenant (and financial covenant level) applicable as of any such date of determination shall be deemed to be the corresponding financial covenant (and corresponding financial covenant level) applicable with respect to the period of four Fiscal Quarters ending March 31, 2026.

Section 1.4 Rules of Interpretation.

(a) Terms Generally. The definitions of terms used in this Agreement and the other Loan Documents shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “, without limitation,”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, unless otherwise specified, the word “from” shall mean “from, and including,” and the word “to” shall mean “to, but excluding,”. In addition, unless the context otherwise requires:

(i) any definition of, or reference to, any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as it was originally executed, or as it may from time to time be amended, restated, amended and restated, supplemented, increased, extended, refinanced, renewed, replaced, and/or otherwise modified in writing, as applicable (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements, increases, extensions, refinancings, renewals, replacements, and/or other written modifications as set forth in this Agreement or any other Loan Document);

(ii) any reference in any Loan Document to any Person shall be construed to include such Person’s successors and permitted assigns;

(iii) the words “hereof”, “herein” and “hereunder”, and words of similar import, when used in any Loan Document, shall be construed to refer to such Loan Document as a whole, and not to any particular provision hereof or thereof;

(iv) all references in any Loan Document to Articles, Sections, Exhibits and/or Schedules shall be construed to refer to Articles, Sections, Exhibits and/or Schedules, as applicable, to or of the Loan Document in which such reference appears;

(v) all references contained in a Section, clause, sub-clause or definition to clauses, sub-clauses or definitions occurring “above” or “below”, or to any “foregoing”, “preceding” or “proceeding” clauses, sub-clauses or definitions, in each case of the foregoing, shall refer to the applicable clause or sub-clause of, or definition set forth in, such Section or such clause, sub-clause or definition, as the case may be, and all general references contained in a Section, or a clause or sub-clause thereof, to “the above” or “the below” shall refer, collectively, to all provisions of such Section, clause or sub-clause, as applicable, occurring prior to or after, as applicable, the occurrence of such general reference;

(vi) all references herein to sums denominated in Dollars or dollars, or with the symbol “$”, refer to the lawful currency of the United States, unless such reference specifically identifies another currency;

(vii) any reference in any Loan Document to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term shall be deemed to apply to a division of or by a limited liability company or a limited partnership, or an allocation of assets to a series of a limited liability company or a limited partnership (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of, or with a separate Person, and any division of a limited liability company or a limited partnership shall constitute a separate Person hereunder or thereunder (and each division of any limited liability company or limited partnership that is a subsidiary, joint venture, or any other like term shall also constitute such a Person);

(viii) any definition of, or reference to, any Law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing, and/or interpreting such Law, and any definition of, or reference to, any Law shall, unless otherwise expressly specified, refer to such Law as amended, modified, and/or supplemented from time to time;

(ix) the words “asset” and “property” shall be construed to have the same meaning and effect, and to refer to any and all real and personal, tangible and intangible Properties, including, without limitation, cash, securities, accounts and contract rights;

(x) unless otherwise expressly specified, all references in this Agreement or any other Loan Document to times of day shall be references to Eastern time (daylight or standard, as applicable);

(xi) the terms “lease” and “license” shall include any sub-lease and/or any sub-license, as applicable;

(xii) all terms (whether or not capitalized in occurrence) used in this Agreement and the other Loan Documents that are not specifically defined in this Agreement or any other Loan Document, or under GAAP, but are defined in the UCC, shall have the respective meanings provided for such terms in the UCC, with the term “instrument” having the meaning provided for such term in Article 9 of the UCC; and

(xiii) whenever the phrase “to the knowledge of” (or words of like or similar import) relating to the knowledge of any Person (other than a natural person or individual) are used in this Agreement or any other Loan Document, such phrase shall mean, and refer to, the actual knowledge of any Responsible Officer of such Person.

(b) Letter of Credit Amounts. Unless otherwise expressly specified in this Agreement or another Loan Document, the amount of a Letter of Credit, at any time, shall be deemed to be the stated amount of such Letter of Credit in effect at such time (after giving effect to any actual permanent reductions in the stated amount of such Letter of Credit pursuant to the terms of such Letter of Credit); provided, that, with respect to any Letter of Credit that, by its terms or the terms of any other Issuer Document related thereto, provides for one (1) or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit, after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

(c) Section Headings. Section headings in this Agreement and the other Loan Documents are included herein or therein (as applicable) for convenience of reference only and shall not constitute a part hereof or thereof for any other purpose, or otherwise be given any substantive effect.

(d) Informed Negotiation. This Agreement and the other Loan Documents are the result of negotiations among, and have been reviewed by counsel to, among others, the Administrative Agent and each of the Loan Parties, and this Agreement, and each of the other Loan Documents, are the product of discussions and negotiations among such parties. Accordingly, this Agreement and the other Loan Documents are not intended to be construed against the Administrative Agent, the Issuing Bank or any of the Lenders merely on account of any such Person’s (or its counsel’s) involvement in the preparation and/or closing of this Agreement and/or any other Loan Document.

Section 1.5 Interest Rate Disclosure. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability whatsoever with respect to: (a) the continuation, administration, submission and/or calculation of, or any other matter related to, any of the Base Rate, the SOFR Reference Rate for any applicable tenor and/or any SOFR-Based Rate (for any Interest Period, as applicable), or any component definition used or referred to in, or any rate(s) used or referred to in, the definitions of any of the foregoing in Section 1.1, or for any alternative, successor or replacement rate thereto (including, without limitation, any Benchmark Replacement), including whether the composition and/or characteristics of any such actual or proposed alternative, successor or replacement rate (including, without limitation, any Benchmark Replacement) is or will be similar to, or produces or will produce the same or substantially equivalent value or economic equivalence of, or has or will have the same or a comparable volume or liquidity as, any of the Base Rate, the SOFR Reference Rate for any applicable tenor, any SOFR-Based Rate (for any Interest Period, as applicable) and/or any other Benchmark prior to its discontinuance or unavailability; or (b) the effect, implementation and/or composition of any Conforming Changes. The Administrative Agent, together with its Affiliates and other related entities, may engage in transactions that affect the calculation of any of the Base Rate, the SOFR Reference Rate for any applicable tenor, any SOFR-Based Rate (for any Interest Period, as applicable), any alternative, successor or replacement rate of any of the foregoing (including, without limitation, any Benchmark Replacement), and/or any relevant adjustments to any of the foregoing, in any such case of the foregoing, in a manner adverse to the Borrower and the other Loan Parties. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any of the Base Rate, the SOFR Reference Rate for any applicable tenor, any SOFR-Based Rate (for any Interest Period, as applicable), and/or any other Benchmark, in each case of the foregoing, pursuant to the terms of this Agreement, and the Administrative Agent shall have no liability whatsoever to the Borrower, any other Loan Party, any Subsidiary, any Lender and/or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental and/or consequential damages, costs, losses and/or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or any component thereof) provided by any such information source or service.

Section 1.6 Cashless Rollovers. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, to the extent that any Lender agrees to extend the maturity date of, or replaces, renews and/or refinances any of, its then-existing Loans pursuant to any Incremental Revolver Increases, any Incremental Term Loans and/or any loans incurred under a new credit facility (including, without limitation, a new credit facility documented as an amendment and restatement of this Agreement), in each case of the foregoing, to the extent that such extension, replacement, renewal and/or refinancing is effected by means of a “cashless roll” by such Lender, then such extension, replacement, renewal and/or refinancing shall be deemed to comply with any requirement(s) under this Agreement or any other Loan Document that any related payment(s) to be made in effectuating such extension, replacement, renewal and/or refinancing be made “in Dollars”, “in immediately available funds”, “in cash” or any other similar requirement.

Article II

AMOUNT AND TERMS OF THE COMMITMENTS

Section 2.1 General Description of Facilities. In each case, subject to and upon the terms and conditions herein set forth: (a) the Lenders hereby establish, in favor of the Borrower, a revolving credit facility, pursuant to which each Lender severally agrees (to the extent of such Lender’s Revolving Commitment) to make Revolving Loans to the Borrower, in Dollars, in accordance with Section 2.2; (b) the Issuing Bank may issue Letters of Credit denominated in Dollars in accordance with Section 2.22; (c) the Swingline Lender may make Swingline Loans to the Borrower, in Dollars, in accordance with Section 2.4; (d) each Lender agrees to purchase a participation interest in the Letters of Credit and the Swingline Loans pursuant to the terms and conditions hereof, provided, that, in no event shall the aggregate principal amount of all outstanding Revolving Loans, Swingline Loans, and outstanding LC Exposure exceed the Aggregate Revolving Commitment Amount in effect from time to time; and (e) each Lender severally agrees to advance its respective portion (as set forth on Schedule I as such Lender’s “Term Loan A Commitment”) of the Term Loan A to the Borrower, in Dollars, in full in a single advance on the Closing Date, in a respective original principal amount not to exceed the Term Loan A Commitment of such Lender.

Section 2.2 Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans, ratably in proportion to its Pro Rata Share of the Aggregate Revolving Commitments, to the Borrower in Dollars, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in: (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment; or (b) the Aggregate Revolving Credit Exposure exceeding the Aggregate Revolving Commitment Amount. During the Availability Period, the Borrower shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided, that, the Borrower may not borrow or reborrow if there exists a Default or an Event of Default or if any other condition(s) to such Borrowing set forth in Section 3.2 are not then satisfied.

Section 2.3 Procedure for Revolving Borrowings. The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Revolving Borrowing substantially in the form of Exhibit 2.3 (a “Notice of Revolving Borrowing”) prior to 1:00 P.M. on: (i) the day that is one (1) Business Day prior to the requested date of such Borrowing, if such Borrowing is requested to be a Base Rate Borrowing or a SOFR Index Borrowing; and (ii) the day that is three (3) Business Days prior to the requested date of such Borrowing, if such Borrowing is requested to be a Term SOFR Borrowing. Each Notice of Revolving Borrowing shall be irrevocable (provided, that, a Notice of Revolving Borrowing delivered by the Borrower may be expressly conditioned in writing upon the consummation of any transaction or any event, in which case, such Notice of Revolving Borrowing shall be revoked or extended if such event or transaction does not occur or is delayed) and shall specify: (a) the aggregate original principal amount of such Borrowing; (b) the date of such Borrowing (which shall be a Business Day during the Availability Period); (c) the requested Type of Revolving Loans comprising such Borrowing; and (d) in the case of a Term SOFR Borrowing, the duration of the initial Interest Period applicable thereto (subject to the applicable restrictions set forth in the definition of “Interest Period” in Section 1.1). Each Revolving Borrowing shall consist entirely of (and be outstanding from time to time in accordance with this Agreement as) Base Rate Loans, SOFR Index Loans or Term SOFR Loans (or a combination of the foregoing), as the Borrower may request from time to time. The aggregate original principal amount of each Revolving Borrowing that is a SOFR Borrowing shall not be less than Two-Hundred Fifty Thousand Dollars ($250,000) and, if greater, shall be in a larger multiple of One Hundred Thousand Dollars ($100,000) in excess thereof, and the aggregate original principal amount of each Revolving Borrowing that is a Base Rate Borrowing shall not be less than One Hundred Thousand Dollars ($100,000) and, if greater, shall be in a larger multiple of One Hundred Thousand Dollars ($100,000) in excess thereof; provided, that, Base Rate Loans made pursuant to any of Section 2.4 or Section 2.22(d) may be made in lesser amounts as provided in such applicable Section. At no time shall the total number of Term SOFR Borrowings outstanding at any time exceed eight (8). Promptly following the receipt of a Notice of Revolving Borrowing in accordance with this Section 2.3, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.

Section 2.4 Swingline Commitment.

(a) Subject to the terms and conditions set forth in this Agreement, the Swingline Lender shall, in accordance with this Section 2.4, make Swingline Loans to the Borrower in Dollars, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) the Swingline Commitment then in effect, and (ii) the difference between (A) the Aggregate Revolving Commitment Amount, and (B) the Aggregate Revolving Credit Exposure; provided, that, the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. All Swingline Loans made pursuant to this Section 2.4 shall be made as Base Rate Loans. The Borrower shall be entitled to borrow, repay, and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement.

(b) The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of a Swingline Loan, substantially in the form of Exhibit 2.4 attached hereto (a “Notice of Swingline Borrowing”), prior to 1:00 P.M. on the requested date of each Borrowing of a Swingline Loan. Each Notice of Swingline Borrowing shall be irrevocable (provided, that, a Notice of Swingline Borrowing delivered by the Borrower may be expressly conditioned in writing upon the consummation of any transaction or any event, in which case, such Notice of Swingline Borrowing shall be revoked or extended if such event or transaction does not occur or is delayed) and shall specify: (i) the original principal amount of such Swingline Loan; (ii) the date of such Swingline Loan (which shall be a Business Day during the Availability Period); and (iii) the account of the Borrower at Truist to which the proceeds of such Swingline Loan should be credited. The Administrative Agent will promptly advise the Swingline Lender of its receipt of any Notice of Swingline Borrowing. The aggregate original principal amount of each Swingline Loan shall not be less than One Hundred Thousand Dollars ($100,000), and, if greater, shall be in a larger multiple of One Hundred Thousand Dollars ($100,000) in excess thereof, or shall be in such other aggregate principal amount as may be requested by the Borrower and agreed to by the Swingline Lender in its sole discretion. The Swingline Lender will make the proceeds of each Swingline Loan available to the Borrower, in Dollars in immediately available funds, at the account specified by the Borrower in the applicable Notice of Swingline Borrowing by not later than 1:00 P.M. on the requested date of the Borrowing of such Swingline Loan.

(c) The Swingline Lender, at any time and from time to time in its sole discretion, may, on behalf of the Borrower (which hereby irrevocably authorizes and directs the Swingline Lender to act on its behalf), deliver a Notice of Revolving Borrowing to the Administrative Agent requesting that the Lenders (other than the Swingline Lender), in accordance with their respective Pro Rata Shares thereof, make Base Rate Loans in an aggregate original principal amount equal to the unpaid principal amount of any Swingline Loan(s) outstanding at such time. Each Lender shall, promptly upon receipt of notice thereof from the Administrative Agent, make the proceeds of its Base Rate Loan to be included in such Borrowing available to the Administrative Agent, for the account of the Swingline Lender, in accordance with Section 2.6, and such proceeds shall then be used solely for the repayment of such Swingline Loan(s).

(d) If, for any reason, a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made by the Lenders in accordance with the foregoing clause (c), then each Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such Swingline Loan(s), in an amount equal to its respective Pro Rata Share thereof, on the date on which such Base Rate Borrowing should otherwise have occurred in accordance herewith. On the date of such required purchase, each Lender (other than the Swingline Lender) shall promptly transfer, in immediately available funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender.

(e) The obligation of each Lender to make a Base Rate Loan pursuant to the foregoing clause (c), or to purchase participating interests in any such Swingline Loan(s) pursuant to the foregoing clause (d), shall, in each case of the foregoing, be absolute and unconditional and shall not be affected by any circumstance, including, without limitation: (i) any set-off, counterclaim, recoupment, defense or other right that any such Lender, or any other Person, may have or claim against any of the Swingline Lender, the Borrower, or any other Person for any reason whatsoever; (ii) the actual or alleged existence of a Default or an Event of Default, or the termination of any Lender’s Revolving Commitment; (iii) the existence (or alleged existence) of any event(s) and/or condition(s) that have had, or could reasonably be expected to have, individually or in the aggregate when taken together with all such other event(s) and/or condition(s), a Material Adverse Effect; (iv) any breach of this Agreement or any other Loan Document by any Loan Party, the Administrative Agent or any Lender (including, without limitation, the Swingline Lender); or (v) any other circumstance(s), happening(s) and/or event(s) whatsoever, whether or not similar to any of the foregoing. If any such amount(s) referred to in the foregoing clauses (c) or (d) are not in fact made available to the Swingline Lender by any Lender in accordance therewith, then the Swingline Lender shall be entitled to recover any such amount(s) on demand from such Lender, together with accrued interest thereon for each day from, and including, the date of demand by the Swingline Lender thereof: (A) at the Federal Funds Rate, until the second (2nd) Business Day after the date of such demand; and (B) at the Base Rate at all times thereafter. Until such time as such Lender makes its required payment(s) otherwise in accordance with the foregoing clauses (c) or (d), the Swingline Lender shall be deemed to continue to have an outstanding Swingline Loan in a principal amount equal to the aggregate of any and all such unpaid amount(s) owing from such Lender for all purposes of the Loan Documents. In addition, any such Lender shall be deemed to have assigned any and all payment(s) made of principal and/or interest in respect of its Loans, and any fees and/or other amounts that may otherwise be due to it hereunder, in each case of the foregoing, to the Swingline Lender to fund the amount of such Lender’s participation interest in such Swingline Loan(s) that such Lender has failed to fund pursuant to this Section 2.4, until any such amount(s) shall have been funded or purchased in full.

(f) In order to facilitate the borrowing of Swingline Loans, the Borrower and the Swingline Lender may mutually agree to, and are hereby authorized to, enter into an auto-borrow agreement, in form and substance satisfactory to each of the Swingline Lender, the Administrative Agent and the Borrower (an “Auto-Borrow Agreement”), providing for the automatic advance by the Swingline Lender of Swingline Loans under the applicable condition(s) set forth in such Auto-Borrow Agreement, subject to the conditions set forth herein. At any time that an Auto-Borrow Agreement is in effect, advances under such Auto-Borrow Agreement shall be deemed to be Swingline Loans for all purposes of this Agreement and the other Loan Documents; provided, that, Borrowings of Swingline Loans under an Auto-Borrow Agreement shall be made in accordance with such Auto-Borrow Agreement. For purposes of determining the Revolving Credit Exposure of any or all Lenders at any time during which an Auto-Borrow Agreement is in effect, the Swingline Exposure of the Swingline Lender shall be deemed to be the sum of: (i) the Swingline Lender’s Swingline Exposure at such time; plus (ii) the maximum amount available to be borrowed under such Auto-Borrow Agreement at such time.

Section 2.5 Term Loan A Commitment. Subject to the terms and conditions set forth herein, each Lender severally agrees to make its respective portion (as set forth on Schedule I as such Lender’s “Term Loan A Commitment”) of a single term loan (the “Term Loan A”) to the Borrower, in Dollars, in full in a single advance on the Closing Date in an original principal amount equal to the Term Loan A Commitment of such Lender. The Term Loan A may, from time to time, be outstanding as Base Rate Loans, SOFR Index Loans or Term SOFR Loans (or a combination of the foregoing); provided, that, notwithstanding anything to the contrary in this Agreement or any other Loan Document, the Borrowing of the Term Loan A on the Closing Date shall consist solely of SOFR Index Loans. Amounts repaid on the Term Loan A may not be reborrowed.

Section 2.6 Funding of Borrowings.

(a) Each Lender will make available each Loan to be made by it under this Agreement on the proposed date thereof by wire transfer in immediately available funds by 11:00 A.M. to the Administrative Agent at the Payment Office; provided, that, the Swingline Loans will be made as set forth in Section 2.4. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the Borrower with the Administrative Agent, or, at the Administrative Agent’s sole discretion and at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent that is not maintained by the Borrower with the Administrative Agent.

(b) Unless the Administrative Agent shall have been notified by any Lender, prior to 5:00 P.M. on the date that is one (1) Business Day prior to the date of a Borrowing in which such Lender is to participate, that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender, together with interest: (i) at the Federal Funds Rate until the second (2nd) Business Day after such demand; and (ii) thereafter, at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall promptly pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing. Nothing in this clause (b) shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing under this Agreement or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender under this Agreement.

(c) All Revolving Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in its obligations under this Agreement, and each Lender shall be obligated to make its Loans provided to be made by it under this Agreement, regardless of the failure of any other Lender to make its Loans under this Agreement.

Section 2.7 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing. Thereafter, the Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, all as provided in this Section 2.7. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case, each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section 2.7, the Borrower shall give the Administrative Agent prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing that is to be converted or continued, as the case may be, substantially in the form of Exhibit 2.7 attached hereto (a “Notice of Conversion / Continuation”) prior to 1:00 P.M. on the day that is (A) one (1) Business Day prior to the requested date of a conversion into a Base Rate Borrowing or a SOFR Index Borrowing, and (B) three (3) Business Days prior to a continuation of, or conversion into, a Term SOFR Borrowing. Each Notice of Conversion / Continuation shall be irrevocable (provided, that, a Notice of Conversion / Continuation delivered by the Borrower may be expressly conditioned in writing upon the consummation of any transaction or any event, in which case, such Notice of Conversion / Continuation shall be revoked or extended if such event or transaction does not occur or is delayed) and shall specify: (i) the Borrowing to which such Notice of Conversion / Continuation applies, and, if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case, the information to be specified pursuant to clauses (b)(iii) and (b)(iv) below shall be specified for each resulting Borrowing); (ii) the effective date of the election made pursuant to such Notice of Conversion / Continuation (which shall be a Business Day during the Availability Period); (iii) whether the resulting Borrowing is to be a Base Rate Borrowing, a SOFR Index Borrowing or a Term SOFR Borrowing; and (iv) if the resulting Borrowing is to be a Term SOFR Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be subject to the applicable restrictions set forth in the definition of “Interest Period” in Section 1.1. If any such Notice of Conversion / Continuation requests a Term SOFR Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one (1) month. The principal amount of any resulting Borrowing shall satisfy the applicable minimum borrowing amount for Base Rate Borrowings, SOFR Index Borrowings and Term SOFR Borrowings set forth in Section 2.3.

(c) If, on the expiration of any Interest Period in respect of any Term SOFR Borrowing, the Borrower shall have failed to deliver a Notice of Conversion / Continuation, then the Borrower shall be deemed to have elected to continue such Borrowing as a Term SOFR Borrowing of the same Interest Period; provided, that, no Borrowing may be converted into, or continued as, a SOFR Borrowing if a Default or an Event of Default exists, unless the Administrative Agent and each of the Lenders shall have otherwise consented in writing. No conversion of any Term SOFR Loan shall be permitted, except on the last day of the Interest Period in respect thereof.

(d) Upon receipt of any Notice of Conversion / Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

Section 2.8 Optional Reduction and Termination of Commitments.

(a) Unless previously terminated, all Revolving Commitments, all Swingline Commitments and all LC Commitments shall terminate on the Revolving Commitment Termination Date. The Term Loan A Commitments shall terminate on the Closing Date upon the Borrowing of the Term Loan A on the Closing Date pursuant to Section 2.5.

(b) Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable (provided, that, a Notice of Optional Reduction / Termination of Commitments delivered by the Borrower may be expressly conditioned in writing upon the consummation of any transaction or any event, in which case, such Notice of Optional Reduction / Termination of Commitments shall be revoked or extended if such event or transaction does not occur or is delayed) and substantially in the form of Exhibit 2.8 (a “Notice of Optional Reduction / Termination of Commitments”)), the Borrower may reduce the Aggregate Revolving Commitments in part, or terminate the Aggregate Revolving Commitments in whole; provided, that, (i) any partial reduction shall apply to reduce proportionately and permanently the Revolving Commitment of each Lender, (ii) any partial reduction pursuant to this Section 2.8 shall be in an amount of at least Two-Hundred Fifty Thousand Dollars ($250,000) and, if greater, in a larger multiple of One Hundred Thousand Dollars ($100,000) in excess thereof, and (iii) no such reduction shall be permitted which would reduce the Aggregate Revolving Commitment Amount to an amount that is less than the Aggregate Revolving Credit Exposure. The Administrative Agent will promptly notify the Lenders of its receipt of any such Notice of Optional Reduction / Termination of Commitments delivered in accordance with this clause (b). Any such reduction in the Aggregate Revolving Commitments to an Aggregate Revolving Commitment Amount that is below the principal amount of the Swingline Commitment and the LC Commitment shall result in a dollar-for-dollar reduction in the Swingline Commitment and the LC Commitment.

Section 2.9 Repayment of Loans.

(a) Revolving Loans; Swingline Loans. The outstanding principal amount of: (i) all Revolving Loans shall be due and payable (together with all accrued and unpaid interest thereon), in full, on the Revolving Commitment Termination Date; and (ii) all Swingline Loans shall be due and payable (together with all accrued and unpaid interest thereon), in full, on the earlier to occur of (A) the date of demand therefor by the Swingline Lender, and (B) the Revolving Commitment Termination Date.

(b) Term Loan A. The Borrower unconditionally promises to pay to the Administrative Agent, for the account of each Lender, the then unpaid principal amount of the Term Loan A of such Lender in quarterly installments payable on the dates set forth in the table immediately below, with each such installment being in the aggregate principal amount (as such installment may be adjusted as a result of prepayments made pursuant to Section 2.11 and/or Section 2.12) for all Lenders set forth opposite such date in the table immediately below (and on such other date(s), and in such other amount(s), as may be required from time to time pursuant to this Agreement):

Installment Date	Aggregate Principal Amount ($)
The last Business Day of each Fiscal Quarter from, and including, the Fiscal Quarter ending March 31, 2026 to, and including, the Fiscal Quarter ending September 30, 2027	$1,500,000

The last Business Day of each Fiscal Quarter from, and including, the Fiscal Quarter ending December 31, 2027 to, and including, the last Fiscal Quarter ending prior to the Maturity Date (for the Term Loan A)	$2,250,000

The Maturity Date (for the Term Loan A)	The remaining outstanding principal balance of the Term Loan A, together with any unpaid accrued interest and fees with respect thereto provided, that, to the extent not previously paid, the aggregate unpaid principal balance of the Term Loan A shall be due and payable on the Maturity Date for the Term Loan A.

(c) Incremental Term Loans. The outstanding principal amount of each Incremental Term Loan shall be repayable as provided in the applicable Incremental Facility Agreement establishing such Incremental Term Loan. Amounts repaid on any Incremental Term Loan may not be reborrowed.

Section 2.10 Evidence of Indebtedness.

(a) Each Lender shall maintain, in accordance with its usual and customary practice, appropriate records evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded: (i) the Revolving Commitment and Term Loan Commitments of each Lender; (ii) the amount of each Loan made hereunder by each Lender, the Class and Type thereof, and, in the case of each Term SOFR Loan, the Interest Period applicable thereto; (iii) the date of any continuation of any Loan pursuant to Section 2.7; (iv) the date of any conversion of all, or a portion, of any Loan to another Type pursuant to Section 2.7; (v) the date and amount of any principal or interest due and payable, or to become due and payable, from the Borrower to each Lender hereunder in respect of the Loans; and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Loans and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, that, the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record, or any error therein, shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.

(b) This Agreement evidences the obligation of the Borrower to repay the Loans and is being executed as a “noteless” credit agreement. However, at the request of any Lender (including the Swingline Lender) at any time, the Borrower agrees that it will prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit 2.10 (a “Note”). Thereafter, the Loans evidenced by such promissory note and interest thereon shall, at all times (including after assignment permitted hereunder), be represented by one (1) or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.11 Optional Prepayments. The Borrower shall have the right, at any time and from time to time, to prepay any Borrowing, in whole or in part, without premium or penalty, by giving written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent substantially in the form of Exhibit 2.11 (a “Notice of Optional Prepayment of Loans”) by no later than, in the case of any prepayment of: (a) any Term SOFR Borrowing, 1:00 P.M. on the date that is three (3) Business Days prior to the date of such prepayment; (b) any SOFR Index Borrowing or any Base Rate Borrowing, 1:00 P.M. on the date that is one (1) Business Day prior to the date of such prepayment; and (c) any Borrowing of a Swingline Loan, 1:00 P.M. on the date of such prepayment. Each Notice of Optional Prepayment of Loans shall be irrevocable (provided, that, a Notice of Optional Prepayment of Loans delivered by the Borrower may be expressly conditioned in writing upon the consummation of any transaction or any event, in which case, such Notice of Optional Prepayment of Loans shall be revoked or extended if such event or transaction does not occur or is delayed) and shall specify: (i) the proposed date of such prepayment; (ii) the Class and Type (and, if applicable, Interest Period) of each Loan, or portion thereof, to be prepaid; and (iii) the principal amount (in Dollars) of such prepayment. Upon receipt of any such Notice of Optional Prepayment of Loans, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such Notice of Optional Prepayment of Loans is given in accordance with this Section 2.11, then the aggregate amount specified in such Notice of Optional Prepayment of Loans shall be due and payable on the date designated in such notice, together with accrued interest to, and including, such date on the amount so designated to be prepaid, in accordance with Section 2.13(a); provided, that, if a Term SOFR Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.19. Each partial prepayment of any Loan (other than a Swingline Loan) shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type pursuant to Section 2.3, or, in the case of a Swingline Loan, pursuant to Section 2.4. Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing, and, in the case of a prepayment of the Term Loan A or any then outstanding Incremental Term Loan, ratably to the Term Loan A and all then outstanding Incremental Term Loans, and to the principal installments thereof as directed by the Borrower.

Section 2.12 Mandatory Prepayments.

(a) Within five (5) Business Days after receipt by any Loan Party or Subsidiary of Net Cash Proceeds of any Asset Sale consummated in reliance on Section 7.6(q) or any Recovery Event, the Borrower shall prepay the Obligations in accordance with clause (e) below in an amount equal to one hundred percent (100.0%) of such Net Cash Proceeds to the extent, and in the amount by which, such Net Cash Proceeds exceed $2,000,000 in the aggregate in any Fiscal Year; provided, that, so long as no Default or Event of Default shall have occurred and be continuing, such Net Cash Proceeds shall not be required to be applied as a mandatory prepayment hereunder at the election of the Borrower (as notified by the Borrower to the Administrative Agent in writing substantially concurrently with the receipt of such Net Cash Proceeds from such Asset Sale or Recovery Event), to the extent that such Net Cash Proceeds are reinvested in Property (but excluding Current Assets, cash and Cash Equivalents) within three-hundred sixty-five (365) calendar days after the date of receipt of such Net Cash Proceeds, provided, that, if such Net Cash Proceeds shall not have been so reinvested, then such prepayment shall be due immediately with respect to such portion of such Net Cash Proceeds not so reinvested that is in excess of $2,000,000 upon the expiration of the applicable period.

(b) Immediately upon the receipt by any Loan Party or Subsidiary of Net Cash Proceeds of any issuance of Indebtedness (other than Indebtedness permitted under Section 7.1), the Borrower shall prepay the Obligations in accordance with clause (e) below in an amount equal to one hundred percent (100.0%) of such Net Cash Proceeds.

(c) Commencing with the Fiscal Year ending December 31, 2026 (and, in each case, determined with respect to the audited financial statements delivered pursuant to Section 5.1(a) with respect to such Fiscal Year), within fifteen (15) Business Days after the date on which financial statements have been delivered (or are required to have been delivered) pursuant to Section 5.1(a), and the related Compliance Certificate has been delivered (or is required to have been delivered) pursuant to Section 5.1(c), in each case of the foregoing, with respect to such Fiscal Year, the Borrower shall prepay the Obligations in accordance with clause (e) below in an amount (if positive) equal to: (i) the product of (A) the Consolidated Excess Cash Flow Percentage for such Fiscal Year, multiplied by (B) Consolidated Excess Cash Flow for such Fiscal Year; minus (ii) the sum of (A) the aggregate amount of any optional prepayments made on the Term Loans pursuant to Section 2.11 during such period, plus (B) the aggregate amount of any optional prepayments made on Revolving Loans that are accompanied by a Dollar-for-Dollar reduction of the Aggregate Revolving Commitment Amount pursuant to Section 2.8 during such period.

(d) Within one (1) Business Day after the receipt by any Loan Party or Subsidiary of any Cure Proceeds in connection with any exercise of a Cure Right, the Borrower shall prepay the Obligations in accordance with clause (e) below in an amount equal to one hundred percent (100.0%) of such Cure Proceeds.

(e) Any prepayments made by the Borrower pursuant to the foregoing clauses (a) through (d) shall, in each case, be applied as follows: (i) first, to the principal balances of the Term Loan A and any then-outstanding Incremental Term Loans, pro rata as between such Term Loans to the Lenders based on their respective Pro Rata Shares thereof, and further applied (in the case of each such Term Loan) to the remaining scheduled principal installments thereof (including, with respect to each Term Loan, to the principal installment thereof due and payable on the applicable Maturity Date) on a pro rata basis, until such Obligations shall have been Paid in Full; (ii) second, to the principal balance of the Swingline Loans, until such Obligations shall have been Paid in Full, to the Swingline Lender; (iii) third, to the principal balance of the Revolving Loans, until such Obligations shall have been Paid in Full, pro rata to the Lenders based on their respective Revolving Commitments; and (iv) fourth, to Cash Collateralize the Letters of Credit in an amount in cash equal to the LC Exposure as of such date, plus any accrued and unpaid fees thereon. The Revolving Commitments of the Lenders shall not be permanently reduced by the amount of any prepayments made pursuant to the foregoing clauses (e)(ii) through (e)(iv), unless an Event of Default has occurred and is continuing and the Required Lenders so request in connection with any such prepayment of Revolving Loans.

(f) If, at any time, the Aggregate Revolving Credit Exposure exceeds the Aggregate Revolving Commitment Amount, as reduced pursuant to Section 2.8 or otherwise, then the Borrower shall immediately repay the outstanding Swingline Loans and Revolving Loans (and/or Cash Collateralize the issued and outstanding Letters of Credit, as applicable) in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.19. Each prepayment made pursuant to this clause (f) shall be applied as follows: (i) first, to the Swingline Loans to the full extent thereof; (ii) second, to the Base Rate Loans to the full extent thereof; (iii) third, to the SOFR Index Loans to the full extent thereof; and (iv) fourth, to the Term SOFR Loans to the full extent thereof. If, after giving effect to prepayment of all Swingline Loans and Revolving Loans, the Aggregate Revolving Credit Exposure exceeds the Aggregate Revolving Commitment Amount, the Borrower shall Cash Collateralize its reimbursement obligations with respect to all Letters of Credit in an amount equal to such excess, plus any accrued and unpaid fees thereon.

Section 2.13 Interest on Loans.

(a) The Borrower shall pay interest on (i) each Base Rate Loan (including, without limitation, each Swingline Loan, subject to the proviso at the end of this clause (a)) at the Base Rate, plus the Applicable Margin in effect from time to time, (ii) each SOFR Index Loan at the SOFR Index Rate, plus the Applicable Margin in effect from time to time (iii) each Term SOFR Loan at Term SOFR for the applicable Interest Period in effect for such Loan, plus the Applicable Margin in effect from time to time, and (iv) each Incremental Term Loan as provided in the applicable Incremental Facility Agreement establishing such Incremental Term Loan; provided, that, with respect to any Swingline Loan advanced pursuant to an Auto-Borrow Agreement, the Borrower shall pay interest on such Swingline Loan at the rate separately agreed to in writing between the Borrower and the Swingline Lender in such Auto-Borrow Agreement.

(b) Notwithstanding anything to the contrary in the foregoing clause (a), if an Event of Default (other than a Specified Event of Default) has occurred and is continuing, at the option of the Required Lenders, or automatically in the case of a Specified Event of Default, the Borrower shall pay interest (“Default Interest”) with respect to: (i) all Term SOFR Loans at the rate per annum equal to two percent (2.0%) above the otherwise applicable interest rate for such Term SOFR Loans for the then-current Interest Period until the last day of such Interest Period, and thereafter, at the rate per annum equal to two percent (2.0%) above the otherwise applicable interest rate for Base Rate Loans; (ii) all SOFR Index Loans at the rate per annum equal to two percent (2.0%) above the otherwise applicable interest rate for SOFR Index Loans; and (iii) all Base Rate Loans, and all other Obligations then due and owing under this Agreement and the other Loan Documents (other than Loans), at the rate per annum equal to two percent (2.0%) above the otherwise applicable interest rate for Base Rate Loans.

(c) Interest on the principal amount of all Loans shall accrue from, and including, the date on which such Loans are made to, but excluding, the date of any repayment thereof. Interest on all outstanding Base Rate Loans, Swingline Loans and SOFR Index Loans shall be payable quarterly in arrears on the last day of each March, June, September, and December and on the Revolving Commitment Termination Date or the applicable Maturity Date, as the case may be. Interest on all outstanding Term SOFR Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any Term SOFR Loans having an Interest Period in excess of three (3) calendar months, on each day which occurs every three (3) calendar months after the initial date of such Interest Period, and on the Revolving Commitment Termination Date or the applicable Maturity Date, as the case may be. Interest on any Loan which is converted into a Loan of another Type, or which is repaid or prepaid, shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.

(d) The Administrative Agent shall determine each interest rate applicable to the Loans under this Agreement and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.

(e) In connection with the use and/or administration of SOFR, the SOFR Reference Rate for any applicable tenor and/or any SOFR-Based Rate, the Administrative Agent shall have the right, in consultation with the Borrower, to make Conforming Changes from time to time and, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, any amendment(s) implementing any such Conforming Changes shall become effective without any further action(s) and/or consent(s) of any other party to this Agreement or any other Loan Document or of any other Person. The Administrative Agent shall promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes implemented in connection with the use and/or administration of SOFR, the SOFR Reference Rate for any applicable tenor and/or any SOFR-Based Rate.

Section 2.14 Fees.

(a) The Borrower shall pay to the Administrative Agent, for its own account, fees in the amounts and at the times previously agreed upon in writing by the Borrower and the Administrative Agent.

(b) The Borrower agrees to pay to the Administrative Agent, for the account of each Lender, a commitment fee (the “Commitment Fee”), which shall accrue, during the Availability Period, at the Applicable Margin per annum (determined in accordance with the pricing grid set forth in the definition of “Applicable Margin” in Section 1.1) on the actual daily amount of the unused Revolving Commitment of such Lender during the Availability Period. For purposes of computing the Commitment Fee, the Revolving Commitment of each Lender shall be deemed used to the extent of the outstanding Revolving Loans and LC Exposure, but not Swingline Exposure, of such Lender.

(c) The Borrower agrees to pay: (i) to the Administrative Agent, for the account of each Lender, a letter of credit fee with respect to its participation in each issued Letter of Credit (the “Letter of Credit Fee”), which shall accrue at a rate per annum equal to the Applicable Margin for SOFR Loans then in effect on the average daily amount of such Lender’s LC Exposure attributable to such Letter of Credit during the period from, and including, the date of issuance of such Letter of Credit to, but excluding, the date on which such Letter of Credit expires or is drawn in full (provided, that, such Letter of Credit Fee shall continue to accrue on any LC Exposure that remains outstanding after the Revolving Commitment Termination Date); and (ii) to the Issuing Bank, for its own account, a fronting fee, which shall accrue at the rate set forth in the Fee Letter, on the average daily amount of the LC Exposure (but excluding any portion thereof attributable to unreimbursed LC Disbursements) during the Availability Period (or until the date that such Letter of Credit is irrevocably cancelled, whichever is later), as well as the Issuing Bank’s standard fees with respect to issuance, amendment, renewal and/or extension of any Letter of Credit or processing of drawings thereunder. Notwithstanding anything to the contrary in the foregoing, if Default Interest has been applied in accordance with Section 2.13(b), then the rate per annum used to calculate the letter of credit fee pursuant to the foregoing clause (c)(i) shall automatically be increased by two percent (2.0%), but without duplication of the two percent (2.0%) Default Interest premium imposed under Section 2.13(b).

(d) The Borrower shall pay, on and after the Closing Date to the Administrative Agent, Truist Securities and/or their respective Affiliates (as applicable) in accordance with the terms of the Fee Letter, all fees set forth in the Fee Letter (including, for the avoidance of doubt, any upfront fees payable to the Administrative Agent, Truist Securities and/or any of their respective Affiliates for the account of any Lender) as the same shall become due and payable by the Borrower in accordance with the terms of the Fee Letter.

(e) Accrued fees under the foregoing clauses (b) and (c) shall be payable quarterly in arrears on the last day of each March, June, September, and December, commencing on the first (1st) such date to occur after the Closing Date, and on the Revolving Commitment Termination Date (and, if later, on the date on which the Loans and LC Exposure shall be repaid in their entirety); provided, that, any such fees accruing after the Revolving Commitment Termination Date shall be payable on demand.

(f) Notwithstanding anything to the contrary in this Agreement, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any Commitment Fees during such period pursuant to the foregoing clause (b) or any Letter of Credit Fees accruing during such period pursuant to the foregoing clause (c) (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees), provided, that: (i) to the extent that a portion of the LC Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.26, such Commitment Fees and Letter of Credit Fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of, and be payable to, such Non-Defaulting Lenders, pro rata in accordance with their respective Revolving Commitments; and (ii) to the extent that any portion of such LC Exposure cannot be so reallocated, such Commitment Fees and Letter of Credit Fees will instead accrue for the benefit of, and be payable to, the Issuing Bank. The pro rata payment provisions of Section 2.21 shall automatically be deemed adjusted to reflect the provisions of this clause (f).

Section 2.15 Computation of Interest and Fees.

(a) All computations of interest hereunder that are based on the Prime Rate shall be computed on the basis of a year of three hundred sixty-five (365) calendar days (or three hundred sixty-six (366) calendar days, in the case of a leap year), and paid for the actual number of days elapsed (including the first (1st) day, but excluding the last day). All other computations of interest and all fees hereunder shall be computed on the basis of a year of three hundred sixty (360) calendar days, and paid for the actual number of days elapsed (including the first (1st) day, but excluding the last day).

(b) Each determination by the Administrative Agent of an interest rate or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive, and binding for all purposes.

Section 2.16 Inability to Determine Rates; Benchmark Replacement Setting.

(a) Inability to Determine SOFR. Subject to clauses (b) through (f) below, if, at any time (prior to the commencement of any affected Interest Period, if applicable) for any SOFR Borrowing:

(i) the Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that any applicable SOFR-Based Rate (for any affected Interest Period, as applicable) cannot be determined pursuant to the applicable definition thereof in Section 1.1; or

(ii) the Administrative Agent shall have received notice from the Required Lenders that any applicable SOFR-Based Rate (for any affected Interest Period, as applicable) will not adequately and fairly reflect the cost to such Lender(s) of making, funding and/or maintaining their (or its, as the case may be) SOFR Loans (for any affected Interest Period, as applicable);

then, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) thereof to the Borrower and to the Lenders as soon as practicable thereafter. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue Term SOFR Loans (for any affected Interest Period) and/or to convert Base Rate Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans and/or the affected Interest Periods, as applicable) until the Administrative Agent shall have revoked such notice. Upon receipt of such notice: (A) the Borrower may revoke any pending request for a Borrowing of, conversion to, and/or continuation of any SOFR Loans (to the extent of the affected SOFR Loans and/or the affected Interest Periods, as applicable), or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or a conversion to (as applicable) Base Rate Loans in the amount specified therein; and (B) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans (I) immediately, in the case of any outstanding affected SOFR Index Loans and (II) at the end of the applicable Interest Period, in the case of any outstanding affected Term SOFR Loans. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.19. Subject to clauses (b) through (f) below, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that Term SOFR for a forward-looking Interest Period of one (1) month cannot be determined pursuant to the applicable definition thereof in Section 1.1 on any given day, then the applicable interest rate for Base Rate Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate” in Section 1.1, until the Administrative Agent shall have revoked such determination; provided, that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, at any time that the applicable interest rate for Base Rate Loans is determined without reference to clause (c) of the definition of “Base Rate” in Section 1.1 by operation of this clause (a), then the “Floor”, for purposes of calculating such applicable interest rate, shall be increased by one percent (1.00%) per annum.

(b) Benchmark Replacement.

(i) Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, if a Benchmark Transition Event, together with its related Benchmark Replacement Date, have occurred prior to any setting of the then-current Benchmark, then: (A) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” in Section 1.1 for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes of this Agreement and each other Loan Document in respect of such Benchmark setting and any subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; and (B) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” in Section 1.1 for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes of this Agreement and each other Loan Document in respect of any Benchmark setting at or after 5:00 P.M. on the date that is five (5) Business Days after the date on which notice of such Benchmark Replacement is first provided to the Lenders, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document, so long as the Administrative Agent shall not have received, by the date that is five (5) Business Days after the date on which notice of such Benchmark Replacement is first provided to the Lenders, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders at such time. If the Benchmark Replacement is Daily Simple SOFR, then all interest payments will be payable on a monthly basis.

(ii) Notwithstanding anything to the contrary herein or in any other Loan Document, no Master Agreement and/or any other agreement evidencing Swap Obligations shall be deemed to be a “Loan Document” for purposes of this Section 2.16.

(c) Conforming Changes. In connection with the use, administration, adoption and/or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time, and, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action(s) and/or consent(s) of any Loan Party, any other party to this Agreement or any other Loan Document or any other Person.

(d) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of: (i) the implementation of any Benchmark Replacement; and (ii) the effectiveness of any Conforming Changes implemented in connection with the use, administration, adoption and/or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of: (A) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below; and (B) the commencement of any Benchmark Unavailability Period. Any determination, decision, or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.16, including, without limitation, any determination with respect to a tenor, rate or adjustment, or of the occurrence or non-occurrence of an event, circumstance or date, and any decision to take, or refrain from taking, any action or any selection, will be conclusive and binding absent manifest error, and may be made in its or their, as applicable, sole discretion, and, in any event, without consent from any Loan Party, any other party to this Agreement or any other Loan Document or any other Person, except, in each case, as expressly required pursuant to this Section 2.16.

(e) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement): (i) if the then-current Benchmark is a term rate (including, for the avoidance of doubt, the SOFR Reference Rate for an applicable tenor) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion, or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then, in any such case of the foregoing clauses (e)(i)(A) or (e)(i)(B), the Administrative Agent may modify the definition of “Interest Period” in Section 1.1 (or any similar or analogous definition) for any Benchmark settings at or after such time in order to remove such unavailable or non-representative tenor; and (ii) if a tenor that was removed pursuant to the foregoing clause (e)(i) either (A) is subsequently displayed on a screen or information service for a Benchmark (including, without limitation, a Benchmark Replacement), or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including, without limitation, a Benchmark Replacement), then, in any such case of the foregoing clauses (e)(ii)(A) or (e)(ii)(B), the Administrative Agent may modify the definition of “Interest Period” in Section 1.1 (or any similar or analogous definition) for all Benchmark settings at or after such time in order to reinstate such previously removed tenor.

(f) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Borrowing of, a conversion to, or a continuation (as applicable) of SOFR Loans to be made, converted or continued, as the case may be, during any Benchmark Unavailability Period, and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of, or a conversion to, Base Rate Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate that is based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, shall not be used in any determination of the Base Rate for purposes of this Agreement and the other Loan Documents.

Section 2.17 Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to perform any of its respective obligations under this Agreement, to make, maintain or fund any SOFR Loan or to determine or charge interest rates based upon SOFR, the SOFR Reference Rate for any applicable tenor and/or any SOFR-Based Rate (for any Interest Period, as applicable), and, in any such case, such Lender shall so notify the Administrative Agent, then the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon, until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist: (a) the obligation of such Lender to fund or maintain affected SOFR Loans, or to continue or convert outstanding Loans as or into affected SOFR Loans, shall be suspended; and (b) the Base Rate shall, if necessary (in the determination of the Administrative Agent) to avoid such illegality or impossibility, be determined by the Administrative Agent without reference to the component thereof described in clause (c) of the definition of “Base Rate” in Section 1.1. Thereafter, if necessary (in the determination of the Administrative Agent) to avoid such illegality or impossibility, in the case of any request for an affected SOFR Borrowing, such Lender’s requested Loan shall instead be made as a Base Rate Loan as part of the same Borrowing; and, if the affected SOFR Loan is then outstanding, such Loan shall, if necessary (in the determination of the Administrative Agent) to avoid such illegality or impossibility, be converted to a Base Rate Loan (i) if such outstanding SOFR Loan is a SOFR Index Loan, immediately, or (ii) if such outstanding SOFR Loan is a Term SOFR Loan, either (A) on the last day of the then current Interest Period applicable to such affected Loan, if such Lender may lawfully continue to maintain such affected Loan to such date, or (B) immediately, if such Lender shall determine that it may not lawfully continue to maintain such affected Loan to such date (and, in each instance, the Base Rate shall, if necessary (in the determination of the Administrative Agent) to avoid such illegality or impossibility, be determined by the Administrative Agent without reference to the component thereof described in clause (c) of the definition of “Base Rate” in Section 1.1). Notwithstanding anything to the contrary in the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, use reasonable efforts to designate a different Applicable Lending Office if such designation would avoid the need for giving such notice, and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion. Upon any such prepayment or conversion in accordance with this Section 2.17, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.19.

Section 2.18 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental and/or other marginal reserve requirement)) with respect to any special deposit, compulsory loan, insurance charge and/or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the Issuing Bank;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” in Section 1.1, and/or (C) Connection Income Taxes); or

(iii) impose on any Lender, the Issuing Bank, or the secured overnight financing or any other applicable interbank lending market any other condition, cost or expense (other than Taxes) affecting this Agreement or any Loans made by such Lender, or any Letters of Credit or any participation(s) therein;

and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Loan, or to increase the cost to such Lender or the Issuing Bank of participating in or issuing any Letter of Credit, or to reduce the amount received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then, from time to time, such Lender or the Issuing Bank may provide the Borrower (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such increased costs or reduced amounts, and, within five (5) Business Days after receipt of such notice and demand, the Borrower shall pay to the Administrative Agent, for the account of such Lender or the Issuing Bank, as applicable, such additional amounts as will compensate such Lender or the Issuing Bank for any such increased costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank shall have determined that any Change in Law regarding capital or liquidity ratios or requirements has, or would have, the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital (or on the capital of the Parent Company of such Lender or the Issuing Bank) as a consequence of its obligations hereunder, or under, or in respect of, any Letter of Credit, to a level below that which such Lender, the Issuing Bank, or such Parent Company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies or the policies of such Parent Company with respect to capital adequacy and liquidity), then, from time to time, such Lender or the Issuing Bank may provide the Borrower (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such reduced amounts, and, within five (5) Business Days after receipt of such notice and demand, the Borrower shall pay to the Administrative Agent, for the account of such Lender or the Issuing Bank, as applicable, such additional amounts as will compensate such Lender, the Issuing Bank, or such Parent Company for any such reduction suffered.

(c) A certificate of such Lender or the Issuing Bank, as applicable, setting forth the amount(s) necessary to compensate such Lender, the Issuing Bank, or such Parent Company, as applicable, specified in the foregoing clauses (a) or (b) shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.18 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided, that, (i) the Borrower shall not be required to compensate a Lender or the Issuing Bank under this Section 2.18 for any increased cost(s) or reduction(s) incurred more than six (6) calendar months prior to the date on which such Lender or the Issuing Bank notifies the Borrower of such increased cost(s) or reduction(s) and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; and (ii) if the Change in Law giving rise to such increased cost(s) or reduction(s) is retroactive, then such six (6) calendar month period shall be extended to include the period of such retroactive effect.

Section 2.19 Funding Indemnity. In the event of (a) the payment of any principal of a Term SOFR Loan other than on the last day of the Interest Period applicable thereto (including, without limitation, as a result of an Event of Default), (b) the conversion or continuation of a Term SOFR Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrower to borrow, prepay, convert or continue any Term SOFR Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrower shall compensate each Lender, promptly and, in any event, within five (5) Business Days after written demand therefor from such Lender, for any loss, cost or expense attributable to such event. In the case of a Term SOFR Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of: (i) the amount of interest that would have accrued on the principal amount of such Term SOFR Loan if such event had not occurred, at Term SOFR for the then current Interest Period for such Term SOFR Loan (or, in the case of a failure to borrow, convert or continue, for the requested Interest Period for the applicable Term SOFR Borrowing) for the period from, and including, the date of such event to, and including, the last day of such Interest Period; over (ii) the amount of interest that would accrue on the principal amount of such Term SOFR Loan for the same period, if Term SOFR for such Interest Period were set on the date on which such Term SOFR Loan was prepaid or converted, or the date on which the Borrower failed to borrow, convert, or continue such Term SOFR Loan, as the case may be. A certificate as to any additional amount payable under this Section 2.19 submitted to the Borrower by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error.

Section 2.20 Taxes.

(a) Defined Terms. For purposes of this Section 2.20: (i) the term “Lender” includes the Issuing Bank; and (ii) in any event, the phrase “applicable Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by, or on account of, any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law, and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that, after such deduction or withholding has been made (including, without limitation, such deductions and withholdings applicable to additional sums payable under this Section 2.20), the applicable Recipient shall receive an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Loan Parties. In addition, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by Loan Parties. The Loan Parties shall, jointly and severally, indemnify each Recipient, within ten (10) calendar days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on, or attributable to, amounts payable under this Section 2.20) payable or paid by such Recipient (or required to be withheld or deducted from a payment to such Recipient) and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) calendar days after demand therefor, for: (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes, and without limiting the obligation of the Loan Parties to do so); (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.4(d)(iv) relating to the maintenance of a Participant Register; and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable by the Administrative Agent to such Lender from any other source, against any amount(s) due to the Administrative Agent under this clause (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.20, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from, or a reduction of, withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and duly executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two (2) sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (g)(ii)(A), (g)(ii)(B) and (g)(ii)(D) below) shall not be required if, in the applicable Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense, or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on, or prior to, the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed copy of IRS Form W–9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent that it is legally entitled to do so, deliver to the Borrower and the Administrative Agent on, or prior to, the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party: (1) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W–8BEN or IRS Form W–8BEN–E, as applicable, establishing an exemption from, or a reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty; and (2) with respect to any other applicable payments under any Loan Document, IRS Form W–8BEN or IRS Form W–8BEN–E, as applicable, establishing an exemption from, or a reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) an executed copy of IRS Form W–8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code: (1) a certificate, substantially in the form of Exhibit 2.20–A, to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower or Holdings within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “Tax Certificate”); and (2) an executed copy of IRS Form W–8BEN or IRS Form W–8BEN–E, as applicable; or

(IV) to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W–8IMY, accompanied by IRS Form W–8ECI, IRS Form W–8BEN or IRS Form W–8BEN–E, as applicable, a Tax Certificate, substantially in the form of Exhibit 2.20–B or Exhibit 2.20–C, IRS Form W–9, or other certification documents from each beneficial owner, as applicable; provided, that, if the Foreign Lender is a partnership and one (1) or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a Tax Certificate, substantially in the form of Exhibit 2.20–D, on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent on, or prior to, the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed copy of any other form prescribed by applicable Law as a basis for claiming exemption from, or a reduction in, U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable Law, and at such other time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable Law (including, without limitation, as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent, as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g)(ii)(D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

Each Lender agrees that, if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.20 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s respective obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction and/or discharge of any or all of the Obligations, and/or the termination of any or all of the Commitments, under the Loan Documents.

Section 2.21 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it under this Agreement or any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.18, Section 2.19 or Section 2.20, or otherwise) prior to 1:00 P.M. on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes. Any amount(s) received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except that any payments: (i) required under this Agreement or any other Loan Document to be made directly to the Issuing Bank or the Swingline Lender shall be made as otherwise expressly provided in this Agreement or such other Loan Document; and (ii) made pursuant to Section 2.18, Section 2.19, Section 2.20 and/or Section 11.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under this Agreement or any other Loan Document shall be due on a day that is not a Business Day, then the due date for such payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments under this Agreement or any other Loan Document shall be made in Dollars.

(b) If, at any time, insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due under this Agreement, such funds shall be applied as follows: (i) first, to all fees and reimbursable expenses of the Administrative Agent then due and payable pursuant to any of the Loan Documents; (ii) second, to all reimbursable expenses of the Lenders and all fees and reimbursable expenses of the Issuing Bank then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders and the Issuing Bank based on their respective pro rata shares of such fees and expenses; (iii) third, to all interest and fees then due and payable under this Agreement, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; and (iv) fourth, to the payment of principal of all Loans and unreimbursed LC Disbursements then due and payable under this Agreement, pro rata to the parties entitled thereto based on their respective Pro Rata Shares of such principal and unreimbursed LC Disbursements.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of, or interest on, any of its Loans, or participations in LC Disbursements or Swingline Loans, that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Credit Exposure, its respective portion of the Term Loans or any accrued interest and/or fees thereon than the proportion received by any other Lender with respect to the aggregate amount of its Revolving Credit Exposure, its respective portion of the Term Loans or any accrued interest and/or fees thereon, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Credit Exposure and/or the respective portions of the Term Loans (as applicable) of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with their respective Pro Rata Shares thereof; provided, that, (i) if any such participations are purchased and all, or any portion, of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this clause (c) shall not be construed to apply to any payment made by the Borrower pursuant to, and in accordance with, the express terms of this Agreement (including, without limitation, the application of funds arising from the existence of a Defaulting Lender), or any payment obtained by a Lender as consideration for the assignment of, or sale of a participation in, any of its Revolving Credit Exposure and/or respective portion of the Term Loans to any assignee or participant, other than to any Loan Party and/or any Subsidiary or Affiliate thereof (as to which the provisions of this clause (c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank under this Agreement that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the applicable amount(s) due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from, and including, the date such amount is distributed to it to, but excluding, the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) The foregoing clauses (a) through (d) are subject in all respects to the terms of Section 2.26.

Section 2.22 Letters of Credit.

(a) During the Availability Period, the Issuing Bank, in reliance upon the agreements of the other Lenders pursuant to clauses (d) and (e) below, shall issue, at the request of the Borrower, Letters of Credit for the account of the Borrower or any other Loan Party on the terms and conditions hereinafter set forth; provided, that, (i) each Letter of Credit shall expire on the earlier of (A) the date that is one (1) year after the date of issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, the date that is one (1) year after such renewal or extension), and (B) the date that is five (5) Business Days prior to the Revolving Commitment Termination Date; (ii) each Letter of Credit shall be in a stated amount of at least Fifty Thousand Dollars ($50,000) (or such lesser amount as the Issuing Bank may agree in its sole discretion); (iii) the Borrower may not request any Letter of Credit if, after giving effect to such issuance, (A) the aggregate LC Exposure would exceed the LC Commitment, or (B) the Aggregate Revolving Credit Exposure would exceed the Aggregate Revolving Commitment Amount; and (iv) the Borrower shall not request, and the Issuing Bank shall have no obligation to issue, any Letter of Credit the proceeds of which would be made available to any Person (A) to fund any activity or business of, or with, any Sanctioned Person, or in any Sanctioned Countries, that, at the time of such finding, is the subject of any Sanctions, or (B) in any manner that would result in a violation of any Sanctions by any party to this Agreement. Each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank, without recourse, a participation in each Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit on the applicable date of issuance with respect to all Letters of Credit. Each issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment of each Lender by an amount equal to the amount of such participation.

(b) To request the issuance of a Letter of Credit (or any amendment, renewal and/or extension of an outstanding Letter of Credit), the Borrower shall give the Issuing Bank and the Administrative Agent irrevocable (provided, that, any such notice delivered by the Borrower may be expressly conditioned in writing upon the consummation of any transaction or any event, in which case, such notice shall be revoked or extended if such event or transaction does not occur or is delayed) written notice (which may be in the form of a duly completed LC Application) at least three (3) Business Days prior to the requested date of such issuance, specifying the date (which shall be a Business Day during the Availability Period) such Letter of Credit is to be issued (or amended, renewed and/or extended, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof, and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition to the satisfaction of the conditions in Article III, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form, and contain such terms, as the Issuing Bank shall approve, and that the Borrower shall have executed and delivered any Issuer Documents as the Issuing Bank shall require; provided, that, in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.

(c) At least two (2) Business Days prior to the issuance of any Letter of Credit, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice, and, if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the Issuing Bank has received notice from the Administrative Agent, on or before 5:00 P.M. on the Business Day immediately preceding the date the Issuing Bank is to issue the requested Letter of Credit, directing the Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in the foregoing clause (a), or that one (1) or more conditions specified in Article III are not then satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue such Letter of Credit in accordance with the Issuing Bank’s usual and customary business practices.

(d) The Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. The Issuing Bank shall notify the Borrower and the Administrative Agent of such demand for payment and whether the Issuing Bank has made, or will make, a LC Disbursement thereunder; provided, that, any failure to give, or delay in giving, such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to such LC Disbursement. The Borrower shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank for any LC Disbursements paid by the Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind. Unless the Borrower shall have notified the Issuing Bank and the Administrative Agent, prior to 1:00 P.M. on the Business Day immediately prior to the date on which such drawing is honored, that the Borrower intends to reimburse the Issuing Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the Borrower shall be deemed to have timely given a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders to make a Base Rate Borrowing on the date on which such drawing is honored in an exact amount due to the Issuing Bank; provided, that, for purposes solely of such Borrowing, the conditions precedent set forth in Section 3.2 shall not be applicable. The Administrative Agent shall notify the Lenders of such Borrowing in accordance with Section 2.3, and each Lender shall make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Issuing Bank in accordance with Section 2.6. The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for such LC Disbursement.

(e) If, for any reason, a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Issuing Bank) shall be obligated to fund the participation that such Lender purchased pursuant to the foregoing clause (a) in an amount equal to its Pro Rata Share of such LC Disbursement on and as of the date which such Base Rate Borrowing should have occurred. Each Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation: (i) any set-off, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the Issuing Bank or any other Person for any reason whatsoever; (ii) the existence of a Default or an Event of Default or the termination of the Aggregate Revolving Commitments; (iii) any adverse change in the condition (financial or otherwise) of any of the Loan Parties and/or Subsidiaries; (iv) any breach of this Agreement by any Loan Party or any other Lender; (v) any amendment, renewal and/or extension of any Letter of Credit; or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. On the date that such participation is required to be funded, each Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of the Issuing Bank. Whenever, at any time after the Issuing Bank has received from any such Lender the funds for its participation in a LC Disbursement, the Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or the Issuing Bank, as the case may be, will distribute to such Lender its Pro Rata Share of such payment; provided, that, if such payment is required to be returned for any reason to the Borrower or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Lender will return to the Administrative Agent or the Issuing Bank any portion thereof previously distributed by the Administrative Agent or the Issuing Bank to it.

(f) To the extent that any Lender shall fail to pay any amount required to be paid pursuant to the foregoing clauses (d) or (e) on the due date therefor, such Lender shall pay interest to the Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Federal Funds Rate; provided, that, if such Lender shall fail to make such payment to the Issuing Bank within three (3) Business Days of such due date, then, retroactively to the due date, such Lender shall be obligated to pay interest on such amount at the rate set forth in Section 2.13(b).

(g) If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding that its reimbursement obligations with respect to the Letters of Credit be Cash Collateralized pursuant to this clause (g), the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to one hundred two percent (102.0%) of the aggregate LC Exposure of all Lenders as of such date, plus any accrued and unpaid fees thereon; provided, that, such obligation to Cash Collateralize the reimbursement obligations of the Borrower with respect to the Letters of Credit shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Automatic Acceleration Event of Default. Such deposit shall be held by the Administrative Agent as Cash Collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. The Borrower agrees to execute any documents and/or certificates required by the Administrative Agent to effectuate the intent of this clause (g). Other than any interest or earnings earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and reasonable expense, such deposits shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it had not been reimbursed, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time, or, if the maturity of the Loans has been accelerated, with the consent of the Required Lenders, be applied to satisfy other obligations of the Borrower under this Agreement and the other Loan Documents. If the Borrower is required to Cash Collateralize its reimbursement obligations with respect to the Letters of Credit as a result of the occurrence of an Event of Default, such Cash Collateral so posted (to the extent not so applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

(h) Upon the request of any Lender, but no more frequently than quarterly, the Issuing Bank shall deliver (through the Administrative Agent) to each Lender and the Borrower a report describing the aggregate Letters of Credit then outstanding. Upon the request of any Lender from time to time, the Issuing Bank shall deliver to such Lender any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.

(i) The Borrower’s obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:

(i) any lack of validity or enforceability of any Letter of Credit or this Agreement;

(ii) the existence of any claim, set-off, defense or other right which any Loan Party or Subsidiary, or any affiliate thereof, may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(iii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document to the Issuing Bank that does not comply with the terms of such Letter of Credit;

(v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.22, constitute a legal or equitable discharge of, or provide a right of set-off against, any or all of any Loan Party’s obligations under this Agreement and/or any other Loan Document; or

(vi) the existence of a Default or an Event of Default.

Neither the Administrative Agent, the Issuing Bank, any Lender, nor any Related Party of any of the foregoing shall have any liability or responsibility by reason of, or in connection with, the issuance or transfer of any Letter of Credit, or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided, that, the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any actual direct damages (as opposed to special, indirect (including claims for lost profits or other consequential damages), or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise due care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised due care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(j) Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued and subject to applicable Laws: (i) each standby Letter of Credit shall be governed by the ISP; (ii) each documentary Letter of Credit shall be governed by the Uniform Customs and Practices for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 (or such later revision as may be published by the International Chamber of Commerce on any date any Letter of Credit may be issued); and (iii) the Borrower shall specify the foregoing in each LC Application submitted for the issuance of a Letter of Credit.

(k) The Issuing Bank may resign as the “Issuing Bank” hereunder upon at least thirty (30) calendar days’ prior written notice to each of the Administrative Agent, the Lenders and the Borrower; provided, that, on or prior to the expiration of such thirty (30) calendar day period, such resigning Issuing Bank shall have identified a successor Issuing Bank, reasonably acceptable to the Borrower, that is willing to accept its appointment as successor Issuing Bank, and the effectiveness of such resignation shall be conditioned upon such successor assuming the rights and duties of the resigning Issuing Bank. In the event of any such resignation as Issuing Bank, the Borrower shall be entitled to appoint, from among the Lenders, a successor Issuing Bank hereunder; provided, that, no failure by the Borrower to appoint any such successor shall affect the resignation of the resigning Issuing Bank, except as expressly provided above. The Borrower may terminate the appointment of the Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to the Issuing Bank, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of: (i) the Issuing Bank acknowledging receipt of such notice; and (ii) the occurrence of the third (3rd) Business Day following the date of the delivery of such notice; provided, that, no such termination shall become effective until and unless the LC Exposure attributable to Letters of Credit issued by the Issuing Bank (or its affiliates) shall have been reduced to Zero Dollars ($0.00). At the time any such resignation or termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the resigning or terminated (as applicable) Issuing Bank pursuant to Section 2.14(c). Notwithstanding the effectiveness of any such resignation or termination, the resigning or terminated (as applicable) Issuing Bank shall remain a party hereto and shall continue to have all the rights of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or termination, but shall not be required to issue any additional Letters of Credit.

(l) In the event of any conflict between the terms of this Agreement and the terms of any Issuer Document, the terms of this Agreement shall control.

(m) Notwithstanding that a Letter of Credit issued or outstanding under this Agreement is in support of any obligations of, or is for the account of, any Loan Party or Subsidiary other than the Borrower, the Borrower shall be obligated to reimburse the Issuing Bank under this Agreement for all LC Disbursements and to otherwise perform all obligations hereunder in respect of such Letter of Credit as if it had been issued for the account of the Borrower. The Borrower hereby acknowledges and agrees that the issuance of any Letters of Credit for the account of any other Loan Party or Subsidiary shall inure to the benefit of the Borrower, and further, that, the Borrower’s business derives substantial benefits from the businesses of such other Loan Parties and Subsidiaries.

Section 2.23 Incremental Commitments.

(a) Subject to the terms and conditions set forth in this Agreement, the Borrower shall have the right, from time to time, and upon at least ten (10) Business Days’ prior written notice to the Administrative Agent (or such shorter period of notice as the Administrative Agent may agree in its sole discretion), to (I) increase the Aggregate Revolving Commitments (each such increase, an “Incremental Revolver Increase”), and/or (II) establish one (1) or more additional term loans and/or provide for an additional advance under the Term Loan A (each such additional term loan or additional advance, an “Incremental Term Loan”), subject, however, in any such case of the foregoing clauses (a)(I) and (a)(II), to satisfaction of each of the following conditions precedent:

(i) the original principal or committed amount of any such Incremental Revolver Increases or such Incremental Term Loan established and/or incurred pursuant to this Section 2.23, shall not exceed the Incremental Cap in effect at the time of establishment and/or incurrence (as applicable) of such Incremental Revolver Increase or such Incremental Term Loan;

(ii) such Incremental Revolver Increase or such Incremental Term Loan, as the case may be, shall be in a minimum amount of Ten Million Dollars ($10,000,000), and, if greater, in integral multiples of One Million Dollars ($1,000,000) in excess thereof (or such lesser amounts as the Administrative Agent may agree in its sole discretion);

(iii) the establishment and incurrence (as applicable) of such Incremental Revolver Increase or such Incremental Term Loan, as the case may be, shall be contingent upon the receipt by the Administrative Agent of: (A) additional Revolving Commitments in a corresponding amount to such requested increase in the Aggregate Revolving Commitments, or Incremental Term Loan Commitments in a corresponding amount to the original principal amount of such requested Incremental Term Loan, as the case may be, in each case of the foregoing of this clause (a)(iii)(A), from either existing Lenders or from one (1) or more other financial institutions (each such other financial institution, an “Additional Incremental Lender”) that (I) qualifies as an Eligible Assignee, and (II) is approved (such approval not to be unreasonably withheld, conditioned or delayed) by the Administrative Agent and, with respect to any Additional Incremental Lender providing a Revolving Commitment, each of the Issuing Bank and the Swingline Lender, or from a combination of existing Lenders and/or Additional Incremental Lenders; and (B) documentation from each existing Lender or Additional Incremental Lender providing an additional Revolving Commitment or an Incremental Term Loan Commitment, as the case may be, in form and substance reasonably acceptable to the Administrative Agent, evidencing its (I) agreement to provide such additional Revolving Commitment or Incremental Term Loan Commitment, as the case may be, and (II) acceptance of its obligations as a Lender under this Agreement;

(iv) the Administrative Agent shall have received all customary officer’s certificates, legal opinions and other documents (including, without limitation, resolutions of the board of directors or managers (or equivalent governing body) of each Loan Party and customary opinions of counsel to the Loan Parties, if required to be provided by the existing Lenders and Additional Incremental Lenders providing such additional Revolving Commitments or such Incremental Term Loan Commitments) it may reasonably request relating to the corporate, limited liability company or other necessary authority for the effectiveness of such Incremental Revolver Increase or the establishment of such Incremental Term Loan, as the case may be, and the validity thereof, and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Administrative Agent;

(v) the Borrower shall have delivered to the Administrative Agent a certificate, dated as of the date of establishment and/or incurrence (as applicable) of such Incremental Revolver Increase or such Incremental Term Loan, as the case may be, and duly executed by a Responsible Officer of the Borrower, certifying, on behalf of the Borrower and each other Loan Party, that, both immediately before and immediately after giving effect to the establishment and/or incurrence (as applicable) of such Incremental Revolver Increase or such Incremental Term Loan, as the case may be, and the consummation of any related transactions (including, without limitation, any Acquisitions) substantially contemporaneously in connection therewith:

(A) no Default or Event of Default shall have occurred and be continuing;

(B) all representations and warranties of each Loan Party set forth in the Loan Documents (including, without limitation, the representations and warranties of each Loan Party set forth in Article IV) are true and correct, in all material respects (or, if such representation and warranty is qualified by materiality or Material Adverse Effect, in all respects), on, and as of, such date, except to the extent that such representations and warranties specifically relate to an earlier date, in which case, they are true and correct, in all material respects (or, if such representation and warranty is qualified by materiality or Material Adverse Effect, in all respects), as of such earlier date; and

(C) the Loan Parties are in compliance, on a Pro Forma Basis, with all of the financial covenants set forth in Article VI (determined without giving effect to any “netting” of the cash proceeds of any Revolving Loans incurred substantially concurrently with the establishment of such Incremental Revolver Increase or of such Incremental Term Loan, as applicable, against Consolidated Funded Debt and assuming, in the case of any Incremental Revolver Increase, that the Revolving Commitments established pursuant to such Incremental Revolver Increase are fully utilized);

(vi) the Administrative Agent shall have received such amendments to the Collateral Documents as the Administrative Agent shall request in order to cause the Collateral Documents to secure the Obligations (in a manner consistent with the terms of the Loan Documents as in effect immediately prior to the date of establishment and incurrence (as applicable) of such Incremental Revolver Increase or such Incremental Term Loan, as the case may be), after giving effect to the establishment and incurrence (as applicable) of such Incremental Revolver Increase or such Incremental Term Loan, as the case may be;

(vii) if any Revolving Loans are outstanding at the time of establishment of any such Incremental Revolver Increase, then the Borrower shall, if applicable, prepay one (1) or more of the then outstanding Revolving Loans (any such prepayment to be subject to Section 2.19) in an amount necessary such that, after giving effect to such Incremental Revolver Increase, each Lender will hold its respective Pro Rata Share of outstanding Revolving Loans; provided, that, any such prepayment may be effected, in whole or in part, pursuant to a cashless rollover in accordance with Section 1.6;

(viii) the additional Revolving Commitments provided for any Incremental Revolver Increase effected pursuant to this clause (a) shall have terms identical to those for Revolving Commitments under this Agreement as of the date that is immediately prior to the date of establishment of such Incremental Revolver Increase, except for fees payable to the Lenders providing additional Revolving Commitments for such Incremental Revolver Increase;

(ix) amortization, mandatory prepayments, pricing, voting rights, fees, the final maturity date and use of proceeds applicable to any Incremental Term Loan shall be as set forth in the applicable Incremental Facility Agreement establishing such Incremental Term Loan, provided, that: (A) such Incremental Term Loan shall have a final maturity date that is coterminous with, or later than, the Latest Maturity Date; (B) the Weighted Average Life of such Incremental Term Loan shall not be less than the Weighted Average Life of any other then-outstanding Term Loan (including of the Term Loan A and any other then outstanding Incremental Term Loan); and (C) the All-In Yield applicable to such Incremental Term Loan shall not be more than one-half of one percent (0.50%) higher than the corresponding All-In Yield applicable to any other then-outstanding Term Loan (including the Term Loan A and any other then outstanding Incremental Term Loan) (it being understood and agreed that interest on any other then-outstanding Term Loan may be increased to the extent necessary to satisfy this requirement);

(x) the Borrower shall have paid any applicable upfront and/or arrangement fee(s) in connection with the establishment and/or incurrence (as applicable) of such Incremental Revolver Increase or such Incremental Term Loan, as agreed by the Borrower in writing; and

(xi) except to the extent otherwise required or permitted pursuant to the foregoing of this clause (a), all other terms and conditions of any Incremental Revolver Increase or any Incremental Term Loan, if not consistent with the terms and conditions of the Revolving Loans or the other Term Loans, as applicable, shall be reasonably satisfactory to the Administrative Agent.

Notwithstanding anything to the contrary in the foregoing of this Section 2.23: (A) neither the Administrative Agent nor any Lender, nor any Affiliate of any of the foregoing (nor any of their respective successors or assigns), shall have any obligation to increase its Revolving Commitment or its other obligations under this Agreement and the other Loan Documents, or to provide all, or any portion, of any Incremental Term Loan, and any decision by a Lender to increase its Revolving Commitment or to provide all, or any portion, of an Incremental Term Loan shall be made in its sole and absolute discretion, independently from, and without reliance upon, any other existing Lender or Additional Incremental Lender; and (B) neither any Arranger, the Administrative Agent nor any Lender, nor any Affiliate of any of the foregoing (nor any of their respective successors or assigns), shall have any responsibility for arranging any such increased or additional Revolving Commitments for any Incremental Revolver Increase or any such Incremental Term Loan Commitments for any Incremental Term Loan, in each case of this clause (a)(B), without their prior written consent and subject to such conditions (including, without limitation, fee arrangements) as they may require in connection therewith.

(b) Notwithstanding anything to the contrary in Section 11.2, the Administrative Agent, the Loan Parties and the existing Lenders and/or Additional Incremental Lenders providing any such additional Revolving Commitments for any Incremental Revolver Increase or any such Incremental Term Loan Commitments for any Incremental Term Loan, without the further consent of any other Person, are expressly permitted to enter into an Incremental Facility Agreement to amend the Loan Documents to the extent necessary to give effect to any Incremental Revolver Increase and/or the establishment of any Incremental Term Loan pursuant to the foregoing clause (a), and to implement any technical, administrative and/or mechanical changes that are necessary or advisable to be implemented in connection therewith (including, without limitation, to ensure continuing pro rata allocations of Loans and Commitments and to implement ratable participations in Letters of Credit).

Section 2.24 Mitigation of Obligations. If any Lender requests compensation under Section 2.18, or if the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment: (a) would eliminate or reduce amounts payable under Section 2.18 or Section 2.20, as the case may be, in the future; and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable and documented costs and out-of-pocket expenses incurred by any Lender in connection with such designation or assignment.

Section 2.25 Replacement of Lenders. If (a) any Lender requests compensation under Section 2.18, (b) any Loan Party required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, (c) any Lender is a Defaulting Lender, or (d) in connection with any proposed amendment, modification, termination, extension, discharge, waiver and/or consent with respect to any of the provisions of this Agreement or any other Loan Document as contemplated by Section 11.2(b), the consent of the Required Lenders shall have been obtained, but the consent of one (1) or more Non-Consenting Lenders shall not have been obtained, then, in any such case of the foregoing clauses (a) through (d), the Borrower may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with, and subject to the restrictions set forth in, and the consents required by, Section 11.4(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.18 and/or Section 2.20, as applicable), and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender) (a “Replacement Lender”), provided, that:

(i) (A) the Borrower shall have received the prior written consent of the Administrative Agent (such consent not be unreasonably withheld, conditioned or delayed); (B) such Lender shall have received payment of an amount equal to one-hundred percent (100.0%) of the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it under this Agreement and the other Loan Documents, from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all such other amounts); (C) in the case of any such assignment resulting from a claim for compensation under Section 2.18 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction in such compensation or payments thereafter; (D) such assignment does not conflict with applicable Law; and (E) in the case of any such assignment resulting from any Non-Consenting Lender’s failure to provide consent as described in the foregoing clause (d), each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such terminated Lender was a Non-Consenting Lender; and

(ii) any failure by any such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender, and the mandatory assignment of such Non-Consenting Lender’s Commitments, outstanding Loans and participations in Swingline Loans and Letters of Credit (in each case of the foregoing, to the extent applicable) pursuant to this Section 2.25 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.26 Defaulting Lenders.

(a) Cash Collateral.

(i) At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Issuing Bank’s LC Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.26(b)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than one hundred two percent (102.0%) of the Issuing Bank’s LC Exposure with respect to such Defaulting Lender.

(ii) The Borrower, and, to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to the Administrative Agent, for the benefit of the Issuing Bank, and agree to maintain, a first priority security interest in all such Cash Collateral, as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (a)(iii) below. If, at any time, the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the minimum amount required pursuant to the foregoing clause (a)(i), then, in either case, the Borrower shall, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(iii) Notwithstanding anything to the contrary contained herein, Cash Collateral provided under this clause (a) or clause (b) below in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit or LC Disbursements (including, without limitation, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such Property as may otherwise be provided for in this Agreement.

(iv) Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s LC Exposure shall no longer be required to be held as Cash Collateral pursuant to this clause (a) following (A) the elimination of the applicable LC Exposure (including, without limitation, by the termination of Defaulting Lender status of the applicable Lender), or (B) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral; provided, that, (I) subject to clauses (b) through (d) below, the Person providing Cash Collateral and the Issuing Bank may agree that Cash Collateral shall be held to support future anticipated LC Exposure or other obligations, and (II) to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

(b) Defaulting Lender Adjustments. Notwithstanding anything to the contrary in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” in Section 1.1 and in Section 11.2.

(ii) Any payment of principal, interest, fees, or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII, or otherwise), or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.7, in each case of the foregoing, shall be applied, at such time(s) as may be determined by the Administrative Agent, as follows:

(A) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement;

(B) second, to the payment, on a pro rata basis, of any amounts owing by such Defaulting Lender to the Issuing Bank or the Swingline Lender hereunder;

(C) third, to Cash Collateralize the Issuing Bank’s LC Exposure with respect to such Defaulting Lender in accordance with the foregoing clause (a);

(D) fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent;

(E) fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released, on a pro rata basis, in order to: (I) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; and (II) Cash Collateralize the Issuing Bank’s future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with the foregoing clause (a);

(F) sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank, or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank, or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement;

(G) seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and

(H) eighth, to such Defaulting Lender, or as otherwise directed by a court of competent jurisdiction;

provided, that, if (I) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (II) such Loans were made, or the related Letters of Credit were issued, at a time when the conditions set forth in Section 3.2 were satisfied or waived, then, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis, prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender, until such time as all Loans, and funded and unfunded participations in LC Exposure and Swingline Loans, are held by the Lenders pro rata in accordance with the Commitments under the applicable facility, without giving effect to clause (b)(iv) below. Any payments, prepayments, or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender, or to post Cash Collateral pursuant to this clause (b)(ii), shall be deemed to be paid to, and redirected by, such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)

(A) No Defaulting Lender shall be entitled to receive any Commitment Fee pursuant to Section 2.14(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees pursuant to Section 2.14(c) for any period during which that Lender is a Defaulting Lender, only to the extent allocable to that portion of its LC Exposure for which it has provided Cash Collateral pursuant to the foregoing clause (a).

(C) With respect to any Commitment Fee or Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to the foregoing clauses (b)(iii)(A) or (b)(iii)(B), the Borrower shall: (I) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (b)(iv) below; (II) pay to each Issuing Bank and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender, to the extent allocable to the Issuing Bank’s LC Exposure or the Swingline Lender’s Swingline Exposure with respect to such Defaulting Lender; and (III) not be required to pay the remaining amount of any such fee.

(iv) All, or any part, of such Defaulting Lender’s participation in Letters of Credit and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares of the Revolving Commitments (calculated without regard to such Defaulting Lender’s Revolving Commitment), but only to the extent that: (A) the conditions set forth in Section 3.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time); and (B) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 11.19, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including, without limitation, any claim of any Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) If the reallocation described in the foregoing clause (b)(iv) cannot, or can only partially, be effected, then the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law: (A) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Swingline Exposure with respect to such Defaulting Lender; and (B) second, Cash Collateralize the Issuing Banks’ LC Exposure with respect to such Defaulting Lender in accordance with the procedures set forth in the foregoing clause (a).

(c) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender, and the Issuing Bank agree in writing that a Lender (that was previously a Defaulting Lender) has ceased to be a Defaulting Lender, then the Administrative Agent will so notify the parties hereto, whereupon, as of the effective date specified in such notice, and subject to any conditions set forth therein (which may include, without limitation, arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par such portion of outstanding Loans of the other Lenders, and/or take such other actions and consent to such other adjustments, as the Administrative Agent may determine to be necessary to cause the Loans, and funded and unfunded participations in Letters of Credit and Swingline Loans, to be held pro rata by the Lenders in accordance with the applicable Commitments (without giving effect to the foregoing clause (b)(iv)), whereupon, such Lender will cease to be a Defaulting Lender; provided, that, (i) no adjustments will be made retroactively with respect to fees accrued or payments made by, or on behalf of, the Borrower while such Lender was a Defaulting Lender, and (ii) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(d) New Swingline Loans / Letters of Credit. So long as any Lender is a Defaulting Lender: (i) the Swingline Lender shall not be required to fund any Swingline Loans, unless it is satisfied that it will have no Swingline Exposure after giving effect to such Swingline Loan; and (ii) the Issuing Bank shall not be required to issue, extend, renew, and/or increase any Letter of Credit, unless it shall be satisfied that it will have no LC Exposure after giving effect thereto, in each case after giving effect to any reallocation pursuant to clause (b)(iv) above.

Article III

CONDITIONS PRECEDENT

Section 3.1 Conditions to Effectiveness. This Agreement, and the obligations of the Lenders (including the Swingline Lender) to make Loans, and the obligation of the Issuing Bank to issue any Letter of Credit, under this Agreement, shall not become effective until the date on which each of the following conditions precedent is satisfied (or waived in accordance with Section 11.2), in each case, in form and substance reasonably satisfactory to the Administrative Agent and each Lender:

(a) Loan Documents. Receipt by the Administrative Agent of a counterpart of this Agreement and each of the other Loan Documents signed by, or on behalf of, each party hereto or thereto, or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of such signed signature page) that such party has signed a counterpart of this Agreement and the other Loan Documents to which such party is a party.

(b) Organization Documents; Resolutions and Certificates. Receipt by the Administrative Agent of:

(i) a certificate of the Secretary or Assistant Secretary (or other Responsible Officer of substantially equivalent title and authority) of each Loan Party, in form and substance reasonably acceptable to the Administrative Agent, attaching and certifying copies of such Loan Party’s Organization Documents and resolutions of its board of directors or managers (or equivalent governing body), authorizing the execution, delivery and performance of the Loan Documents to which it is a party, and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party; and

(ii) certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of each Loan Party, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of incorporation or formation (as the case may be) of such Loan Party.

(c) Opinions of Counsel. Receipt by the Administrative Agent of customary written opinions of counsel to the Loan Parties, addressed to the Administrative Agent, the Issuing Bank and each of the Lenders, and covering such customary matters relating to the Loan Parties, the Loan Documents, and the transactions contemplated therein as are reasonably satisfactory to the Administrative Agent and the Issuing Bank (which opinions of counsel shall (i) include, without limitation, customary legal opinions relating to (A) existence, good standing and corporate authority of each Loan Party, (B) governing law and enforceability of specified Loan Documents, and (C) the attachment and (to the extent applicable) perfection of the Liens to be granted on the Closing Date in favor of the Administrative Agent, for the benefit of the Secured Parties, in the Collateral, and, (ii) in any event, expressly permit reliance by the successors and permitted assigns of the Administrative Agent, the Issuing Bank and the Lenders).

(d) Closing Date Certifications. Receipt by the Administrative Agent of a certificate in form and substance reasonably acceptable to the Administrative Agent, dated as of the Closing Date, providing written certifications by a Responsible Officer of the Borrower, on behalf of itself and each of the other Loan Parties, that: (i) the Historical Financial Statements (A) were prepared in accordance with GAAP consistently applied, except as expressly noted therein, and (B) fairly present (on the basis disclosed in the footnotes to such financial statements, if any), in all material respects, the consolidated financial condition and statements of income or operations of the Borrower and its Subsidiaries as of the respective date(s), and for the respective period(s), covered thereby (as applicable); (ii) the Target Historical Financial Statements are true and correct copies of the same as received by the Borrower; (iii) no litigation shall be pending or have been threatened in writing (A) with respect to the Credit Agreement or any other Related Transaction Documents or any of the Related Transactions, or (B) that could otherwise reasonably be expected to have, individually or in the aggregate when taken together, a Material Adverse Effect; and (iv) each of the conditions specified in clauses (f), (g), (h), (n) and (p) below, and in Section 3.2(a) and Section 3.2(b), in each case of this clause (d)(iv), are satisfied as of the Closing Date.

(e) Notices of Borrowing; Sources and Uses. Receipt by the Administrative Agent of: (i) a duly executed Notice of Borrowing in respect of each Loan to be made on the Closing Date; and (ii) a duly executed funds disbursement agreement, together with a report setting forth the sources and uses of, without limitation, the proceeds of any Borrowing(s) on the Closing Date.

(f) Required Consents and Approvals. Receipt by the Loan Parties of all consents (including, without limitation, any necessary governmental consents, as applicable), approvals, authorizations, registrations, filings and orders required or advisable to be made or obtained (as the case may be) under any applicable Law, the Organization Documents of any Loan Party, or by any Contractual Obligation of any Loan Party, in connection with the execution, delivery, performance, validity and enforceability of any of the Related Transaction Documents or any of the Related Transactions, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any Governmental Authority regarding the Commitments, any transaction(s) being financed (in whole or in part) with the proceeds of Loans, any of the Related Transaction Documents or any of the Related Transactions shall be ongoing.

(g) Solvency. In each case, both immediately before and immediately after giving effect to the Related Transactions and to any Credit Event(s) to occur on the Closing Date in connection therewith the Loan Parties and Subsidiaries, taken as a whole, are Solvent on a consolidated basis.

(h) Material Adverse Effect. Since the date of the Annual Financial Statements, there shall not have occurred any event(s) and/or circumstance(s) that have had, or could reasonably be expected to have, individually or in the aggregate when taken together with all such other event(s) and/or circumstance(s), a Material Adverse Effect.

(i) Insurance. Receipt by the Administrative Agent of certificates of insurance issued on behalf of insurers of the Loan Parties, describing, in reasonable detail, the types and amounts of insurance (property / casualty and liability) maintained by the Loan Parties, which types and amounts of insurance shall be customary for parties in the Related Businesses and shall otherwise be reasonably satisfactory, in type and amount, to the Administrative Agent.

(j) Collateral.

(i) Personal Property. Receipt by the Administrative Agent of each of the following:

(A) copies of UCC, tax and judgment lien search results (in each case, as required by the Administrative Agent in its reasonable discretion) in the jurisdiction of incorporation or formation, as the case may be, of each Loan Party, together with any such reports in any other necessary or appropriate jurisdiction(s) as reasonably requested by the Administrative Agent, indicating that there are no prior Liens on any of the Collateral, other than: (I) Permitted Liens; and (II) Liens to be released on the Closing Date;

(B) UCC financing statements, duly authorized by the Loan Parties for filing by the Administrative Agent, with respect to each appropriate jurisdiction as is necessary or advisable, in the Administrative Agent’s reasonable discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(C) a “.pdf” copy of each original stock and/or unit certificate evidencing any certificated Capital Stock that is pledged to the Administrative Agent pursuant to the Security Agreement or any other pledge agreement, together with “.pdf” copies of appropriate stock and/or unit powers (or other similar instruments of transfer) duly executed in blank (unless, with respect to the pledged Capital Stock in any Foreign Subsidiary, such stock and/or unit powers are deemed unnecessary by the Administrative Agent in its reasonable discretion under the Laws of the applicable jurisdiction of incorporation or formation, as the case may be, of such Person); provided, that, an original copy of each such original stock and/or unit certificate, together with an original copy of each such stock and/or unit power (or similar instrument of transfer), shall be delivered to the Administrative Agent by the Borrower promptly after the Closing Date;

(D) copies of searches showing all U.S. registered and/or applied for IP Rights of any Loan Party (including any registered Liens thereon) in the U.S. Copyright Office, the U.S. Patent and Trademark Office, or any other appropriate office of any Governmental Authority, as the case may be; and

(E) duly executed IP Notices as are necessary, in the Administrative Agent’s reasonable discretion, to perfect the Administrative Agent’s security interest in the U.S. registered and/or applied for IP Rights of the Loan Parties (if, and to the extent, perfection may be achieved by filing an IP Notice (or a substantially similar notice) in the U.S. Copyright Office, the U.S. Patent and Trademark Office and/or any other appropriate office of any Governmental Authority, as the case may be).

(ii) [Reserved].

(k) Refinancing of Existing Indebtedness. Receipt by the Administrative Agent of copies of duly executed payoff letters, in form and substance reasonably satisfactory to the Administrative Agent, together with: (i) evidence of the payment in full of any Indebtedness (and termination of any related commitments) that is not expressly permitted under this Agreement to remain outstanding after the Closing Date; (ii) UCC–3s, cancellations, releases, and/or other appropriate termination statements, each in form and substance reasonably satisfactory to the Administrative Agent, releasing all Liens that are not Permitted Liens, including, without limitation, all Liens granted under, or in connection with, any such Indebtedness referred to in the foregoing clause (k)(i) upon (A) any personal property of the Loan Parties and Subsidiaries, and/or (B) any Real Estate (in each case of the foregoing of this clause (k)(ii), other than any Excluded Property); and (iii) any other cancellations, releases, terminations, and/or other documents, filings or recordations reasonably required by the Administrative Agent to evidence the payoff of any such Indebtedness referred to in the foregoing clause (k)(i).

(l) Patriot Act; Anti-Money Laundering Laws. At least five (5) Business Days prior to the Closing Date (or such shorter period as each affected Lender may agree in its sole discretion), receipt by the Administrative Agent of all documentation and other information required by bank regulatory authorities, or otherwise reasonably requested by the Administrative Agent or any Lender, under, or in respect of, applicable “know your customer” and anti-money laundering Laws, including, without limitation, the Patriot Act; and, at least five (5) Business Days prior to the Closing Date if, and to the extent, that any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, receipt by the Administrative Agent and each Lender of a Beneficial Ownership Certification in relation to such Loan Party.

(m) Financial Statements. Receipt by the Administrative Agent of copies of: (i) the Annual Financial Statements; (ii) the Target QoE; (iii) to the extent available prior to the Closing Date, (A) the internally prepared consolidated monthly financial statements of the Target and its Subsidiaries for each of the fiscal months of the Target ended June 30, 2025 and July 31, 2025, and (B) the internally prepared consolidated monthly financial statements of the Borrower and its Subsidiaries for each of the Fiscal Months ended June 30, 2025 and July 31, 2025, in each case of this clause (m)(iii), (I) including balance sheets, income statements, and cash flow statements as reviewed by the Administrative Agent to its satisfaction prior to the Closing Date, and (II) prepared in conformity with GAAP; and (iv) internally prepared pro forma financial projections, prepared and detailed on a Fiscal Year basis through the five (5) years next ending after the Closing Date, such financial projections to include balance sheets, income statements and cash flow statements of the Ultimate Parent (or if before the consummation of a Qualifying IPO, Holdings) and its Subsidiaries on a consolidated basis for such period, in each case of this clause (m)(iv), as reviewed by the Administrative Agent to its satisfaction prior to the Closing Date.

(n) Closing Date Financial Conditions. On the Closing Date, immediately after giving effect to the Related Transactions and to any Credit Event(s) to occur on the Closing Date in connection therewith, (i) the Consolidated Total Net Leverage Ratio is not greater than 2.00 to 1.0 measured on a Pro Forma Basis for the period of twelve (12) consecutive months ended July 31, 2025, and (ii) Consolidated EBITDA is at least $76,700,000 measured on a Pro Forma Basis for the period of twelve (12) consecutive months ended July 31, 2025, in each case of the foregoing clauses (n)(i) and (n)(ii), as supported by reasonably detailed calculations provided to, and reviewed to its satisfaction by, the Administrative Agent on or prior to the Closing Date.

(o) [Reserved].

(p) Closing Date Acquisition. All conditions precedent to the consummation of the Closing Date Acquisition, other than the funding of any Loans to be borrowed on the Closing Date and the effectiveness of this Agreement and the other Loan Documents, shall have been satisfied, and the Closing Date Acquisition shall be consummated, substantially concurrently with the initial effectiveness of this Agreement and the other Loan Documents, and the funding of any such Loans on the Closing Date, in accordance with the terms of any applicable Closing Date Acquisition Documents in the form last reviewed and approved by the Administrative Agent (or its designee) and in compliance with all applicable Laws and regulatory approvals, without alteration, amendment or other change, supplement and/or modification to or of the terms of any such Closing Date Acquisition Documents. The Administrative Agent (or its designee) shall, on or prior to the Closing Date, have received certified (fully executed and compiled, as applicable) copies of the Closing Date Acquisition Agreement and each other material Closing Date Acquisition Document, each in form and substance reasonably satisfactory to the Administrative Agent.

(q) Fees and Expenses. Receipt by the Administrative Agent of payment of all fees, costs, expenses, charges, disbursements and other amounts due and payable by, or on behalf of, any Loan Party or Subsidiary on, or prior to, the Closing Date, including, without limitation, reimbursement or payment of all reasonable and documented costs and out-of-pocket expenses of the Administrative Agent, the Arrangers and their respective Affiliates (including, without limitation, all filing and recording fees and Taxes and all reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent and the Arrangers) required to be reimbursed or paid by any Loan Party or Subsidiary under this Agreement, the Fee Letter, any other Loan Document and/or any other agreement(s) with the Administrative Agent, any Arranger and/or any of their respective Affiliates; provided, that, payment of such fees, costs, expenses, charges, disbursements and other amounts may be made concurrently with the closing of the Loan Documents with the proceeds of Borrowings on the Closing Date.

(r) Other Information. Receipt by the Administrative Agent and any requesting Lender of such other documents, certificates, information, or opinions of counsel as the Administrative Agent or any Lender may reasonably request, all in form and substance satisfactory to the Administrative Agent.

Without limiting the generality of the foregoing provisions of this Section 3.1, for purposes of determining compliance with the conditions specified in this Section 3.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved of, accepted, or been satisfied with, each document or other matter required hereunder to be consented to or approved by, or acceptable or satisfactory to, a Lender, unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 3.2 Conditions to Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, increase, renew and/or extend any Letter of Credit, in each case of the foregoing, is subject to Section 2.26(b) as well as to the satisfaction (or waiver in accordance with Section 11.2) of each of the following conditions:

(a) No Default or Event of Default. On the date on which such Borrowing, or the issuance, amendment, increase, renewal and/or extension of such Letter of Credit, as the case may be, is to become effective, no Default or Event of Default shall exist or would result from the incurrence of such Borrowing or the issuance, amendment, renewal and/or extension of such Letter of Credit, as applicable;

(b) Representations and Warranties. On the date on which such Borrowing or the issuance, amendment, increase, renewal and/or extension of such Letter of Credit, as applicable, is to become effective, (i) with respect to any such Credit Event that occurs after the Closing Date, both immediately prior to and immediately after giving effect to the incurrence of such Borrowing or the issuance, amendment, increase, renewal and/or extension of such Letter of Credit, as applicable, and (ii) with respect to any such Credit Event that occurs on the Closing Date, both simultaneously with the effectiveness of this Agreement and the consummation of the other Related Transactions to occur on the Closing Date and immediately after giving effect thereto, all representations and warranties of each Loan Party set forth in the Loan Documents (including, without limitation, the representations and warranties of each Loan Party set forth in Article IV) shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case, such representations and warranties shall be true and correct in all respects), except to the extent that such representations and warranties specifically relate to an earlier date, in which case, such representations and warranties shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case, such representations and warranties shall be true and correct in all respects) on, and as of, such earlier date;

(c) Notice of Borrowing. The Borrower shall have delivered any required Notice of Borrowing in respect of such Credit Event, together with any documentation and/or certifications required therein; and

(d) Cash Collateral. Solely if any Lender with a Revolving Commitment is a Defaulting Lender at the time of any request by the Borrower for a Borrowing of a Swingline Loan, or for the issuance, amendment, increase, renewal and/or extension of a Letter of Credit, as applicable, pursuant to this Section 3.2, the Swingline Lender will not be required to make any Swingline Loan(s), and the Issuing Bank will not be required to issue, amend, increase, renew and/or extend any Letter of Credit, in each case of the foregoing, unless the Swingline Lender and/or the Issuing Bank, as applicable, is satisfied that one hundred two percent (102.0%) of the related Swingline Exposure and/or LC Exposure is fully Cash Collateralized pursuant to Section 2.26.

Each Borrowing, and each issuance, amendment, increase, renewal and/or extension of any Letter of Credit, shall be deemed to constitute a representation and warranty by the Borrower, on behalf of itself and each of the other Loan Parties, as of the date of such Borrowing or other Credit Event, as to each of the matters specified in the foregoing clauses (a) and (b).

Section 3.3 Delivery of Documents. All of the Loan Documents, certificates, legal opinions, and other documents, papers and instruments referred to in this Article III shall, unless otherwise specified, be: (a) delivered to the Administrative Agent, for the account of each of the Lenders, in sufficient number of original counterparts and/or “.pdf” copies as requested by the Administrative Agent; and (b) in form and substance otherwise reasonably satisfactory in all respects to the Administrative Agent.

Article IV

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent, each Lender and the Issuing Bank as follows:

Section 4.1 Existence; Power. Each Loan Party and Subsidiary (a) is duly incorporated or formed (as the case may be), validly existing, and in good standing as a corporation, partnership or limited liability company under the Laws of the jurisdiction of its incorporation or formation (as the case may be), (b) has all requisite power and authority to carry on its business, in all material respects, as presently conducted, and (c) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except (solely in the case of this clause (c)) where a failure to be so qualified or in good standing has not had, and could not reasonably be expected to have, a Material Adverse Effect.

Section 4.2 Organizational Power; Authorization; Enforceability.

(a) Organizational Power; Authorization. The execution and delivery by each Loan Party of, and the performance by each Loan Party of its obligations under, each of the Loan Documents and the other Related Transaction Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational, and if required, shareholder, partner or member (as the case may be), action.

(b) Enforceability. This Agreement has been duly executed and delivered by each Loan Party, and constitutes, and each other Loan Document and Related Transaction Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.3 Governmental Approvals; No Conflicts. The execution, delivery and performance by each Loan Party of this Agreement, and by each Loan Party of the other Loan Documents and the other Related Transaction Documents to which it is a party, do not, and will not: (a) require any material consent or approval of, registration or filing with, notice to, or any action by, any Governmental Authority, except (i) those as have been obtained or made and are in full force and effect, and (ii) filings necessary to perfect, and/or maintain the perfection of, the Liens created under the Loan Documents; (b) violate the Organization Documents of any Loan Party; (c) violate, in any material respect, any Law applicable to any Loan Party or Subsidiary, or any judgment, order, decree and/or ruling of any Governmental Authority binding on any Loan Party or Subsidiary; (d) violate, conflict with, result in a breach of, or constitute (with due notice, lapse or time, or both) a default under, any material Contractual Obligation of any Loan Party or Subsidiary, or any of their respective Property; (e) result in the creation or imposition of any Lien on any Property of any Loan Party or Subsidiary, except for Liens (if any) created under the Loan Documents and other Permitted Liens; and (f) require any material approval of stockholders, members or partners (as the case may be), or any material approval or material consent of any Person under any Contractual Obligation, of any Loan Party or Subsidiary, except for such approvals or consents that will be obtained on or before the Closing Date and disclosed in writing to the Administrative Agent.

Section 4.4 Financial Statements; No Material Adverse Effect.

(a) Financial Statements. The Borrower has furnished to the Administrative Agent: (i) the Historical Financial Statements; (ii) the Target Historical Financial Statements and (iii) the Target QoE. The Historical Financial Statements fairly present, in all material respects, the consolidated financial condition of the Borrower and its Subsidiaries as of such dates, and the consolidated results of operations of the Borrower and its Subsidiaries for such periods, in each case, in conformity with GAAP consistently applied (on the basis disclosed in the footnotes to such financial statements, as applicable). To the knowledge of the Borrower, the Target Historical Financial Statements fairly present, in all material respects, the consolidated financial condition of the Target and its Subsidiaries as of such dates, and the consolidated results of operations of the Target and its Subsidiaries for such periods. The financial statements most recently delivered to the Administrative Agent pursuant to each of Section 5.1(a) and Section 5.1(b) have been prepared in accordance with GAAP and present fairly (on the basis disclosed in the footnotes to such financial statements, as applicable), in all material respects, the consolidated financial condition and statements of income or operations, of the Loan Parties and Subsidiaries as of the date(s) thereof and for the period(s) covered thereby, subject, in the case of such financial statements most recently delivered to the Administrative Agent pursuant to Section 5.1(b), to year-end audit adjustments and the absence of footnotes.

(b) No Material Adverse Effect. Since the date of the Annual Financial Statements, there have been no changes with respect to the Loan Parties and Subsidiaries that have had, or could reasonably be expected to have, either individually or in the aggregate when taken together, a Material Adverse Effect.

Section 4.5 Litigation; Environmental Matters; Labor Relations.

(a) Litigation. No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against, or, to the knowledge of any Responsible Officer of any Loan Party, threatened in writing against or affecting, any Loan Party or any Subsidiary: (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate when taken together, a Material Adverse Effect; or (ii) which purports to affect, in any material respect, the validity or enforceability of this Agreement, any other Loan Document, or any other Related Transaction Document.

(b) Environmental Matters. Except with respect to any matters that, individually or in the aggregate when taken together, could not result, or reasonably be expected to result, in a Material Adverse Effect, neither any Loan Party nor any Subsidiary: (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law; (ii) has become subject to any Environmental Liability; (iii) has received notice of any claim with respect to any Environmental Liability; or (iv) knows of the occurrence of any event, condition or circumstance that has given rise to, or could reasonably be expected to give rise to, any Environmental Liability.

(c) Labor Relations. Except with respect to any matters that, individually or in the aggregate when taken together, could not result, or reasonably be expected to result, in a Material Adverse Effect, there are no strikes, lockouts, or other material labor disputes or grievances against any Loan Party or Subsidiary, or, to the knowledge of any Responsible Officer of any Loan Party, threatened in writing against, or otherwise affecting, any Loan Party or Subsidiary, and no significant unfair labor practice, charges or grievances are pending against any Loan Party or Subsidiary, or, to the knowledge of any Responsible Officer of any Loan Party, threatened in writing against any of them, with or before any Governmental Authority.

Section 4.6 Compliance with Laws and Agreements; No Default or Event of Default.

(a) Compliance with Laws and Agreements. Each Loan Party and Subsidiary is in compliance with (i) all applicable Laws, and all judgments, decrees and/or orders of any Governmental Authority, and (ii) all Contractual Obligations binding upon it or its respective Property, and neither any Loan Party nor any Subsidiary is in default under, or with respect to, any Contractual Obligation, except, in each case, where such non-compliance or default, either individually or in the aggregate when taken together, could not reasonably be expected to result in a Material Adverse Effect.

(b) No Default or Event of Default. No Default or Event of Default has occurred and is continuing.

Section 4.7 Investment Company Act; Taxes; Margin Regulations.

(a) Investment Company Act. Neither any Loan Party nor any Subsidiary is: (a) an “investment company” (or is required to register as an “investment company”) or is “controlled” by an “investment company” as such terms are defined in the Investment Company Act (or is otherwise subject to regulation under, or in connection with, the Investment Company Act); or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt, or requiring any approval or consent from, or registration or filing with, any Governmental Authority in connection therewith.

(b) Taxes. The Loan Parties and Subsidiaries have timely filed, or caused to be filed, (A) all federal and state income tax returns, and (B) all other material tax returns, in each case of the foregoing clauses (b)(A) and (b)(B), that are required to be filed by them, and have paid all Taxes shown to be due and payable by any of them on such returns and on any material assessments (as applicable) made against any of them or any of their respective Properties, as well as all other material Taxes imposed on any of them, or any of their respective Properties, by any Governmental Authority, except where the same are currently being contested in good faith by appropriate proceedings diligently conducted and in respect of which such Loan Party or Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP.

(c) Margin Regulations. None of the proceeds of any of the Loans or Letters of Credit will be used, directly or indirectly, for: (i) “purchasing” or “carrying” any “margin stock” (as each such terms and phrases are defined in any Margin Regulation); or (ii) for any purpose that violates any of the provisions of any Margin Regulation. Neither any Loan Party nor any Subsidiary is engaged principally, or as one (1) of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock”.

Section 4.8 ERISA. Except as could not, or could not reasonably be expected to, individually or in the aggregate when taken together, result in a Material Adverse Effect:

(a) (i) each Plan (if any) is in substantial compliance, in form and operation, with its terms, with ERISA, with the Code (including, without limitation, the Code provisions related to compliance in respect of which is necessary for any intended favorable tax treatment), and with all other applicable Laws; and (ii) each Plan (if any) (and each related trust, if any) that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, to the effect that it meets the requirements of Section 401(a) and Section 501(a) of the Code covering all applicable tax Law changes, or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and further, to the knowledge of any Responsible Officer of any Loan Party or Subsidiary, nothing has occurred since the date of such determination that could reasonably be expected to adversely affect such determination (or, in the case of a Plan with no determination, nothing has occurred that could reasonably be expected to adversely affect the issuance of a favorable determination letter, or otherwise adversely affect such qualification).

(b) (i) no ERISA Event has occurred or, to the knowledge of any Responsible Officer of any Loan Party or Subsidiary, is reasonably expected to occur; (ii) there exists no Unfunded Pension Liability with respect to any Plan; and (iii) no Loan Party nor any Subsidiary, nor any of their respective ERISA Affiliates, is making, or accruing an obligation to make, contributions, or has, within any of the five (5) calendar years immediately preceding the date on which the representations and warranties set forth in this Section 4.8 are made or deemed to have been made (whether on or after the Closing Date), made, or accrued an obligation to make, contributions to any Multiemployer Plan.

(c) (i) there are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits), or, to the knowledge of any Responsible Officer of any Loan Party or Subsidiary, or of any of their respective ERISA Affiliates, threatened in writing, which would reasonably be expected to be asserted successfully against any Plan, and, if so asserted successfully, could reasonably be expected, either individually or in the aggregate when taken together, to result in material liability to any Loan Party or Subsidiary; (ii) each Loan Party and Subsidiary, and each of their respective ERISA Affiliates, have made all contributions to or under each Plan and Multiemployer Plan required by applicable Law within the applicable time limits prescribed thereby, by the terms of such Plan or Multiemployer Plan, respectively, or by any contract or agreement requiring contributions to a Plan or Multiemployer Plan; (iii) no Plan that is subject to Section 412 of the Code or Section 302 of ERISA has applied for, or received, an extension of any amortization period within the meaning of Section 412 of the Code or Sections 303 or 304 of ERISA; and (iv) no Loan Party nor any Subsidiary, nor any of their respective ERISA Affiliates, have ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA, or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it had previously made contributions.

(d) (i) each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable Laws, and has been maintained, where required, in good standing with applicable regulatory authorities, except as would not reasonably be expected to result in liability to any Loan Party or Subsidiary; (ii) all contributions required to be made with respect to any Non-U.S. Plan have been timely made; (iii) no Loan Party nor any Subsidiary has incurred any obligation in connection with the termination of, or withdrawal from, any Non-U.S. Plan and (iv) the present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan, determined as of the end of the most recently ended Fiscal Year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities.

Section 4.9 Ownership of Property; Insurance.

(a) Ownership of Property.

(i) Real and Personal Property. Each of the Loan Parties and Subsidiaries has good, marketable and insurable title to, or valid leasehold interests in, all of its real and personal Property material to the operation of its business, including, without limitation, all such Property reflected in the Annual Financial Statements or in the most recent audited consolidated balance sheet delivered to the Administrative Agent pursuant to Section 5.1(a), in each case, free and clear of any and all Liens other than Permitted Liens. As of the Closing Date, all leases that, individually or in the aggregate when taken together, are material to the business or operations of the Loan Parties and Subsidiaries are valid and subsisting and are in full force.

(ii) IP Rights. Each of the Loan Parties and Subsidiaries owns, or is exclusively licensed, or otherwise has the exclusive right, to use, all IP Rights material to its business, and, to the knowledge of any Responsible Officer of any Loan Party, the use thereof by the Loan Parties and Subsidiaries does not and will not infringe, in any material respect, on the rights of any other Person.

(iii) Licenses. Each Loan Party and Subsidiary has taken all reasonable action to maintain all material licenses necessary in the ordinary conduct of its business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Insurance. The Property of the Loan Parties and Subsidiaries are insured with financially sound and reputable insurance companies that are not Affiliates of any Loan Party or Subsidiary, in such amounts, and with such deductibles and covering such risks, as are customarily carried by companies engaged in similar businesses and owning similar Property in localities where any Loan Party or Subsidiary operates. As of the Closing Date, all premiums due and payable in respect of such insurance coverages have been paid.

Section 4.10 Disclosure; Beneficial Ownership.

(a) Disclosure. Each Loan Party has disclosed to the Administrative Agent any and all agreements, instruments, and corporate or other restrictions to which such Loan Party, or any of its Subsidiaries, is subject, and all other matters known to any of them, that, either individually or in the aggregate when taken together, could reasonably be expected to result in a Material Adverse Effect. No report (including, without limitation, any report that any Loan Party is required to file with the SEC), financial statement, certificate or other written information furnished by, or on behalf of, any Loan Party or Subsidiary to the Administrative Agent or any of the Lenders in connection with any of the Related Transactions and/or the negotiation and/or syndication (as applicable) of this Agreement and the other Loan Documents, or otherwise delivered to the Administrative Agent or any of the Lenders pursuant to this Agreement or any other Loan Document (in each case, as amended, supplemented, and/or otherwise modified by any other written information so furnished), contains any material misstatement of fact or omits to state any material fact necessary to make the information furnished (including any statements therein), taken as a whole in the light of the circumstances under which such information was prepared and furnished or such statements were made (as applicable), not misleading in any material respect; provided, that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being understood that any such projected financial information may vary from actual results and such variations could be material.

(b) Beneficial Ownership. As of the Closing Date, to the knowledge of any Responsible Officer of any Loan Party, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 4.11 Business Entities and Capitalization; Capital Stock. Set forth on Schedule 4.11 hereto is a list of (a) with respect to each Subsidiary, (i) the exact legal name of (A) such Subsidiary, and (B) each direct owner of Capital Stock in such Subsidiary, together with an indication of the percentage ownership interest of each such direct owner in the Capital Stock of such Subsidiary, (ii) the jurisdiction of incorporation or formation (as the case may be) of such Subsidiary, (iii) the type of business organization of such Subsidiary (if not expressly indicated in the exact legal name of such Subsidiary), and (iv) an indication of whether or not such Subsidiary is a Loan Party or an Excluded Subsidiary, and (b) with respect to each Loan Party that is not a Subsidiary, each direct owner of Capital Stock in such Loan Party, together with an indication of the percentage ownership interest of each such direct owner in the Capital Stock of such Loan Party, in each case of the foregoing clauses (a) and (b), as of the Closing Date. All issued and outstanding Capital Stock in each Loan Party and each Subsidiary is duly authorized and validly issued, fully paid, non-assessable, as applicable, and free and clear of all Liens, other than Permitted Liens. All such securities were issued in compliance with all applicable state and federal Laws concerning the issuance of securities. As of the Closing Date, all of the issued and outstanding Capital Stock in each Loan Party and Subsidiary is owned by the Person(s), and in the percentage amount(s), set forth on Schedule 4.11. Except to the extent expressly listed on Schedule 4.11, as of the Closing Date there are no pre-emptive or other outstanding rights, options, warrants, conversion rights, commitments or other similar agreements or understandings for the purchase or acquisition of any Capital Stock in any Loan Party or Subsidiary, and there are no membership interests or other Capital Stock in any Loan Party or Subsidiary outstanding that, upon conversion or exchange, would require the issuance by any Loan Party or Subsidiary of any additional membership interests or other Capital Stock in any Loan Party or Subsidiary, or other securities convertible into, exchangeable for, or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock in any Loan Party or Subsidiary.

Section 4.12 Solvency. Both immediately before and immediately after giving effect to the Related Transactions and to any Credit Event(s) to occur on the Closing Date in connection therewith (or on such later date on which the representations and warranties set forth in this Section 4.12 are, or are required under this Agreement or any other Loan Document to be, made) the Loan Parties and Subsidiaries, taken as a whole, are Solvent on a consolidated basis.

Section 4.13 Specified Information.

(a) Loan Party Information. Set forth on Schedule 4.13–A hereto is a list of the chief executive office or principal place of business address, U.S. taxpayer identification number, and organizational identification number (if applicable) of each Loan Party as of the Closing Date. The exact legal name and state of incorporation or formation (as the case may be) of each Loan Party, as of the Closing Date, is as set forth on the signature pages hereto.

(b) Organization Changes. Except as set forth on Schedule 4.13–B hereto, no Loan Party has, during the five (5) full years immediately preceding the Closing Date: (i) changed its legal name; (ii) changed its state of incorporation or formation (as the case may be); or (iii) been party to a merger, consolidation, or other change in structure.

(c) Real Estate. Set forth on Schedule 4.13–C hereto is a list of all Real Estate as of the Closing Date (together with an indication of whether such Real Estate is owned or leased, and which Loan Party owns or leases such Real Estate).

(d) Deposit, Disbursement and Investment Accounts. Set forth on Schedule 4.13–D is a list of all banks and other financial institutions at which any Loan Party maintains any deposit, lockbox, disbursement, investment, securities, commodities and/or other similar account(s) as of the Closing Date, and such Schedule 4.13–D correctly identifies (as of the Closing Date) the name of each such financial institution, the type and holder of each such account, and the complete account number thereof.

Section 4.14 Collateral Documents.

(a) Personal Property. The Security Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid, and enforceable (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity) security interest in the Collateral (as defined therein), and, when UCC financing statements in appropriate form are filed in the appropriate offices, the Liens created under the Security Agreement shall constitute a fully-perfected Lien (to the extent that such Lien may be perfected by the filing of a UCC financing statement) on, and security interest in, all right, title and interest of the Obligors (as defined therein) in such Collateral, in each case, prior, and superior in right, to any other Person(s), other than with respect to Permitted Liens. When the certificates constituting “securities” (as such term is defined in the UCC) and evidencing all Capital Stock pledged pursuant to the Security Agreement are delivered to the Administrative Agent, together with appropriate stock and/or unit powers (or other similar instruments of transfer) duly executed in blank, the Liens in such Capital Stock shall be fully-perfected, first-priority security interests, perfected by “control” (as defined in the UCC).

(b) Intellectual Property. When the filings described in the foregoing clause (a) are made, and when, if applicable, any IP Notices are filed in the USCO or the USPTO, as applicable, the Liens created under the Security Agreement shall constitute a fully-perfected Lien on, and security interest in, all right, title, and interest of the Loan Parties in all registered Copyrights, Patents and Trademarks, if any, with respect to which a security interest may be perfected by the filing, recording, or registering a security agreement, financing statement, notice of security interest, or analogous document in the USCO or the USPTO, as applicable, in each case, prior, and superior in right, to any other Person(s), other than with respect to Permitted Liens.

(c) Real Estate.

(i) Generally. Each Mortgage, when duly executed and delivered by the relevant Loan Party, will be effective to create, in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on all of such Loan Party’s right, title, and interest in and to the Real Estate covered by such Mortgage, and the proceeds thereof, and, when such Mortgage is filed in the real estate records where the underlying Mortgaged Property is located, such Mortgage shall constitute a first-priority Lien on, and security interest in, all right, title, and interest of such Loan Party in such Real Estate, and the proceeds thereof, in each case, prior, and superior in right, to any other Person(s), other than with respect to Permitted Liens.

(ii) Flood. No Mortgage encumbers any improved Real Estate that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards, and in which flood insurance has been made available under applicable Flood Insurance Laws, except to the extent that the applicable Loan Party maintains flood insurance with respect to such improved Real Estate in compliance with the requirements of Section 5.7.

Section 4.15 Material Agreements. Set forth on Schedule 4.15 is a list and description of all Material Agreements as of the Closing Date, and each such Material Agreement is in full force and effect as of such date. As of the Closing Date, no Responsible Officer of any Loan Party or Subsidiary has any knowledge of any pending amendment(s) to, or threatened (in writing) termination(s) of, any such Material Agreements, and none of the Loan Parties or Subsidiaries has any intention or plan to terminate any such Material Agreements after such date. As of the Closing Date, the Borrower has delivered to the Administrative Agent a true, complete and correct copy of each Material Agreement (including all schedules, exhibits, amendments, restatements, amendments and restatements, supplements, renewals, and/or other material modifications thereto and/or assignments thereof) requested by the Administrative Agent.

Section 4.16 Sanctioned Persons; Anti-Corruption Laws; Sanctions.

(a) Sanctioned Persons. No Loan Party or Subsidiary, nor any of their respective officers, directors and/or managers, nor, to the knowledge of any Responsible Officer of any Loan Party or Subsidiary, any of their respective employees, agents and/or Affiliates, is a Sanctioned Person.

(b) Anti-Corruption Laws; Sanctions. Each Loan Party and Subsidiary, and (i) each of their respective officers, directors, managers, administrators or partners, and, (ii) to the knowledge of any Responsible Officer of any Loan Party, each Affiliate of any of the foregoing and each of the respective employees, trustees, agents, advisors, legal counsel, consultants or other representatives of any of the foregoing, in each case of the foregoing clauses (b)(i) and (b)(ii), are in compliance with all applicable Anti-Corruption Laws and applicable Sanctions. The Loan Parties and Subsidiaries have instituted and maintain policies and procedures designed to promote and achieve continued compliance with all applicable Anti-Corruption Laws and applicable Sanctions.

(c) Patriot Act, FCPA, Etc. Each Loan Party and Subsidiary is in compliance, in all material respects, with: (i) the U.S. Trading with the Enemy Act of 1917 (as amended) and each of the foreign assets control regulations of the U.S. Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), and any other enabling legislation and/or executive order(s) relating thereto; and (ii) the Patriot Act. No portion of the proceeds of any Loan, Borrowing or Letter of Credit has been or will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain and/or direct business or obtain any improper advantage, in any such case, in violation of the U.S. Foreign Corrupt Practices Act of 1977 (as amended).

Section 4.17 Affected Financial Institutions; Not a Plan.

(a) Affected Financial Institutions. No Loan Party or Subsidiary is an Affected Financial Institution.

(b) Not a Plan. No Loan Party or Subsidiary is a Plan.

Section 4.18 Casualty, Etc. Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 4.19 Outbound Investment Rules. Neither Holdings nor any of its Subsidiaries is a “covered foreign person” as that term is used in the Outbound Investment Rules. Neither Holdings nor any of its Subsidiaries is currently engaging in, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if such Person were a U.S. Entity or (iii) any other activity that would cause the Administrative Agent or the Lenders to be in violation of the Outbound Investment Rules or cause the Administrative Agent or the Lenders to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

Section 4.20 Closing Date Acquisition Documents.

(a) The Borrower have delivered to the Administrative Agent a true, complete and correct copy of the material Closing Date Acquisition Documents. Each Loan Party has duly taken all necessary organizational action to authorize the execution, delivery and performance of the Closing Date Acquisition Documents.

(b) As of the Closing Date, the Closing Date Acquisition has been consummated (or is being consummated substantially contemporaneously with the initial credit extension hereunder) in accordance in all material respects with the terms of the Closing Date Acquisition Agreement. The Closing Date Acquisition will comply with all applicable material legal requirements, and all necessary material governmental, regulatory, creditor, shareholder, member, partner and other material consents, approvals and exemptions required to be obtained by a Loan Party in connection with the Closing Date Acquisition will be, prior to consummation of the Closing Date Acquisition, duly obtained and will be in full force and effect.

(c) The execution and delivery of the Closing Date Acquisition Agreement did not, and the consummation of the Closing Date Acquisition will not, violate any material statute or regulation of the United States (including any securities law) or of any state or other applicable jurisdiction, or any material order, judgment or decree of any court or governmental body binding on any Loan Party or, or result in a breach of, or constitute a default under, any material Contractual Obligation of any Loan Party.

(d) As of the Closing Date, no litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against, or, to the knowledge of any Responsible Officer of any Loan Party, threatened in writing against or affecting, any Loan Party or any Subsidiary which, in any manner, draws into question the validity or enforceability of the Closing Date Acquisition Agreement.

Section 4.21 Designation as Senior Indebtedness. The Obligations constitute “Senior Indebtedness” or “Senior Debt” (or substantially analogous term or designation pertaining to indebtedness having maximum rights as “senior debt”) within the meaning of any applicable Subordinated Debt Documents, and further, the subordination provisions set forth in each such Subordinated Debt Document are legally valid and enforceable against the respective parties thereto.

Article V

AFFIRMATIVE COVENANTS

Until all of the Obligations shall have been Paid in Full, each Loan Party hereby covenants and agrees with the Administrative Agent, the Lenders and the Issuing Bank that such Loan Party shall, and shall cause each Subsidiary to:

Section 5.1 Financial Statements; Other Information. Deliver to the Administrative Agent (for further distribution to each Lender):

(a) Annual Statements. As soon as available and, in any event, within one-hundred fifty (150) calendar days after the end of the Fiscal Year ending December 31, 2025 and one-hundred twenty (120) calendar days after the end of each Fiscal Year ending thereafter, a copy of the annual audited report for such Fiscal Year for the Ultimate Parent (or if before the consummation of a Qualifying IPO, Holdings) and its Subsidiaries, containing an audited consolidated and consolidating balance sheet of the Ultimate Parent (or if before the consummation of a Qualifying IPO, Holdings) and its Subsidiaries as of the end of such Fiscal Year, and the related audited consolidated and consolidating statements of income or operations, changes in members’ equity and cash flows (together with all footnotes thereto) of the Ultimate Parent (or if before the consummation of a Qualifying IPO, Holdings) and its Subsidiaries for such Fiscal Year, setting forth, in each such case in comparative form, the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP and reported on by an independent public accounting firm of nationally recognized good standing or that is otherwise reasonably acceptable to the Administrative Agent (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to the scope of such audit, other than with respect to, or resulting solely from, (x) an upcoming maturity date under any Funded Debt or Indebtedness occurring within one (1) year from the time such report is delivered, or (y) any potential inability to satisfy any financial maintenance covenant on a future date or in a future period) to the effect that such financial statements present fairly, in all material respects, the financial condition, results of operations, members’ equity and cash flows of the Ultimate Parent (or if before the consummation of a Qualifying IPO, Holdings) and its Subsidiaries for such Fiscal Year on a consolidated and consolidating basis in accordance with GAAP, and including management discussion and analysis of operating results, profitability trends and customer retention.

(b) Quarterly Statements. As soon as available and, in any event, within forty-five (45) calendar days after the end of each Fiscal Quarter ending after the Closing Date (including, for the avoidance of doubt, each Fiscal Quarter whose end corresponds with the end of a Fiscal Year), a copy of the unaudited quarterly financial statements for such Fiscal Quarter for the Ultimate Parent (or if before the consummation of a Qualifying IPO, Holdings) and its Subsidiaries, containing an unaudited consolidated and consolidating balance sheet of the Ultimate Parent (or if before the consummation of a Qualifying IPO, Holdings) and its Subsidiaries as of the end of such Fiscal Quarter, and the related unaudited consolidated and consolidating statements of income or operations and cash flows of the Ultimate Parent (or if before the consummation of a Qualifying IPO, Holdings) and its Subsidiaries for such Fiscal Quarter, and for the then elapsed portion of such Fiscal Year, setting forth, in each such case in comparative form, the figures for the corresponding Fiscal Quarter, the corresponding portion of the previous Fiscal Year and the corresponding figures for the budget with respect to the current Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, such unaudited consolidated and consolidating statements to be certified by the chief executive officer, chief financial officer, treasurer or controller (or other Responsible Officer of substantially equivalent title and authority) of the Borrower as presenting fairly, in all material respects, the financial condition, results of operations and cash flows of the Ultimate Parent (or if before the consummation of a Qualifying IPO, Holdings) and its Subsidiaries in accordance with GAAP, and including management discussion and analysis of operating results, profitability trends and customer retention, subject only to normal year-end audit adjustments and the absence of footnotes.

(c) Compliance Certificate. Concurrently with the delivery of the financial statements referred to in each of the foregoing clauses (a) and (b), a Compliance Certificate, signed by the principal executive officer or the principal financial officer (or other Responsible Officer of substantially equivalent title and authority) of the Borrower:

(i) certifying, on behalf of the Borrower and each of the other Loan Parties, as to whether a Default or Event of Default has occurred and is continuing as of the date of delivery of such Compliance Certificate to the Administrative Agent, and, if a Default or an Event of Default has then occurred and is continuing, specifying the details thereof and the action(s) that the Loan Parties have taken, or propose to take, with respect thereto;

(ii) setting forth in reasonable detail line-item calculations demonstrating compliance with each of the financial covenants set forth in Article VI (including the determination of Consolidated EBITDA) for the period of four (4) Fiscal Quarters most recently ended for which such Compliance Certificate is delivered;

(iii) solely if such Compliance Certificate is delivered concurrently with (and in respect of) the financial statements referred to in the foregoing clause (a) with respect to any Fiscal Year, commencing with the Fiscal Year ending December 31, 2026, setting forth in reasonable detail line-item calculations demonstrating the determination of Consolidated Excess Cash Flow for such Fiscal Year;

(iv) specifying any change(s) in the identity of the Subsidiaries of any Loan Party as of the end of such Fiscal Quarter or Fiscal Year, as the case may be, from the Subsidiaries of such Loan Party identified to the Administrative Agent and the Lenders on the Closing Date, or as of the end of the most recently ended Fiscal Quarter or Fiscal Year, as the case may be, for which a Compliance Certificate has previously been delivered to the Administrative Agent in accordance with this clause (c), and attaching an updated Schedule 4.11; and

(v) stating whether any material change(s) in GAAP, or the application thereof, have occurred since the end of the most recently ended Fiscal Quarter or Fiscal Year, as the case may be, for which a Compliance Certificate has previously been delivered to the Administrative Agent in accordance with this clause (c), or, if, as of such date, no Compliance Certificate has been delivered pursuant to this clause (c), since the date of the Annual Financial Statements, and, in any such case, if any such change(s) have occurred, specifying the effect of such change(s) on the financial statements accompanying such delivered Compliance Certificate.

(d) Budgets. As soon as available and, in any event, within sixty (60) calendar days after the end of each Fiscal Year, an annual business plan and budget (including a budget of Capital Expenditures) of the Loan Parties on a consolidated basis, including forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Administrative Agent, of statements of income or operations and cash flows of the Ultimate Parent (or if before the consummation of a Qualifying IPO, Holdings) and its Subsidiaries prepared and detailed on a monthly basis for the remainder of the then current Fiscal Year.

(e) Backlog Reports. As soon as available and, in any event within forty-five (45) calendar days after the end of each Fiscal Quarter, a detailed project backlog report of the Ultimate Parent (or if before the consummation of a Qualifying IPO, Holdings) and its Subsidiaries as of the end of such Fiscal Quarter, in form and substance reasonably acceptable to the Administrative Agent.

(f) Public Information. Promptly after the same becomes publicly available, copies of all periodic and/or other reports, proxy statements, and other materials publicly filed with the SEC, any Governmental Authority succeeding to any or all functions of the SEC, or any national securities exchange, or otherwise distributed by the Ultimate Parent to its shareholders generally.

(g) Other Information. Promptly following any request therefor: (i) such other information regarding the results of operations, business affairs, and/or financial condition of any or all Loan Parties and/or Subsidiaries as the Administrative Agent, or any Lender, may reasonably request; and (ii) information and documentation reasonably requested by the Administrative Agent, or any Lender, for purposes of compliance with applicable “know your customer” requirements under the Patriot Act, the Beneficial Ownership Regulation, and/or any other applicable anti-money laundering Laws.

Each Loan Party hereby acknowledges that (i) the Administrative Agent, the Arrangers, and/or any of their respective Affiliates may, but shall not be obligated to, make available to the Lenders and the Issuing Bank any of the Borrower Materials by posting such Borrower Materials on a Platform and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Loan Parties or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Loan Party hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (A) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (B) by marking Borrower Materials “PUBLIC,” such Loan Party shall be deemed to have authorized the Administrative Agent, any Affiliate thereof, the Arrangers, the Issuing Bank and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to such Loan Party or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.11); (C) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (D) the Administrative Agent and any Affiliate thereof and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

Documents required to be delivered pursuant to Section 5.1(a) or Section 5.1(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower (or any direct or indirect parent of the Borrower) posts such documents, or provides a link thereto on the website on the Internet at the Borrower’s website; (ii) on which such documents are posted on the Borrower’s behalf on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR) or (iii) on which such documents are posted on the Borrower’s behalf on Debtdomain or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (1) upon reasonable written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (2) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

Section 5.2 Notices of Material Events. Furnish to the Administrative Agent:

(a) Material Events. Promptly and, in any event, within:

(i) three (3) Business Days after any Responsible Officer obtaining knowledge thereafter, written notice of the occurrence of any Default or any Event of Default;

(ii) five (5) Business Days after any Responsible Officer obtaining knowledge thereafter, written notice of the filing or commencement of, or any material development in, any action, suit, investigation or proceeding by or before any arbitrator or Governmental Authority against, or, to the knowledge of any Responsible Officer of any Loan Party, affecting, any Loan Party or Subsidiary, which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(iii) five (5) Business Days after any Responsible Officer obtaining knowledge thereafter, written notice of the occurrence of any event or any other development by which any Loan Party or Subsidiary (A) becomes subject to any Environmental Liability, or (B) receives notice of any claim with respect to any Environmental Liability, and, in each such case of the foregoing clauses (a)(iii)(A) and (a)(iii)(B), which, individually or in the aggregate when taken together, could reasonably be expected to result in a Material Adverse Effect;

(iv) five (5) Business Days after any Responsible Officer obtaining knowledge thereafter, written notice of the occurrence of any “default” or “event of default” (or substantially analogous term or designation), or the receipt by any Loan Party or Subsidiary of any written notice of an alleged “default” or “event of default” (or substantially analogous term or designation), with respect to any Subordinated Debt or any Material Indebtedness of any Loan Party or Subsidiary;

(v) ten (10) Business Days after any Responsible Officer obtaining knowledge thereafter, written notice of any termination, expiration, loss, and/or default of or under any Material Agreement that, individually or in the aggregate when taken together, could reasonably be expected to result in a Material Adverse Effect;

(vi) five (5) Business Days after any Responsible Officer obtaining knowledge thereafter, written notice of any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and

(vii) ten (10) Business Days after any Responsible Officer obtaining knowledge thereafter, written notice of any change in the information provided in a Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in part (c) or part (d) of such Beneficial Ownership Certification.

(b) ERISA Events. Promptly upon and, in any event, within ten (10) Business Days after the occurrence of:

(i) any Responsible Officer of any Loan Party or Subsidiary becoming aware that an ERISA Event has occurred that could reasonably be expected to result in a Material Adverse Effect, written notice describing, in reasonable detail, such ERISA Event, together with the action(s), if any, taken, or proposed to be taken, with respect to such ERISA Event, and a copy of any notice(s) filed with the PBGC or the IRS pertaining to such ERISA Event, together with any notice(s) received by any Loan Party or Subsidiary, or any of their respective ERISA Affiliates, from the PBGC or any other Governmental Authority with respect thereto; and/or

(ii) any Responsible Officer of any Loan Party or Subsidiary becoming aware: (A) of the triggering of any Withdrawal Liability that could reasonably be expected to result in a Material Adverse Effect; (B) of the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by any Loan Party or Subsidiary, or any of their respective ERISA Affiliates that could reasonably be expected to result in a Material Adverse Effect; or (C) of the adoption of any amendment to a Plan subject to Section 412 of the Code that results in a material increase in contribution obligations of any Loan Party or Subsidiary, or of any of their respective ERISA Affiliates, a reasonably detailed written description thereof from the chief financial officer (or other Responsible Officer of substantially equivalent title and authority) of the Borrower.

(c) Information; Organization Changes. Promptly after (and, in any event, within ten (10) Business Days after) the occurrence of any of the following, written notice of any change(s) in: (i) any Loan Party’s legal name or business entity type; (ii) the address of any Loan Party’s chief executive office or principal place of business; (iii) any Loan Party’s legal structure; or (iv) any Loan Party’s jurisdiction of incorporation or formation (as the case may be).

Each notice, certificate and/or other document delivered, or required to be delivered, pursuant to this Section 5.2 shall be accompanied by a written statement, signed by a Responsible Officer of the Borrower, setting forth the details of the event(s) or development(s) requiring the delivery of such notice, certificate and/or other document, together with any action(s) taken, or proposed to be taken, with respect thereto.

Section 5.3 Existence; Books and Records.

(a) Existence. Do, or cause to be done, all things necessary to preserve, renew and maintain, in full force and effect, its legal existence; provided, that, nothing in this clause (a) shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3.

(b) Books and Records. Keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities, to the extent necessary to prepare the consolidated financial statements of the Ultimate Parent (or if before the consummation of a Qualifying IPO, Holdings) and its Subsidiaries in conformity in all material respects with GAAP.

Section 5.4 Compliance with Laws and Agreements; Anti-Corruption Laws; Sanctions.

(a) Compliance with Laws. Comply with all Laws, regulations, guidelines, ordinances, decrees, orders, and other requirements of Law applicable to its business, real and personal Property (including, without limitation (and to the extent applicable), all Environmental Laws, ERISA and OSHA), except where the failure to do so, either individually or in the aggregate when taken together, could not reasonably be expected to result in a Material Adverse Effect.

(b) Compliance with Agreements. Comply with all Material Agreements and all material licenses, permits, accreditations, franchises, indentures, Mortgages, and other Contractual Obligations to which any Loan Party or Subsidiary is party, or by which any of them, or any of their respective Properties, are bound, except where the failure to do so, either individually or in the aggregate when taken together, could not reasonably be expected to result in a Material Adverse Effect; provided, that, this Section 5.4(b) shall not prevent the voluntary termination or nonrenewal of any Material Agreement or other Contractual Obligation of any Loan Party or Subsidiary to the extent such termination or nonrenewal is determined in good faith by the applicable Loan Party or Subsidiary to be in the best interest of such Loan Party or Subsidiary.

(c) Anti-Corruption Laws; Sanctions. Maintain, in full force and effect, and timely enforce, policies and procedures designed to promote and achieve compliance by the Loan Parties and Subsidiaries, and each of their respective officers, directors, managers, employees, agents and/or Affiliates, with all applicable Anti-Corruption Laws and applicable Sanctions.

Section 5.5 Payment of Obligations. Pay and discharge, at or before the maturity or other due date therefor, all of its obligations and liabilities (including, without limitation, all Taxes, all assessments and other governmental charges, all levies, and all other such claims that could result in a statutory Lien) before the same shall become delinquent or in default, except: (a) where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings diligently conducted, (ii) such Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (iii) in the case of any Tax or other claim, assessment, charge or levy that has, or may become, a Lien against any material portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any material portion of the Collateral to satisfy such Tax or other claim, assessment, charge or levy; or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.6 Visitations and Inspections. Permit any representative or designee of the Administrative Agent (which may be accompanied by representatives or designee of any of the Lenders) to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, and to conduct appraisals, field audits and field examinations, all at such reasonable times and as often as the Administrative Agent may reasonably request after reasonable prior notice to the Borrower, and, in each case of the foregoing, the Borrower shall reimburse the Administrative Agent’s reasonable and documented costs and out-of-pocket expenses incurred in connection with any such visitation and/or inspection; provided, that, (i) at any time that an Event of Default has occurred and is continuing, the Administrative Agent or any Lender (or any of their respective representatives or designees) may do any of the foregoing at the sole reasonable expense of the Borrower at any time during normal business hours and without advance notice, and (ii) so long as no Event of Default shall have occurred and be continuing, the Administrative Agent and the Lenders may not conduct more than one (1) such visitation and/or inspection (including to conduct field audits and/or field examinations in reliance on this Section 5.6) in the aggregate in any calendar year. Notwithstanding anything to the contrary in the foregoing of this Section 5.6, no Loan Party or Subsidiary shall be required to disclose, to permit the inspection, examination and/or making of copies of, or otherwise to discuss or share, any document(s) and/or information (A) that constitutes non-financial trade secrets or non-financial proprietary information, (B) in respect of which disclosure to the Administrative Agent and/or the Lenders is prohibited by applicable Law or by bona fide binding agreement with any Person that is not a controlled Affiliate of any Loan Party or Subsidiary, or (C) that is subject to attorney-client or similar privilege (or a bona fide claim of such a privilege) or constitutes attorney work product; provided, that, in the event that any Loan Party or Subsidiary withholds (or otherwise does not disclose or provide) any document(s) and/or information that would otherwise be required to be provided, disclosed and/or discussed (as applicable) pursuant to this Section 5.6 in reliance on the exclusions set forth in this sentence relating to violations of existing obligations of confidentiality, then the Loan Parties shall use their commercially reasonable efforts to provide notice to the Administrative Agent promptly upon any Responsible Officer thereof obtaining knowledge that any such document(s) and/or information are subject to such obligations of confidentiality and are being withheld, or otherwise not disclosed or provided, as a result in reliance on such exclusions (provided, that, the provision of such notice to the Administrative Agent would not itself violate such obligations of confidentiality).

Section 5.7 Maintenance of Properties; Insurance.

(a) Properties. Do, or cause to be done, all things necessary to keep, preserve, renew and maintain, in full force and effect, all of its Property (including, without limitation, all IP Rights, all other rights, licenses, permits, privileges and franchises, and all permits, licenses and/or authorizations issued to it (or for its benefit) by any Governmental Authority) in good working order, license (as applicable) and condition, ordinary wear and tear, maintenance and casualty and condemnation excepted, except: (i) in connection with the consummation of any Asset Sale that is permitted under this Agreement and the other Loan Documents; and/or (ii) where the failure to do so could not, individually or in the aggregate when taken together, result in a Material Adverse Effect.

(b) Insurance.

(i) Generally. Maintain at all times, with financially sound and reputable insurance companies that are not Affiliates of any Loan Party: (A) insurance with respect to its business and Property, and the business and Property of its Subsidiaries, against loss and/or damage of the kinds customarily insured against by companies in Related Businesses, operating in the same, or substantially similar, locations; and (B) all insurance required to be maintained pursuant to the Collateral Documents (including, in any event, flood insurance to the extent required hereunder or by any other Loan Document).

(ii) Flood Insurance. Cause all Mortgaged Property that constitutes Flood Hazard Property to be covered by flood insurance provided under the National Flood Insurance Program (or with private insurance endorsed to cause such private insurance to be fully compliant with the federal Law as regards private placement insurance applicable to the National Flood Insurance Program, with financially sound and reputable insurance companies that are not Affiliates of any Loan Party), in such amounts, and with such deductibles, as the Administrative Agent may request.

(iii) Certification and Disclosure. Upon the reasonable request of the Administrative Agent, furnish to the Administrative Agent and the Lenders, at reasonable intervals, a certificate, duly executed by a Responsible Officer of the Borrower, setting forth the nature and extent of all liability and property / casualty insurance coverage maintained by the Loan Parties and Subsidiaries at such time in accordance with this Section 5.7.

Section 5.8 Use of Proceeds. Use the proceeds of:

(a) Revolving Loans. All Revolving Loans (i) solely on the Closing Date to pay fees, costs and expenses in connection with the Related Transactions and (ii) solely after the Closing Date (A) to finance working capital needs of the Loan Parties and Subsidiaries, and (B) for other general corporate purposes of the Loan Parties and Subsidiaries (including, without limitation, to finance cash to the balance sheet of the Borrower);

(b) Term Loan A. The Term Loan A solely on the Closing Date (i) to refinance, in full, all existing Indebtedness of the Loan Parties and Subsidiaries that is not permitted to remain outstanding after the Closing Date pursuant to this Agreement and certain other existing Indebtedness of the Loan Parties and Subsidiaries (and to pay fees, costs and expenses in connection therewith), (ii) to finance, in part, the Closing Date Acquisition, (iii) to finance cash on the balance sheet of the Borrower and (iv) to pay fees, costs and expenses in connection with the Related Transactions;

(c) Incremental Term Loans. Each Incremental Term Loan solely for the purpose(s) set forth in the applicable Incremental Facility Agreement establishing such Incremental Term Loan; and

(d) Letters of Credit. All Letters of Credit solely for general corporate purposes;

in each case of the foregoing clauses (a) through (d), to the extent not in violation of any applicable Laws or the terms of the Loan Documents.

Section 5.9 Cash Management. Commencing with the date that is ninety (90) days after the Closing Date (or by such later date as the Administrative Agent may agree in its sole discretion), maintain all primary cash management and treasury business with Truist, including, without limitation, all primary deposit, disbursement and lockbox accounts, but excluding (i) any Excluded Accounts and (ii) other deposit accounts with an aggregate balance not to exceed $7,500,000 at any time.

Section 5.10 Additional Subsidiaries. In the event that, after the Closing Date, any Person becomes a Subsidiary (other than an Excluded Subsidiary) or ceases to be an Excluded Subsidiary, whether pursuant to formation, acquisition or otherwise, (I) promptly provide written notice thereof to the Administrative Agent and the Lenders, and (II) as promptly as practicable and, in any event, within thirty (30) calendar days after such Person becomes a Subsidiary (other than any Excluded Subsidiary) or ceases to be an Excluded Subsidiary (or by such later date as the Administrative Agent may agree in its sole discretion), cause such Subsidiary to:

(a) become a Guarantor and grant Liens in favor of the Administrative Agent, for the benefit of the Secured Parties, in all of its Property (other than any Excluded Property), by executing and delivering to the Administrative Agent: (i) a Guarantor Joinder Agreement; and (ii) a certificate of the Secretary or Assistant Secretary (or other Responsible Officer of substantially equivalent title and authority) of such Subsidiary, in form and substance reasonably acceptable to the Administrative Agent, attaching and certifying copies of such Subsidiary’s Organization Documents and resolutions of its board of directors or managers (or equivalent governing body) authorizing the execution and delivery of such Guarantor Joinder Agreement by such Subsidiary and the performance by such Subsidiary of its obligations thereunder and under the Loan Documents to which it thereafter shall be deemed to be a party, and certifying the name, title and true signature of each officer of such Subsidiary executing the Guarantor Joinder Agreement and/or any other Loan Documents to which it is a party; and

(b) deliver to the Administrative Agent: (i) certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered Organization Documents of such Subsidiary, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of incorporation or formation (as the case may be) of such Subsidiary; (ii) such executed IP Notices, Real Estate Documents (executed, if applicable) and other Loan Documents (executed, if applicable) related thereto as the Administrative Agent shall reasonably require; and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent (A) executed legal opinions substantially the same in scope and coverage as those delivered on the Closing Date in accordance with Section 3.1(c), (B) such UCC financing statements and/or similar instruments as the Administrative Agent may reasonably require in connection therewith, and, in connection with any such delivery, provide authorization for the Administrative Agent (or its designee) to file or record (as applicable) the same, and (C) all such other customary supplements, documents, certificates and/or instruments, and to take such other actions, as such Subsidiary would have been required to take or deliver, as applicable, in accordance with Section 3.1 if such Subsidiary had been a Guarantor on the Closing Date, or as the Administrative Agent may otherwise reasonably request in connection therewith.

Section 5.11 Further Assurances.

(a) Personal Property. Cause all personal Property (other than any Excluded Property) of each Loan Party to be subject, at all times, to a valid, fully-perfected and, subject to any applicable filings and/or deliveries required to be made pursuant to the Loan Documents, enforceable Lien on, and security interest in, such personal Property, in each case of the foregoing, that is prior, and superior in right, to any other Lien thereon, in each case, in favor of the Administrative Agent, for the benefit of the Secured Parties, to secure the Obligations as and to the extent required by the applicable Collateral Documents (subject to Permitted Liens), and, in connection with the foregoing, authorize and/or deliver, at the reasonable request of the Administrative Agent, such UCC financing statements (and/or similar instruments) and other documents, supplements, certificates and/or instruments (including, without limitation, any filings and/or deliveries to perfect such Liens, certified copies of Organization Documents, appropriate authorizing resolutions of the board of directors or managers (or equivalent governing body), as applicable, of such Loan Party, lien searches, IP Notices and (if reasonably requested by the Administrative Agent) legal opinions), and take all such other actions, as the Administrative Agent may reasonably require to perfect such Liens in personal Property.

(b) Capital Stock. Cause (i) one-hundred percent (100.0%) of the issued and outstanding Capital Stock in the Borrower and in each other Domestic Subsidiary of Holdings directly held by any Loan Party, (ii) sixty-five percent (65.0%) of the issued and outstanding Capital Stock that is directly held by any Loan Party in any Foreign Subsidiary that is entitled to vote (within the meaning of Treas. Reg. Section 1.956–2(c)(2)), and (iii) one-hundred percent (100.0%) of the issued and outstanding Capital Stock that is directly held by any Loan Party in any Foreign Subsidiary that is not entitled to vote (within the meaning of Treas. Reg. Section 1.956–2(c)(2)), in each case of the foregoing clauses (b)(i) through (b)(iii), to be subject, at all times, to a first priority, fully-perfected Lien in favor of the Administrative Agent, for the benefit of the Secured Parties, to secure the Obligations pursuant to the applicable Collateral Documents (subject to Permitted Liens), and, in connection therewith, deliver to the Administrative Agent: (A) the original stock and/or unit certificate(s) evidencing such pledged Capital Stock, together with appropriate stock and/or unit powers (or other similar instruments of transfer) duly executed in blank; and (B) all such other supplements, documents, certificates and/or instruments (including, without limitation, any filings and/or deliveries to perfect such Liens and lien searches), and take all such other actions, as the Administrative Agent may reasonably require to perfect such Liens in such Capital Stock.

(c) Collateral Access Agreements. Use commercially reasonable efforts to deliver, or cause to be delivered (except with respect to any Collateral Access Agreement relating to any leased Real Estate for which the landlord is an Affiliate of any Loan Party or Subsidiary, in which case, deliver, or cause to be delivered), as promptly as practicable and, in any event, within thirty (30) calendar days (or by such later date as the Administrative Agent may agree in its sole discretion) after (i) the Closing Date, in the case of any leases in effect (and entered into by a Loan Party, as lessee) as of the Closing Date, (ii) the date of later execution of such lease, in the case of any leases entered into by a Loan Party, as lessee, after the Closing Date, or (iii) the date of consummation of the applicable Permitted Acquisition, in the case of any leases entered into (whether prior to, on or after such date) by an Acquired Business for a Permitted Acquisition consummated after the Closing Date that is a Person required to become a Guarantor pursuant to Section 5.10, in each case of the foregoing clauses (c)(i) through (c)(iii), unless the Administrative Agent otherwise expressly consents in writing, to the Administrative Agent, a duly executed Collateral Access Agreement with respect to each leased Real Estate that is a location where corporate books and/or records, or Collateral with a book value of at least $10,000,000, of the Loan Parties is stored and/or located, in each case of the foregoing, from the landlord of such leased Real Estate, together with a copy of the underlying lease.

(d) Real Estate. Cause all Real Estate (other than any Excluded Property) owned by each Loan Party to, (i) within sixty (60) consecutive calendar days after the Closing Date (or by such later date as the Administrative Agent may agree in its sole discretion), with respect to all such Real Estate owned by a Loan Party on the Closing Date, and (ii) within sixty (60) consecutive calendar days after the date of later purchase or acquisition of such Real Estate by a Loan Party (or by such later date as the Administrative Agent may agree in its sole discretion) (or, if a Person becomes a Loan Party (in accordance with Section 5.10 or otherwise) after the Closing Date and, at such time, such Person owns any Real Estate (other than any Excluded Property), then instead within sixty (60) consecutive calendar days after the date on which such Person became a Loan Party (or by such later date as the Administrative Agent may agree in its sole discretion)), in each case of the foregoing clauses (d)(i) and (d)(ii), be subject, at all times thereafter, to a properly recorded Mortgage granting a valid and, subject to any applicable filings, deliveries and/or recordings required to be made pursuant to the Loan Documents, enforceable Lien on, and security interest in, such Real Estate, in each case of the foregoing, that is prior, and superior in right, to any other Lien thereon, in each case, in favor of the Administrative Agent, for the benefit of the Secured Parties, to secure the Obligations as required by the applicable Collateral Documents (subject to Liens expressly permitted by Section 7.2), and, in connection with the foregoing, authorize and/or deliver, at the request of the Administrative Agent, such Real Estate Documents, UCC fixture financing statements (and/or similar instruments) and other documents, supplements, certificates and/or instruments (including, without limitation, any filings and/or deliveries to perfect such Liens, certified copies of Organization Documents, appropriate authorizing resolutions of the board of directors or managers (or equivalent governing body), as applicable, of such Loan Party, and lien searches), and take all such other actions, as the Administrative Agent may reasonably require to perfect such Liens in such Real Estate.

(e) Controlled Account Agreements. Unless the Administrative Agent otherwise expressly consents in writing, cause (i) each deposit, disbursement, lockbox, securities and/or commodities account of any Loan Party (other than any Excluded Accounts and accounts that are maintained at Truist) in existence on the Closing Date, to be subject to a Controlled Account Agreement (in each case, as promptly as practicable and, in any event, by no later than the date that is ninety (90) consecutive calendar days after the Closing Date (or by such later date as the Administrative Agent may agree in its sole discretion)) and (ii) each deposit, disbursement, lockbox, securities and/or commodities account of any Loan Party (other than any Excluded Accounts and accounts that are maintained at Truist) opened or acquired after the Closing Date, to be subject to a Controlled Account Agreement (in each case, as promptly as practicable and, in any event, by no later than the date that is ninety (90) consecutive calendar days after the date such account is opened or acquired (or by such later date as the Administrative Agent may agree in its sole discretion)); provided, that, no Controlled Account Agreement shall be required, in any event, with respect to any such account that has a balance (or which holds Property with a fair market value) of less than $5,000,000, when taken together with the account balances (or aggregate amount of the fair market value of Property) of all other deposit, disbursement, lockbox, securities and/or commodities accounts of any Loan Party (other than any Excluded Accounts and accounts that are maintained at Truist) that are not subject to a Controlled Account Agreement.

(f) Insurance Endorsements / Declarations Pages. Within thirty (30) calendar days after the Closing Date (or by such later date as the Administrative Agent may agree in its sole discretion), and at all times thereafter, furnish to the Administrative Agent (and cause at all times thereafter to be in full force and effect) customary endorsement clauses and/or declarations pages modifying the liability and property / casualty insurance policies required to be maintained by the Loan Parties and Subsidiaries pursuant to this Agreement and the Collateral Documents (as sufficient to give binding legal effect to such modifications to such insurance policies), issued by the applicable insurance compan(y)(ies): (i) obligating the applicable insurer to provide at least thirty (30) calendar days prior written notice to the Administrative Agent of any cancellation or alteration of any such policy (or ten (10) calendar days prior written notice, solely in the case of cancellation as a result of non-payment of applicable insurance premiums); and (ii) duly naming and appointing the Administrative Agent as (A) ‘additional insured’ with respect to each liability insurance policy, and (B) ‘lender’s loss payee’ (or ‘lender’s loss payable’, as applicable) and, to the extent applicable, ‘mortgagee’ with respect to each casualty and/or property insurance policy.

(g) Miscellaneous.

(i) Execute and deliver any and all further documents, financing statements, agreements, certificates and/or instruments, and take all such further actions (including, without limitation, the filing and recording of financing statements, fixture filings, Mortgages, and other documents) that are necessary, in the reasonable determination of the Administrative Agent, under any applicable Law, or that the Administrative Agent or the Required Lenders may reasonably request, in each case of the foregoing, to effectuate the transactions contemplated by the Loan Documents, or to grant, preserve, protect or perfect the Liens created under the Collateral Documents, or the validity and/or priority of any such Lien, all at the expense of the Loan Parties; and

(ii) Provide to the Administrative Agent, from time to time upon request, evidence, reasonably satisfactory to the Administrative Agent, as to the perfection and priority of the Liens created, or intended to be created, by the Collateral Documents.

Section 5.12 Outbound Investment Rules. Holdings will not, and will not permit any of its Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if such Person were a U.S. Entity or (iii) any other activity that would cause the Administrative Agent or the Lenders to be in violation of the Outbound Investment Rules or cause the Administrative Agent or the Lenders to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

Section 5.13 Additional Post-Closing Matters. Within the applicable time period specified therefore in such Schedule (or by such later date as the Administrative Agent may agree in its sole discretion), do, or cause to be done, those certain action(s) specified in Schedule 5.13.

Article VI

FINANCIAL COVENANTS

Until all of the Obligations shall have been Paid in Full, each Loan Party covenants and agrees with the Lenders that no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

Section 6.1 Maximum Consolidated Total Net Leverage Ratio. Permit the Consolidated Total Net Leverage Ratio, as of the end of any Fiscal Quarter, commencing with the Fiscal Quarter ending March 31, 2026, to be greater than 2.50 to 1.0.

Section 6.2 Minimum Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio, as of the end of any Fiscal Quarter, commencing with the Fiscal Quarter ending March 31, 2026, to be less than 1.25 to 1.0.

Section 6.3 Equity Cure Right. Notwithstanding anything to the contrary contained in Sections 6.1 and 6.2, in the event that the Loan Parties fail to comply with either of the Financial Covenants as of the end of any Fiscal Quarter, upon written notice provided by the Borrower to the Administrative Agent (the “Notice of Intent to Cure”) on or before the date the Compliance Certificate for such Fiscal Quarter is required to be delivered pursuant to Section 5.1(c), until the expiration of the fifteenth (15th) Business Day subsequent to the date the Compliance Certificate for such Fiscal Quarter is required to be delivered pursuant to Section 5.1(c) (the “Cure Period”), Holdings (or any direct or indirect parent thereof) shall have the right to make a capital contribution to, or other equity investment (other than any investment consisting of Disqualified Capital Stock) in, Holdings (the amount thereof, the “Cure Amount”), so long as such cash (the “Cure Proceeds”) is immediately contributed to the capital of the Borrower as common equity (the “Cure Right”), and upon application of the Cure Proceeds in accordance with Section 2.12(e), Consolidated EBITDA for the Fiscal Quarter as to which such Cure Right is exercised (the “Cure Right Fiscal Quarter”) shall be deemed to have been increased by the Cure Amount in determining actual (and not pro forma) compliance with the applicable Financial Covenant for such Cure Right Fiscal Quarter and for any subsequent period that includes such Cure Right Fiscal Quarter; provided, (i) the increase in Consolidated EBITDA on account of the exercise of any Cure Right shall be included in the calculation of Consolidated EBITDA solely for determining compliance with Section 6.1 and Section 6.2, and not for any other purpose under this Agreement or any other Loan Document, including without limitation the determination of the Applicable Margin, any fee or amount of any covenant basket, carve-out or compliance on a Pro Forma Basis with any Financial Covenant; (ii) there shall be no pro forma reduction in Indebtedness (through either the netting of cash or prepayment of Loans or other Indebtedness) in respect of any Cure Amount for purposes of determining the applicable Financial Covenant for the applicable Cure Right Fiscal Quarter; (iii) no more than four (4) Cure Rights may be exercised after the Closing Date; (iv) no more than two (2) Cure Rights may be exercised during any consecutive four (4) Fiscal Quarters; (v) the Cure Right may not be exercised in consecutive Fiscal Quarters; (vi) no Cure Amount shall exceed the amount of additional Consolidated EBITDA necessary to cause the Loan Parties to be in compliance with Section 6.1 and/or Section 6.2, as applicable, for the applicable four (4) Fiscal Quarters most recently ended on or prior to such date of determination; (vii) after delivery of the Notice of Intent to Cure until the end of the Cure Period, neither the Administrative Agent nor the Lenders shall exercise remedies under the Loan Documents in connection with such failure to comply with the applicable Financial Covenant(s) as of the end of such Fiscal Quarter (unless the Notice of Intent to Cure has been revoked by the Borrower); and (viii) until receipt and application of the Cure Proceeds in accordance with Section 2.12(e), no Lender shall be required to make any Loans, and the Issuing Bank shall not be required to issue, amend, extend or otherwise modify any Letter of Credit. If, after giving effect to the recalculations set forth in this Section 6.3, the Borrower shall then be in compliance with the applicable Financial Covenant(s), the Borrower shall be deemed to have satisfied the requirements of such covenant(s) as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Event of Default with respect to any such covenant(s) that had occurred shall be deemed cured for all purposes of this Agreement and the other Loan Documents.

Article VII

NEGATIVE COVENANTS

Until all of the Obligations shall have been Paid in Full, each Loan Party covenants and agrees with the Administrative Agent, the Lenders and the Issuing Bank that no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

Section 7.1 Indebtedness. Create, incur, assume, issue, or suffer to exist any Indebtedness, except:

(a) Indebtedness created pursuant to the Loan Documents;

(b) Indebtedness of any Loan Party or Subsidiary existing on the Closing Date and expressly disclosed on Schedule 7.1, together with any Permitted Refinancings thereof;

(c) Indebtedness of any Loan Party or Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of such Property or secured by a Lien on any such Property prior to the acquisition thereof (including purchase money Indebtedness), together with any Permitted Refinancings of any of the foregoing Indebtedness described in this clause (c); provided, that, (i) such Indebtedness is incurred prior to, or within ninety (90) calendar days after, such acquisition, or the completion of such construction or improvements; and (ii) the aggregate principal amount of such Indebtedness does not exceed the greater of (x) $25,000,000 and (y) 30% of Consolidated EBITDA for the period of four Fiscal Quarters most recently ended for which financial statements have been delivered in accordance with Section 5.1(a) or (b) at any time outstanding;

(d) unsecured Indebtedness of any Loan Party owing to any other Loan Party or Subsidiary, and of any Subsidiary that is not a Loan Party owing to any Loan Party or any other Subsidiary; provided, that, (i) any such Indebtedness that is owed by a Loan Party to any Subsidiary that is not a Loan Party shall be required to be in the form of Subordinated Debt, (ii) any such Indebtedness that is owed to a Loan Party shall if (and to the extent) requested by the Administrative Agent in writing, be evidenced by a promissory note, in form and substance reasonably satisfactory to the Administrative Agent and pledged and delivered to the Administrative Agent pursuant to the Collateral Documents as collateral security for the Obligations and (iii) the aggregate principal amount of any such Indebtedness of any Subsidiary that is not a Loan Party owing to any Loan Party shall not exceed $5,000,000 at any time outstanding;

(e) Guarantees by any Loan Party of Indebtedness of any other Loan Party or Subsidiary, and by any Subsidiary that is not a Loan Party of Indebtedness of any Loan Party or any other Subsidiary; provided, that, Guarantees by any Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 7.4;

(f) Hedging Obligations incurred in connection with Hedging Transactions permitted by Section 7.10;

(g) Indebtedness arising in connection with endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business of the Loan Parties and Subsidiaries, overdraft protection and netting services of banks;

(h) in each case of this clause (h), solely to the extent incurred and outstanding in the ordinary course of business of the Loan Parties and Subsidiaries: (i) Indebtedness (other than in the form of letters of credit) owed to any Person issued solely to support any Loan Party’s insurance obligations (including property, casualty, liability or self-insurance obligations and/or obligations to secure worker’s compensation, health, disability or other employee benefits) pursuant to customary reimbursement and/or indemnification obligations to, or for the benefit of, such Person and/or to finance insurance premiums; (ii) severance, pension and health and welfare retirement benefits (or the equivalent thereof) owed to current and former officers, employees, consultants and directors of the Loan Parties and Subsidiaries; (iii) Indebtedness representing reasonable deferred compensation or equity-based compensation to current and former officers, employees, consultants and directors of the Loan Parties and Subsidiaries; and (iv) Indebtedness incurred under, or in respect of, performance and/or completion guaranties, surety bonds, customs bonds, appeal bonds, bid bonds, performance bonds and/or similar contingent instruments or obligations (but excluding, in any such case and for the avoidance of doubt, any Indebtedness for borrowed money and any letters of credit);

(i) (i) Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”) or other similar cash management services, in each case of the foregoing of this clause (i), to the extent no obligations owing thereunder are more than sixty (60) calendar days past due; and (ii) Indebtedness in respect of treasury, depositary, cash management and netting services, overdraft protection and/or automatic clearinghouse arrangements, in each case of the foregoing of this clause (i)(ii), incurred in the ordinary course of business of the Loan Parties and Subsidiaries;

(j) Indebtedness of any Acquired Business incurred or assumed in connection with a Permitted Acquisition, provided, that: (i) such Indebtedness exists prior to the consummation of the applicable Permitted Acquisition, and is not incurred in anticipation of, or in connection with, such Permitted Acquisition; (ii) the aggregate principal amount of all such Indebtedness incurred in reliance on this clause (j) shall not exceed the greater of (x) $8,000,000 and (y) 10% of Consolidated EBITDA for the period of four Fiscal Quarters most recently ended for which financial statements have been delivered in accordance with Section 5.1(a) or (b) at any time outstanding; and (iii) no Loan Party (other than, to the extent a Loan Party, the Acquired Business) shall have any liability or other obligation with respect to any such Indebtedness incurred in reliance on this clause (j) (unless otherwise permitted under this Agreement);

(k) to the extent constituting Indebtedness, unsecured Indebtedness of the Loan Parties and Subsidiaries arising from agreements providing for customary indemnification or holdback amounts, or from non-competition, deferred compensation, consulting, incentive or similar agreements or arrangements entered into in the ordinary course of business of the Loan Parties and Subsidiaries, but excluding (i) Earn-Out Obligations incurred in connection with Acquisitions, and (ii) other Indebtedness of the type(s) described in the below clause (l); provided, that, the good faith estimate by the Borrower of the maximum aggregate amount of all such holdback and/or similar deferred payment amounts incurred in reliance on this clause (k) and outstanding, at any time, shall not exceed the aggregate amount actually available to be borrowed under the Revolving Commitments at such time;

(l) unsecured Indebtedness consisting of Earn-Out Obligations, seller notes and/or other deferred purchase price obligations incurred in connection with Permitted Acquisitions and/or other Investments permitted under this Agreement; provided, that:

(i) no Default or Event of Default exists at the time of issuance or incurrence of any such Indebtedness, or would result from the issuance or incurrence thereof;

(ii) any such Indebtedness constitutes, at all times outstanding, Subordinated Debt;

(iii) the Loan Parties shall be in compliance, both immediately before and immediately after giving effect to the issuance of any such Indebtedness incurred in reliance on this clause (l) on a Pro Forma Basis (but without giving effect to any “netting” of the cash proceeds thereof against Consolidated Funded Debt), with all financial covenants set forth in Article VI; and

(iv) the aggregate principal amount of all such Indebtedness incurred and/or outstanding from time to time in reliance on this clause (l) (other than Earn-Out Obligations) shall not exceed the greater of (x) $8,000,000 and (y) 10% of Consolidated EBITDA for the period of four Fiscal Quarters most recently ended for which financial statements have been delivered in accordance with Section 5.1(a) or (b) at any time outstanding;

(m) any preferred Capital Stock that is not Disqualified Capital Stock;

(n) Indebtedness constituting Investments to the extent permitted by, and incurred in reliance on, Section 7.4; and

(o) other Indebtedness of the Loan Parties and Subsidiaries in an aggregate principal amount not to exceed the greater of (x) $12,000,000 and (y) 15% of Consolidated EBITDA for the period of four Fiscal Quarters most recently ended for which financial statements have been delivered in accordance with Section 5.1(a) or (b) at any time outstanding.

Section 7.2 Liens. Create, incur, assume or suffer to exist any Lien on any of its Property, whether now owned or hereafter acquired, except:

(a) Liens securing the Obligations pursuant to the Loan Documents; provided, that, no such Liens may secure Hedging Obligations and/or Bank Product Obligations without also securing all other Obligations on at least a pari passu basis with such Hedging Obligations and/or Bank Product Obligations;

(b) Permitted Encumbrances;

(c) any Liens on any Property of any of the Loan Parties or Subsidiaries existing on the Closing Date and expressly disclosed on Schedule 7.2; provided, that, such Lien shall not apply to any other Property of any Loan Party or Subsidiary;

(d) Liens securing Indebtedness permitted by Section 7.1(c); provided, that, (i) such Lien attaches to such fixed or capital assets concurrently with, or within ninety (90) calendar days after, the acquisition, or completion of the construction or improvements, thereof, (ii) such Lien does not extend to any other Property (other than such fixed or capital assets and the proceeds thereof), and (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;

(e) Liens granted by: (i) any Loan Party in favor of any other Loan Party; and/or (ii) any Subsidiary that is not a Loan Party in favor of any Loan Party or any other Subsidiary;

(f) any Lien on Property and/or Persons acquired in connection with a Permitted Acquisition or other Investment permitted under this Agreement, to the extent securing Indebtedness that is expressly permitted under, and incurred in reliance on, Section 7.1(j); provided, that, (i) such Lien is in effect prior to the consummation of such Permitted Acquisition or other permitted Investment, and is not created in contemplation of, or in connection with, such Permitted Acquisition or other permitted Investment, (ii) such Lien secures only those obligations that it secured on the date of consummation of such Permitted Acquisition or other permitted Investment, and (iii) such Lien does not, at any time, encumber any Property other than the Property that it encumbered on the date of consummation of such Permitted Acquisition or other permitted Investment;

(g) (i) Liens on insurance policies, and/or the proceeds thereof, securing Indebtedness incurred in reliance on Section 7.1(h)(i); (ii) Liens (A) attaching solely to cash advances and/or cash earnest money deposits paid in connection with Investments permitted under, and made in reliance on, Section 7.4, and/or (B) granted in connection with, and pursuant to the definitive documentation evidencing, an agreement of a Loan Party or Subsidiary to dispose of any Property in an Asset Sale permitted under this Agreement; (iii) Liens granted by a Subsidiary that is not a Loan Party in favor of any Loan Party in respect of any Indebtedness or other obligation(s) owed by such Subsidiary to such Loan Party; and (iv) Liens disclosed as exceptions to coverage in title policies and endorsements with respect to any Real Estate, in each case of the foregoing of this clause (g)(iv), to the extent disclosed in a title commitment accepted by the Administrative Agent;

(h) Permitted Lien Renewals of any Lien referred to in the foregoing clauses (a) through (g); and

(i) other Liens securing Indebtedness outstanding in an aggregate principal amount, or otherwise affecting Property with an aggregate fair market value, not to exceed (taken together) the greater of (x) $8,000,000 and (y) 10% of Consolidated EBITDA for the period of four Fiscal Quarters most recently ended for which financial statements have been delivered in accordance with Section 5.1(a) or (b).

Notwithstanding anything to the contrary in the foregoing of this Section 7.2 or elsewhere in this Agreement or in any other Loan Document, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly, grant any Lien on any interest held by such Loan Party or Subsidiary in any Real Estate (whether fee or leasehold) to secure any Indebtedness, except for Liens expressly permitted in accordance with, and granted and existing in reliance on, the foregoing clause (a).

Section 7.3 Fundamental Changes; Conduct of Business.

(a) Fundamental Changes. Merge into, or consolidate into, any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all, or substantially all, of its Property (in each case, whether now owned or hereafter acquired) or all, or substantially all, of the Capital Stock in any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or otherwise liquidate or dissolve, provided, that, if, at the time thereof and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing:

(i) any Loan Party or Subsidiary may merge with another Person pursuant to a Permitted Acquisition, if such Loan Party (or such Subsidiary, if no Loan Party is a party to such transaction) is the surviving Person; provided, that, if the Borrower is party to such Permitted Acquisition, then the Borrower shall be the surviving Person;

(ii) any Subsidiary may merge into another Subsidiary; provided, that, if any party to such merger is a Loan Party, then the surviving Person shall be a Loan Party;

(iii) any Subsidiary may sell, lease, transfer, lease or otherwise dispose of all, or substantially all, of its Property to any Loan Party;

(iv) any Subsidiary (other than the Borrower) may liquidate or dissolve, if the Borrower determines in good faith that such liquidation or dissolution (A) is in the best interests of the Loan Parties, and (B) is not materially disadvantageous to any or all of the Lenders; provided, that, in each case of this clause (a)(iv), (I) to the extent that any such liquidation or dissolution constitutes an Asset Sale, all of such Subsidiary’s Property is disposed of, and any Net Cash Proceeds thereof received by any Loan Party or Subsidiary are applied, in accordance with (and to the extent required by) Section 2.12(a), and (II) any such merger involving a Person that is not a Wholly Owned Subsidiary, as of the date that is immediately prior to the date of consummation of such merger, shall not be permitted, unless also permitted by Section 7.4; and

(v) Permitted Acquisitions, the Closing Date Acquisition, the other Related Transactions, any Investment to the extent permitted under Section 7.4 and any Asset Sale to the extent permitted under Section 7.6 shall be permitted.

(b) Conduct of Business. Engage in any business, other than any Related Business.

Section 7.4 Investments. Make, purchase, hold, acquire, or permit to exist (as applicable) any Investment, except:

(a) Investments (other than cash and Cash Equivalents) existing on the Closing Date and expressly disclosed on Schedule 7.4 (including, without limitation, Investments in Subsidiaries as of the Closing Date so scheduled);

(b) cash and Cash Equivalents;

(c) Guarantees by any Loan Party or Subsidiary constituting Indebtedness permitted by Section 7.1; provided, that, the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party shall be subject to clause (o) below;

(d) Investments permitted under Section 7.1(d);

(e) loans or advances to employees, officers or directors of any Loan Party or Subsidiary in the ordinary course of business of the Loan Parties and Subsidiaries for travel, relocation, and other related ordinary course of business expenses; provided, that, the aggregate amount of all such loans and advances does not exceed $1,000,000 in the aggregate at any time outstanding;

(f) Hedging Transactions permitted by Section 7.10;

(g) Permitted Acquisitions;

(h) Investments in deposit accounts in the name of a Loan Party opened in the ordinary course of business of the Loan Parties and Subsidiaries, and bank deposits established in accordance with the Loan Documents;

(i) (i) extensions of credit in the nature of accounts receivables, notes receivables and/or similar Investments arising from the grant of trade credit to customers and/or suppliers that are not Affiliates of any Loan Party or Subsidiary in the ordinary course of business of the Loan Parties and Subsidiaries; and (ii) Investments received in (full or partial) satisfaction thereof or of other disputes with financially troubled account debtors, suppliers and/or customers that are not Affiliates of any Loan Party or Subsidiary, in each case of the foregoing of this clause (i)(ii), to the extent reasonably necessary in order to prevent or limit loss(es) to the Loan Parties and Subsidiaries;

(j) to the extent constituting an Investment or Investments: (i) the Closing Date Acquisition and the other Related Transactions; (ii) contingent obligations constituting Indebtedness to the extent permitted under Section 7.1; (iii) solely to the extent made or entered into (as applicable) in the ordinary course of business of the Loan Parties and Subsidiaries, (A) Guarantees and endorsements made in connection with the deposit of negotiable instruments and other items for collection or credit, and (B) prepaid expenses, utility and workers’ compensation, performance and other similar deposits; (iv) reinvestment of the Net Cash Proceeds of any Recovery Event and/or Asset Sale in reliance on Section 2.12(a); and (v) non-cash proceeds of any Asset Sales consummated after the Closing Date in reliance on Section 7.6;

(k) to the extent permitted under Section 7.2, any Loan Party or Subsidiary may make: (i) deposits in the ordinary course of business of the Loan Parties and Subsidiaries, as reasonably necessary to secure the performance of Operating Leases and payment of utility contracts; and (ii) good faith deposits required by Persons that are not Affiliates of any Loan Party or Subsidiary in connection with Permitted Acquisitions and other Investments that are otherwise expressly permitted under this Section 7.4;

(l) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and/or customers of any Loan Party or Subsidiary, or otherwise in settlement of delinquent obligations of (and/or other good faith commercial disputes with) any such suppliers and/or customers or other Persons, in each case of the foregoing of this clause (l), arising in the ordinary course of business of the Loan Parties and Subsidiaries;

(m) Investments outstanding from time to time (i) of Holdings in the Borrower’s Capital Stock or (ii) of the Borrower in the Capital Stock of its Subsidiaries;

(n) Investments consisting of non-cash consideration received by any Loan Party or Subsidiary in connection with the consummation of any Asset Sale permitted under, and consummated in reliance upon, Section 7.6, to the extent that receipt of such non-cash consideration in connection therewith is permitted under Section 7.6;

(o) Investments to the extent that payment for such Investments is made solely with, or with the proceeds of a substantially concurrent issuance of, Capital Stock (other than any Disqualified Capital Stock) in Holdings (or any direct or indirect parent of Holdings) or with the proceeds of a capital contribution to Holdings;

(p) Investments held by (x) any Subsidiary of the Borrower acquired after the Closing Date or (y) a Person merged or amalgamated or consolidated into the Borrower or a Subsidiary in accordance with Section 7.3 after the Closing Date, in the case of either clause (x) and (y), to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation, or consolidation and were in existence on the date of such acquisition, merger, amalgamation, or consolidation;

(q) any Investment made by any Loan Party in or to any other Loan Party; and

(r) other Investments made after the Closing Date by any Loan Party or Subsidiary, provided, that, each of the following conditions shall have been satisfied:

(i) no Event of Default shall then exist or would result from the making of such Investment; and

(ii) the aggregate amount of all Investments outstanding (measured on a cost basis, but giving effect to any positive return made in cash or Cash Equivalents in respect thereof, including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) made in reliance on this clause (o) shall not exceed the greater of (x) $12,000,000 and (y) 15% of Consolidated EBITDA for the period of four Fiscal Quarters most recently ended for which financial statements have been delivered in accordance with Section 5.1(a) or (b) at any time.

Section 7.5 Restricted Payments. Declare, pay or make, or agree to pay or make (unless the payment or making of such Restricted Payment is conditioned upon the prior Payment in Full of the Obligations under this Agreement and the other Loan Documents or prior receipt of any necessary consent or waiver of the Lenders to the payment or making of such Restricted Payment under Section 11.2 of this Agreement), directly or indirectly, any Restricted Payment, except:

(a) dividends or distributions payable by any Loan Party or Subsidiary solely in the Capital Stock of such Loan Party or Subsidiary (and not, for the avoidance of doubt, in cash);

(b) Restricted Payments made by any Subsidiary of Holdings to Persons that directly own Capital Stock in such Subsidiary, on a pro rata basis (if such Subsidiary is not a Wholly Owned Subsidiary of Holdings) according to their respective holdings of the type of Capital Stock in respect of which such Restricted Payment is being made with any other direct holder(s) thereof;

(c) Restricted Payments: (i) payable to any Loan Party; (ii) consisting of Permitted Tax Distributions; or (iii) without duplication of Section 7.5(c)(ii), distributions to Ultimate Parent in an amount equal to the amount of TRA Payments required to be made by Ultimate Parent, as and when such TRA Payments are required to be made pursuant to the TRA;

(d) redemptions and/or repurchases of Capital Stock in Holdings and/or any Subsidiary of Holdings (or after the consummation of a Qualifying IPO, the Ultimate Parent) pursuant to, and in accordance with, stock option and/or other similar benefit plans for current and former officers, directors, management, consultants and/or employees of such Loan Party and/or Subsidiary; provided, that, (A) both immediately before and immediately after giving effect to any such redemption and/or repurchase (and to any incurrence of Indebtedness in connection therewith, but determined without giving effect to any “netting” of the cash proceeds thereof against Consolidated Funded Debt), no Event of Default shall exist, and (B) the aggregate amount of all such redemptions and/or repurchases made pursuant to this clause (d) in any Fiscal Year shall not exceed $10,000,000;

(e) other Restricted Payments consisting of cash distributions by Holdings to the direct owners of its outstanding Capital Stock, provided, that, each of the following conditions shall have been satisfied:

(i) no Default or Event of Default then exists or would result therefrom;

(ii) the Loan Parties shall be in compliance, both immediately before and immediately after giving effect to any such Restricted Payment (and to any assumption or incurrence of Indebtedness in connection therewith, but without giving effect to any “netting” of the cash proceeds thereof against Consolidated Funded Debt) on a Pro Forma Basis, with all financial covenants set forth in Article VI; and

(iii) such payment shall not be made from proceeds of Revolving Loans; and

(iv) Liquidity shall not be less than $20,000,000;

(f) other Restricted Payments consisting of cash distributions by Holdings to the direct owners of its outstanding Capital Stock, provided, that, (i) the aggregate amount of all such payments shall not exceed (x) $2,500,000 during the period from and excluding the Closing Date through and including December 31, 2025 and (y) $10,000,000 in the Fiscal Year ending December 31, 2026 and any Fiscal Year ending thereafter and (ii) no Default or Event of Default then exists or would result from any payment made pursuant to this clause (f);

(g) after the consummation of a Qualifying IPO, Restricted Payments to the Ultimate Parent (other than with respect to clause (iii) below, solely to the extent the proceeds from such Restricted Payments are used substantially concurrently with the making of such Restricted Payments for payment of items that reduce Consolidated Net Income):

(i) to pay amounts required to be paid pursuant to Section 4.01(b) of the Holdings LLCA as in effect upon the consummation of a Qualifying IPO, including, but not limited to, the Ultimate Parent’s operating costs and expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business and attributable to the ownership or operations of the Borrower and its Subsidiaries and related administrative and management functions by the Ultimate Parent and Holdings, expenses incurred in connection with the Related Transactions and any reasonable and customary indemnification claims made by directors, managers or officers of the Ultimate Parent attributable to the ownership or operations of the Borrower and its Subsidiaries and related administrative and management functions;

(ii) the proceeds of which shall be used by the Ultimate Parent to pay franchise, excise and similar Taxes, and other fees and expenses, required to maintain its corporate or legal existence;

(iii) to finance any Investment that would be permitted to be made pursuant to Section 7.4 if the Ultimate Parent were subject to such section; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) the Ultimate Parent shall, immediately following the closing thereof, cause (1) substantially all property acquired and/or substantially all property of the Person acquired (whether assets or Capital Stock) to be contributed to Holdings or the Subsidiaries or (2) the merger (to the extent permitted in Section 7.3) of the Person formed or acquired into Holdings or its Subsidiaries in order to consummate such Investment in accordance with the requirements of Section 5.10 (it being understood that any Investment made using proceeds of distributions to finance any Investment as contemplated in this clause (iii) shall be deemed to have been made by a Loan Party or a Subsidiary of a Loan Party;

(iv) the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of Holdings or the Ultimate Parent to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and the Subsidiaries; and

(v) the proceeds of which shall be used by the Ultimate Parent to pay fees and expenses (other than to Affiliates) related to any equity or debt offering by the Ultimate Parent that is directly attributable to the operations of the Borrower and its Subsidiaries and related administrative and management functions; and

(h) declare a Restricted Payment consisting of cash distributions by Holdings to the direct owners of its outstanding Capital Stock, so long as (x) on the date of such declaration, each of the conditions required for payment of a Restricted Payment set forth in Section 7.5(e) are satisfied, (y) at the time of actual payment of such Restricted Payment, no Event of Default exists under any of clauses (a), (b), (h) or (i) of Section 8.1 and (z) actual payment is made within thirty (30) calendar days of such declaration.

Section 7.6 Asset Sales. Make any Asset Sale, or issue or sell any shares of any such Subsidiary’s Capital Stock to any Person, except for:

(a) the sale or other disposition of inventory in the ordinary course of business of the Loan Parties and Subsidiaries;

(b) the sale or other disposition of obsolete, surplus or worn out Property, or other Property not reasonably necessary for the operations of the Loan Parties and Subsidiaries disposed of in the ordinary course of business of the Loan Parties and Subsidiaries;

(c) the disposition of Property (including the cancellation of Indebtedness permitted by Section 7.4(d)) to any Loan Party or Subsidiary; provided, that, if the transferor of such Property is a Loan Party, then the transferee thereof must be a Loan Party;

(d) the write-off, discount, sale or other disposition of accounts receivable and similar obligations in connection with the collection or compromise thereof;

(e) licenses, sublicenses, leases or subleases granted to others in the ordinary course of business of the Loan Parties and Subsidiaries, or not interfering, in any material respect, with the business of any Loan Party or Subsidiary;

(f) the sale or other disposition of cash or Cash Equivalents in the ordinary course of business of the Loan Parties and Subsidiaries;

(g) the disposition of shares of Capital Stock in any Subsidiary in order to qualify members of the governing body of such Subsidiary, if required by applicable Law;

(h) the abandonment of obsolete or worn-out Property or other Property no longer used or useful in the business of the Loan Parties (in each case, as reasonably determined in good faith by the applicable Loan Party or Subsidiary);

(i) the termination or surrender of any leased Real Estate of any Loan Party or Subsidiary in the ordinary course of business of the Loan Parties and Subsidiaries, so long as the termination or surrender of such leased Real Estate could not be reasonably expected to have a Material Adverse Effect;

(j) the abandonment or other disposition of immaterial IP Rights, whether now or hereafter owned, leased, licensed or acquired (including in connection with a Permitted Acquisition or other Investment permitted under this Agreement), in each case of the foregoing, that are, in the reasonable determination in good faith of the Borrower, no longer: (A) economically practicable or commercially desirable to maintain; or (B) used or useful in the respective business(es) of the Loan Parties and Subsidiaries;

(k) the trade-in of Property in the ordinary course of business of the Loan Parties and Subsidiaries for credit towards the purchase price of replacement Property purchased concurrently therewith;

(l) transfers of Property subject to casualty or condemnation proceedings upon the occurrence of the related Recovery Event, transfers of condemned Property as a direct result of the exercise of “eminent domain” (or other similar powers) by an applicable Governmental Authority that has condemned such Property (whether by deed in lieu of condemnation or otherwise), and transfers of Property that has been subject to a casualty to the respective insurer of such Property as part of an insurance settlement;

(m) transfers of property to the Borrower or any Subsidiary; provided that if the transferor of such property is a Loan Party, (i) the transferee thereof must be a Loan Party or (ii) if such transaction constitutes an Investment, such transaction is permitted under Section 7.4;

(n) to the extent constituting an Asset Sale, the granting of Liens permitted by Section 7.2, Investments permitted by Section 7.4 and Restricted Payments permitted by Section 7.5;

(o) the unwinding, termination, transfer, liquidation or novation of any Hedging Transaction;

(p) transfers of assets acquired pursuant to or in order to effectuate a Permitted Acquisition which assets are not used or useful to the core or principal business of the Borrower and its Subsidiaries; provided, that, (i) no Default or Event of Default exists at the time of consummation of such Asset Sale or would result therefrom and (ii) the aggregate net book value of all Property sold, or otherwise disposed of, by the Loan Parties and Subsidiaries since the Closing Date in reliance on this clause (p) shall not exceed $10,000,000; and

(q) other Asset Sales, provided, that, either (A) the Required Lenders shall have expressly consented in writing to such Asset Sale (including to the material terms and conditions thereof), or (B) each of the following conditions shall have been satisfied:

(i) at least seventy-five percent (75.0%) of the consideration paid in connection therewith shall be cash or Cash Equivalents paid to the Loan Parties and Subsidiaries substantially contemporaneously with the consummation of such Asset Sale, and such consideration shall be in an amount not less than the fair market value (reasonably determined in good faith by a Financial Officer of the applicable Loan Party or Subsidiary at the time of consummation of such Asset Sale) of the Property sold or otherwise disposed of thereby; provided, however, that for the purposes of this clause (q)(i), the following shall be deemed to be cash: (1) any liabilities (as shown on the Ultimate Parent’s, Holdings’ or the applicable Subsidiary’s, as the case may be, most recent balance sheet provided hereunder or in the footnotes thereto) of Holdings or any Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Asset Sale and for which Holdings and all of its Subsidiaries, as applicable, shall have been validly released by all applicable creditors in writing and (2) any equity securities that are not Disqualified Capital Stock received by Holdings or the applicable Subsidiary from such transferee that are converted by Holdings or such Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Asset Sale;

(ii) no Event of Default exists at the time of consummation of such Asset Sale or would result therefrom;

(iii) such Asset Sale is not prohibited by the terms of Section 7.9;

(iv) such Asset Sale does not involve the sale, or other disposition, of minority Capital Stock in any Subsidiary;

(v) such Asset Sale does not involve a sale, or other disposition, of accounts receivable, other than accounts receivable owned by, or attributable to, other Property concurrently being disposed of in a transaction otherwise permitted under this Section 7.6; and

(vi) the aggregate net book value of all Property sold, or otherwise disposed of, by the Loan Parties and Subsidiaries in reliance on this clause (q) in any Fiscal Year shall not exceed $10,000,000.

Section 7.7 Transactions with Affiliates. Sell, lease, rent, license or otherwise transfer any Property to, or purchase, lease, rent, license or otherwise acquire any Property from, or otherwise engage in any other transaction(s) (or related series of transactions) with, any of its Affiliates, in each case involving payments in excess of $1,000,000 except: (a) in the ordinary course of business of the Loan Parties and Subsidiaries, at prices, and on terms and conditions, not less favorable to such Loan Party or Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties; (b) transactions between or among the Loan Parties and not involving any other Affiliates that are not Loan Parties; (c) customary indemnity, salaries and other compensation (including payments in respect of employee benefit plans and/or incentive plans) to employees, directors and managers in the ordinary course of business of the Loan Parties and Subsidiaries; (d) the declaration and making of any Restricted Payment that is expressly permitted to be made under Section 7.5; (e) the making of any Investment to the extent expressly permitted to be made under Section 7.4; (f) in connection with the Closing Date Acquisition and the other Related Transactions pursuant to the Related Transaction Documents; and (g) transactions pursuant to the terms of an Affiliate Lease.

Section 7.8 Restrictive Agreements. Enter into, incur, or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of any Loan Party or Subsidiary to create, incur or permit any Lien upon any of its Property, whether now owned or hereafter acquired, or (b) the ability of any Subsidiary to pay dividends, or other distributions, with respect to its Capital Stock, to make or repay loans or advances to any Loan Party or Subsidiary, to Guarantee Indebtedness of any Loan Party or Subsidiary, or to transfer any of its Property to any Loan Party or Subsidiary; provided, that,

(i) the limitations set forth in the foregoing clauses (a) and (b) shall not apply to: (A) any restrictions or conditions imposed by (I) applicable Law, or (II) the terms of this Agreement or any other Loan Document; (B) customary restrictions and conditions contained in purchase, acquisition or sale agreements relating to the sale of a Subsidiary (or Property thereof) pending such sale, provided, that, in the case of this clause (i)(B), (I) such restrictions or conditions apply only to the Subsidiary (or Property thereof) that is (or is to be) sold, and (II) such sale is otherwise permitted under this Agreement and the other Loan Documents; (C) any restrictions or conditions set forth in any agreement that is in effect at such time that any Person subject to such restrictions or conditions first becomes a Subsidiary (other than any such Subsidiary that, at such time, is or becomes, or is required hereunder to become, a Loan Party) after the Closing Date (but excluding any subsequent amendment, modification and/or replacement expanding the scope of any such restrictions or conditions), provided, that, in the case of this clause (i)(C), (I) such agreement was not entered into in contemplation of such Person becoming a Subsidiary, and (II) the restrictions or conditions set forth in such agreement do not, in any event, apply to any Loan Party or to any other Subsidiary; (D) any restrictions or conditions set forth in any agreement or option to sell, or otherwise transfer, any Property of any Loan Party or Subsidiary the sale or transfer of which is otherwise permitted under this Agreement and the other Loan Documents, provided, that, in the case of this clause (i)(D), any such restrictions or conditions relate solely the Property being sold or transferred; (E) customary provisions in any leases, licenses or other contracts restricting assignment of such lease, license or other contract entered into in the ordinary course of business or (F) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; and

(ii) the limitations set forth in the foregoing clause (a) shall not apply to: (A) restrictions or conditions imposed by any agreement relating to secured Indebtedness or Capital Lease Obligations permitted to be incurred and/or remain outstanding (as applicable) under this Agreement, so long as such restrictions or conditions apply solely to the Property securing such Indebtedness; and (B) customary provisions in leases and other contracts restricting the assignment thereof.

Section 7.9 Sale and Leaseback Transactions; Off-Balance Sheet Financings. Directly or indirectly: (a) enter into, or otherwise become or remain liable with respect to, any Sale / Leaseback Transaction (whether as a lessee, lessor, licensee, licensor, transferor, transferee, seller, purchaser, guarantor or other surety or otherwise); or (b) incur, Guarantee or otherwise assume any Off-Balance Sheet Liabilities.

Section 7.10 Hedging Transactions. Enter into any Hedging Transaction, other than Hedging Transactions entered into in the ordinary course of business to hedge, fix, limit or mitigate risks to which any Loan Party or Subsidiary is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, such Loan Party acknowledges that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which any Loan Party or Subsidiary is, or may become, obliged to make any payment: (i) in connection with the purchase by any third-party of any Capital Stock or any Indebtedness; or (ii) as a result of changes in the market value of any Capital Stock or any Indebtedness) is not a Hedging Transaction entered into in the ordinary course of business to hedge, fix, limit or mitigate risks.

Section 7.11 Amendments to Organization Documents and Other Agreements. Amend, modify, change and/or waive, in any manner, any term or condition of (or any of its respective rights under) (a) its Organization Documents, (b) any Material Agreements, (c) any Subordinated Debt Documents or (d) any agreements governing Affiliate Leases, except (with respect to the foregoing clauses (a) through (d)), in any manner that could not reasonably be expected to have a materially adverse effect on any of the Lenders and/or the Administrative Agent (it being understood that any amendment to an agreement governing Affiliate Leases that does not result in a material modification to the scope and/or amount of the rates/rent or indemnities therein will be permitted); provided that, the amendment and restatement of the Holdings LLCA in connection with a Qualifying IPO shall be permitted under this Section 7.11 if the resulting changes to the form provided to the Administrative Agent prior to the Closing Date are reasonably acceptable to the Administrative Agent.

Section 7.12 Accounting and Other Changes. (a) Make any significant change(s) in the accounting treatment and/or financial reporting practices of any Loan Party or Subsidiary, except (i) in conformance with GAAP, or (ii) as otherwise approved in writing by the Required Lenders or the Administrative Agent; (b) change the legal name, state of incorporation or formation (as the case may be) or business entity type of any Loan Party or Subsidiary, except to the extent in accordance with Section 5.2(c); or (c) change the fiscal year of any Loan Party or Subsidiary, except (i) to change the fiscal year of a Loan Party or Subsidiary to conform to the Fiscal Year, or (ii) as otherwise approved in writing by the Required Lenders or the Administrative Agent.

Section 7.13 Subsidiary Preferred Equity; Certain Subsidiaries. Without the prior written consent of the Required Lenders: (a) permit any Subsidiary to issue, or have outstanding, any shares (or other units) of preferred Capital Stock; or (b) acquire, form, or otherwise permit to exist any Foreign Subsidiary.

Section 7.14 Sanctions; Anti-Corruption Laws.

(a) Request any Borrowing or Letter of Credit, or, directly or indirectly, use, or allow any of their respective officers, directors, managers, employees and/or agents to use, the proceeds of any Borrowing or Letter of Credit, or lend, contribute, or otherwise make available such proceeds to any Subsidiary, Joint Venture or any other Person: (i) to fund, finance and/or facilitate any activities, business or transactions of or with any Sanctioned Person, or in any Sanctioned Country; (ii) in any manner that would result in a violation of Sanctions by any Person (including, without limitation, any Person participating in the Loans or Letters of Credit, whether as the Administrative Agent, any Arranger, any Lender (including the Swingline Lender), the Issuing Bank, underwriter, advisor, investor, or otherwise); or (iii) in furtherance of any offer, payment, promise to pay, or authorization of the payment, or giving of money or anything else of value, to, any Person in violation of applicable Anti-Corruption Laws.

(b) (i) Be or become subject, at any time, to any Law or list of any U.S. Governmental Authority (including, without limitation, the OFAC list) that prohibits or limits the Lenders or the Administrative Agent from making any advance or extension of credit to the Borrower, or from otherwise conducting business with the Loan Parties; or (ii) fail to provide, promptly upon request therefor, documentary and/or other evidence of the identity of the Loan Parties as may be requested by any Lender and/or the Administrative Agent at any time to enable the Lenders and the Administrative Agent to (A) verify the identity of the Loan Parties, or (B) comply with any applicable Law, including, without limitation, Section 326 of the Patriot Act.

Section 7.15 Margin Regulations. Use all, or any portion, of the proceeds of any Borrowing or Letter of Credit, directly or indirectly, for any purpose that would violate any rule or regulation of the Federal Reserve Board, including, without limitation, any of the Margin Regulations.

Section 7.16 Junior Debt Payments. Pay, prepay, redeem, purchase, repurchase, defease, retire or extinguish, or otherwise satisfy, or obligate itself or any other Loan Party or Subsidiary to do any of the foregoing, (unless such obligation is conditioned upon the prior Payment in Full of the Obligations under this Agreement and the other Loan Documents or prior receipt of any necessary consent or waiver of the Lenders with respect to such action under Section 11.2 of this Agreement) in respect of any Junior Debt (including, without limitation, any Subordinated Debt), except for:

(a) required payments when due in respect of any Junior Debt in accordance with the terms of any applicable Subordinated Debt Documents, provided, that, both immediately before and immediately after giving effect to the making of such payment (and to any Borrowing(s) or other incurrence(s) of Indebtedness made substantially concurrently or in connection therewith, but without giving effect to any “netting” of the cash proceeds thereof against Consolidated Funded Debt): (i) no Default or Event of Default exists or would arise therefrom; (ii) the Loan Parties are in compliance, on a Pro Forma Basis, with each of the financial covenants set forth in Article VI; (iii) such payment is in compliance with the terms of any applicable subordination agreement entered into with the Administrative Agent on terms reasonably acceptable to the Administrative Agent; and (iv) Liquidity shall not be less than $20,000,000;

(b) the conversion or exchange of any Junior Debt for Capital Stock (other than Disqualified Capital Stock) in Holdings (subject to Section 8.1(n)) or any parent thereof; and

(c) the refinancing or replacement thereof with the Net Cash Proceeds of, or in exchange for, any Indebtedness constituting a Permitted Refinancing thereof, solely to the extent permitted under the terms of any applicable Subordinated Debt Document.

Section 7.17 Restrictions on Holdings. Permit Holdings to incur any Indebtedness, grant any Liens (other than Permitted Encumbrances) upon any of its Property, or engage in any material operations, business or activity, in each case other than (a) owning and/or purchasing one hundred percent (100.0%) of the Capital Stock directly in the Borrower (and not, for purposes of clarity, any Capital Stock in any other Subsidiary, except indirectly through the Borrower), (b) granting a security interest in its Property pursuant to the terms of any Collateral Documents to which it is a party, (c) providing a Guaranty of the Obligations pursuant to this Agreement and other Indebtedness permitted under the Loan Documents, (d) maintaining its limited liability company existence, (e) participating in tax, accounting and other administrative activities for itself and/or as a member of the consolidated group of companies including Holdings and its Subsidiaries, (f) executing and delivering, and exercising its respective rights and performing each of its respective obligations under, each of the Loan Documents and each of the other Related Transaction Documents to which it is a party and any employment agreement(s) and related documents to which it is a party, (g) incurring Indebtedness solely to the extent expressly permitted under the Loan Documents, and fulfilling its respective obligations under the Loan Documents, (h) opening and maintaining bank accounts, (i) making any Restricted Payments or Investments expressly permitted to be made pursuant to this Agreement, (j) providing customary indemnification to officers and directors in the ordinary course of business (including pursuant to any Acquisition agreement and related documents to which it is a party), (k) serving as sole manager and/or sole member (as the case may be) of the Borrower, and (l) any activities incidental or reasonably related to the foregoing, in each case of the foregoing clauses (a) through (l), in a lawful manner not in contravention of the terms of this Agreement and the other Loan Documents.

Section 7.18 Restrictions on the Ultimate Parent. Permit the Ultimate Parent to incur any Indebtedness, grant any Liens (other than Permitted Encumbrances) upon any of its Property, or engage in any material operations, business or activity, in each case other than (a) owning and/or purchasing one hundred percent (100.0%) of the Capital Stock directly in Holdings (and not, for purposes of clarity, any Capital Stock in any other Subsidiary, except indirectly through Holdings), (b) maintaining its corporate existence, (c) participating in tax, accounting and other administrative activities for itself and/or as a member of the consolidated group of companies including the Ultimate Parent and its Subsidiaries, (d) executing and delivering, and exercising its respective rights and performing each of its respective obligations under any employment agreement(s) and related documents to which it is a party, (e) opening and maintaining bank accounts; provided that, the aggregate amount of cash and Cash Equivalents (measured at fair market value) in such accounts that are not owned by a Loan Party shall not at any time exceed $2,000,000 (excluding proceeds from Restricted Payments that are used to make payments permitted under Section 7.5(g) substantially concurrently with the making of such Restricted Payments and amounts held on a temporary or pass-through basis for subsequent Restricted Payments or Investments, in each case not otherwise prohibited by this Agreement), (f) making Restricted Payments to the holders of its Capital Stock or Investments in Holdings to the extent permitted hereunder, (g) providing customary indemnification to officers and directors in the ordinary course of business (including pursuant to any Acquisition agreement and related documents to which it is a party), (h) serving as sole manager and/or sole member (as the case may be) of Holdings, (i) issuing, selling and redeeming its Capital Stock, (j) preparing reports to, and preparing and making notices to and filings with, Governmental Authorities and to the holders of its Capital Stock and other activities incidental to its status as a public company, (k) any activities contemplated by Sections 7.5(e), (f) or (g) and (l) any activities incidental or reasonably related to the foregoing, in each case of the foregoing clauses (a) through (l), in a lawful manner not in contravention of the terms of this Agreement and the other Loan Documents.

Article VIII

EVENTS OF DEFAULT; REMEDIES

Section 8.1 Events of Default. If any one (1) or more of the following events or conditions (each, an “Event of Default”) shall occur:

(a) any Loan Party shall fail to pay any principal of any Loan, or of any reimbursement obligation in respect of any LC Disbursement, when and as the same shall become due and payable, whether at the due date thereof, at a date fixed for prepayment, or otherwise; or

(b) any Loan Party shall fail to pay any interest on any Loan, or any fee or any other amount (other than an amount (i) payable under the foregoing clause (a), or (ii) related to a Bank Product Obligation) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days; or

(c) any representation or warranty made, or deemed to be made, by, or on behalf of, any Loan Party or Subsidiary in, or in connection with, this Agreement or any other Loan Document to which it is a party (including, without limitation, the Schedules attached hereto and thereto), or in any amendment, restatement, amendment and restatement, supplement, and/or other written modification hereof, or waiver hereunder, or in any certificate, report, financial statement or other written document submitted to the Administrative Agent and/or the Lenders by, or on behalf of, any Loan Party or Subsidiary, or any representative of any Loan Party or Subsidiary, pursuant to, or in connection with, this Agreement or any other Loan Document, shall prove to be incorrect in any material respect (other than any representation or warranty that is expressly qualified by a Material Adverse Effect or other materiality, in which case, such representation or warranty shall prove to be incorrect in any respect) when made or deemed made or submitted; or

(d) any Loan Party shall fail to observe or perform any covenant or agreement contained in (i) Section 5.2, Section 5.3(a) (solely with respect to the legal existence of any Loan Party in the jurisdiction of its incorporation or formation (as applicable)), Section 5.6, Section 5.7, Section 5.8, Section 5.11 (to the extent that a time period for such compliance is specified therein), Article VI or Article VII or (ii) Section 5.1 and such failure described in this subclause (ii) shall remain unremedied for five (5) Business Days; or

(e) any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in the foregoing clauses (a), (b) and (d)) or any other Loan Document, and such failure shall remain unremedied for thirty (30) consecutive calendar days after the earlier to occur of: (i) any Responsible Officer of any Loan Party becoming aware of such failure; or (ii) notice thereof having been given to any Loan Party by the Administrative Agent or any Lender; or

(f) (i) any Loan Party or Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness (other than any Hedging Obligation) that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Material Indebtedness; or (ii) any other event shall occur, or condition shall exist, under any agreement or instrument relating to any Material Indebtedness and shall continue after the applicable grace period, if any, specified in any agreement or instrument evidencing or governing such Material Indebtedness, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Material Indebtedness; or (iii) any Material Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase and/or defease any Material Indebtedness shall be required to be made, in each case of this clause (f)(iii), prior to the stated maturity thereof; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

(g) there occurs under, or in connection with, any Hedging Transaction an Early Termination Date (or substantially equivalent term, in each case, as defined in the definitive documentation for such Hedging Transaction) resulting from (i) any event of default under, or in connection with, such Hedging Transaction, as to which (A) any Loan Party or Subsidiary is the Defaulting Party (or substantially equivalent term, as defined in the definitive documentation for such Hedging Transaction), and (B) the Hedge Termination Value owed by such Loan Party or Subsidiary as a result thereof is greater than the Threshold Amount or (ii) the occurrence of a Termination Event (or substantially equivalent term, as defined in the definitive documentation for such Hedging Transaction) as to which any Loan Party or Subsidiary is an Affected Party (or substantially equivalent term, as defined in the definitive documentation for such Hedging Transaction), and the Hedge Termination Value owed by such Loan Party or Subsidiary as a result thereof is greater than the Threshold Amount and is not paid; or

(h) any Loan Party or Subsidiary shall: (i) commence a voluntary case or other proceeding, or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar Law now or hereafter in effect, or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its Property; (ii) consent in writing to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) below; (iii) apply for, or consent to, the appointment of a custodian, trustee, receiver, liquidator or other similar official for any such Loan Party or Subsidiary, or for a substantial part of its respective Property; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; or (vi) take any action(s) for the purpose of effecting any of the foregoing; or

(i) an involuntary proceeding shall be commenced, or an involuntary petition shall be filed, seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or Subsidiary, or any of their respective debts, or any substantial part of any of their respective Property, under any federal, state or foreign bankruptcy, insolvency or other similar Law now or hereafter in effect, or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for any Loan Party or Subsidiary, or for a substantial part of any of their respective Property, and, in any such case with respect to the foregoing clauses (i)(i) and (i)(ii), such proceeding or petition shall remain in effect for a period of sixty (60) consecutive calendar days without having been dismissed or discharged, or an order or decree approving or ordering any of the foregoing shall be entered; or

(j) any Loan Party or Subsidiary shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or

(k) (i) an ERISA Event shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, results, or could reasonably be expected to result, in liability to the Loan Parties and Subsidiaries in an aggregate amount in excess of the Threshold Amount; or (ii) there is or arises an Unfunded Pension Liability (but not taking into account Plans with negative Unfunded Pension Liability), or there is or arises any potential Withdrawal Liability, in any such case of the foregoing of this clause (k)(ii), in an aggregate amount (for all such Unfunded Pension Liabilities and potential Withdrawal Liabilities, taken together) in excess of the Threshold Amount; or

(l) any final, non-appealable judgment, writ, warrant of attachment, other order for the payment of money, or similar process (any of the foregoing, for purposes of this clause (l), “Judgments”) involving an amount in excess of the Threshold Amount (to the extent not covered by insurance or indemnities as to which the applicable insurance company or third-party has been notified of such claim and has confirmed coverage in writing), individually or in the aggregate when taken together, shall be rendered against any Loan Party or Subsidiary, which Judgments are not discharged or effectively waived and either: (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order; or (ii) there shall be a period of thirty (30) consecutive calendar days during which a stay of enforcement of such Judgments or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(m) any final, non-appealable non-monetary judgment or order shall be rendered against any Loan Party or Subsidiary, that has had, or could reasonably be expected to have, either individually or in the aggregate when taken together, a Material Adverse Effect, and there shall be a period of thirty (30) consecutive calendar days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(n) a Change in Control shall occur or exist; or

(o) (i) any provision of any Loan Document, at any time after the execution and delivery of such Loan Document, and for any reason other than (I) a release or termination of any security interest, Lien, Guaranty or other obligation of any Loan Party by the Administrative Agent in accordance with the terms of Section 9.12, or (II) the Payment in Full of the Obligations, ceases to (A) be valid and binding on, and enforceable against, any Loan Party (and such provision is material), or (B) grant to the Administrative Agent, for the benefit of the Secured Parties, all, or any portion, of the Liens otherwise created, or purported to be created, thereby; or (ii) any Loan Party or Subsidiary contests in writing, in any manner, the validity and/or enforceability of any material provision of any Loan Document; or (iii) any Loan Party denies in writing that it has any or further liability and/or obligations in respect thereof, or purports or attempts to revoke, terminate and/or rescind any Loan Document (other than in connection with a release or termination of any security interest, Lien, Guaranty or other obligation of any Loan Party by the Administrative Agent in accordance with the terms of Section 9.12); or

(p) any Lien granted, or purported to be granted, under any Collateral Document shall fail or cease to be, or otherwise be asserted in writing by any Loan Party or Subsidiary to not be, a valid and fully perfected (as applicable) Lien on any material portion of the Collateral, to the extent and with the priority required by the applicable Collateral Documents; or

(q) (i) any Loan Party or Subsidiary shall make any payment on, or in respect of, any Subordinated Debt that is prohibited under the terms of any applicable Subordinated Debt Document; or (ii) any Subordinated Debt Document (and/or any material subordination terms contained therein) shall cease to be in full force and effect, or the validity or enforceability thereof is disaffirmed by any Loan Party or any Affiliate, or on behalf of, any subordinated creditor party thereto; or (iii) any of the Obligations shall fail to constitute “Senior Indebtedness” or “Senior Debt” (or substantially analogous term or designation) for purposes of any applicable Subordinated Debt Document;

then, and in each such case with respect to the occurrence of an Event of Default (other than the occurrence of an Automatic Acceleration Event of Default), and, at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and, upon the written request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times, (i) terminate the Commitments, whereupon the Commitment(s) of each Lender shall terminate immediately, (ii) declare the principal of, and any accrued interest on, the Loans, and all other Obligations owing under this Agreement or any other Loan Document, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) exercise all remedies contained in any other Loan Document, and (iv) exercise any other remedies available at Law or in equity; provided, that, if an Automatic Acceleration Event of Default shall occur, then the Commitments shall automatically terminate, and the principal of the Loans then outstanding, together with accrued interest thereon, all fees, and all other Obligations, in each case of the foregoing, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Loan Party.

Section 8.2 Application of Funds. After the exercise of remedies provided for in Section 8.1 (or immediately after an Automatic Acceleration Event of Default), any amounts received by the Administrative Agent, the Lenders or any other Secured Parties on account of the Obligations (whether as proceeds of Collateral or otherwise) shall be applied by the Administrative Agent in the following order:

(a) first, to the reimbursable expenses of the Administrative Agent incurred in connection with any such sale or other realization upon the Collateral, until such Obligations shall have been Paid in Full;

(b) second, to the fees and other reimbursable expenses of the Administrative Agent, the Swingline Lender and the Issuing Bank, and any indemnities and other amounts (other than those referred to in the foregoing clause (a) or the below clauses (c) through (f)) constituting Obligations, in each case of the foregoing of this clause (b), that are then due and payable to any of the Administrative Agent, the Swingline Lender and the Issuing Bank pursuant to any of the Loan Documents, until such Obligations shall have been Paid in Full;

(c) third, to all reimbursable expenses, if any, of the Lenders, and any indemnities and other amounts (other than those referred to in the foregoing clauses (a) or (b) or in the below clauses (d) through (f)) constituting Obligations, in each case of the foregoing of this clause (c), that are then due and payable to any of the Lenders pursuant to any of the Loan Documents, until such Obligations shall have been Paid in Full;

(d) fourth, to the fees due and payable under Section 2.14 and interest then due and payable under the terms of this Agreement, until such Obligations shall have been Paid in Full;

(e) fifth, to: (i) the aggregate outstanding principal amount of the Loans and the LC Exposure, until such Obligations shall have been Paid in Full; (ii) payment of breakage, termination and/or any other amounts owing in respect of any Hedging Obligations between any Loan Party or Subsidiary, on the one hand, and any Lender-Related Hedge Provider, on the other hand, to the extent that such Hedging Obligations are permitted under this Agreement, until such Obligations shall have been Paid in Full; and (iii) payment of amounts due in respect of any Bank Product Obligations between any Loan Party or Subsidiary, on the one hand, and any Bank Product Provider, on the other hand, allocated ratably among any such Lender, any such Lender-Related Hedge Provider and any such Bank Product Provider in proportion to the respective amounts described in this fifth clause held by them;

(f) sixth, to additional Cash Collateral for the aggregate amount of all outstanding Letters of Credit, until the aggregate amount of all Cash Collateral held by the Administrative Agent pursuant to this Agreement is equal to at least one hundred two percent (102.0%) of the LC Exposure, after giving effect to the foregoing clause (e); and

(g) lastly, to the extent that any such amount(s) and/or proceed(s) remain after the Obligations have been Paid in Full, to the Borrower, or as otherwise required by applicable Law or provided by a court of competent jurisdiction.

All proceeds and other amounts allocated pursuant to the foregoing clauses (c) through (f) to the Lenders as a result of amounts owed to the Lenders under the Loan Documents shall be allocated among, and distributed to, the Lenders pro rata based on their respective Pro Rata Shares; provided, that, all amounts allocated to that portion of the LC Exposure comprised of the aggregate undrawn amount of all outstanding Letters of Credit pursuant to the foregoing clauses (e) and (f) shall be distributed to the Administrative Agent, rather than to the Lenders, and held by the Administrative Agent in an account in the name of the Administrative Agent, for the benefit of the Issuing Bank and the Lenders with Revolving Commitments, as Cash Collateral for the LC Exposure, such account to be administered in accordance with Section 2.22(g). All Cash Collateral for LC Exposure shall be applied to satisfy drawings under the Letters of Credit as they occur; if any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, then such remaining amount shall be applied to the other Obligations, if any, in accordance with the foregoing clauses (a) through (g).

Notwithstanding anything to the contrary in this Agreement or any other Loan Document: (A) no amount(s) received from any Guarantor (including, without limitation, any proceeds of any sale of, or other realization upon, all, or any portion, of any of the Collateral owned by such Guarantor) shall be applied to any Excluded Swap Obligations of such Guarantor, but appropriate adjustments shall be made with respect to payments received from the other Loan Parties to preserve, to the extent practicable, the order of application of proceeds and other amounts set forth in the foregoing of this Section 8.2; and (B) Bank Product Obligations and/or Hedging Obligations shall be excluded from the order of application of proceeds and other amounts set forth in the foregoing of this Section 8.2, without any liability to the Administrative Agent, if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Bank Product Provider(s) and/or Lender-Related Hedge Provider(s), as the case may be. Each Bank Product Provider and Lender-Related Hedge Provider that has provided such notice described in the foregoing clause (B) shall, by delivery of such notice to the Administrative Agent, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX, for itself and its Affiliates, as if a “Lender” party hereto.

Article IX

THE ADMINISTRATIVE AGENT

Section 9.1 Appointment and Authority.

(a) Each of the Lenders (including, without limitation, the Swingline Lender) and the Issuing Bank hereby irrevocably appoints, designates and authorizes Truist to act, on its behalf, as the Administrative Agent under this Agreement and the other Loan Documents, and hereby irrevocably authorizes the Administrative Agent to take such action(s) on its behalf, and to exercise such power(s) and perform such duties, as are delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with all such action(s) and power(s) that are reasonably incidental thereto.

(b) The provisions of this Article IX are solely for the benefit of the Administrative Agent (and its sub-agents, attorneys-in-fact and Related Parties), and none of the Lenders or the Loan Parties or Subsidiaries (or any of their respective sub-agents, attorneys-in-fact and Related Parties) shall have any rights as a third-party beneficiary of any of such provisions. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or any other Loan Document, the Administrative Agent shall not have any duties or responsibilities hereunder or thereunder or in connection herewith or therewith, except for those duties and responsibilities expressly set forth herein or therein, nor shall the Administrative Agent have, or be deemed to have, any fiduciary relationship with any Lender, assignee or participant at any time; and further, no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document, or shall otherwise exist, against the Administrative Agent.

(c) The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it, and the Issuer Documents associated therewith, until such time, and except for so long, as the Administrative Agent may agree, at the request of the Required Lenders, to act for the Issuing Bank with respect thereto, and the Issuing Bank shall have all of the benefits and immunities: (i) provided to the Administrative Agent under the Loan Documents with respect to any act(s) taken, or omission(s) to act, by the Issuing Bank in connection with Letters of Credit issued, or proposed to be issued, by it and the LC Application and other Issuer Documents relating to such Letters of Credit, as fully as if the term “Administrative Agent” as used in such Loan Documents included the Issuing Bank with respect to such act(s) or omission(s); and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

(d) Without limiting the generality of the foregoing, it is understood and agreed that the use of the term “agent” (or any other similar term) in this Agreement or any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used in this Agreement and the other Loan Documents solely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 9.2 Exculpatory Provisions. The Administrative Agent shall not have any duties or other obligations under this Agreement or any other Loan Document, or otherwise in connection herewith or therewith, except for those duties and obligations that are expressly set forth in this Agreement and the other Loan Documents, and further, all of the duties and obligations of the Administrative Agent under this Agreement and the other Loan Documents, or otherwise in connection herewith or therewith, shall be solely administrative in nature. Without limiting the generality of the foregoing, none of the Administrative Agent nor any of its Affiliates or Related Parties shall, at any time:

(a) be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;

(b) have any duty or obligation to take any discretionary action(s), or to exercise any discretionary power(s), except for those discretionary rights and powers that are expressly contemplated by this Agreement or another Loan Document, in each case, that the Administrative Agent is expressly required to exercise hereunder or thereunder, as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in this Agreement or such other Loan Document), to the extent applicable; provided, that, the Administrative Agent shall not be required to take any action(s), or to omit to take any action(s), that, in its opinion or in the opinion of its designated counsel, may expose the Administrative Agent to any liability, or that is in conflict (in the determination of the Administrative Agent) with any provision of any Loan Document or any applicable Law, including, without limitation and for the avoidance of doubt, any action(s) or omission(s) that may be in violation of the automatic stay under any applicable Debtor Relief Law, or that may effect a forfeiture, modification or termination of any Property of a Defaulting Lender in violation of any applicable Debtor Relief Law;

(c) have any duty or responsibility to disclose, and none of the Administrative Agent nor any of its Affiliates or Related Parties shall be liable for any failure to disclose, to any Lender or the Issuing Bank any credit or other information concerning the business, prospects, operations, Property, and financial and/or other condition or creditworthiness of any of the Loan Parties, or any of their respective Subsidiaries or Affiliates, that is communicated to, obtained by, or in the possession of any of the Administrative Agent, the Arrangers, or any of their respective Affiliates or Related Parties in any capacity, except for notices, reports and/or other documents that are expressly required to be furnished to the Lenders by the Administrative Agent pursuant to the express terms of this Agreement or another Loan Document;

(d) be liable for any action(s) taken, or any omission(s) to act, by the Administrative Agent, or by any of its sub-agents, attorneys-in-fact or Related Parties, under, or in connection with, this Agreement or any other Loan Document, or otherwise in connection with any of the Related Transactions or under, or in connection with, any other Related Transaction Document: (i) with the consent, or at the request, of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall determine in good faith to be necessary, under the circumstances as provided in Section 11.2 and Section 8.1 to the extent applicable); or (ii) in the absence of its own bad faith, gross negligence or willful misconduct or the material breach by it of its respective obligations under this Agreement, in each case of the foregoing of this clause (d)(ii), as determined by a court of competent jurisdiction by final, non-appealable judgment;

(e) be responsible for the negligence, gross negligence or misconduct of any sub-agents and/or attorneys-in-fact selected by it, except to the extent that a court of competent jurisdiction has determined, in a final, non-appealable judgment, that the Administrative Agent acted in bad faith or with gross negligence or willful misconduct, or otherwise breached its obligations under this Agreement in a material respect, in any such case of the foregoing, in the selection of any such sub-agent(s) and/or attorney(s)-in-fact;

(f) be deemed (for purposes of this Agreement or any other Loan Document, or otherwise in connection herewith or therewith) to have knowledge of any Default or Event of Default, unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrower, any Lender or the Issuing Bank; and/or

(g) have any duty or responsibility for, or otherwise have any duty or obligation to any Lender, any Participant, or any other Person to ascertain or conduct any inquiry into: (i) any statement, warranty or representation made in, or in connection with, this Agreement or any other Loan Document, or otherwise regarding the existence, value or collectability of any or all of the Collateral or the existence, priority and/or perfection of the Administrative Agent’s Lien therein; (ii) the contents of any certificate, instrument, report or other document delivered hereunder or thereunder, or in connection herewith or therewith; (iii) the performance or observance of any of the covenants, agreements and/or other terms or conditions set forth in this Agreement or any other Loan Document, or the occurrence of any Default or any Event of Default; (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document, or any other agreement, certificate, instrument or document delivered in connection herewith or therewith; or (v) the satisfaction or waiver of any condition set forth in Article III or elsewhere in this Agreement or any other Loan Document or Related Transaction Document, other than to confirm receipt of those certain items expressly required to be delivered to the Administrative Agent on or prior to the Closing Date pursuant to Section 3.1.

The Administrative Agent may consult with legal counsel (who may be its designated counsel or may be counsel to the Loan Parties), independent accountants, and/or other experts reasonably selected by it with respect to any of its duties and/or obligations under this Agreement or any other Loan Document, and none of the Administrative Agent nor any of its Affiliates or Related Parties shall be liable in any way for any action(s) taken, or omission(s) to act, by any of them in accordance with the advice of any such counsel, accountants or experts.

Section 9.3 Delegation of Duties.

(a) The Administrative Agent may perform any or all of its duties and obligations, and/or exercise any or all of its rights and powers, under this Agreement or any other Loan Document by or through any one (1) or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. Each of the Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of their respective duties and obligations, and/or exercise any or all of their respective rights and/or powers, in each case, by or through any of their respective Affiliates or Related Parties.

(b) The exculpatory provisions set forth in Section 9.2 shall apply to any and all action(s) taken, or omission(s) to act, by any such sub-agent or attorney-in-fact appointed in accordance with the foregoing clause (a), and by any of the Affiliates and Related Parties of the Administrative Agent, under this Agreement or any other Loan Document or otherwise in connection with the syndication of the credit facilities described in this Agreement.

Section 9.4 Reliance by Administrative Agent.

(a) The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document, or other writing (including, without limitation, any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent may also rely upon any statement made to it, or to any of its Affiliates or Related Parties, orally or by telephone, and believed by it in good faith to have been made by the proper Person, and further, none of the Administrative Agent nor any of its Affiliates or Related Parties shall incur any liability for relying thereon.

(b) In determining compliance with any condition under this Agreement to, or any provision under this Agreement otherwise relating to, the making of any Loan, or the issuance, extension, renewal or increase of any Letter of Credit, that, by its terms, must be fulfilled to the satisfaction of any of the Lenders or the Issuing Bank, the Administrative Agent may presume that such condition or provision is satisfactory to such Lender(s) or the Issuing Bank, unless the Administrative Agent shall have received written notice to the contrary from such Lender(s) or the Issuing Bank prior to the making of such Loan or the issuance, extension, renewal or increase of such Letter of Credit, as the case may be. The Administrative Agent may consult with legal counsel (who may be its designated counsel or may be counsel to the Loan Parties), independent accountants, and/or other experts reasonably selected by it, and none of the Administrative Agent nor any of its Affiliates or Related Parties shall be liable in any way for any action(s) taken, or omission(s) to act, by any of them in accordance with the advice of any such counsel, accountants or experts.

Section 9.5 Non-Reliance on Administrative Agent, the Arrangers and Other Lenders.

(a) Each Lender expressly acknowledges that none of the Administrative Agent nor any Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or any Arranger hereafter taken, including, without limitation, any consent to, and acceptance of, any assignment or review of the affairs of any Loan Party (or any Subsidiary or Affiliate thereof) shall be deemed to constitute any representation or warranty by the Administrative Agent or any Arranger to any other Lender as to any matter, including, without limitation, as to whether the Administrative Agent or any Arranger has disclosed material information in their (or their Affiliates’ or Related Parties’) possession. Each Lender (including the Swingline Lender) and the Issuing Bank hereby represents and warrants to the Administrative Agent and the Arrangers that it has, independently and without reliance upon any of the Administrative Agent, any Arranger, any other Lender, or any of the respective Affiliates or Related Parties of any of the foregoing, and, based on such documents and information as it has deemed appropriate, has made its own independent credit analysis of, appraisal of, and investigation into, the business, prospects, operations, Property, financial and/or other condition and creditworthiness of the Loan Parties and Subsidiaries, and all applicable bank and/or other regulatory applicable Laws relating to the Related Transactions, and has made its own informed decision to enter into this Agreement and to extend credit to the Borrower under this Agreement in accordance with the terms hereof. Each Lender (including the Swingline Lender) and the Issuing Bank also acknowledges that it will, independently and without reliance upon any of the Administrative Agent, any Arranger, any other Lender, or any of the respective Affiliates or Related Parties of any of the foregoing, and, based on such documents and information as it shall from time to time deem appropriate, continue to make its own independent credit analysis, appraisals and decisions in taking, or not taking, any action(s) under, or based upon, this Agreement, any other Loan Document, or any related agreement or any other document, certificate, agreement and/or instrument furnished hereunder or thereunder, and will make such investigations as it deems necessary or advisable in order to inform itself as to the business, prospects, operations, Property, financial and/or other condition and creditworthiness of the Loan Parties and Subsidiaries.

(b) Each Lender hereby represents and warrants that: (i) (A) the Loan Documents set forth the terms of a commercial lending facility, and (B) such Lender is engaged in the making, acquiring or holding of commercial loans in the ordinary course, and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other credit facilities as set forth in this Agreement, as may be applicable to such Lender, and not, in any event, for the purpose of purchasing, acquiring or holding any other type of financial instrument or any security; and (ii) such Lender is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other credit facilities as set forth in this Agreement, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans, and/or to provide such other credit facilities, as the case may be, is experienced in making, acquiring or holding such commercial loans and/or providing such other credit facilities. Each Lender agrees not to assert a claim in contravention of any of the foregoing of this clause (b).

Section 9.6 Administrative Agent in Individual Capacity; Required Lender Instruction.

(a) Individual Capacity. The Person serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender, and such Person may exercise, or refrain from exercising, the same as though it were not the Administrative Agent; and further, the terms “Lenders”, “Required Lenders”, or any similar terms shall, unless the context clearly otherwise indicates, include the Person serving as Administrative Agent in its individual capacity. Such Person, and/or any of its Affiliates, may accept deposits from, lend money to, own securities of, act as the financial advisor (or in any other advisory capacity) for, and generally engage in any kind of banking, trust, financial, advisory, underwriting and/or other business with, any Loan Party, any Subsidiary, or any of their respective Affiliates, as if such Person were not the Administrative Agent and without any duty to account therefor to any of the Lenders or to otherwise provide notice to, or obtain the consent of, any of the Lenders with respect thereto.

(b) Required Lender Instruction. If the Administrative Agent shall request instructions from the Required Lenders in accordance with this Agreement or any other Loan Document with respect to any action(s) to be taken, or not taken, by it in connection with this Agreement or any other Loan Document, then the Administrative Agent shall be entitled to refrain from taking (or resolving to not take, as the case may be) such action(s) unless and until it shall have received instructions from such Lenders in respect thereof, and further, the Administrative Agent shall not incur any liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting, or refraining from acting, under this Agreement or any other Loan Document in accordance with the instructions of the Required Lenders where required by the terms of this Agreement or any other Loan Document.

Section 9.7 Successor Administrative Agent.

(a) The Administrative Agent may, at any time, give notice of its resignation to the Lenders, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower and, unless a Default or an Event of Default has occurred and is continuing, with the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed), to appoint a successor in such capacity, which shall be a bank with an office in the United States or an Affiliate of such a bank. If, within thirty (30) calendar days after the date on which the retiring Administrative Agent gives notice of its resignation in accordance with this clause (a) (or such earlier date as shall be agreed to by the Required Lenders and, to the extent required under this clause (a), the Borrower, the “Resignation Effective Date”), no such successor shall have been appointed in accordance with this clause (a) or any such appointment shall not have been accepted by the successor Administrative Agent, then, in any such case of the foregoing, the retiring Administrative Agent may (but, in any event, shall not be obligated to), on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent otherwise meeting the qualifications set forth in the foregoing of this clause (a); provided, that, in no event shall any such successor Administrative Agent be a Defaulting Lender. Notwithstanding anything to the contrary in the foregoing, and notwithstanding whether or not a successor has been appointed in accordance with this clause (a), any such resignation in accordance with this clause (a) shall become effective in accordance with such notice described in the foregoing of this clause (a) on the Resignation Effective Date.

(b) If the Person serving as the Administrative Agent is, at any time, a Defaulting Lender pursuant to clause (d) of the definition of “Required Lender” in Section 1.1, then the Required Lenders may at such time, to the extent permitted by applicable Law, in consultation with the Borrower and, unless a Default or an Event of Default has occurred and is continuing, with the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed), by notice in writing to the Borrower and such Person, remove such Person as the Administrative Agent and appoint a successor Administrative Agent in such capacity. If, within thirty (30) calendar days after the date on which the Required Lenders and, to the extent required under this clause (b), the Borrower gives notice of the removal of the Administrative Agent in accordance with this clause (b) (or such earlier date as shall be agreed to by the Required Lenders and, to the extent required under this clause (b), the Borrower, the “Removal Effective Date”), no such successor shall have been appointed in accordance with this clause (b) or any such appointment shall not have been accepted by the successor Administrative Agent, then, in any such case of the foregoing, such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date, as the case may be: (i) the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations under this Agreement and the other Loan Documents, provided, that, in the case of any Collateral held by the Administrative Agent, the retiring or removed Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed; and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to, or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.7. Upon the acceptance of a successor’s appointment as the Administrative Agent: (A) such successor shall succeed to, and become vested with all of the rights, powers, privileges and duties of, the retiring or removed Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as the case may be), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations under this Agreement and/or any other Loan Document (if not already discharged therefrom as provided above in this Section 9.7); and (B) the retiring or removed Administrative Agent shall promptly transfer its right, title and interest in and to the Collateral to the successor Administrative Agent. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor, unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal under this Agreement, the provisions of this Article IX and of Section 11.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, and each of their respective Affiliates, Related Parties, sub-agents and attorneys-in-fact, in respect of any action(s) taken, or omission(s) to act, by any of them: (I) while the retiring or removed Administrative Agent was acting as Administrative Agent; and (II) after such resignation or removal, for as long as any of them continues to act in any capacity under this Agreement or any other Loan Document, including, without limitation, in respect of any action(s) taken, or omission(s) to act, in connection with transferring their agency under this Agreement or any other Loan Document to any successor Administrative Agent.

(d) Without limitation of the foregoing of this Section 9.7, if (i) a Lender becomes, and during the applicable period it remains, a Defaulting Lender, and (ii) a Default or an Event of Default has arisen from a failure of the Borrower to comply with the agreements set forth in Section 2.26(b), then, the Issuing Bank and the Swingline Lender may, upon prior written notice to the Borrower and the Administrative Agent, resign as Issuing Bank or Swingline Lender, as the case may be, effective at the close of business on a date specified in such notice (which date may not be less than five (5) Business Days after the date of such notice).

(e) Any resignation by, or removal of, Truist as the Administrative Agent pursuant to this Section 9.7 shall also constitute its resignation or removal, as the case may be, as the Issuing Bank and the Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent: (i) such successor shall succeed to, and become vested with all of the rights, powers, privileges and duties of, the retiring Issuing Bank and Swingline Lender; (ii) the retiring Issuing Bank and Swingline Lender shall each be discharged from all of their respective duties and obligations under this Agreement and the other Loan Documents; and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding as of the time of such succession, or make other arrangement(s) satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

Section 9.8 Withholding Taxes. To the extent required by any applicable Law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding Taxes. If the IRS, or any other applicable Governmental Authority, asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to, or for the account of, any Lender (because the appropriate form was not delivered, or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Loan Parties, and without limiting the obligation of the Loan Parties to do so on a joint and several basis) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including, without limitation, penalties and interest, together with all expenses incurred, including, without limitation, legal expenses, allocated staff costs, and any out-of-pocket expenses.

Section 9.9 No Other Duties. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, none of the Arrangers, nor any of the Documentation Agents, Co-Documentation Agents, Syndication Agents or Co-Syndication Agents listed on the cover page to this Agreement (to the extent that any such Person(s) and/or title(s) are so listed), shall have any powers, duties or responsibilities under this Agreement or any other Loan Document, except in their respective capacity or capacities as the Administrative Agent, the Swingline Lender, a Lender or the Issuing Bank, as applicable.

Section 9.10 Administrative Agent May File Proofs of Claim; Credit Bidding.

(a) In case of the pendency of any proceeding under any applicable Debtor Relief Law or any other receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party or Subsidiary, the Administrative Agent (irrespective of whether the principal of any Loan or any Revolving Credit Exposure shall then be due and payable, as herein expressed or by declaration or otherwise, and irrespective of whether the Administrative Agent shall have made any demand on any Loan Party or Subsidiary) shall be entitled and empowered (but, in any event, not obligated), by intervention in any such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or Revolving Credit Exposure, and all other Obligations that are owing and unpaid, and to file such other document(s) as may be necessary or advisable (in the determination of the Administrative Agent) in order to have the claims of each of the Lenders (including, without limitation, the Swingline Lender), the Issuing Bank, the Administrative Agent, and any other Secured Parties (including, without limitation, any claim for the reasonable and documented compensation, out-of-pocket expenses, disbursements and/or advances of the Lenders (including, without limitation, the Swingline Lender), the Issuing Bank, the Administrative Agent, any other Secured Parties, and/or any of the respective agents, sub-agents, attorneys-in-fact and/or counsel of any of the foregoing, together with all other amounts due to any of the Lenders (including, without limitation, the Swingline Lender), the Issuing Bank, the Administrative Agent and/or any other Secured Parties under Section 10.3) allowed in such proceeding; and

(ii) to collect and receive any monies or other Property payable or deliverable on any such claims, and to distribute the same.

(b) Each Lender and the Issuing Bank hereby irrevocably authorize any custodian, receiver, assignee, trustee, liquidator, sequestrator, or other similar official in any such proceeding referred to in the foregoing clause (a) to make such payments to the Administrative Agent, and, in the event that the Administrative Agent shall consent in writing to the making of such payments directly to any or all of the Lenders and/or the Issuing Bank, to pay to the Administrative Agent any amount(s) due in respect of the reasonable and documented compensation, out-of-pocket expenses, disbursements and/or advances of the Administrative Agent and/or any of the its agents, sub-agents, attorneys-in-fact and/or counsel, together with all other amounts due to any of the Administrative Agent under Section 11.3.

(c) Nothing contained in this Agreement or any other Loan Document shall be deemed to authorize the Administrative Agent to either: (i) authorize or consent to, or accept or adopt, on behalf of any of the Lenders or the Issuing Bank, any plan of reorganization, arrangement, adjustment and/or composition affecting any or all of the Obligations and/or the rights of any of the Lenders or the Issuing Bank in connection therewith; or (ii) vote in respect of the claim of any of the Lenders or the Issuing Bank in any such proceeding referred to in the foregoing clause (c)(i).

(d) The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all, or any portion, of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations, whether pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or indirectly through one (1) or more acquisition vehicles) all, or any portion, of the Collateral at: (A) any sale thereof conducted pursuant to the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 thereof, or any other similar Laws in any other jurisdictions to which any Loan Party is subject; and/or (B) any other sale or foreclosure, or acceptance of collateral in lieu of debt, conducted by (or with the consent, or at the written direction, of) the Administrative Agent (whether by judicial action or otherwise) in accordance with applicable Laws. In connection with any such credit bid and purchase, the Obligations owed to the holders thereof shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations in respect of contingent or unliquidated claims receiving contingent interests in the acquired Property on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the Property so purchased (or in the Capital Stock in, or debt instruments issued by, the acquisition vehicle(s) that are used to consummate such purchase). In connection with any such credit bid: (i) the Administrative Agent shall be authorized to form one (1) or more acquisition vehicles to make a bid and/or to adopt documents providing for the governance of any related acquisition vehicle(s) (provided, that, any action(s) taken by the Administrative Agent with respect to any such acquisition vehicle(s), including any disposition(s) of any Property thereof and/or any Capital Stock therein, shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders set forth in Section 11.2(b)), and (ii) to the extent that Obligations that are assigned to such an acquisition vehicle are not used to acquire Collateral for any reason (whether as a result of another bid being higher or better, because the amount of Obligations assigned to such acquisition vehicle exceeds the amount of debt credit bid by such acquisition vehicle, or otherwise), then such Obligations shall automatically be reassigned to the Lenders on a pro rata basis, and the Capital Stock in, and/or debt instruments issued by, any such acquisition vehicle on account of the Obligations that had been assigned to such acquisition vehicle shall automatically be cancelled, in each case of the foregoing, without the need for any Lender or any such acquisition vehicle to take any further action.

Section 9.11 Authorization to Execute Other Loan Documents. Each Lender, by execution of this Agreement (or any Assignment and Assumption executed by such Lender after the Closing Date, as applicable): (a) authorizes the Administrative Agent to execute, on behalf of all of the Lenders, all Loan Documents (including, without limitation, all of the Collateral Documents and any applicable subordination and/or intercreditor agreements) other than this Agreement (regardless of whether any such Loan Document(s) are executed by the Administrative Agent on or after the Closing Date); and (b) consents to and approves, and acknowledges and agrees that it will be bound by, the terms and conditions thereof upon the execution and delivery thereof by the Administrative Agent (whether on or after the Closing Date).

Section 9.12 Collateral and Guaranty Matters. The Lenders, on behalf of themselves and their Affiliates, and the Issuing Bank hereby irrevocably authorize the Administrative Agent, at its option and in its discretion, to:

(a) release any Lien on any Property granted to, or held by, the Administrative Agent under any Loan Document: (i) upon the Payment in Full of all of the Obligations owing under this Agreement and the other Loan Documents (it being expressly acknowledged and agreed that (A) neither the consent of any Lender-Related Hedge Provider nor the consent of any Bank Product Provider, in respect of the Hedging Obligations and/or Bank Product Obligations (as applicable) owing to them, shall be required in connection with any release of Liens by the Administrative Agent in accordance with this clause (a), and (B) the Payment in Full of all Obligations other than the Obligations owing under this Agreement and the other Loan Documents (including, without limitation, the Payment in Full of all Hedging Obligations and all Bank Product Obligations) shall not be required in connection with any release of Liens by the Administrative Agent in accordance with this clause (a)); (ii) that is sold or transferred (or otherwise disposed of), or to be sold or transferred (or otherwise disposed of), as part of, or in connection with, any Asset Sale permitted under this Agreement and the other Loan Documents, any Recovery Event, or otherwise consented to in accordance with the terms of this Agreement and the other Loan Documents; (iii) to the extent such Property constitutes Excluded Property at the time of such release; or (iv) if approved, authorized or ratified in writing in accordance with Section 11.2; and

(b) release any Loan Party from its respective Guaranty and/or any other obligations under the Loan Documents to which it is a party (or in respect of which it is otherwise bound): (i) upon the Payment in Full of all of the Obligations owing under this Agreement and the other Loan Documents (it being expressly acknowledged and agreed that (A) neither the consent of any Lender-Related Hedge Provider nor the consent of any Bank Product Provider, in respect of the Hedging Obligations and/or Bank Product Obligations (as applicable) owing to them, shall be required in connection with any releases of any Loan Parties by the Administrative Agent in accordance with this clause (b), and (B) the Payment in Full of all Obligations other than the Obligations owing under this Agreement and the other Loan Documents (including, without limitation, the Payment in Full of all Hedging Obligations and all Bank Product Obligations) shall not be required in connection with any releases of any Loan Parties by the Administrative Agent in accordance with this clause (b)); or (ii) if any such Person (other than (A) Holdings and (B) the Borrower) that is a Guarantor ceases to be a Subsidiary that is not an Excluded Subsidiary as a result of a transaction (or series of related transactions) permitted under this Agreement and the other Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will promptly confirm, in writing, the Administrative Agent’s authority to release its interest in particular types or items of Property, or to release any Loan Party from its Guaranty (in the case of any Guarantor) and other obligations under the Loan Documents to which it is a party (or in respect of which it is otherwise bound) pursuant to this Section 9.12. In each case as specified in this Section 9.12, the Administrative Agent is authorized, at the Borrower’s sole expense, to execute and deliver to the applicable Loan Party such document(s) and/or instrument(s) as such Loan Party may reasonably request in order to evidence the release of such item(s) of Collateral from the Liens granted under the applicable Collateral Documents, or to release such Loan Party from its Guaranty (in the case of any Guarantor) and other obligations under the Loan Documents to which it is a party (or in respect of which it is otherwise bound), in each case of the foregoing, in accordance with the terms of the Loan Documents and this Section 9.12.

The Administrative Agent shall release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the Payment in Full of all of the Obligations owing under this Agreement and the other Loan Documents, (ii) at the time the property subject to such Lien is sold or transferred as part of or in connection with any Asset Sale permitted hereunder or under any other Loan Document to any Person other than a Person required to grant a Lien to the Administrative Agent under the Loan Documents (or, if such transferee is a Person required to grant a Lien to the Administrative Agent on such asset, at the option of the applicable Loan Party, such Lien on such asset may still be released in connection with the transfer so long as (x) the transferee grants a new Lien to the Administrative Agent on such asset substantially concurrently with the transfer of such asset and (y) the priority of the new Lien is the same as that of the original Lien and the Lien of the Secured Parties on such asset is not impaired or otherwise adversely affected by such release and granting of such new Lien as reasonably determined by the Administrative Agent), (iii) subject to Section 11.2(b), if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to the following paragraph, or (v) to the extent (and only for so long as) such property constitutes “Excluded Property”.

The Administrative Agent shall release any Subsidiary that is a Guarantor from its obligations under the Guaranty if (i) such Person ceases to be a Subsidiary of the Borrower or becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder or (ii) subject to Section 11.2(b), if such release is approved, authorized or ratified in writing by the Required Lenders; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of any Junior Financing or any Permitted Refinancing thereof.

Upon the request, and at the sole expense of the Borrower, the Administrative Agent shall deliver such documents as the Borrower may reasonably request to effect or evidence the release of any Lien or any Guaranty pursuant to this Section 9.12.

Section 9.13 Right to Realize on Collateral and Enforce Guarantee. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, each of the Loan Parties, the Administrative Agent, the Issuing Bank, each Lender, and each other Secured Party party hereto hereby agrees that: (i) no Secured Party shall have any right, individually, to realize upon any of the Collateral, or to enforce any obligations under this Agreement, the Notes or any other Loan Document, it being understood and agreed that all powers, rights and remedies under this Agreement, the Notes and the other Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the express terms hereof or thereof; and (ii) in the event of a foreclosure by the Administrative Agent on any or all of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, as agent for, and representative of, the Secured Parties (but not any Lender(s) in its or their respective individual capacities, unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all, or any portion, of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at any such sale or other disposition.

Section 9.14 Secured Hedging Obligations and Bank Product Obligations. No definitive documentation evidencing, or relating to, any Hedging Obligations or Bank Product Obligations (regardless of whether or not constituting Obligations) will create (or be deemed to create) in favor of any Lender-Related Hedge Provider or any Bank Product Provider, respectively, that is a party thereto any rights in connection with the management or release of any Collateral or any obligations of any Loan Party under any of the Loan Documents, except as expressly provided in this Agreement or another Loan Document. By accepting the benefits of the Collateral, each Lender-Related Hedge Provider and each Bank Product Provider shall be deemed to have appointed the Administrative Agent as its agent in accordance with this Article IX and to have agreed to be bound by the Loan Documents as a holder of the Obligations, subject to the limitations set forth in this Section 9.14. Furthermore, it is understood and agreed that each Lender-Related Hedge Provider and each Bank Product Provider, in their capacity as such, shall not have any right to notice of any action, or to consent to, direct or otherwise object to, any action(s) taken, or omission(s) to act, under this Agreement or any other Loan Document or otherwise in respect of any or all of the Collateral (including, without limitation, the release or impairment of any Collateral, or to any notice of, or consent to, any amendment, restatement, amendment and restatement, supplement, replacement, waiver, and/or other written modification of any of the provisions of this Agreement or any other Loan Document), other than in its capacity as a Lender (to the extent applicable), and, in any such case of the foregoing, only to the extent expressly provided in this Agreement and the other Loan Documents.

Section 9.15 Erroneous Payments.

(a) If the Administrative Agent notifies a Lender, the Issuing Bank, any other Secured Party or any other Person(s) who has received funds on behalf of a Lender, the Issuing Bank, or any other Secured Party (any such Person, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after its receipt of any notice delivered pursuant to clause (b) below) that any funds received by such Payment Recipient from the Administrative Agent, or any of its Affiliates, were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, other Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall, at all times, remain the Property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Payment Recipient shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from, and including, the date on which such Erroneous Payment (or portion thereof) was received by such Payment Recipient to, and including, the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice delivered from the Administrative Agent to any Payment Recipient pursuant to this clause (a) shall be conclusive and binding, absent manifest error.

(b) Without limiting anything in the immediately foregoing clause (a), each Lender, the Issuing Bank, each other Secured Party party hereto, and each other Person party hereto who has received funds on behalf of a Lender, the Issuing Bank, or any other Secured Party hereby further agrees that, if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (I) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (II) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (III) that such Lender, Issuing Bank, other Secured Party, or other such recipient(s) otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case of the foregoing:

(i) (A) in any such case of the immediately preceding clauses (b)(I) or (b)(II), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary), or (B) in any such case of the immediately preceding clause (b)(III), an error has been made, in each case of the foregoing clauses (b)(i)(A) and (b)(i)(B), with respect to such payment, prepayment or repayment; and

(ii) such Payment Recipient(s) shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in any event, within one (1) Business Day of its obtaining knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this clause (b).

(c) Each Lender, the Issuing Bank and each other Secured Party party hereto hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, the Issuing Bank or such other Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, the Issuing Bank and/or such other Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with foregoing clause (a), from any Lender, the Issuing Bank, any other Secured Party, or any other Payment Recipient(s) that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on the respective behalf of any of the foregoing) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender, the Issuing Bank, such other Secured Party or such other Payment Recipient(s), as the case may be, at any time: (i) such Lender, the Issuing Bank, such other Secured Party or such other Payment Recipient(s), as the case may be, shall be deemed to have assigned (to the extent it has any such Loans) its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of such Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and such Lender, the Issuing Bank, such other Secured Party or such other Payment Recipient(s), as the case may be, is hereby (together with the Borrower) deemed to have executed and delivered an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to Debtdomain, Intralinks, Syndtrak, or a substantially similar electronic transmission system as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and further, such Lender, the Issuing Bank, such other Secured Party or such other Payment Recipient(s), as the case may be, shall deliver any Notes evidencing any such Loans to the Administrative Agent; (ii) the Administrative Agent, as the assignee Lender, shall be deemed to acquire the Erroneous Payment Deficiency Assignment; (iii) upon such deemed acquisition, the Administrative Agent, as the assignee Lender, shall become a Lender, the Issuing Bank or such other type of Secured Party, as the case may be, hereunder with respect to such Erroneous Payment Deficiency Assignment, and further, the assigning Lender, the Issuing Bank, or such other Secured Party shall cease to be a Lender, the Issuing Bank, or such other Secured Party, as the case may be, hereunder with respect to such Erroneous Payment Deficiency Assignment, but excluding, for the avoidance of doubt, such Person’s obligations under the indemnification provisions of this Agreement and its applicable Commitments, which shall survive as to such assigning Lender, Issuing Bank or other Secured Party; and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and, upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender, Issuing Bank, other Secured Party or other such Payment Recipient(s), as the case may be, shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender, the Issuing Bank, such other Secured Party or such other Payment Recipient(s), as the case may be (and/or against any recipient that receives funds on the respective behalf of any of the foregoing). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or the Issuing Bank, and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all of the rights and interests of the applicable Lender, Issuing Bank, or other Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge, or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent that such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and each party hereto, to the extent constituting a Payment Recipient, hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, waiver of any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 9.15 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, any Lender, the Issuing Bank, or any other Secured Party, the termination of any or all of the Commitments, and/or the repayment, satisfaction or discharge of any or all of the Obligations (or any portion thereof) under any Loan Document.

Article X

THE GUARANTY

Section 10.1 The Guaranty. Each of the Guarantors hereby, jointly and severally, guarantees to the Administrative Agent, each Lender, each Affiliate thereof that provides Bank Products and/or enters into Hedging Transactions with any Loan Party and/or Subsidiary, each Indemnitee, and each other Secured Party as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization, or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that, if any of the Obligations are not Paid in Full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization, or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and further, that, in the case of any extension of time for payment and/or renewal of any of the Obligations, the same shall be promptly Paid in Full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization, or otherwise) in accordance with the terms of such extension and/or renewal.

Notwithstanding any provision to the contrary contained in this Agreement or any other Loan Document, and/or in any other document(s) and/or agreement(s) evidencing or relating to any of the Obligations: (a) the obligations of each Guarantor under this Agreement and the other Loan Documents shall not exceed an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under applicable Debtor Relief Laws or any comparable provisions of any applicable state Laws; and (b) the Obligations of each Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

Section 10.2 Obligations Unconditional. The obligations of the Guarantors under Section 10.1 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents and/or any other document(s) and/or agreement(s) evidencing or relating to any of the Obligations, or any substitution, release, impairment or exchange of any other Guarantee of, or security for, any of the Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any law or regulation or other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 10.2 that the obligations of the Guarantors under this Guaranty shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against any other Loan Party for amounts paid under this Article X until such time as all of the Obligations shall have been Paid in Full. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by applicable Law, the occurrence of any one (1) or more of the following shall not alter or impair the liability of any Guarantor under its Guaranty, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of, or compliance with, any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Loan Documents, and/or in any other document(s) and/or agreement(s) evidencing or relating to any of the Obligations, shall be done or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented and/or amended in any respect, or any right under any of the Loan Documents and/or any other document(s) and/or agreement(s) evidencing or relating to any of the Obligations shall be waived, or any other Guarantee of any of the Obligations, or any security therefor, shall be released, impaired or exchanged, in whole or in part, or otherwise dealt with;

(d) any Lien granted to, or in favor of, the Administrative Agent, or any other Secured Part(y)(ies), as security for any of the Obligations, shall fail to attach or be perfected (as applicable); or

(e) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Loan Party), or shall be subordinated to the claims of any Person (including any creditor of any Loan Party).

With respect to its obligations under its Guaranty or otherwise under this Agreement or any other Loan Document, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, any requirement (whether under any applicable Laws, any Contractual Obligation or otherwise) that the Administrative Agent, any Lender and/or any other Secured Party exhaust any specified right, power or remedy of such Person under this Agreement, any other Loan Document and/or any other document(s) and/or agreement(s) evidencing or relating to any of the Obligations and/or under any other Guarantee of, or security for, any or all of the Obligations, and any requirement (whether under any applicable Laws, any Contractual Obligation or otherwise) that any such Person proceed against (or initiate proceedings against) any other specified Person in respect of any such right, power or remedy.

Section 10.3 Reinstatement. The obligations of each Guarantor under this Article X shall be automatically reinstated if, and to the extent that, for any reason, any payment by, or on behalf of, any Person in respect of the Obligations is rescinded or must be otherwise restored by any Secured Party, whether as a result of application of any Debtor Relief Law, any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify each of the Administrative Agent, each Arranger, each Lender, and each other Secured Party on demand for all reasonable and documented costs and out-of-pocket expenses (including, without limitation, the reasonable and documented fees, charges and disbursements of counsel) incurred by any of the Administrative Agent, the Arrangers, the Lenders, and the other Secured Parties in connection with such rescission or restoration, including, without limitation, any such reasonable and documented costs and out-of-pocket expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

Section 10.4 Certain Additional Waivers. Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 10.2 and through the exercise of rights of contribution pursuant to Section 10.6.

Section 10.5 Remedies. The Guarantors agree that, to the fullest extent permitted by applicable Law, as between the Guarantors, on the one hand, and the Administrative Agent, the Lenders and the other Secured Parties, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 8.1 (and shall be deemed to have become automatically due and payable in the circumstances specified in Section 8.1) for purposes of Section 10.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person, and further, that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 10.1. The Guarantors acknowledge and agree that their respective obligations under their Guaranty are secured in accordance with the terms of the Collateral Documents, and further, that, the Administrative Agent, the Lenders and the other Secured Parties may exercise their remedies thereunder in accordance with the terms thereof.

Section 10.6 Rights of Contribution. The Guarantors agree among themselves that, in connection with payments made under this Agreement, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents, and no Guarantor shall exercise such rights of contribution until all of the Obligations shall have been Paid in Full.

Section 10.7 Guarantee of Payment; Continuing Guarantee. The Guaranty of each Guarantor provided under this Article X is a guarantee of payment and not of collection, is a continuing guarantee, and shall apply to the Obligations whenever arising.

Section 10.8 Keepwell. Each Qualified ECP Guarantor hereby, jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Specified Loan Party to honor all of such Specified Loan Party’s obligations under its Guaranty, this Agreement and the other Loan Documents in respect of Swap Obligations (provided, that, each Qualified ECP Guarantor shall only be liable under this Section 10.8 for the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article X, or otherwise under this Agreement or any other Loan Document, voidable under any applicable Debtor Relief Laws, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 10.8 shall remain in full force and effect until all of the Obligations shall have been Paid in Full, or, with respect to any Guarantor, if earlier, until such Guarantor is released from its Obligations in accordance with Section 9.12. Each Qualified ECP Guarantor intends that this Section 10.8 constitute, and this Section 10.8 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Loan Party for all purposes of Section la(18)(A)(v)(II) of the Commodity Exchange Act.

Article XI

MISCELLANEOUS

Section 11.1 Notices.

(a) Written Notices.

(i) Except in the case of notices and other communications expressly permitted under this Agreement or another Loan Document to be given by telephone or electronic transmission, all notices and other communications to any party to this Agreement or any other Loan Document, in order to be effective, shall be in writing and delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, to the applicable address designated for such Person on Schedule 11.1. Any party to this Agreement or any other Loan Document may change its designated address or telephone or telecopy number (including its designated electronic “e-mail” address, as applicable) for purposes of delivery of notices and other communications under this Agreement or such other Loan Document by providing at least five (5) Business Days prior written notice to each of the other parties to this Agreement or such other Loan Document (as applicable). Furthermore, each Public Lender agrees to cause at least one (1) individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to any Loan Party or its securities for purposes of United States federal or state securities laws.

(ii) Any agreement of the Administrative Agent, the Issuing Bank or any Lender to receive certain notices by telephone, facsimile or other electronic transmission is solely for the convenience, and at the request, of the Borrower. The Administrative Agent, the Issuing Bank and each Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to provide any such notice, and the Administrative Agent, the Issuing Bank and the Lenders shall not have any liability to any Loan Party, any Subsidiary or any other Person(s) on account of any action(s) taken, or not taken, by the Administrative Agent, the Issuing Bank or any Lender(s) in reliance upon any such telephonic, facsimile or other electronically transmitted notice provided. The obligation of the Borrower to repay the Loans and all other Obligations shall not be affected, in any way, or to any extent, by any failure of the Administrative Agent, the Issuing Bank or any Lender(s) to receive written confirmation of any telephonic, facsimile or other electronically transmitted notice, or the receipt by the Administrative Agent, the Issuing Bank or any Lender(s) of a confirmation that is at variance with the terms understood by the Administrative Agent, the Issuing Bank and such Lender(s) to be contained in any such telephonic, facsimile or other electronically transmitted notice.

(b) Electronic Communications.

(i) Notices and other communications to the Lenders and the Issuing Bank provided under this Agreement or any other Loan Document may be delivered or furnished by electronic communication (including, without limitation, e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, that, the foregoing shall not apply to notices to any Lender or the Issuing Bank if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving, or is unwilling to receive, notices by electronic communication. The Administrative Agent and/or the Borrower may, in their discretion, agree to accept notices and other communications provided to any of them under this Agreement or any other Loan Document by electronic communications pursuant to procedures approved by them; provided, that, approval of such procedures may be limited to particular notices or communications.

(ii) Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent electronically to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (B) notices or communications posted to an Internet or intranet website shall be deemed to be received upon the deemed receipt by the intended recipient at its e-mail address, as described in the foregoing clause (b)(ii)(A), of notification that such notice or communication is available, and identifying the website address therefor; provided, that, in each case of the foregoing clauses (b)(ii)(A) and (b)(ii)(B), if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(iii) Each Loan Party agrees that the Administrative Agent and/or any Arranger may, but shall not be obligated to, make the Communications available to the Issuing Bank and the other Lenders by posting the Communications on a Platform.

(iv) THE PLATFORMS USED BY THE ADMINISTRATIVE AGENT ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT, ANY ARRANGER NOR ANY OF THEIR RESPECTIVE RELATED PARTIES REPRESENT OR WARRANT AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE BORROWER MATERIALS OR THE ADEQUACY OF ANY PLATFORM, AND THE ADMINISTRATIVE AGENT, THE ARRANGERS AND EACH OF THEIR RESPECTIVE RELATED PARTIES EXPRESSLY DISCLAIM LIABILITY FOR ERRORS AND/OR OMISSIONS IN THE COMMUNICATIONS AND FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT, ANY ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES IN CONNECTION WITH THE BORROWER MATERIALS, THE COMMUNICATIONS OR ANY PLATFORM. In no event shall the Administrative Agent, any Arranger, or any of their respective Related Parties, have any liability to any Loan Party or Subsidiary, any Lender, the Issuing Bank, or any other Person(s) for any Losses, including, without limitation, direct or indirect, special, incidental and/or consequential damages, losses or expenses, whether or not based on strict liability (whether in tort, contract or otherwise) arising out of any Loan Party’s, the Administrative Agent’s or any Arranger’s transmission of any Borrower Materials through the Internet, except to the extent that such Losses are determined by a court of competent jurisdiction, by a final and non-appealable judgment, to have directly and proximately resulted from the bad faith, gross negligence or willful misconduct of the Administrative Agent, such Arranger or such Related Party or from the material breach by the Administrative Agent of its obligations under this Agreement; provided, that, in no event shall the Administrative Agent, any Arranger, or any of their respective Related Parties, have any liability to any Loan Party or Subsidiary, any Lender, the Issuing Bank, or any other Person(s) for indirect, special, incidental, consequential, and/or punitive damages (as opposed to direct or actual damages) arising out of any Loan Party’s, the Administrative Agent’s or any Arranger’s transmission of Communications (whether through a Platform or otherwise).

(c) Telephonic Notices. Unless otherwise expressly provided in this Agreement or another Loan Document, all notices and/or other communications provided for under this Agreement or any other Loan Document shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, or (if expressly permitted under this Agreement or such other Loan Document, as applicable) sent by telecopier or electronic mail, as follows, and all notices and/or other communications expressly permitted under this Agreement or any other Loan Document to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Loan Party, the Administrative Agent or the Issuing Bank, to the address, telecopier number, electronic mail address or telephone number (as applicable) specified for such Person on Schedule 11.1, or to such other address, telecopier number, electronic mail address or telephone number (as applicable) as shall be designated by such Person in a written notice provided to each of the other parties to this Agreement or such other Loan Document (as applicable) in accordance with this Section 11.1; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number (as applicable) specified for such Lender in its Administrative Questionnaire.

(d) Delivery and Receipt. All such notices and other communications sent to any party to this Agreement or any other Loan Document, in accordance with the terms hereof and/or thereof (as applicable), shall be deemed to be effective as delivered and made upon the earlier to occur of (i) actual receipt by the relevant party hereto or thereto, and (ii) (A) if delivered by hand or by courier, when signed for by, or on behalf of, the relevant party hereto or thereto, (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid, (C) if delivered by facsimile, when both sent and receipt thereof has been confirmed by telephone, and (D) if delivered by electronic mail, to the extent provided in the foregoing clause (b) and effective as provided in such clause (b); provided, that, notices and other communications to the Administrative Agent and the Issuing Bank delivered pursuant to Article II shall not be, or be deemed to be, effective until actually received by such Person. Notwithstanding anything to the contrary in the foregoing of this Section 11.1, in no event shall a voice mail message be, or be deemed to be, effective as a notice, communication and/or confirmation under this Agreement or any other Loan Document.

(e) Law Firm Preparer.

This Agreement was prepared by:	Haynes and Boone, LLP
620 S. Tryon St., Suite 375
Charlotte, NC 28202
	Attn:	Charlie Harris;
David Zhou
	Phone:	980.771.8207; 980.771.8257
	E-mail:	charlie.harris@haynesboone.com; david.zhou@haynesboone.com

Section 11.2 Waiver; Amendments.

(a) Waiver.

(i) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power under this Agreement or any other Loan Document, and no course of dealing between any Loan Party or Subsidiary, on the one hand, and the Administrative Agent, the Issuing Bank or any Lender, on the other hand, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders under this Agreement and the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by applicable Law. No waiver of any provision of this Agreement or of any other Loan Document, nor any consent to any departure by any Loan Party therefrom, shall, in any event, be effective, unless the same shall be permitted by clause (b) below, and then, such waiver or consent shall be effective only in the specific instance, and for the specific purpose, for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had actual or constructive notice, or actual or imputed knowledge, of any such Default or Event of Default at such time.

(ii) Except as otherwise expressly provided in this Agreement, no amendment or waiver of any provision of this Agreement or of any other Loan Document (other than the Fee Letter and any Auto-Borrow Agreement), nor any consent to any departure by any Loan Party therefrom, shall, in any event, be effective, unless the same shall be in writing and signed by each Loan Party and the Required Lenders, or each Loan Party and the Administrative Agent with the consent of the Required Lenders, and then, such amendment, waiver or consent shall be effective only in the specific instance, and for the specific purpose, for which given; provided, that, notwithstanding anything to the contrary in the foregoing, in order to become effective for any purpose, any amendment or waiver of any provision of this Agreement or of any other Loan Document, and any consent to any departure by any Loan Party therefrom, in each case of the foregoing, shall be subject to the requirements set forth in clause (b) below.

(b) Required Consents. Subject to clause (c) below, no amendment, waiver or consent shall:

(i) extend or increase the Commitment of any Lender, in each case of this clause (b)(i), without the written consent of such Lender;

(ii) (A) reduce the principal amount of any Loan or LC Disbursement, (B) reduce the rate of interest thereon, or (C) reduce any fees or other amounts payable under this Agreement or any other Loan Document, in each case of this clause (b)(ii), without the written consent of each Lender affected thereby; provided, that, only the consent of the Borrower and the Required Lenders shall be required to (I) amend the definition of “Default Interest” in Section 2.13(b), or to waive any obligation of the Loan Parties to pay Default Interest with respect to any interest, fees or other amounts owing under this Agreement or any other Loan Document, (II) amend any financial covenant set forth in Article VI (and/or any terms defined in Section 1.1 that are used therein), or (III) amend the definitions of “Consolidated Excess Cash Flow” and/or “Consolidated Excess Cash Flow Percentage” in Section 1.1, or to waive, in whole or in part, any obligation of the Loan Parties to make a mandatory prepayment in accordance with Section 2.12(c), in each case of the foregoing of this proviso, even if the effect of such amendment, waiver or consent would be to reduce the rate of interest on any Loan or LC Disbursement or to reduce the amount of any fee or other amount payable hereunder;

(iii) (A) postpone the date fixed for any payment of any principal (but excluding any mandatory prepayment) of, or interest on, any Loan or LC Disbursement, or interest thereon, or any fees or other amounts under this Agreement or any other Loan Document, or reduce the amount of, waive or excuse any such payment, or (B) postpone the scheduled date for the termination or reduction of any Commitment, in each case of this clause (b)(iii), without the written consent of each Lender affected thereby;

(iv) change the provisions of (A) Section 2.8, Section 2.11, Section 2.12(e), Section 2.12(f) or Section 2.21 in any manner that would alter the pro rata sharing of payments, the pro rata reduction of Commitments, and/or the order of application of funds or proceeds, required thereby, or (B) Section 8.2, in each case of this clause (b)(iv), without the written consent of each Lender;

(v) change any of the provisions of this Section 11.2, the definition of “Required Lenders” in Section 1.1, or any other provision of this Agreement or any other Loan Document specifying the number or percentage of Lenders (whether based on the aggregate outstanding principal amount of Loans of such Lender(s), the amount of aggregate Revolving Credit Exposure and/or any Commitments of such Lender(s), or otherwise) that are required to (A) waive, amend and/or modify any rights under this Agreement or any other Loan Document, or (B) make any determination(s), and/or grant any consent or waiver, under this Agreement or any other Loan Document, in each case of this clause (b)(v), without the written consent of each Lender;

(vi) release the Borrower, or permit the Borrower to assign or transfer any of its respective rights and/or obligations under this Agreement or any other Loan Document to which it is a party, in each case of this clause (b)(vi), without the written consent of each Lender;

(vii) (A) release all, or substantially all, of the Guarantors, or (B) limit the liability of such Guarantors under Article X or under any other guaranty agreement Guaranteeing the Obligations, in each case of this clause (b)(vii), without the written consent of each Lender;

(viii) release all, or substantially all, of the Collateral securing any of the Obligations, in each case of this clause (b)(viii), without the written consent of each Lender; or

(ix) subordinate, or have the effect of subordinating, in whole or in part, (A) any of the Liens in favor of the Administrative Agent, for the benefit of the Secured Parties, securing any or all of the Obligations to any Liens securing any Indebtedness, or (B) any of the Obligations in contractual right of payment to any Indebtedness, in each case of the foregoing clauses (b)(ix)(A) and (b)(ix)(B), other than as expressly permitted or contemplated by this Agreement and the other Loan Documents as each are in effect on the Closing Date, in each case of the foregoing of this clause (b)(ix), without the written consent of each Lender affected thereby;

provided, further, that, no such amendment, waiver or consent shall, in any event, amend, modify or otherwise affect the respective rights, duties or obligations of the Administrative Agent, the Swingline Lender or the Issuing Bank, in any such case of the foregoing, without the prior written consent of such Person.

(c) Notwithstanding anything to the contrary in the foregoing of this Section 11.2 or elsewhere in this Agreement or any other Loan Document:

(i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent under this Agreement or any other Loan Document, except that the Commitments of such Lender may not be increased or extended, and amounts payable to such Lender under this Agreement or any other Loan Document (including, without limitation, in respect of Loans and/or Letters of Credit) may not be permanently reduced, in each case of the foregoing of this clause (c)(i), without the written consent of such Lender (other than reductions in fees and interest in which such reduction does not disproportionately affect such Lender);

(ii) this Agreement may be amended: (A) pursuant to an Incremental Facility Agreement effected in accordance with Section 2.23(b); (B) to effect Conforming Changes in accordance with Section 2.13(e); and (C) in connection with the implementation of a Benchmark Replacement and/or any related Conforming Changes, all as provided in Section 2.16;

(iii) this Agreement and any other Loan Document may be amended, restated or amended and restated, without the consent of any Lender (but with the written consent of the Borrower and the Administrative Agent), if, upon giving effect to such amendment, restatement or amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended, restated or amended and restated, as the case may be), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Section 2.18, Section 2.19, Section 2.20 and Section 11.3), such Lender shall have no other commitment or other obligation under this Agreement or any other Loan Document, and such Lender shall have been Paid in Full all principal, interest and other amounts constituting Obligations owing to it, or accrued for its account, under this Agreement and the other Loan Documents;

(iv) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth in this Agreement;

(v) the Required Lenders shall determine whether or not to allow a Loan Party to use Cash Collateral in the context of a bankruptcy or insolvency proceeding, and such determination shall be binding on all of the Lenders;

(vi) the Fee Letter and any Auto-Borrow Agreement may be amended, or any rights and/or privileges thereunder waived, in a writing executed only by the parties thereto;

(vii) the consent of any Loan Party shall not be required for any amendment, modification or waiver to or of the provisions of Article IX (other than the provisions of Section 9.7 or Section 9.12), so long as such amendment, modification or waiver does not adversely affect the rights of the Loan Parties in any material respect;

(viii) the Loan Parties and the Administrative Agent, without the consent of any Lender, may enter into any amendment, modification or waiver to or of any Loan Document, or enter into any new document(s), agreement(s) and/or instrument(s), in any such case of the foregoing, to effect the granting, perfection, protection, expansion and/or enhancement of any security interest in any Collateral, or any additional Property to become Collateral, for the benefit of the Secured Parties, or as required by local law in order to give effect to, or protect any security interest for the benefit of the Secured Parties, in any Property, or so that the security interests therein comply with applicable Law; and

(ix) if, following the Closing Date, the Administrative Agent and the Borrower shall have jointly identified an inconsistency, defect, mistake, obvious error, ambiguity, or omission or oversight of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then, the Administrative Agent and the Loan Parties shall be permitted to amend such provision, and such amendment shall become effective without any further action or consent of any other party to any Loan Documents.

Section 11.3 Expenses; Indemnification; Damage Waiver.

(a) Expenses. The Loan Parties, on a joint and several basis, shall pay: (i) all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent, the Arrangers and their respective Affiliates, including, without limitation, the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent, the Arrangers and their respective Affiliates (but limited, in the case of such fees, charges and disbursements of counsel, to the reasonable and documented fees, charges and disbursements of (A) one (1) primary external counsel for the Administrative Agent, the Arrangers and their respective Affiliates, taken as a whole, and (B) if deemed reasonably necessary by the Administrative Agent, (I) one (1) special and/or one (1) local counsel to the Administrative Agent, the Arrangers and their respective Affiliates, taken as a whole, in each applicable material jurisdiction, and (II) in the event of any actual or potential conflict of interest, (x) one (1) additional primary external counsel to each group of similarly-situated Persons, taken as a whole, (y) one (1) additional local counsel to each group of similarly-situated Persons, taken as a whole, in each applicable material jurisdiction and (z) one (1) additional special counsel to each group of similarly-situated Persons, taken as a whole, in each applicable material jurisdiction), in connection with the arrangement and/or syndication of the credit facilities described in this Agreement, the preparation and administration of the Loan Documents and any amendments, restatements, amendments and restatements, supplements, extensions, increases, renewals and/or other modifications or waivers hereof or thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated); (ii) all reasonable and documented out-of-pocket costs and expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal and/or extension of any Letter of Credit, or any demand for payment thereunder; and (iii) all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent, any Arranger, the Issuing Bank and any Lender, including, without limitation, the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent, any Arranger, the Issuing Bank and any Lender (but limited, in the case of such fees, charges and disbursements of counsel, to the reasonable and documented fees, charges and disbursements of (A) one (1) primary external counsel for the Administrative Agent, the Arrangers, the Issuing Bank and the Lenders, taken as a whole, and (B) if deemed reasonably necessary by the Administrative Agent, (I) one (1) special and/or one (1) local counsel to the Administrative Agent, the Arrangers, the Issuing Bank and the Lenders, taken as a whole, in each applicable jurisdiction, and (II) in the event of any actual or potential conflict of interest, (x) one (1) additional primary external counsel to each group of similarly-situated Persons, taken as a whole, (y) one (1) additional local counsel to each group of similarly-situated Persons, taken as a whole, in each applicable material jurisdiction and (z) one (1) additional special counsel to each group of similarly-situated Persons, taken as a whole, in each applicable material jurisdiction), in connection with the enforcement and/or protection of their respective rights in connection with this Agreement and the other Loan Documents, including, without limitation, any of their respective rights under this Section 11.3, or in connection with any Loans made or any Letters of Credit issued under this Agreement, including, without limitation, all such reasonable and documented costs and out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification. The Loan Parties, on a joint and several basis, shall indemnify each of the Administrative Agent (and any sub-agent thereof), each Arranger, each Lender and the Issuing Bank, each Affiliate of each of the foregoing Persons, and each Related Party of each of the foregoing Persons (each such Person and Related Party, individually, an “Indemnitee”, and taken together, the “Indemnitees”), against, and hold each Indemnitee harmless from, any and all losses, claims (whether valid or not), damages, liabilities, penalties, charges, actions, judgments, suits, costs, expenses and disbursements of any kind or nature (collectively, “Losses”), including, without limitation, the reasonable and documented fees, charges and disbursements of counsel for any Indemnitee (but limited, in the case of such fees, charges and disbursements of counsel, to the reasonable and documented fees, charges and disbursements of (A) one (1) primary external counsel for the Indemnitees, taken as a whole, and (B) if deemed reasonably necessary by the Administrative Agent, (I) one (1) special and/or one (1) local counsel to the Indemnitees, taken as a whole, in each applicable jurisdiction, and (II) in the event of any actual or potential conflict of interest, (x) one (1) additional primary external counsel to each group of similarly-situated Persons, taken as a whole, (y) one (1) additional local counsel to each group of similarly-situated Persons, taken as a whole, in each applicable material jurisdiction and (z) one (1) additional special counsel to each group of similarly-situated Persons, taken as a whole, in each applicable material jurisdiction) and settlement costs, whether incurred by any Indemnitee or asserted against any Indemnitee by the Borrower, any other Loan Party or any other Person, in each case of the foregoing, arising out of or in connection with, or incurred or asserted (as the case may be) as a result of, (i) the execution and/or delivery of this Agreement, any other Loan Document, any other Related Transaction Documents, or any other agreement(s) and/or instrument(s) contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, or the consummation of any or all of the Related Transactions, (ii) any Loan or Letter of Credit, or any actual or proposed use of proceeds therefrom (including, without limitation, any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any Property owned or operated by any Loan Party or Subsidiary, or any actual or alleged Environmental Liability related in any way to any Loan Party or Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third-party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto; provided, that, the indemnity provided pursuant to this clause (b) shall not, as to any Indemnitee, be available to the extent that such Losses (A) are determined by a court of competent jurisdiction in a final, non-appealable judgment to have directly and proximately resulted from (I) the gross negligence, bad faith or willful misconduct of such Indemnitee (including any Related Party of such Indemnitee), or (II) the material breach in bad faith by such Indemnitee of its obligations under this Agreement and the other Loan Documents, or (B) directly and proximately result from claim(s) not involving any act(s) or omission(s) of any Loan Party or Subsidiary that are brought by one (1) or more Indemnitees against one (1) or more other Indemnitees (other than any such claims brought against any Arranger, the Administrative Agent and/or the Issuing Bank in their respective capacities as such). Notwithstanding anything to the contrary in the foregoing, this clause (b) shall not apply with respect to Taxes, other than any Taxes that represent Losses arising from any non-Tax claim.

(c) Lender Backstop. To the extent that the Loan Parties, for any reason, fail to pay any amount required to be paid by it pursuant to the foregoing clauses (a) and (b) to the Administrative Agent (or any sub-agent thereof), the Issuing Bank, the Swingline Lender, or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Bank, the Swingline Lender or such Related Party, as the case may be, such Lender’s Pro Rata Share (in each case, determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by, or asserted against, the Administrative Agent (or any such sub-agent thereof), the Issuing Bank or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Issuing Bank or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of this Agreement that provide that their obligations are several in nature, and not joint and several.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Indemnitee nor any Loan Party or Subsidiary shall assert, and each Indemnitee and each Loan Party and Subsidiary party hereto hereby expressly waives, any claim(s) against any Loan Party and Subsidiary and any Indemnitee, as applicable, on any theory of liability (whether contract, tort or otherwise), for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with, or as a result of (the execution or consummation of, or any performance under, as applicable), this Agreement, any other Loan Document, any other Related Transaction Document, any other document(s), agreement(s) and/or instrument(s) contemplated hereby or thereby, any of the Related Transactions, or any Loan or Letter of Credit or any actual or proposed use of proceeds thereof; provided, that, nothing in this clause (d) shall relieve any Loan Party of any obligation that it may have to indemnify any Indemnitee against any special, indirect, consequential and/or punitive damages (as opposed to actual or direct damages) asserted against such Indemnitee by a third-party.

(e) Timing of Payments. All amounts due under this Section 11.3 shall be payable promptly and, in any event, within ten (10) Business Days after written demand therefor (including, without limitation, delivery of copies of applicable invoices, if any).

(f) Survival. The provisions of this Section 11.3 shall survive the resignation and/or replacement of the Administrative Agent, the Issuing Bank, the Swingline Lender and/or any Lender and/or the Payment in Full of any or all of the Obligations.

Section 11.4 Successors and Assigns.

(a) Restriction. The provisions of this Agreement and the other Loan Documents shall be binding upon, and inure to the benefit of, the parties hereto and thereto (as applicable) and their respective successors and permitted assigns; provided, that, (i) no Loan Party may assign, or otherwise transfer, any of its respective rights and/or obligations under this Agreement or any other Loan Document without the prior written consent of the Administrative Agent and each Lender except pursuant to a transaction otherwise permitted under Section 7.3, and (ii) no Lender may assign, or otherwise transfer, any of its respective rights and/or obligations under this Agreement or any other Loan Document, except (A) to an assignee in accordance with the provisions of clause (b) below, (B) by way of participation in accordance with the provisions of clause (d) below, or (C) by way of pledge or assignment of a security interest subject to the restrictions set forth in clause (e) below (and any other attempted assignment or transfer by any such party shall be null and void). Nothing in this Agreement or any other Loan Document, expressed or implied, shall be construed to confer upon any Person (other than the parties to this Agreement and the other Loan Documents, their respective successors and permitted assigns, Participants solely to the extent provided in clause (d) below, and, to the extent expressly contemplated by this Agreement, the Related Parties of the Administrative Agent and each Lender) any legal or equitable right, remedy or claim under, or by reason of, this Agreement or any other Loan Document.

(b) Assignments by Lenders. Any Lender may, at any time, assign to one (1) or more assignees all, or a portion, of its rights and/or obligations under this Agreement and the other Loan Documents (including all, or a portion, of its Commitments, Loans, and other Revolving Credit Exposure at the time owing to it); provided, that, any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments, Loans and other Revolving Credit Exposure at the time owing to it (in each case, with respect to any credit facility) or contemporaneous assignments to Approved Funds that equal at least the amounts specified in clause (b)(i)(B) below in the aggregate, or, in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in the foregoing clause (b)(i)(A), the aggregate amount of the Commitment (which, for this purpose, includes Loans and Revolving Credit Exposure outstanding thereunder) or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loans and Revolving Credit Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is executed and delivered to the Administrative Agent, or, if a “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than Two Million Dollars ($2,000,000) (or, if less, the entire amount of the assigning Lender’s Revolving Commitment and/or portion of the assigned Revolving Loans), in the case of any assignment in respect of any Revolving Commitments and/or Revolving Loans, or Two Million Dollars ($2,000,000) (or, if less, the entire amount of the assigning Lender’s Term Loan Commitment of the applicable Class and/or portion of the assigned Term Loan(s)), in the case of any assignment in respect of any Term Loan Commitments and/or Term Loans, and, in any such case of the foregoing, if in a greater amount, in an integral multiple of Five Hundred Thousand Dollars ($500,000) in excess thereof, unless, in any such case of the foregoing, each of the Administrative Agent and, so long as no Event of Default shall have occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld, conditioned or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, other Revolving Credit Exposure or the Commitments assigned; provided, that, this clause (b)(ii) shall not prohibit any Lender from assigning all, or any portion, of its rights and/or obligations among separate Classes of Commitments, and/or separate Classes of Loans, on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by the foregoing clause (b)(i)(B), and, in addition, the written consent of:

(A) the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required (subject to the last sentence of this clause (b)), unless (I) an Event of Default has occurred and is continuing at the time of such assignment, or (II) such assignment is to a Lender, an Affiliate of a Lender, or an Approved Fund of such Lender; provided, that, the Borrower shall be deemed to have consented to any such assignment, unless it shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B) the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for: (I) any assignment to any Person that is not a Lender, an Affiliate of a Lender, or an Approved Fund of a Lender; and (II) any assignment by a Defaulting Lender;

(C) the Issuing Bank (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment: (I) in respect of the Revolving Commitments; or (II) that increases the obligation of the assignee to participate in exposure under one (1) or more Letters of Credit (whether or not then outstanding); and

(D) the Swingline Lender (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment: (I) in respect of the Revolving Commitments; or (II) that increases the obligation of the assignee to participate in exposure under one (1) or more Swingline Loans.

(iv) Assignment and Assumption. The parties to each assignment (including, in any event, the assignor and assignee) shall: (A) execute and deliver to the Administrative Agent (I) a duly executed Assignment and Assumption, (II) an Administrative Questionnaire, unless the assignee is already a Lender, and (III) the documents required under Section 2.20(g), as applicable; (B) pay to the Administrative Agent a processing and recordation fee in an amount of Three Thousand Five Hundred Dollars ($3,500) (unless waived, in whole or in part, by the Administrative Agent in its discretion).

(v) No Assignment to Certain Persons. No such assignment shall be made, in any event, to: (A) any Loan Party, or to any Subsidiary or Affiliate of any Loan Party; (B) any Defaulting Lender or any Subsidiary of a Defaulting Lender; (C) a natural person (or to a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of, a natural person); or (D) any other Person who, upon becoming a Lender, would constitute any of the foregoing Persons described in the foregoing of this clause (b)(v).

(vi) Certain Additional Payments. In connection with any assignment of rights and/or obligations of any Defaulting Lender under this Agreement or any other Loan Document, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to such assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including, without limitation, funding, with the consent of the Loan Parties and the Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to: (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank, the Swingline Lender, and each other Lender under this Agreement (and interest accrued thereon); and (B) acquire (and fund as appropriate) its full Pro Rata Share of all Loans and participations in Letters of Credit and Swingline Loans. Notwithstanding anything to the contrary in the foregoing, in the event that any assignment of rights and/or obligations of any Defaulting Lender under this Agreement or any other Loan Document shall become effective under applicable Law without compliance with the provisions of this clause (b)(vi), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement and the other Loan Documents until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) below, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, shall have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement and the other Loan Documents (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto (and thereto, as applicable)), but shall continue to be entitled to the benefits of Section 2.18, Section 2.19, Section 2.20 and Section 11.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party under this Agreement or any other Loan Document arising from such Lender’s having been a Defaulting Lender. The Borrower shall execute and deliver on request, at its own expense, Notes to the assignee evidencing the interests taken by way of assignment under this Agreement or any other Loan Document. Any assignment or transfer by a Lender of rights and/or obligations under this Agreement or any other Loan Document that does not comply with this clause (b) shall be treated, for purposes of this Agreement and the other Loan Documents, as a sale by such Lender of a participation in such rights and/or obligations in accordance with clause (d) below.

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one (1) of its offices in the United States, a copy of each Assignment and Assumption delivered to it, and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and Revolving Credit Exposure owing to, each Lender pursuant to the terms of this Agreement from time to time (the “Register”). The entries in the Register shall be conclusive and binding absent manifest error, and the Borrower, the Administrative Agent, and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms of this Agreement as a Lender for all purposes of this Agreement and the other Loan Documents. Information contained in the Register with respect to any Lender shall be available for inspection by such Lender at any reasonable time, and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrower at any reasonable time, and from time to time upon reasonable prior notice. In establishing and maintaining the Register, the Administrative Agent shall serve as the Borrower’s agent solely for tax purposes, and solely with respect to the actions described in this Section 11.4, and the Loan Parties hereby agree that, to the extent that Truist serves in such capacity, Truist and its Related Parties shall constitute “Indemnitees”.

(d) Participations.

(i) Generally. Any Lender may, at any time, without the consent of, or notice to, any Loan Party, the Administrative Agent, the Swingline Lender or the Issuing Bank, sell participations to any Person (other than, in any event, to (I) any Loan Party, or to any Subsidiary or Affiliate of any Loan Party, (II) any Defaulting Lender or any Subsidiary of a Defaulting Lender, or (III) any natural person (or to any holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of, a natural person)) (each, a “Participant”) in all, or a portion, of such Lender’s respective rights and/or obligations under this Agreement (including all, or a portion, of its Commitment(s) and/or the Loan(s) owing to it), provided, that: (A) such Lender’s respective obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties to this Agreement for the performance of such obligations; and (C) the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s respective rights and obligations under this Agreement and the other Loan Documents.

(ii) Content. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and any other Loan Documents to which it is a party (subject, in any event, to Section 9.13) and to approve any amendment, restatement, amendment and restatement, supplement, increase, extension, refinancing, renewal, replacement, and/or other modification to, and/or waiver of, any provision of this Agreement and/or any other Loan Document, provided, that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, restatement, amendment and restatement, supplement, increase, extension, refinancing, renewal, replacement, and/or other modification or waiver described in Section 11.2(b) that, in any such case, directly affects such Participant.

(iii) Benefits and Obligations.

(A) Subject to clause (d)(iii)(B) below, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.18, Section 2.19, and Section 2.20 (subject to the requirements and limitations therein, including the requirements under Section 2.20(g)) to the same extent as if it were a “Lender” and had acquired its interest by assignment pursuant to the foregoing clause (b); provided, that, such Participant agrees to be subject to the provisions of Section 2.24 and Section 2.25, as if it were a Lender.

(B) A Participant shall not be entitled to receive any greater payment under Section 2.18 or Section 2.20, with respect to any participation, than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.20 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with Section 2.20(c) and Section 2.20(f) as though it were a Lender.

(iv) Participant Register. To the extent permitted by applicable Law, each Participant shall also be entitled to the benefits of Section 11.7 as though it were a “Lender”; provided, that, such Participant agrees to be subject to Section 2.21 as though it were a “Lender”. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register at one (1) of its offices in the United States on which it enters the name(s) and address(es) of each Participant, and the principal amount(s) (and stated interest) of each Participant’s interest in the Commitments, Loans and/or Revolving Credit Exposure under the Loan Documents (the “Participant Register”); provided, that, no Lender shall have any obligation to disclose all, or any portion, of the Participant Register (including, without limitation, the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans and/or Revolving Credit Exposure under any Loan Document) to any Person, except to the extent that such disclosure is necessary to establish that such Commitment, Loan and/or Revolving Credit Exposure is in registered form under Sections 5f.103–1(c) and 1.871-14(c) of the U.S. Treasury Regulations. The entries in the Participant Register shall be conclusive and binding absent manifest error, and the Loan Parties and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation interest for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary. The Borrower and the Administrative Agent shall have inspection rights to such Participant Register (upon reasonable prior notice to the applicable Lender) solely for purposes of demonstrating that such Loans or other obligations under the Loan Documents are in “registered” form for purposes of the Code. For the avoidance of doubt, the Administrative Agent shall have no responsibility for maintaining a Participant Register.

(e) Pledge or Assignment of Security Interest. Any Lender may, at any time, pledge or assign a security interest in all, or any portion, of its rights under this Agreement or any other Loan Document to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 11.4 shall not apply to any such pledge or assignment of a security agreement; provided, that, no such pledge or assignment shall release such Lender from any of its obligations under this Agreement or any other Loan Document, or substitute any such pledgee or assignee for such Lender as a party hereto or thereto.

Section 11.5 Governing Law; Jurisdiction; Venue; Consent to Service of Process.

(a) Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of, or relating to, this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein to the contrary), and the transactions contemplated hereby and thereby, shall be construed in accordance with, and be governed by, the Laws of the State of New York.

(b) Jurisdiction. Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its respective Property, to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York, and of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and of any appellate court from any thereof, in any action or proceeding arising out of, or relating to, this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties to this Agreement hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such District Court or New York state court, or, to the extent permitted by applicable Law, such appellate court. Each of the parties to this Agreement agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party, or any of its respective Property, in the courts of any jurisdiction.

(c) Venue. Each party to this Agreement irrevocably and unconditionally waives any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in the foregoing clause (b), and brought in any court referred to, in the foregoing clause (b). Each of the parties to this Agreement irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Consent to Service of Process. Each party to this Agreement irrevocably consents to the service of process in the manner provided for delivery of notices in Section 11.1. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

Section 11.6 WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER RELATED TRANSACTION DOCUMENT, ANY OF ALL OF THE RELATED TRANSACTIONS, OR ANY OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY OF LIABILITY). EACH PARTY HERETO: (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.6.

Section 11.7 Right of Set-off. In addition to any rights now or hereafter granted under applicable Law, and not by way of limitation of any such rights, each Lender and the Issuing Bank shall have the right, at any time or from time to time, upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable Law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of any Loan Party at any time held at such Lender or the Issuing Bank (as applicable), or other obligations at any time owing by such Lender or the Issuing Bank (as applicable) to, or for the credit or the account of, a Loan Party, in each case, against any and all Obligations held by such Lender or the Issuing Bank, as the case may be, irrespective of whether such Lender or the Issuing Bank shall have made demand hereunder and although such Obligations may be unmatured; provided, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set-off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.26(b), and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed to be held in trust for the benefit of the Administrative Agent, the Issuing Bank and the Lenders, and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off. Each Lender and the Issuing Bank agree to promptly notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender or the Issuing Bank (as the case may be); provided, that, the failure of any such Person to give such notice shall not affect the validity of such set-off and application. Each Lender and the Issuing Bank agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Loan Parties and Subsidiaries to such Lender or the Issuing Bank.

Section 11.8 Electronic Execution; Counterparts.

(a) Electronic Execution. Each of the parties hereto hereby agrees that: (i) the electronic signature of any party to this Agreement or to any other Loan Document shall be as valid as an original “wet” signature of such party thereto, and further, that such signature shall be effective to bind such party to this Agreement or to such other Loan Document, as applicable; and (ii) any electronically signed document (including, without limitation, this Agreement and each other Loan Document) shall be deemed to (A) be “written” or “in writing”, (B) have been signed, (C) constitute a record established and maintained in the ordinary course of business, and (D) constitute an original written record when printed from electronic files. Such paper copies or “printouts”, if introduced as evidence in any judicial, arbitral, mediation or administrative proceeding, will be admissible as between the parties to the same extent, and under the same conditions, as other original business records created and maintained in documentary form. None of the parties hereto shall contest the admissibility of true and accurate copies of electronically signed documents on the basis of the best evidence rule or as not satisfying the business records exception to the hearsay rule. For purposes of this Section 11.8: (I) “electronic signature” shall mean a manually-signed original signature that is then transmitted by electronic means; (II) “transmitted by electronic means” shall mean sent in the form of a facsimile or sent via the internet as a “.pdf” (portable document format) or other replicating image attached to an e-mail message; and (III) “electronically signed document” shall mean a document transmitted by electronic means and containing, or to which there is affixed, an electronic signature.

(b) Counterparts. This Agreement and each other Loan Document may be executed by one (1) or more of the parties to this Agreement or such other Loan Document (as the case may be) on any number of separate counterparts, and all of said counterparts shall, taken together, be deemed to constitute one (1) and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement, or any other Loan Document, by facsimile transmission or any other electronic mail in “.pdf” format, shall be as effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document.

Section 11.9 Survival. All covenants, agreements, representations and warranties made by each Loan Party in this Agreement, in the other Loan Documents and in any certificate(s), report(s), notice(s) and/or other instrument(s) delivered in connection with, or pursuant to, this Agreement or any other Loan Document, shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of any Loans and the issuance of any Letters of Credit, regardless of any investigation made by any such other party, or on its behalf, and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had actual or constructive notice, or actual or imputed knowledge, of any Default or Event of Default, or of any incorrect representation or warranty, at the time any credit is extended hereunder; and further, such covenants, agreements, representations and warranties shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee, or any other amount payable under this Agreement, is outstanding and unpaid, or any Letter of Credit is outstanding, and so long as the Commitments shall not have expired or been terminated. The provisions of Section 2.18, Section 2.19, Section 2.20, Section 11.3, Article IX, and the last sentence of the second (2nd) paragraph of the definition of “Applicable Margin” in Section 1.1, in each case of the foregoing, shall survive and remain in full force and effect regardless of the consummation of the Related Transactions and/or any other transaction(s) contemplated by this Agreement or any of the other Loan Documents, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments, and/or the termination of this Agreement and/or any of the other Loan Documents (or of any provision(s) hereof or thereof). All representations and warranties made in this Agreement or in any of the other Loan Documents, or in any certificate(s), report(s), notice(s) and/or other document(s) delivered in connection with, or pursuant to, this Agreement or any other Loan Document, in each case of the foregoing, shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and the issuance of any Letters of Credit.

Section 11.10 Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and further, the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.11 Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to take normal and reasonable precautions to maintain the confidentiality of the Information, provided, that, Information may be disclosed:

(a) to any Related Party of the Administrative Agent, the Issuing Bank or any Lender, including, without limitation, accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential);

(b) to the extent required or requested by any regulatory agency or authority purporting to have jurisdiction over such Person or any of its Related Parties (including any self-regulatory authority, such as the U.S. National Association of Insurance Commissioners);

(c) to the extent required by applicable Law or by any subpoena or similar compulsory legal process;

(d) to any other party to this Agreement or any other Loan Document;

(e) to the extent that such Information becomes: (i) publicly available, other than as a result of a breach of this Section 11.11; or (ii) available to the Administrative Agent, any Lender, the Issuing Bank, or any Related Party of any of the foregoing, in each case, on a non-confidential basis from a source (other than a Loan Party or Subsidiary) that is not known by such Person to be subject to an applicable confidentiality restriction in respect thereof in favor of any Loan Party or Subsidiary;

(f) in connection with the exercise of any remedies under this Agreement and/or any other Loan Document, or in connection with any suit, action or proceeding relating to this Agreement and/or any other Loan Document, and/or the enforcement of any rights hereunder or thereunder;

(g) subject to an agreement containing provisions substantially the same as those set forth in this Section 11.11, to: (i) any assignee of or Participant in, or any prospective assignee of or Participant in (including, for purposes hereof, any new lenders invited to join hereunder on an increase in the Loans and/or Commitments, whether by exercise of an accordion, by way of amendment or otherwise), any of its respective rights and/or obligations under this Agreement and/or any other Loan Document to which it is a party; or (ii) any actual or prospective party (or any of its Related Parties) to any swap, derivative or other similar transaction under which payments are to be made by reference to any Loan Party and/or any of their respective Obligations, this Agreement, and/or any payment(s) hereunder;

(h) on a confidential basis, to: (i) any rating agency in connection with rating any Loan Party or Subsidiary, or the credit facilities described in this Agreement; or (ii) the CUSIP Service Bureau or any similar agency or organization in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities described in this Agreement;

(i) for purposes of establishing a “due diligence” defense; or

(j) with the consent of the Borrower.

Notwithstanding anything to the contrary in the foregoing sentence, any Person required to maintain the confidentiality of any Information as provided for in this Section 11.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information. In the event of any conflict between the terms of this Section 11.11 and those of any other Contractual Obligation entered into with any Loan Party or Subsidiary (whether or not a Loan Document, including, without limitation, any confidentiality agreement, any non-disclosure agreement, or any other similar agreement between any Loan Party or Subsidiary, on the one hand, and the Administrative Agent and/or any Lender, on the other hand), the terms of this Section 11.11 shall govern. Notwithstanding anything to the contrary in the foregoing, any Arranger may, at its expense, place customary tombstone announcements and advertisements, or otherwise publicize its engagement hereunder (which may include the reproduction of any Loan Party’s name, logo, and/or other publicly available information) in financial and other newspapers and journals and marketing materials describing its services hereunder, and the Loan Parties consent in advance to any such publication. Further, any Arranger may provide to market data collectors and industry trade organizations information related to the type of, purpose of, and parties to the credit facilities established hereunder, together with such other information necessary and customary for inclusion in league table measurements.

Section 11.12 Integration. This Agreement, the Fee Letter, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Administrative Agent, the Arrangers and/or any of their respective Affiliates, taken together, constitute the entire agreement among the parties hereto and thereto and their respective Affiliates regarding the subject matters hereof and thereof, and supersede all prior agreements and understandings, oral or written, regarding such subject matters.

Section 11.13 Interest Rate Limitation. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, if, at any time, the interest rate applicable to any Loan, together with all fees, charges and other amounts that may be treated as interest on such Loan under applicable Law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable Law, then the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate, and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan, but were not payable as a result of the operation of this Section 11.13, shall be cumulated, and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment (to the extent permitted by applicable Law), shall have been received by such Lender.

Section 11.14 Waiver of Effect of Corporate Seal. Each Loan Party hereby: (a) represents and warrants to the Administrative Agent and each of the Lenders that neither it, nor any other Loan Party, is required, pursuant to its Organization Documents or any applicable Law, to affix its corporate (or analogous) seal to this Agreement or any other Loan Document to which it is a party; (b) agrees that this Agreement and each other Loan Document to which it is a party is delivered by such Loan Party to the Administrative Agent and each of the Lenders under seal; and (c) waives any shortening of the statute of limitations that may result from not affixing any such corporate (or analogous) seal to this Agreement or any other Loan Document.

Section 11.15 Patriot Act; Beneficial Ownership Regulation. The Administrative Agent and each Lender subject to the Patriot Act and/or the Beneficial Ownership Regulation, as the case may be, hereby notifies the Loan Parties that: (a) pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act; and (b) pursuant to the Beneficial Ownership Regulation, it is required to obtain a Beneficial Ownership Certification with respect to the Borrower.

Section 11.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each Related Transaction (including, without limitation, in connection with any amendment, restatement, amendment and restatement, supplement, increase, extension, waiver, and/or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and/or the Lenders are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (ii) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each Loan Party is capable of evaluating and understanding, and fully understands and voluntarily accepts, the terms, risks and conditions of each of the Related Transactions and of the Loan Documents; (b) (i) each of the Administrative Agent, the Arrangers, and the Lenders is, and has been, acting solely as a principal, and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for any Loan Party, any of their respective Affiliates, or any other Person, and (ii) none of the Administrative Agent, any Arranger or any Lender has any obligation to any Loan Party, or any of their respective Affiliates, with respect to any of the Related Transactions, except those obligations expressly set forth in this Agreement and the other Loan Documents; and (c) the Administrative Agent, the Arrangers, the Lenders, and each of their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Administrative Agent, the Arrangers or the Lenders has any obligation to disclose any of such interests to any Loan Party or any of their respective Affiliates. To the fullest extent permitted by applicable Law, each Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, each Arranger, and each Lender with respect to any breach, or alleged breach, of agency or fiduciary duty in connection with any aspect of any of the Related Transactions.

Section 11.17 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding by or among any of such parties hereto or thereto, each party hereto acknowledges and agrees that any liability of any Lender (including any successor) that is an Affected Financial Institution arising under any Loan Document, to the extent that such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority, and each party hereto agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any Lender (or any successor) that is an Affected Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable, (i) a reduction, in full or in part, or cancellation of any such liability, (ii) a conversion of all, or a portion, of such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to, or otherwise conferred on, it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document, or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 11.18 Certain ERISA Matters.

(a) Each Lender (I) represents and warrants, as of the date on which such Person became a Lender party hereto, to, and (II) covenants, from, and including, the date on which such Person became a Lender party hereto to, and including, the date on which such Person ceases being a Lender party hereto, in each case of the foregoing clauses (a)(I) and (a)(II), for the benefit of, the Administrative Agent, the Arrangers, and each of their respective Affiliates, and not, for the avoidance of doubt, to, or for the benefit of, any Loan Party or Subsidiary, that at least one (1) of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR §–2510.3–101, as modified by Section 3(42) of ERISA or otherwise) of one (1) or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and/or performance of its respective obligations under, or in connection with, any of the Loans, the Letters of Credit, the Commitments and/or this Agreement;

(ii) the transaction exemption set forth in one (1) or more PTEs, such as PTE 84–14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95–60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90–1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91–38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96–23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of, and/or performance of its respective obligations under, or in connection with, any of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84–14); (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer, and perform its respective obligations under, or in connection with, the Loans, the Letters of Credit, the Commitments and this Agreement; (C) the entrance into, participation in, administration of, and performance of its respective obligations under, or in connection with, the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84–14; and (D) to the best knowledge of any Responsible Officer of such Lender, the requirements of sub-section (a) of Part I of PTE 84–14 are satisfied with respect to such Lender’s entrance into, participation in, administration of, and performance of its respective obligations under, or in connection with, the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv) such other applicable representations, warranties and covenants as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either the foregoing clause (a)(i) is true with respect to a Lender or such Lender has provided other applicable representations, warranties and covenants in accordance with the foregoing clause (a)(iv), such Lender further (I) represents and warrants, as of the date on which such Person became a Lender party hereto, and (II) covenants, from, and including, the date on which such Person became a Lender party hereto to, and including, the date on which such Person ceases being a Lender party hereto, in each case of the foregoing clauses (b)(I) and (b)(II), for the benefit of the Administrative Agent, each Arranger and each of their respective Affiliates, and not, for the avoidance of doubt, to, or for the benefit of, any Loan Party or Subsidiary, that none of the Administrative Agent, the Arrangers, or any of their respective Affiliates is a fiduciary with respect to any of the Property of such Lender involved in such Lender’s entrance into, participation in, administration of, and/or performance of its respective obligations under, or in connection with, any of the Loans, the Letters of Credit, the Commitments and/or this Agreement (including, without limitation, in connection with the reservation or exercise of any rights by the Administrative Agent, each Arranger, or any of their respective Affiliates under this Agreement, any other Loan Document, or any other documents, certificates, agreements and/or instruments related hereto or thereto or executed and delivered in connection herewith or therewith).

Section 11.19 Acknowledgement Regarding Any Supported QFCs.

(a) To the extent that the Loan Documents provide support, through a Guarantee or otherwise, for any Swap Obligation or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”; and each such QFC, a “Supported QFC”), the parties hereto acknowledge and agree with the provisions of clause (b) below with respect to the resolution power of the U.S. Federal Deposit Insurance Corporation under the U.S. Federal Deposit Insurance Act and Title II of the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder or in connection therewith, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions set forth in clause (b) below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the Laws of the State of New York and/or of the United States or any other state of the United States).

(b) In the event that a Covered Entity that is a party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in Property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in Property) were governed by the Laws of the United States or a state of the United States. In the event that a Covered Party, or a BHC Act Affiliate of a Covered Party, becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall, in no event, affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 11.20 Intercompany Subordination. Each Loan Party hereby subordinates the payment of any and all Indebtedness and/or other obligations from time to time owing from any other Loan Party to it, whether now existing or hereafter arising (including, without limitation, any obligation(s) of any other Loan Party or Subsidiary owing to such Loan Party from time to time as subrogee of the Secured Parties, or otherwise resulting from such Loan Party’s performance (or lack of performance) under this Agreement and/or any other Loan Document), in each case, to the Payment in Full of the Obligations. Upon the occurrence and during the continuance of an Event of Default, if Lenders constituting the Required Lenders so request in writing, any such Indebtedness and/or other obligations from time to time owing from any other Loan Party to a Loan Party shall be enforced, and performance received, by such Loan Party as trustee for the Secured Parties, and further, in any such event, the proceeds of any such Indebtedness shall be paid over to the Administrative Agent for the benefit of the Secured Parties, but without reducing or affecting, in any manner, the liability of such Loan Party under this Agreement and the other Loan Documents. Without limitation of the foregoing, so long as no Event of Default has occurred and is continuing, the Loan Parties may make and receive payments in accordance with the terms of this Agreement in respect of intercompany Indebtedness permitted to be incurred and outstanding under this Agreement; provided, that, in the event that any Loan Party receives any payment from any other Loan Party or Subsidiary in respect of any such Indebtedness at a time when an Event of Default has occurred and is continuing or such payment is otherwise prohibited to be made or received under this Section 11.20, then such payment shall be held by such Loan Party in trust for the benefit of, and shall be paid forthwith over and delivered upon written request to, the Administrative Agent, for the benefit of the Secured Parties.

Section 11.21 Non-Business Day Performance. If any covenant, duty, obligation or other agreement of any Loan Party or Subsidiary under this Agreement or any other Loan Document is required, pursuant to the terms hereof or thereof (but for this Section 11.21), to be performed on, or by no later than, a date that is not a Business Day (including, subject to Section 2.21(a), the making of any payment required to be made by any Loan Party or Subsidiary under this Agreement or any other Loan Document), then such covenant, duty, obligation or other agreement shall instead be required to be performed by such Loan Party or Subsidiary on, or by no later than, the date that is the next succeeding Business Day after such non-Business Day.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto have caused a counterpart of this Agreement to be duly executed and delivered by its below duly authorized officer as of the day and year first written above.

BORROWER:	CARDINAL CIVIL CONTRACTING, LLC,
a North Carolina limited liability company

	By:	/s/ Jeremy Spivey
	Name:	Jeremy Spivey
	Title:	Chief Executive Officer

GUARANTORS:	CARDINAL CIVIL CONTRACTING HOLDINGS LLC,
a Delaware limited liability company

	By:	/s/ Jeremy Spivey
	Name:	Jeremy Spivey
	Title:	Chief Executive Officer

AVIATOR PAVING COMPANY, LLC,
a North Carolina limited liability company

	By:	/s/ Jeremy Spivey
	Name:	Jeremy Spivey
	Title:	Chief Executive Officer

AVIATOR PAVING COMPANY CHARLOTTE, LLC,
a North Carolina limited liability company

	By:	/s/ Jeremy Spivey
	Name:	Jeremy Spivey
	Title:	Chief Executive Officer

CARDINAL CIVIL CONTRACTING NC, LLC,
a North Carolina limited liability company

	By:	/s/ Jeremy Spivey
	Name:	Jeremy Spivey
	Title:	Chief Executive Officer

Signature Page to Credit Agreement (Cardinal Civil Contracting, LLC)

CIVIL DRILLING & BLASTING, LLC,
a North Carolina limited liability company

By:	/s/ Jeremy Spivey
Name:	Jeremy Spivey
Title:	Chief Executive Officer

CARDINAL CIVIL CONTRACTING TRIAD, LLC,
a North Carolina limited liability company

By:	/s/ Jeremy Spivey
Name:	Jeremy Spivey
Title:	Chief Executive Officer

CARDINAL CIVIL CONTRACTING CHARLOTTE, LLC,
a North Carolina limited liability company

By:	/s/ Jeremy Spivey
Name:	Jeremy Spivey
Title:	Chief Executive Officer

CIVIL UNDERGROUND AND BORING COMPANY, LLC,
a North Carolina limited liability company

By:	/s/ Jeremy Spivey
Name:	Jeremy Spivey
Title:	Chief Executive Officer

CIVIL TRANSPORT, LLC,
a North Carolina limited liability company

By:	/s/ Jeremy Spivey
Name:	Jeremy Spivey
Title:	Chief Executive Officer

[Signature Pages Continue]

Signature Page to Credit Agreement (Cardinal Civil Contracting, LLC)

ADMINISTRATIVE AGENT:	TRUIST BANK,
as Administrative Agent

	By:	/s/ Jeff Ward
	Name:	Jeff Ward
	Title:	Senior Vice President

[Signature Pages Continue]

Signature Page to Credit Agreement (Cardinal Civil Contracting, LLC)

LENDERS:	TRUIST BANK,
as Issuing Bank, as Swingline Lender and as Lender

	By:	/s/ Jeff Ward
	Name:	Jeff Ward
	Title:	Senior Vice President

BANK OZK,
as Lender

	By:	/s/ Kenneth M. Blackwell
	Name:	Kenneth M. Blackwell
	Title:	Managing Director

EAGLEBANK,
as Lender

	By:	/s/ Byron Barnes
	Name:	Byron Barnes
	Title:	Senior Vice President

FIRST HORIZON BANK,
as Lender

	By:	/s/ Todd Warrick
	Name:	Todd Warrick
	Title:	Executive Vice President

SOUTHSTATE BANK, N.A.,
as Lender

	By:	/s/ Jeff Mencrief
	Name:	Jeff Mencrief
Title:

OPTUM BANK, INC.,
as Lender

	By:	/s/ Scott Barrier
	Name:	Scott Barrier
	Title:	Director of Credit

[Signature Pages End]

Signature Page to Credit Agreement (Cardinal Civil Contracting, LLC)

SCHEDULE I

COMMITMENT AMOUNTS

SCHEDULE 1.1–PH

PERMITTED HOLDERS

SCHEDULE 4.11

BUSINESS ENTITIES AND CAPITALIZATION; CAPITAL STOCK

SCHEDULE 4.13–A

LOAN PARTY INFORMATION

SCHEDULE 4.13–B

ORGANIZATION CHANGES

SCHEDULE 4.13–C

REAL ESTATE

SCHEDULE 4.13–D

DEPOSIT, DISBURSEMENT AND INVESTMENT ACCOUNTS

SCHEDULE 4.15

MATERIAL AGREEMENTS

SCHEDULE 5.13

ADDITIONAL POST-CLOSING MATTERS

SCHEDULE 7.1

EXISTING INDEBTEDNESS

SCHEDULE 7.2

EXISTING LIENS

SCHEDULE 7.4

EXISTING INVESTMENTS

SCHEDULE 11.1

NOTICE INFORMATION

EXHIBIT 1.1–PA

[FORM OF] PERMITTED ACQUISITION CERTIFICATE

EXHIBIT 2.3

[FORM OF] NOTICE OF REVOLVING BORROWING

EXHIBIT 2.4

[FORM OF] NOTICE OF SWINGLINE BORROWING

EXHIBIT 2.7

[FORM OF] NOTICE OF CONVERSION / CONTINUATION

EXHIBIT 2.8

[FORM OF] NOTICE OF OPTIONAL REDUCTION / TERMINATION OF COMMITMENTS

EXHIBIT 2.10

[FORM OF] NOTE

EXHIBIT 2.11

[FORM OF] NOTICE OF OPTIONAL PREPAYMENT OF LOANS

EXHIBITS 2.20–A-D

[FORMS OF] TAX CERTIFICATES

EXHIBIT 5.1

[FORM OF] COMPLIANCE CERTIFICATE

EXHIBIT 5.10

[FORM OF] GUARANTOR JOINDER AGREEMENT

EXHIBIT 11.4

[FORM OF] ASSIGNMENT AND ASSUMPTION